                         Rule 424(b)(3) Prospectus (Reg. No. 333-63212)

ALLEGIANT                                                     SOUTHSIDE
BANCORP, INC.                                          BANCSHARES CORP.

            MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

      Allegiant Bancorp, Inc. has agreed to acquire Southside Bancshares Corp. This proposed strategic business combination will create the fifth largest banking institution headquartered in the State of Missouri. Following the merger, the merged company will have assets of $2.0 billion, $1.3 billion in loans and over $1.5 billion in deposits, with total shareholders' equity of $139.5 million.

      In the merger, each share of Southside common stock that you hold will be converted into the right to receive either 1.39 shares of common stock of the merged company, $14.00 in cash, or a combination of the two. Each Southside shareholder will have the opportunity to elect the form of consideration to be received, subject to a reallocation, so that one-half of the Southside common stock outstanding is converted into cash and the remainder is converted into common stock of the merged company. We expect that the merger will be tax-free for all Allegiant Bancorp shareholders and for Southside shareholders with respect to the stock of the merged company they receive. Southside shareholders who receive cash in the merger may have to recognize income or gain.

      THE EXCHANGE RATIO IS FIXED, MEANING THAT IT WILL NOT BE ADJUSTED BASED ON CHANGES IN THE PRICES OF THE COMMON STOCK OF ALLEGIANT BANCORP OR SOUTHSIDE PRIOR TO THE CLOSING. Therefore, the value of the merged company's common stock, if any, which you will receive in the merger is not fixed.


      Based on the closing price of Allegiant Bancorp common stock of $14.25 on July 31, 2001, the 1.39 exchange ratio represented approximately $19.81 in value for each share of Southside common stock to be converted into shares of the merged company's common stock in the merger. We urge you to obtain current market price quotations for Allegiant Bancorp and Southside common stock. The common stock of Allegiant Bancorp is traded on the Nasdaq National Market under the symbol "ALLE." The common stock of Southside is traded on the Nasdaq Small Cap Market under the symbol "SBCO."

      For tax reasons which are discussed in this joint proxy statement/prospectus, the form of the transaction calls for Allegiant Bancorp to merge into Southside. However, simultaneously with the merger, the merged company will change its name to "Allegiant Bancorp, Inc." and the board of directors and executive officers of Allegiant Bancorp will be the board of directors and executive officers of the merged company, except that Southside will designate two persons to serve on the merged company's board of directors. In addition, the articles of incorporation and bylaws of the merged company will be substantially similar to those of Allegiant Bancorp, as described in this joint proxy statement/prospectus. Accordingly, the merged company will effectively be Allegiant Bancorp. Immediately after the merger, Allegiant Bancorp's and Southside's shareholders will hold approximately 61% and 39%, respectively, of the merged company's common stock.


      Each company will hold a meeting of its shareholders to vote on this merger proposal. Whether or not you plan to attend your meeting, please take the time to vote by completing and mailing the enclosed proxy card. The date of both the Allegiant Bancorp and Southside meetings is September 12, 2001. We enthusiastically join the other members of our respective boards of directors in unanimously recommending that our respective shareholders vote "FOR" the merger.

           /s/ Marvin S. Wool                  /s/ Norville K. McClain

           Marvin S. Wool                      Norville K. McClain

           Chairman of the Board               Chairman of the Board
           Allegiant Bancorp, Inc.             Southside Bancshares Corp.


      FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 18.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SECURITIES OFFERED THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OF OUR COMPANIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.


      This joint proxy statement/prospectus is dated August 1, 2001 and is being first mailed on or about August 8, 2001.



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

                         SOUTHSIDE BANCSHARES CORP.
                             3606 GRAVOIS AVENUE
                          ST. LOUIS, MISSOURI 63116

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON SEPTEMBER 12, 2001


                       -------------------------------

      NOTICE IS HEREBY GIVEN that we will hold the annual meeting of shareholders of Southside Bancshares Corp. at South Side National Bank's Telegraph Road facility, located at 4111 Telegraph Road in South St. Louis County, Missouri 63129, at 3:00 p.m. on September 12, 2001. The purpose of the meeting is:

      1. To elect four directors, each to serve for a three-year term or until their earlier resignation or removal.

      2. To consider a proposal to approve the acquisition of Southside by Allegiant Bancorp, Inc. under the plan of merger set forth in the merger agreement between Southside and Allegiant Bancorp and the transactions contemplated by that agreement. For tax reasons described in this joint proxy statement/prospectus, the form of the transaction calls for Allegiant Bancorp to merge into Southside, however, Allegiant Bancorp will effectively be the surviving company in the merger. The merged company will be called Allegiant Bancorp, Inc. and Allegiant Bancorp's current board of directors and executive officers generally will serve as the directors and executive officers of the merged company.

      3. To act upon any other business that may properly come before the annual meeting or any adjournment thereof.

      These items of business are described in the accompanying joint proxy statement/prospectus. You may vote your shares at the annual meeting if you are a shareholder of record on August 1, 2001.

                               By Order of the Board of Directors

                               /s/ Laura L. Thomas
                               Laura L. Thomas
                               Secretary to the Board

St. Louis, Missouri
August 3, 2001

      Please sign, date and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. We have enclosed a postage-paid return envelope for your convenience. You may withdraw your proxy at any time prior to or at the meeting.

      If your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. The shareholder of record must provide you with evidence of your ownership so that you may be admitted to the meeting.

      Shareholders representing a majority of the shares of Southside's outstanding common stock must be present or represented by proxy at the annual meeting for a quorum to be present. To ensure the presence of a quorum at the annual meeting, please return your proxy early.


      A majority of your board of directors recommends that you vote "FOR" the nominees for director, and your board of directors unanimously recommends that you vote "FOR" approval of the plan of merger.

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                              TABLE OF CONTENTS

                                                                        Page
                                                                        ----


ADDITIONAL INFORMATION...................................................iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDERS'
  MEETINGS.................................................................1

SUMMARY....................................................................3

RECENT DEVELOPMENTS........................................................8

PRICE RANGE OF COMMON STOCK AND DIVIDENDS..................................9

COMPARATIVE UNAUDITED PER SHARE DATA......................................11

SUMMARY CONSOLIDATED FINANCIAL DATA.......................................12

SUMMARY PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION.............17

RISK FACTORS..............................................................18

FORWARD-LOOKING STATEMENTS................................................25

ALLEGIANT BANCORP SPECIAL MEETING.........................................26

   Matters to Be Considered...............................................26
   Proxies................................................................26
   Solicitation of Proxies................................................26
   Record Date and Voting Rights..........................................27
   Recommendation of Allegiant Bancorp Board of Directors.................27

SOUTHSIDE ANNUAL MEETING..................................................28
   Matters to Be Considered...............................................28
   Proxies................................................................28
   Solicitation of Proxies................................................28
   Record Date and Voting Rights..........................................28
   Recommendation of Southside Board of Directors.........................29

THE MERGER................................................................29
   General Description of the Merger......................................29
   Resale of Merged Company Stock.........................................30
   Voting Agreements......................................................30
   Interests of Certain Persons in the Merger.............................31
   Background of the Merger; Boards' Recommendations and
      Reasons for the Merger..............................................34


                                                                        Page
                                                                        ----

   Opinion of Allegiant Bancorp's Financial Advisor.......................41
   Opinion of Southside's Financial Advisor...............................46
   Termination of the Merger Agreement....................................54
   Closing Date...........................................................56
   Surrender of Southside Stock Certificates, Election Form and
      Receipt of Merger Consideration.....................................56
   Fractional Shares......................................................58
   Dissenters' Rights.....................................................58
   Regulatory Approvals...................................................60
   Accounting Treatment...................................................62
   Management and Operations after the Merger.............................62
   Certain Federal Income Tax Consequences of the Merger..................62

PRO FORMA UNAUDITED COMBINED CONSOLIDATED FINANCIAL
  INFORMATION.............................................................68

INFORMATION ABOUT ALLEGIANT BANCORP.......................................73
   General................................................................73
   Recent Acquisition.....................................................74

INFORMATION ABOUT SOUTHSIDE...............................................75
   General................................................................75
   Election of Southside Directors.......................................103
   Security Ownership of Management and Certain Beneficial
      Owners.............................................................105
   Executive Compensation................................................107
   Compensation Committee Interlocks and Insider Participation...........112
   Audit Committee Report................................................112
   Form 10-K.............................................................115

INFORMATION REGARDING COMMON STOCK OF THE MERGED COMPANY.................116
   Description of Merged Company Common Stock............................116

COMPARATIVE RIGHTS OF SHAREHOLDERS.......................................118
   Authorized Capital Stock..............................................118
   Size of Board of Directors............................................118
   Cumulative Voting for Directors.......................................118
   Classes of Directors..................................................119
   Qualifications of Directors...........................................119
   Filling Vacancies on the Board........................................119
   Removal of Directors..................................................120
   Notice of Shareholder Proposals and Director Nominations..............120
   Anti-Takeover Provisions--Business Combinations.......................121
   Shareholder Action Without a Meeting..................................123

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                                                                        Page
                                                                        ----

   Calling Special Meetings of Shareholders..............................123
   Notice of Meetings....................................................123
   Amendments to Charter.................................................124
   Amendment of Bylaws...................................................124

SUPERVISION AND REGULATION...............................................125

LEGAL MATTERS............................................................129

EXPERTS..................................................................129

INDEPENDENT PUBLIC ACCOUNTANTS...........................................129

SHAREHOLDER PROPOSALS....................................................129
   Allegiant Bancorp.....................................................129
   Southside.............................................................130
   Merged Company........................................................130

OTHER MATTERS............................................................131

WHERE YOU CAN FIND MORE INFORMATION......................................131

SOUTHSIDE BANCSHARES CORP. INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS.............................................................F-1



Annex A -- Agreement and Plan of Merger, dated as of April 30, 2001, by and between, Allegiant Bancorp and Southside, as amended


Annex B -- Opinion of Legg Mason Wood Walker, Incorporated to the
           Board of Directors of Allegiant Bancorp

Annex C -- Opinion of Stifel, Nicolaus & Company, Incorporated to
           the Board of Directors of Southside

Annex D -- Section 351.455, R.S.Mo. Concerning Dissenters' Rights

Annex E -- Amended and Restated Articles of Incorporation of the
           Merged Company

Annex F -- Amended and Restated Bylaws of the Merged Company


Annex G -- Southside Audit Committee Charter

                           ADDITIONAL INFORMATION

      This joint proxy statement/prospectus incorporates important business and financial information about Allegiant Bancorp and Southside from other documents filed with the SEC that are not delivered with or included in this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus, including our respective Annual Reports on Form 10-K, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

           Allegiant Bancorp, Inc.        Southside Bancshares Corp.
           2122 Kratky Road               3606 Gravois Avenue
           St. Louis, Missouri 63114      St. Louis, Missouri 63116
           Attention: Thomas A. Daiber    Attention: Joseph W. Pope
           Telephone: (314) 692-8200      Telephone: (314) 416-4111

      IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY SEPTEMBER 5, 2001 IN ORDER TO RECEIVE THEM BEFORE THE MEETINGS.


      See "Where You Can Find More Information" on page 131.

                            QUESTIONS AND ANSWERS
               ABOUT THE MERGER AND THE SHAREHOLDERS' MEETINGS

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: We believe the merger is in the best interests of both companies and our respective shareholders. Allegiant Bancorp's board of directors believes that the acquisition of Southside will bring together two complementary institutions to create a strategically, operationally and financially strong company that is positioned for further growth. Southside's board of directors believes that merging with Allegiant Bancorp provides significant value to Southside shareholders and the option to participate in the opportunities for growth offered by the merged company.

   You should review the reasons for the merger described in greater detail at pages 34 through 41.

Q: WHAT DO I NEED TO DO NOW?

A: You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If a returned card is signed but does not specify a choice, your proxy will be voted "FOR" the matters being considered at the meeting.

Q: WHAT IF I DON'T VOTE OR I ABSTAIN FROM VOTING?

A: If you do not vote or you abstain from voting, your abstention will count as a "NO" vote on the merger and the related transactions.

Q: IF MY SHARES ARE HELD BY MY BROKER IN "STREET NAME," WILL MY
   BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares, which will have the effect of a "NO" vote on the merger and the related transactions.

Q: HOW DO SOUTHSIDE SHAREHOLDERS DESIGNATE THE FORM OF MERGER
   CONSIDERATION THEY DESIRE TO RECEIVE?


A: Each Southside shareholder will have the opportunity to request to receive the form of merger consideration in all cash, all common stock of the merged company or a combination of the two. Once the merger is completed, an election form will be mailed to the Southside shareholders requesting that you designate the form of merger consideration you wish to receive. If you do not return your election form by the date designated on the election form, then you will receive the merger consideration in the form allocated to you in accordance with the merger agreement, which could be cash, common stock of the merged company or a combination of cash and common stock of the merged company.


Q: ARE SOUTHSIDE SHAREHOLDERS GUARANTEED TO RECEIVE THE FORM OF MERGER
   CONSIDERATION - CASH, COMMON STOCK OR A COMBINATION - THEY REQUEST ON THEIR ELECTION FORMS?


A: No. Because 50% of Southside's outstanding shares will be converted into cash and the other 50% into common stock of the merged company, some shareholders likely will receive a form of consideration they did not elect or a different proportion of cash and common stock than they elected. For example, if you elect a combination of cash and common stock of the merged company and the holders of more than 50% of the outstanding shares of Southside's common stock elect to receive all stock, you will receive all cash, notwithstanding your election to receive a combination of cash and common stock of the merged company. Alternatively, if you elect a combination of cash and common stock of the merged company and the holders of more than 50% of the outstanding shares of Southside's common stock elect to receive all cash, you will receive all stock, notwithstanding your election to receive a combination of cash and stock. The reallocation procedures are described in greater detail in this joint proxy statement/prospectus.


Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways.
   First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods you must submit your notice of revocation or your new proxy card to your company before its meeting. If you are an Allegiant Bancorp shareholder, submit your notice of revocation or new proxy card to Allegiant Bancorp, Inc., 2122 Kratky Road, St. Louis, Missouri 63114, Attention: Corporate Secretary. If you are a Southside shareholder, submit your notice of revocation or new proxy card to Southside Bancshares Corp., 4111 Telegraph Road, St. Louis, Missouri 63129, Attention: Laura L. Thomas. Third, you may attend the meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You must request a ballot and vote the ballot at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATE NOW?

A: No. After the merger is completed, Southside shareholders will receive written instructions for designating the form of merger consideration they wish to receive and exchanging their stock certificates for the consideration to be received by them in the merger. Unless otherwise requested, Allegiant Bancorp shareholders need not do anything with their stock certificates as their stock certificates will automatically represent shares of common stock of the merged company.

                                   SUMMARY

      This brief summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which this document refers to fully understand the merger. Many items in this summary include a page reference directing you to a more complete description of that item.


THE MERGER (PAGES 29 - 67)


   In the merger, Allegiant Bancorp will acquire Southside. For tax reasons discussed below, the form of the transaction calls for Allegiant Bancorp to merge into Southside. However, the merged company will be called Allegiant Bancorp, Inc. and the existing board of directors and executive officers of Allegiant Bancorp will be the board of directors and executive officers of the merged company, except that Southside will designate two persons to serve on the merged company's board of directors. Accordingly, Allegiant Bancorp effectively will be the merged company. We expect to complete the merger at the end of the third quarter of 2001.

   We have attached a copy of the merger agreement to this joint proxy statement/prospectus as Annex A.
                        -------

OUR REASONS FOR THE MERGER (PAGES 34 - 41)

   We are proposing the merger because we believe that:

   o the merged company will have an opportunity to grow and compete successfully in a consolidating financial services industry and will be able to achieve financial performance beyond what our two companies could achieve separately;

   o we can combine our two operations successfully and manage them more efficiently to create cost savings our two companies could not achieve separately; and

   o the combination will permit us to further enhance our presence in our markets and in our core businesses, including those that generate fee income.


WHAT SOUTHSIDE'S SHAREHOLDERS WILL RECEIVE (PAGES 56 - 58)

   Upon completion of the merger, each share of Southside common stock will automatically be converted into the right to receive either 1.39 shares of common stock of the merged company, $14.00 in cash, or a combination of the two. On the election form, which will be mailed to Southside shareholders upon completion of the merger, Southside shareholders will have the opportunity to elect the form of merger consideration they prefer to receive. The merger consideration Southside shareholders elect to receive likely will be reallocated so that 50% of the Southside shares will be converted into cash and the other 50% will be converted into common stock of the merged company.


   Generally, if a reallocation is necessary:

   o first, shares for which election forms were not received will be designated, to the extent necessary on a pro rata basis, to receive the undersubscribed consideration;

   o then, if necessary, holders who elected to receive a combination of cash and common stock as merger consideration will be designated, to the extent necessary on a pro rata basis, to receive the undersubscribed consideration; and

   o then, if necessary, holders who elected to receive only the oversubscribed consideration will be designated, to the extent necessary on a pro rata basis, to receive the undersubscribed consideration.

   The merged company will not issue any fractional shares in the merger. Instead, Southside shareholders will receive cash for any fractional share of common stock owed to them. The amount of cash Southside shareholders will receive for any fractional shares will be calculated by multiplying the fractional share interest by $14.00.

   After we complete the merger, Southside shareholders will receive instructions to designate the form of merger consideration they wish to receive and surrender their Southside common stock certificates to receive the cash consideration and/or new certificates representing the merged company's common stock.

   Because the exchange ratio is fixed and because the market price of the common stock of the merged company will fluctuate, the market value of the stock

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

of the merged company you will receive in the merger is not fixed.

WHAT ALLEGIANT BANCORP SHAREHOLDERS WILL RECEIVE (PAGE 30)

   Each share of Allegiant Bancorp common stock will be converted into one share of common stock of the merged company. Unless otherwise notified, Allegiant Bancorp shareholders will not need to surrender their stock certificates or exchange them for new ones.


RECOMMENDATIONS (PAGES 39 - 41)


   Allegiant Bancorp shareholders. The Allegiant Bancorp board of directors believes that the merger is fair to the Allegiant Bancorp shareholders and in their best interests. Allegiant Bancorp's board unanimously recommends that Allegiant Bancorp shareholders vote "FOR" the merger agreement and the related transactions.

   Southside shareholders. The Southside board of directors believes that the merger is fair to Southside shareholders and in their best interests. Southside's board unanimously recommends that Southside shareholders vote "FOR" the merger agreement and the related transactions.

OPINIONS OF FINANCIAL ADVISORS (PAGES 41 - 52)


   Allegiant Bancorp shareholders. Legg Mason Wood Walker, Incorporated has delivered a written opinion to the Allegiant Bancorp board of directors that, as of August 1, 2001, the consideration to be paid in the merger to Southside's shareholders is fair to Allegiant Bancorp, from a financial point of view. We have attached this opinion to this joint proxy statement/prospectus as Annex B. Allegiant Bancorp shareholders should read
                        -------
it completely to understand the assumptions made, matters considered and limitations of the review undertaken by Legg Mason in providing its opinion.

   Southside shareholders. Stifel, Nicolaus & Company, Incorporated has delivered a written opinion to the Southside board of directors that, as of August 1, 2001, the consideration payable to Southside's shareholders under the merger agreement is fair to the Southside shareholders, from a financial point of view. We have attached this opinion to this joint proxy statement/prospectus as Annex C. Southside shareholders should read this
                        -------
opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Stifel, Nicolaus in providing its opinion.

DISSENTERS' RIGHTS (PAGES 58 - 60)


   You have the right under Missouri law to dissent from the merger and obtain payment in cash of the fair value of your Allegiant Bancorp and/or Southside common stock as of the day prior to your shareholders' meeting. To exercise dissenters' rights, you must:

   o if you are an Allegiant Bancorp shareholder, deliver a written objection to Allegiant Bancorp prior to or at the Allegiant Bancorp shareholders' meeting;

   o if you are a Southside shareholder, deliver a written objection to Southside prior to or at the Southside shareholders' meeting;

   o  not vote in favor of approving the merger agreement; and

   o deliver to the merged company within 20 days after the merger a written demand for payment of the fair value of your common stock, which may or may not be more than what you would have received in the merger.

We have attached a copy of Missouri's dissenters' rights statute to this joint proxy statement/prospectus as Annex D.
                                    -------

ACCOUNTING TREATMENT (PAGE 62)


   We intend to account for the merger under the purchase method of accounting.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGES 62 - 67)


   You generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the conversion of your Allegiant Bancorp or Southside common stock into shares of the merged company common stock. However, Southside shareholders who receive cash in the conversion may have to recognize income or gain. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you.

   Southside will not be required to complete the merger unless it receives a legal opinion that the merger will qualify for federal income tax purposes as a reorganization within the meaning of

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

Section 368(a)(1)(A) of the Internal Revenue Code. The Internal Revenue Service may, however, disagree with this opinion.

   Both Allegiant Bancorp and Southside shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

   THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A HOLDER OF SOUTHSIDE COMMON STOCK. SHAREHOLDERS OF SOUTHSIDE ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.


TAX REASONS FOR THE STRUCTURE OF THE MERGER (PAGES 34 - 41)


   The form of the merger calls for Allegiant Bancorp to merge into Southside, however, the merged company will be called Allegiant Bancorp, Inc. and Allegiant Bancorp effectively will be the merged company. Allegiant Bancorp proposed this form of merger to Southside to afford future flexibility for a possible transaction in which First Banks, Inc., Southside's largest shareholder, could exchange stock in the merged company to acquire certain of Southside's bank subsidiaries. The transaction structure makes it possible, under certain circumstances, for that exchange to be completed generally on a tax-free basis to First Banks and, possibly, to the merged company. Allegiant believes that this structure makes it more likely that First Banks will vote its shares of Southside common stock in favor of the merger. Although before the parties entered into the merger agreement Allegiant Bancorp and First Banks discussed a possible exchange, the discussions were terminated at the request of Southside, and there currently is no agreement, arrangement, or understanding with respect to any post-merger transaction with First Banks.


THE COMPANIES (PAGES 73 - 76)


   Allegiant Bancorp Inc.
   2122 Kratky Road
   St. Louis, Missouri  63114
   (314) 692-8200
   (314) 692-8500 (fax)

   Allegiant Bancorp is a bank holding company organized under the laws of Missouri and registered under the federal Bank Holding Company Act. Through its bank subsidiary, Allegiant Bank, Allegiant Bancorp offers full-service community banking and personal trust services to individuals, businesses and municipalities in the St. Louis metropolitan area. Allegiant Bank's services include commercial, real estate and installment loans, checking, savings and time deposit accounts, personal trust and other fiduciary services and other financial services such as securities brokerage, insurance and safe deposit boxes.

   As of March 31, 2001, Allegiant Bancorp reported, on a consolidated basis, total assets of $1.1 billion, loans of $855.1 million, deposits of $893.5 million and shareholders' equity of $80.6 million.

   Southside Bancshares Corp.
   3606 Gravois Avenue
   St. Louis, Missouri 63101
   (314) 776-7000
   (314) 776-2332 (fax)

   Southside Bancshares Corp. is a bank holding company organized under the laws of Missouri and registered under the federal Bank Holding Company Act. Southside operates through its subsidiary banks, South Side National Bank in St. Louis, State Bank of Jefferson County, Bank of Ste. Genevieve and The Bank of St. Charles County. Southside is primarily engaged in offering commercial, real estate and installment lending, checking, savings and time deposit accounts, personal trust and other fiduciary services and other financial services such as securities brokerage, insurance and safe deposit boxes.

   As of March 31, 2001, Southside reported, on a consolidated basis, total assets of $772.7 million, loans of $474.3 million, deposits of $614.1 million and shareholders' equity of $72.1 million.


THE MEETINGS (PAGES 26 - 29)


   Allegiant Bancorp shareholders. The Allegiant Bancorp special meeting will be held on September 12, 2001 at 3:00 p.m., local time, at Allegiant Bancorp's headquarters, 2122 Kratky Road,
St. Louis, Missouri 63114. At the Allegiant Bancorp special meeting, Allegiant Bancorp's shareholders will be asked:

   o  to approve the merger agreement and the related transactions; and

   o to act on other matters that may properly be submitted to a vote at the Allegiant Bancorp special meeting.

   Southside shareholders. The Southside annual meeting will be held on September 12, 2001 at 3:00 p.m., local time, at Southside's Telegraph Road facility located at 4111 Telegraph Road, St. Louis, Missouri 63129. At the Southside annual meeting, Southside's shareholders will be asked:

   o  to elect four directors;

   o  to approve the merger agreement and the related transactions; and

   o to act on other matters that may properly be submitted to a vote at the Southside annual meeting.


RECORD DATES; VOTES REQUIRED (PAGES 27 AND 28 - 29)

   Allegiant Bancorp shareholders.  You can vote at the Allegiant
Bancorp special meeting if you owned Allegiant Bancorp common stock at the close of business on August 1, 2001. On that date, there were approximately
9.0 million shares of Allegiant Bancorp common stock outstanding and entitled to vote. You can cast one vote for each share of Allegiant Bancorp common stock that you owned on that date. Approval of the merger agreement and the related transactions requires the approval of the holders of at least two-thirds of Allegiant Bancorp's outstanding shares.

   As of July 31, 2001, Allegiant Bancorp directors and executive officers had sole voting power over approximately 15.5% of the outstanding shares of Allegiant Bancorp common stock entitled to vote at the Allegiant Bancorp special meeting. The Allegiant Bancorp directors and executive officers have agreed to vote their shares of Allegiant Bancorp common stock for approval of the merger agreement. As a result, in order to approve the merger agreement, holders of approximately 60.5% of the remaining outstanding shares of Allegiant Bancorp common stock must vote in favor of approving the merger agreement for the merger agreement to be approved.

   Southside shareholders. You can vote at the Southside annual meeting if you owned Southside common stock at the close of business on August 1, 2001. On that date, Southside had approximately 8.4 million shares of common stock outstanding and entitled to vote. You can cast one vote for each share of Southside common stock you owned on that date. In order to approve the merger agreement and the related transactions, the holders of at least two-thirds of Southside's outstanding shares must vote in favor of approval of the merger agreement.

   As of July 31, 2001, Southside's directors and executive officers had sole voting power over approximately 19.5% of the outstanding shares of Southside common stock entitled to vote at the Southside meeting. The Southside directors and executive officers have agreed to vote those shares of Southside common stock for approval of the merger agreement. As a result, in order to approve the merger agreement, holders of approximately 59.0% of the remaining outstanding shares of Southside common stock must vote in favor of approving the merger agreement for the merger agreement to be approved.

CONDITIONS TO COMPLETION OF THE MERGER (PAGES 52 - 53)


   Our obligations to complete the merger depend on a number of conditions being met. These include:

   o  Allegiant Bancorp shareholders' approval of the merger;

   o  Southside shareholders' approval of the merger;

   o approval of the merger by the necessary federal and state regulatory authorities;

   o the absence of any order, injunction, decree, law or regulation that would prohibit the merger or make it illegal; and

   o receipt by Southside of an opinion, subject to various limitations, that, for U.S. federal income tax purposes, Southside shareholders who receive their merger consideration in common stock of the merged company will not recognize any gain or loss as a result of the merger, except in connection with the receipt of cash instead of fractional shares.

   Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger even though that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

REGULATORY APPROVALS (PAGE 60)

   We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Once the Federal Reserve Board approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the Department of Justice may challenge the merger.

   As of the date of this document, we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them.


TERMINATION OF THE MERGER AGREEMENT; EXPENSES (PAGES 54 - 55)


   We can mutually agree at any time to terminate the merger agreement without completing the merger, even if our respective shareholders have approved it. Also, either of us may terminate the merger agreement in a number of other situations, including:

   o  the final denial of a required regulatory approval;

   o  the failure of either party to obtain the required shareholder vote;

   o an unremedied breach of the merger agreement by the other party, so long as the party that is seeking to terminate the merger agreement has not itself breached the merger agreement; and

   o  the failure to complete the merger by March 31, 2002.

   In addition, Southside may terminate the merger agreement if Southside's board of directors determines that it has a fiduciary obligation to its shareholders to accept a tender offer or any written offer with respect to a merger, share exchange, sale of a material portion of its assets or other business combination proposal by a party other than Allegiant Bancorp. Southside may also terminate the merger agreement if holders of 10% or more of its outstanding shares provide the required notice of intent to exercise their dissenters' rights and do not vote for the merger.

   If the merger agreement is terminated under certain circumstances, a party may be entitled to receive a termination fee from the other party equal to the greater of either 5% of the merger consideration or $5 million.


WAIVER AND AMENDMENT (PAGES 55 - 56)


   We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement. However, we may not do so after our shareholders approve the merger if the amendment or waiver reduces or changes the consideration that you will receive or adversely affects the tax consequences of the merger consideration you will receive.


INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR
   INTERESTS (PAGES 31 - 34)


   Some of the directors and officers of Southside have interests in the merger that may differ from, or that may be in addition to, the interests of other shareholders of Southside. These interests exist because of employment or severance agreements that the officers entered into with Southside and rights that Southside officers and directors have under Southside's benefit plans. These employment and severance agreements provide the officers with severance benefits if their employment is terminated following the merger, and the merger causes the accelerated vesting of certain benefits under the plans.

   The members of each of Allegiant Bancorp's and Southside's board of directors knew about these additional interests and considered them when they agreed to the merger.


STOCK OPTIONS (PAGES 32 - 33)


   Under the merger agreement, each stock option to buy Southside common stock granted under Southside's stock option plans that is outstanding and not yet exercised immediately before completion of the merger will become an option to buy the merged company's common stock. The number of shares of the merged company's common stock subject to each new stock option, as well as the exercise price of that stock option, will be adjusted to reflect the exchange ratio in the merger. Each stock option to buy Allegiant Bancorp common stock under Allegiant Bancorp's stock option plans that is outstanding and not yet exercised immediately before completing the merger will become an option to buy the merged company's common stock under the terms of and at the price set forth in the Allegiant Bancorp stock option.


MATERIAL DIFFERENCES IN THE RIGHTS OF ALLEGIANT BANCORP
   SHAREHOLDERS AND SOUTHSIDE SHAREHOLDERS (PAGES 118 - 124)


   The rights of Allegiant Bancorp shareholders are governed by Missouri law and by Allegiant Bancorp's articles of incorporation and bylaws. The rights of Southside shareholders are governed by Missouri law and by Southside's articles of incorporation and bylaws. Upon completion of the merger, the rights of the merged company's shareholders will be governed by Missouri law and the articles of incorporation and bylaws of the merged company, which will be based upon those of Allegiant Bancorp. We have attached copies of the articles of incorporation and bylaws of the merged company as Annexes E
                                                                  ---------
and F, respectively.
-----

                             RECENT DEVELOPMENTS

      On July 17, 2001, Allegiant Bancorp reported that net interest income increased by 17% to $8.7 million for the three months ended June 30, 2001 compared to $7.5 million for the corresponding quarter of 2000. Net income for the three months ended June 30, 2001 increased by 77% to $2.8 million compared to $1.6 million in the second quarter of 2000. Diluted earnings per share for the quarter increased 19% to $0.31 in 2001 compared to $0.26 in the second quarter of 2000. Net interest income for the six months ended June 30, 2001 increased by 21% to $17.7 million compared to $14.7 million for the six months ended June 30, 2001. Net income for the six months ended June 30, 2001 increased by 67% to $5.4 million compared to $3.2 million for the six months ended June 30, 2000. Diluted earnings per share for the first six months of 2001 increased 15% to $0.60 compared to $0.52 for the corresponding period of 2000.


      On July 17, 2001, Southside reported that net interest income remained unchanged at $5.9 million for the three months ended June 30, 2001 compared to the corresponding quarter of 2000. Net income for the three months ended June 30, 2001 decreased by 28% to $1.2 million compared to $1.7 million in the second quarter of 2000. Diluted earnings per share for the quarter decreased by 26% to $0.14 in 2001 compared to $0.19 in the second quarter of 2000. Net interest income for the six months ended June 30, 2001 remained unchanged at $11.7 million compared to the six months ended June 30, 2001. Net income for the six months ended June 30, 2001 decreased by 18% to $2.7 million compared to $3.3 million for the six months ended June 30, 2000. Diluted earnings per share for the first six months of 2001 decreased 18% to $0.32 compared to $0.39 for the corresponding period of 2000. The decline in both the first half and second quarter earnings can largely be attributed to approximately $0.5 million in merger related expenses.

             PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Allegiant Bancorp common stock is traded on the Nasdaq National Market under the symbol "ALLE." The closing sale per share price reported for Allegiant Bancorp common stock on April 30, 2001, the last trading date preceding the public announcement of the merger, was $10.45. Southside common stock is traded on the Nasdaq Small Cap Market under the symbol "SBCO." The closing per share bid price reported for Southside common stock on April 30, 2001, the last date on which Southside common stock traded preceding the public announcement of the merger, was $12.00.

      The following table sets forth for the periods indicated the high and low sales prices and bid prices per share, respectively, of Allegiant Bancorp and Southside common stock as reported on the Nasdaq National Market and Nasdaq Small Cap Market, respectively, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.


                                                  ALLEGIANT BANCORP                        SOUTHSIDE
                                         ----------------------------------   ------------------------------------
                                             SALES PRICE                            BID PRICE
                                         -------------------  CASH DIVIDEND   --------------------   CASH DIVIDEND
                                           HIGH        LOW      DECLARED        HIGH        LOW        DECLARED
                                           ----        ---      --------        ----        ---        --------
1999
----
First Quarter ....................       $ 12.875   $  8.958    $ 0.050       $ 13.000   $ 10.750     $  .080
Second Quarter ...................         12.000      8.500      0.050         11.630     10.000        .080
Third Quarter ....................         11.500      9.000      0.050         11.310      9.000        .080
Fourth Quarter ...................         10.000      8.500      0.050          9.750      8.310        .080

2000
----
First Quarter ....................       $ 12.000   $  6.750    $ 0.050       $ 10.000   $  7.500     $  .080
Second Quarter ...................          9.938      8.250      0.055          9.250      6.500        .080
Third Quarter ....................         10.500      8.625      0.055         10.000      7.375        .080
Fourth Quarter ...................          9.895      8.000      0.055          8.500      6.875        .080

2001
----
First Quarter ....................       $ 11.313   $  8.875    $ 0.055       $ 11.500   $  7.375     $  .080
Second Quarter ...................         14.480     12.150      0.060         15.000     10.870        .080
Third Quarter (through
   July 31, 2001) ................         14.480     12.150        (1)         16.250     14.750         (1)

------------------------

(1) The companies have not yet declared a dividend for the third quarter of 2001.


      The market value of the aggregate consideration that Southside shareholders will receive in the merger is approximately $120.0 million based on 8,415,528 shares of Southside common stock outstanding and Allegiant Bancorp's closing stock price of $10.45 on April 30, 2001, the last trading date preceding public announcement of the transaction. The closing prices of Allegiant Bancorp and Southside common stock on April 30, 2001 and July 31, 2001, and the implied value to be received in the merger by Southside shareholders who receive merged company common stock for each share of Southside common stock on these dates, were as follows:


                                                                      VALUE OF MERGER
                                                                  CONSIDERATION PER SHARE
                                                                 OF SOUTHSIDE COMMON STOCK
                                                                 TO SOUTHSIDE SHAREHOLDERS
                            ALLEGIANT BANCORP     SOUTHSIDE              WHO RECEIVE
                              COMMON STOCK       COMMON STOCK           COMMON STOCK
                              ------------       ------------    -------------------------

      April 30, 2001..........   $10.45            $12.00                  $14.53
      July 31, 2001...........    14.25             16.25                   19.81


      Of course, the market price of Allegiant Bancorp and Southside common stock will fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Allegiant Bancorp common stock and Southside common stock. Southside shareholders who receive cash will receive a fixed amount of $14.00 per share.

      In connection with the merger, Allegiant Bancorp intends to set an initial regular annual dividend rate on the merged company's common stock of $0.24 per share, payable quarterly. The timing and amount of future dividends paid by the merged company are subject to determination by the merged company's board of directors in its discretion and will depend upon earnings, cash requirements and the financial condition of the merged company and its subsidiaries, applicable government regulations and other factors deemed relevant by the merged company's board of directors. The ability of the merged company to pay dividends will depend on the ability of its affiliate banks to pay dividends to the merged company.

                    COMPARATIVE UNAUDITED PER SHARE DATA

      The following table shows historical information about our companies' earnings per share, dividends per share and book value per share, and similar information reflecting the merger and related financing, including issuance of trust preferred securities and additional bank borrowings, which we refer to as "pro forma" information. In presenting the comparative pro forma information for the time periods shown, we assumed that we were merged and the related financing completed throughout those periods.

      We present this information to reflect the fact that in the merger 50% of Southside's common stock outstanding will be converted into 1.39 shares of common stock of the merged company and the remaining 50% will be converted into $14.00 cash.

      We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the merged company with financial benefits that include reduced operating expenses. Also, we currently expect that the merged company will pay a quarterly cash dividend at an annual rate of $0.24 per share after completing the merger, subject to a determination of its board of directors in its discretion to do so. This intended change in dividend policy is not reflected in the pro forma dividend information in the table. The pro forma information, while helpful in illustrating the financial characteristics of the merged company under one set of assumptions, does not reflect the anticipated financial expenses and benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the merged company would have been had our companies been merged during the periods presented.

      The information in the following table is based on, and you should read it together with, the historical financial information and the related notes contained or incorporated by reference in this joint proxy statement/prospectus.

                                                              ALLEGIANT BANCORP/
                                                                  SOUTHSIDE       SOUTHSIDE
                                 ALLEGIANT BANCORP  SOUTHSIDE     PRO FORMA       PRO FORMA
                                      REPORTED      REPORTED      COMBINED        EQUIVALENT
                                      --------      --------      --------        ----------
BOOK VALUE PER SHARE
March 31, 2001.....................      $9.11         $8.71         $9.30           $12.93
December 31, 2000..................       8.75          8.42          9.10            12.65

CASH DIVIDENDS DECLARED PER SHARE
Three months ended March 31, 2001..      $0.055        $0.08         $0.055          $ 0.076
Year ended December 31, 2000.......       0.22          0.32          0.22             0.31

BASIC EARNINGS PER SHARE
Three months ended March 31, 2001..      $0.29         $0.19         $0.18           $ 0.25
Year ended December 31, 2000.......       1.09          0.78          0.46             0.64

DILUTED EARNINGS PER SHARE
Three months ended March 31, 2001..      $0.29         $0.18         $0.18           $ 0.25
Year ended December 31, 2000.......       1.08          0.77          0.46             0.64

Southside pro forma equivalent amounts were determined by multiplying the corresponding pro forma amounts by 1.39.

                SUMMARY CONSOLIDATED FINANCIAL DATA

      The following tables set forth certain summary historical consolidated financial information for each of our companies. Allegiant Bancorp's and Southside's balance sheet data and income statement data as of and for the five years in the period ended December 31, 2000 are taken from each of our respective audited consolidated financial statements. Allegiant Bancorp's and Southside's balance sheet data and income statement data as of and for the three months ended March 31, 2001 and 2000 are taken from our respective unaudited consolidated financial statements. This data includes all adjustments which are, in the opinion of our respective managements, necessary to present a fair statement of these periods and of a normal recurring nature. Results for the three months ended March 31, 2001 do not necessarily indicate results for the entire year. You should read this financial data in conjunction with Southside's consolidated financial statements, and the related notes, included in this joint proxy statement/ prospectus and Allegiant Bancorp's financial statements and the related notes incorporated herein by reference, and in conjunction with the unaudited pro forma combined consolidated financial information, including the related notes, appearing elsewhere in this joint proxy statement/prospectus.

                                                    ALLEGIANT BANCORP, INC.
                                              SUMMARY CONSOLIDATED FINANCIAL DATA

                                      AS OF OR FOR THE THREE                                     AS OF OR FOR THE
                                      MONTHS ENDED MARCH 31,                                  YEAR ENDED DECEMBER 31,
                                      ----------------------       ---------------------------------------------------------
                                           2001        2000         2000         1999        1998         1997         1996
                                           ----        ----         ----         ----        ----         ----         ----
EARNINGS (in thousands)
Interest income....................    $   22,480   $ 15,569    $   71,973   $   52,112   $  49,218    $  37,765    $ 25,056
Interest expense...................        13,460      8,401        40,521       26,601      27,267       21,466      14,999
Net interest income................         9,020      7,168        31,452       25,511      21,951       16,299      10,057
Provision for loan losses..........           850        715         3,500        2,546       2,420        2,397       1,448
Other income.......................         2,757      1,249         6,462        4,843       9,324        3,298       1,393
Other expense......................         6,533      4,931        22,582       18,762      21,295       13,069       7,019
Income taxes.......................         1,833      1,136         4,797        3,644       3,026        1,716       1,175
Net income.........................         2,561      1,635         7,035        5,402       4,534        2,415       1,808

BALANCE SHEET (in thousands)
Total assets.......................     1,143,152    783,933     1,135,724      728,492     596,274      608,237     377,564
Earning assets.....................     1,048,788    717,737     1,042,018      677,600     547,437      558,138     360,161
Investment securities..............       149,018     60,854       134,296       60,797      54,780       76,869      60,559
Loans, net of unearned income......       855,145    665,822       813,971      615,191     495,668      484,863     291,926
Deposits...........................       893,506    604,380       858,084      548,466     450,766      484,641     308,670
Indebtedness:
   Short-term borrowings...........        25,660     17,961        32,762       18,861      14,542       15,729      11,637
   Federal Home Loan Bank
      advances.....................       118,473     79,700       142,189       80,210      66,125       47,475      31,500
   Other borrowings................        17,250     29,900        17,250       12,650      13,150       13,650       7,663
Shareholders' equity...............        80,584     47,787        77,806       47,991      48,104       42,071      16,386
Allowance for loan losses..........        12,020      9,007        11,433        8,315       6,442        5,193       3,100

SELECTED RATIOS
Performance Ratios:
   Return on average assets (1)....          0.91%      0.87%         0.83%        0.83%       0.73%        0.52%       0.59%
   Return on average equity (1)....         12.82      13.55         13.21        10.60       10.14         9.55       12.17
   Net interest rate margin (1)....          3.50       4.08          3.99         4.17        3.82         3.71        3.39
   Efficiency ratio................         55.47      58.54          9.56        61.81       68.07        66.69       61.30
   Average assets per employee
      (in thousands)...............    $    3,862   $  3,663    $    3,665   $    2,904   $   2,612    $   2,216    $  2,835
Asset Quality Ratios:
   Nonperforming loans to total
      loans........................          0.88%      0.15%         0.38%        0.10%       0.36%        0.28%       0.24%
   Nonperforming assets to total
      assets.......................          0.69       0.29          0.29         0.14        0.30         0.28        0.18
   Allowance for loan losses to
      total loans..................          1.40       1.35          1.40         1.35        1.30         1.07        1.06
   Allowance for loan losses to
      nonperforming loans..........        159.46     876.17        366.09     1,324.20      362.32       377.12      447.98
   Net charge-offs to average
      loans (1)....................          0.12       0.04          0.19         0.12        0.25         0.19        0.21
Allegiant Bancorp Capital Ratios:
   Total risk-based capital........         10.97       9.92         10.79        10.23        8.68         8.14        8.55
   Tier 1 risk-based capital.......          9.71       8.50          9.53         8.80        7.42         6.39        6.10
   Tier 1 leverage capital.........          7.66       7.22          8.71         7.47        5.83         6.15        4.38
Allegiant Bank Capital Ratios:
   Total risk-based capital........         11.92      11.46         11.65        11.52       10.93         9.35       10.06
   Tier 1 risk-based capital.......         10.67      10.20         10.40        10.27        9.68         8.27        8.87
   Tier 1 leverage capital.........          8.39       8.67          9.50         8.89        7.61         7.76        6.37
Ratio of Earnings to Fixed
 Charges:
   Including deposit interest......          1.31       1.31          1.29         1.34        1.28         1.19        1.20
   Excluding deposit interest......          2.33       2.17          2.27         2.45        2.38         1.96        1.99



                                   - 13 -


                                                    AS OF OR FOR THE THREE                     AS OF OR FOR THE
                                                    MONTHS ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                                                    -----------------------                 -----------------------
                                                     2001          2000       2000       1999       1998        1997         1996
                                                     ----          ----       ----       ----       ----        ----         ----
OTHER DATA
Number of St. Louis area banking facilities at
   period end..................................         23            15         23         15         13          11            6
Goodwill amortization (in thousands)...........    $   237        $  237      $ 949     $  980      $ 910      $  358       $   67

PER SHARE DATA
Basic earnings per share (2)...................    $  0.29        $ 0.27      $ 1.09    $ 0.84      $ 0.72     $ 0.54       $ 0.55
Diluted earnings per share (2).................       0.29          0.26        1.08      0.83        0.68       0.49         0.48
Dividends declared.............................      0.055          0.05        0.22      0.20        0.12       0.08         0.06
Book value at period end.......................       9.11          7.87        8.75      7.73        7.36       6.88         4.80

---------------

(1) On an annualized basis.
(2) Based on weighted-average common shares outstanding.

      All share and per share amounts included above have been restated to reflect: (1) a 10% stock dividend paid in January 1996; (2) a 10% stock dividend paid in January 1997; (3) a five-for-four stock split effected in January 1998; and (4) a six-for-five stock split effected in January 1999.

      For purposes of the above table: (1) short-term borrowings consist of federal funds purchased, repurchase agreements and amounts due in 12 months or less on Allegiant Bancorp's term debt; and (2) other borrowings consist of amounts due in more than 12 months on Allegiant Bancorp's term debt and Allegiant Bancorp subordinated debentures and convertible subordinated debentures which were outstanding during certain periods presented.

      The efficiency ratio is the quotient of other expense over the sum of net interest income and other income.

      For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus interest and one-half of rental expense. Fixed charges, excluding interest on deposits, consist of interest on indebtedness and one-half of rental expense (which is deemed representative of the interest factor). Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

                                                   SOUTHSIDE BANCSHARES CORP.
                                              SUMMARY CONSOLIDATED FINANCIAL DATA


                                           AS OF OR FOR THE THREE                           AS OF OR FOR THE
                                           MONTHS ENDED MARCH 31,                        YEAR ENDED DECEMBER 31,
                                           ----------------------     ------------------------------------------------------------
                                              2001         2000         2000         1999         1998         1997         1996
                                              ----         ----         ----         ----         ----         ----         ----
EARNINGS (in thousands)
Interest income........................... $  13,081    $  11,760    $  49,827    $  43,168    $  42,227    $  39,320    $  37,868
Interest expense..........................     7,247        5,870       26,482       20,263       19,857       18,243       17,526
Net interest income.......................     5,834        5,890       23,345       22,905       22,370       21,077       20,342
Provision for loan losses.................       159           81          361           45           62           60           60
Other income..............................     1,162        1,042        4,404        3,558        3,331        2,832        2,670
Other expense.............................     4,675        4,506       18,543       17,509       15,774       14,851       14,241
Income taxes..............................       609          671        2,358        2,706        3,055        2,696        2,553
Net income................................     1,553        1,674        6,487        6,203        6,810        6,302        6,158

BALANCE SHEET (in thousands)
Total assets .............................   772,658      690,027      737,427      678,152      610,293      549,864      527,907
Earning assets............................   713,129      627,289      674,234      615,262      568,819      516,776      495,257
Investment securities.....................   201,205      214,587      194,445      220,225      181,931      173,139      187,294
Loans, net of unearned income.............   474,330      405,321      463,406      392,437      356,988      326,437      294,463
Deposits..................................   614,087      528,446      574,194      515,810      523,289      483,363      467,276
Indebtedness:
   Short-term borrowings..................     6,036        8,605       13,702        8,603        2,949        5,333        1,623
   Federal Home Loan Bank advances........    70,906       81,878       70,947       83,921       14,287           --           --
   Other borrowings.......................     2,691          988        2,888        1,186           --           --        1,779
Shareholders' equity......................    72,122       65,162       69,401       64,408       64,964       56,653       52,841
Allowance for loan losses.................     5,318        4,825        5,179        5,830        6,192        6,120        5,602

SELECTED RATIOS
Performance Ratios:
   Return on average assets (1)...........      0.83%        0.98%        0.92%        0.97%        1.15%        1.18%        1.20%
   Return on average equity (1)...........      8.81        10.34         9.76         9.54        11.12        11.44        12.27
   Net interest rate margin (1)...........      3.51         3.94         3.76         4.05         4.15         4.34         4.42
   Efficiency ratio.......................     66.82        65.00        66.82        66.16        61.38        62.11        61.89
Asset Quality Ratios:
   Nonperforming loans to total loans.....      1.00         1.07         0.98         1.76         1.27         1.07         0.40
   Nonperforming loans to total assets....      0.61         0.63         0.62         1.02         0.75         0.64         0.22
   Allowance for loan losses to total
      loans...............................      1.12         1.19         1.12         1.49         1.73         1.87         1.90
   Allowance for loan losses to total
     nonperforming loans..................    112.08       110.95       114.10        84.30       136.08       175.16       473.54
   Net charge-offs to average loans (1)...        --         0.27         0.23         0.11         0.07           --         0.03
Southside Capital Ratios:
   Total risk-based capital...............     14.00        15.97        14.72        16.12        17.41        17.38        17.88
   Tier 1 risk-based capital..............     12.98        14.87        13.66        14.87        16.15        16.12        16.62
   Tier 1 leverage capital................      9.05         9.61         9.15         9.81        10.01        10.34        10.12
Ratio of Earnings to Fixed Charges:
   Including deposit Interest.............      1.14         1.17         1.15         1.17         1.19         1.18         1.18
   Excluding deposit Interest.............      1.92         1.76         1.80         1.80         1.91         1.85         1.83




                                                            - 15 -


                                           AS OF OR FOR THE THREE                             AS OF OR FOR THE
                                           MONTHS ENDED MARCH 31,                          YEAR ENDED DECEMBER 31,
                                           ----------------------       -----------------------------------------------------------
                                             2001         2000            2000         1999         1998          1997        1996
                                             ----         ----            ----         ----         ----          ----        ----
PER SHARE DATA
Basic earnings per share (2).............. $  0.19      $  0.20         $  0.78      $  0.74      $  0.82       $  0.77     $  0.76
Diluted earnings per share (2)............    0.18         0.20            0.77         0.72         0.80          0.75        0.75
Dividends declared........................    0.08         0.08            0.32         0.32         0.29          0.23        0.17
Book value at period end..................    8.71         7.74            8.42         7.66         7.70          6.97        6.43

---------------
(1) On an annualized basis.
(2) Based on the weighted average common shares outstanding. Excludes shares held by the employee stock ownership plan which have not been allocated to participants' accounts.

      All share and per share amounts included above have been restated to reflect: (1) a ten-for-one stock split effected in February 1996; and (2) a three-for-one stock split effected in November 1998.

      For purposes of the above table, short-term borrowings consist of federal funds purchased and repurchase agreements.

      The efficiency ratio is the quotient of other expense over the sum of net interest income and other income.

      For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus interest and one-half of rental expense. Fixed charges, excluding interest on deposits, consist of interest on indebtedness and one-half of rental expense, which is deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

        SUMMARY PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

      The following table sets forth certain summary unaudited pro forma combined consolidated financial information for our companies giving effect to the merger and the related financing, including issuance of trust preferred securities and additional bank borrowings. The income statement information presented gives effect to the merger and the related financing as if each occurred on the first day of each period presented. The balance sheet information presented gives effect to the merger and the related financing as if each occurred on March 31, 2001. The following pro forma historical information does not reflect any cost savings which we expect to achieve subsequent to the merger.

      You should read this pro forma financial information in conjunction with each of Allegiant Bancorp's and Southside's consolidated financial statements, and the related notes, included or incorporated by reference in this joint proxy statement/prospectus, and in conjunction with the unaudited pro forma combined consolidated financial information, including the related notes, appearing elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined consolidated financial information may not be indicative of the results of operations that actually would have occurred if the merger and the related financing had occurred on the dates assumed above or of the results of operations that may be achieved in the future.


                                                                     PRO FORMA                       PRO FORMA
                                                                 AS OF OR FOR THE                AS OF OR FOR THE
                                                                THREE MONTHS ENDED                  YEAR ENDED
                                                                  MARCH 31, 2001                 DECEMBER 31, 2000
                                                               --------------------           ---------------------
EARNINGS (IN THOUSANDS)
Interest income.............................................       $   35,361                        $ 140,163
Interest expense............................................           22,268                           86,626
Net interest income.........................................           13,093                           53,537
Provision for loan losses...................................            1,009                            4,492
Other income................................................            3,919                           12,692
Other expense...............................................           11,957                           53,424
Income taxes................................................            1,722                            3,420
Net income..................................................            2,324                            4,893

BALANCE SHEET (IN THOUSANDS)
Total assets................................................       $1,967,200
Earning assets..............................................        1,778,937
Investment securities.......................................          350,223
Net loans...................................................        1,333,475
Deposits....................................................        1,502,593
Indebtedness:
   Short-term borrowings....................................           21,738
   Federal Home Loan Bank Advances..........................          184,378
   Other borrowings.........................................           94,900
Shareholders' equity........................................          133,496
Allowance for loan losses...................................           17,338

ASSET QUALITY RATIOS
Nonperforming loans to total loans..........................             0.92%
Nonperforming assets to total assets........................             0.74
Allowance for loan losses to nonperforming loans............           141.15
Allowance for loan losses to total loans....................             1.30
Net charge-offs to average loans (1)........................             0.08

PER SHARE DATA
Basic earnings per share (2)................................       $     0.18
Diluted earnings per share (2)..............................             0.18
Dividends declared..........................................             0.055
Book value at period end....................................             9.30

---------
(1) On an annualized basis.
(2) Based on weighted-average common shares outstanding. Data does not reflect any cost savings which we expect to achieve subsequent to the merger.

                                RISK FACTORS

      You should carefully consider the following risk factors in determining whether to vote to approve the merger.

        RISK FACTORS RELATING TO THE MERGED COMPANY AND ITS INDUSTRY

THE MERGED COMPANY'S ALLOWANCE FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOAN LOSSES.

      The merged company's loan customers may not repay their loans according to their terms, and the customers' collateral securing the payment of their loans may be insufficient to assure repayment. Credit losses are inherent in the lending business and could harm the merged company's operating results.

      Each of our managements make various assumptions and judgments about the collectibility of our respective loan portfolios and provide allowances for potential losses based on a number of factors. If the assumptions are wrong, the allowance for loan losses may not be sufficient to cover the merged company's loan losses. The merged company may have to increase the allowance in the future. Additions to the merged company's allowance for loan losses would decrease its net income.

THE MERGED COMPANY'S EXPOSURE TO CREDIT RISK IS INCREASED BY ITS COMMERCIAL REAL ESTATE, CONSTRUCTION AND BUSINESS LENDING.

      Commercial real estate, commercial business and construction lending generally involve a higher degree of credit risk than single-family residential lending. These loans involve larger loan balances to a single borrower or groups of related borrowers. These loans are also more susceptible to a risk of loss during a downturn in the business cycle. The underwriting, review and monitoring that will be performed by the merged company's officers and directors cannot eliminate all of the risks related to these loans.

      THE MERGED COMPANY'S COMMERCIAL REAL ESTATE LOANS WILL GENERALLY HAVE HIGHER PRINCIPAL AMOUNTS AND MAY HAVE BALLOON PAYMENTS.

           Commercial real estate loans involve greater risk because they generally involve higher principal amounts and are dependent, in large part, on sufficient income from the property securing the loan to cover operating expenses and loan payments. In addition, many commercial real estate loans are not fully amortized over the loan period, but have balloon payments due at maturity. A borrower's ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property. Because these loans depend on the successful operation, sale and refinancing of property, they may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy. As of March 31, 2001, Allegiant Bancorp had $311.8 million and Southside had $170.8 million in commercial real estate loans, including multi-family residential loans.

      THE MERGED COMPANY'S CONSTRUCTION LOANS WILL BE BASED UPON ESTIMATES OF CONSTRUCTION COSTS AND PROPERTY VALUES, AND THESE ESTIMATES MAY BE INACCURATE.

           Risk of loss on a construction loan depends largely upon whether the merged company properly estimates construction costs and a property's value at completion of construction. Construction loans often require disbursement of substantial funds with repayment dependent in part on the success of the ultimate project and the borrower's ability to sell or lease the property or refinance the indebtedness. During the construction phase, a number of factors can result in delays and cost overruns. If the estimate of value is inaccurate, the value of the property securing the merged company's loans may be insufficient to ensure full repayment when completed through sale, a permanent loan or seizure of collateral. As of March 31, 2001, Allegiant Bancorp had $129.8 million and Southside had $28.1 million in construction loans.

      BUSINESS BORROWERS' ABILITY TO REPAY THE MERGED COMPANY'S LOANS WILL SUBSTANTIALLY DEPEND UPON THEIR COMMERCIAL SUCCESS AND THE VALUE OF THEIR COLLATERAL MAY BE DIFFICULT TO APPRAISE AND MAY CHANGE OVER TIME.

           Unlike residential mortgage loans that are based on the borrower's ability to repay the loan from the borrower's income and are secured by real property with a value that is usually readily ascertainable, commercial business loans are typically based on the borrower's ability to repay the loan from the cash flow of the business. These loans involve greater risk because the availability of funds to repay the loan depends substantially on the success of the business itself. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise and fluctuate in value based on the success of the business. As of March 31, 2001, Allegiant Bancorp had $178.3 million and Southside had $80.3 million in commercial business loans.

CHANGES IN THE LOCAL ECONOMIC CONDITIONS COULD ADVERSELY AFFECT THE MERGED COMPANY'S LOAN PORTFOLIO.

      The merged company's success will depend to a great extent upon the general economic conditions of the St. Louis metropolitan area. Unlike larger banks that are more geographically diversified, the merged company will provide banking and financial services to customers primarily in the St. Louis metropolitan area. The merged company's commercial, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans will be impacted by local economic conditions. Favorable economic conditions may not exist in the merged company's market.

THE MERGED COMPANY MAY EXPERIENCE DIFFICULTIES IN MANAGING ITS GROWTH.

      As part of its overall growth strategy following the merger, the merged company may decide to acquire banks and related businesses which its board of directors believes provide a strategic fit with its business. To the extent that the merged company does grow, it may not be able to adequately and profitably manage its growth. In addition, the merged company may not obtain regulatory approval for future acquisitions proposed to be undertaken in the future. The merged company will account for the proposed merger and possible future acquisitions under the purchase method of accounting which could adversely affect future results of operations.

THE MERGED COMPANY AND ITS SHAREHOLDERS WILL BE SUBJECTED TO SPECIAL RISKS IF IT EFFECTS FUTURE ACQUISITIONS.

      Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

      o potential exposure to liabilities of any banks or other businesses acquired by the merged company;

      o difficulty and expense of integrating the operations and personnel of any banks or other businesses acquired by the merged company;

      o possible increases in leverage resulting from borrowings needed to finance an acquisition or augment regulatory capital;

      o    potential disruption to the merged company's business;

      o potential diversion of the merged company's management's time and attention;

      o impairment of relationships with and the possible loss of key employees and customers of any banks or other businesses acquired by the merged company; and

      o incurrence of expense if the merged company accounts for an acquisition as a purchase and dilution to its shareholders if it uses it common stock as consideration for the acquisition.

IT MAY BE DIFFICULT FOR THE MERGED COMPANY TO MAINTAIN ALLEGIANT BANCORP'S HISTORICAL GROWTH RATE.

      Allegiant Bancorp completed various acquisitions and opened additional branches in the past few years that significantly enhanced its rate of growth. The merged company may not continue to sustain this rate of growth or grow at all. Competition for suitable acquisition candidates is intense. The merged company may target acquisition candidates that a variety of larger financial institutions with substantially greater resources than it also may be interested in acquiring, which may make it more difficult or expensive for the merged company to acquire any candidate.

THE LOSS OF CERTAIN KEY PERSONNEL COULD ADVERSELY AFFECT THE MERGED COMPANY'S OPERATIONS.

      The merged company's success will depend in large part on the retention of a limited number of key management, lending and other banking personnel. The merged company will likely undergo a difficult transition period if it loses the services of any of these individuals. In recognition of this risk, Allegiant Bancorp owns and is the beneficiary of an insurance policy on the life of its President and Chief Executive Officer providing death benefits of $2.0 million. The merged company will not be the beneficiary of any insurance policy on the life of any other key employee, and Allegiant Bancorp does not believe that the proceeds from the insurance policy on its President and Chief Executive Officer would fully compensate it for the loss of his services in the event of his death.

      The merged company's success also depends on the experience of its banking facilities' managers and lending officers and on their relationships with the customers and communities they serve. The loss of these key persons could negatively impact the affected banking operations. The merged company may not be able to retain its current key personnel or attract additional qualified key persons as needed.

CHANGES IN INTEREST RATES MAY REDUCE THE MERGED COMPANY'S NET INTEREST
INCOME.

      Like other financial institutions, net interest income will affect the merged company's results of operations. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. The merged company's net interest income will be impacted by changes in market rates of interest, the interest rate sensitivity of its assets and liabilities, prepayments on its loans and investments and limits on increases in the rates of interest charged on its residential real estate loans.

CHANGES IN MARKET RATES OF INTEREST WILL BE BEYOND THE MERGED COMPANY'S
CONTROL.

      The merged company will not be able to predict or control changes in market rates of interest. Market rates of interest are affected by regional and local economic conditions, as well as monetary policies of the Board of Governors of the Federal Reserve. The following factors also may affect market interest rates:

      o    inflation;

      o    slow or stagnant economic growth or recession;

      o    unemployment;

      o    money supply;

      o    international disorders;

      o    instability in domestic and foreign financial markets; and

      o    other factors beyond the merged company's control.

Market rates of interest will impact the amounts earned on the merged company's assets such as loans and securities and the amounts paid on its liabilities such as deposits and borrowings.

THE MERGED COMPANY'S NET INTEREST INCOME WILL BE AFFECTED BY THE INTEREST RATE SENSITIVITY OF ITS ASSETS AND LIABILITIES.

Certain assets and liabilities customarily held by financial institutions may react in different degrees to changes in market interest rates. In addition, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. Allegiant Bancorp and Southside continually take measures intended to manage the risks from changes in market interest rates, and management will continue to do so for the merged company. Allegiant Bancorp's and Southside's positions are slightly asset-sensitive and, therefore, in a declining interest rate environment, their net interest income will decrease because their assets will reprice faster than their liabilities.

INSIDERS WILL EFFECTIVELY CONTROL THE MERGED COMPANY'S FUTURE OPERATIONS AS A RESULT OF THE CONCENTRATION OF CONTROL OF ITS COMMON STOCK.


      Allegiant Bancorp's executive officers and directors currently beneficially own approximately 30% of its outstanding common stock and, upon completion of the merger, will beneficially own approximately 20% of the merged company's outstanding common stock. As a result, these insiders will effectively control the election of the merged company's board of directors and thus its direction and future operations, and the merged company's other shareholders may lack an effective vote with respect to these matters.


WE CANNOT PREDICT HOW CHANGES IN TECHNOLOGY WILL IMPACT THE MERGED COMPANY'S BUSINESS.

      The financial services industry, including the banking sector, is increasingly affected by advances in technology, including developments in:

      o    telecommunications;

      o    data processing;

      o    automation;

      o    Internet banking;

      o    telebanking; and

      o    debit cards and so-called "smart cards."

      The merged company's ability to compete successfully in the future will depend on whether it can anticipate and respond to technological changes. To develop these and other new technologies, the merged company will likely make additional capital investments. Although Allegiant Bancorp continually invests in new technology and Allegiant Bancorp's management will continue to do so for the merged company, the merged company may not have sufficient resources or access to the necessary technology to remain competitive in the future.

THE BANKING BUSINESS IS HIGHLY COMPETITIVE.

      The merged company will operate in a competitive environment. In the St. Louis metropolitan area, other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and other financial intermediaries offer similar services. Many of these competitors have substantially greater resources and lending limits and may offer certain services that the merged company will not provide. In addition, the extensive regulations that will govern the merged company and its banks may not apply to some of our non-bank competitors. The merged company's profitability will depend upon the ability of its banks to compete in their market area.

THE MERGED COMPANY WILL BE SUBJECT TO EXTENSIVE AND CONSTANTLY CHANGING REGULATION.

      The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not creditors or shareholders. The merged company, and each of its non-bank subsidiaries, will be subject to the supervision of the Federal Reserve Board, in addition to other regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and the ultimate effect of such changes cannot be predicted. Federal and state governments may modify regulations and laws at any time, and may enact new legislation. These modifications or new laws may harm the merged company.

                     RISK FACTORS RELATING TO THE MERGER

ALLEGIANT BANCORP'S PROPOSED ACQUISITION OF SOUTHSIDE IS SUBJECT TO A NUMBER OF CONDITIONS, MANY OF WHICH ARE BEYOND EITHER COMPANY'S CONTROL.

      The completion of the merger depends on a number of conditions being satisfied. These conditions include the following:

      o approval by Allegiant Bancorp's shareholders of the merger agreement and the related transactions;

      o Southside shareholders' approval of the merger agreement and the related transactions;

      o approval of the acquisition by the necessary federal and state regulatory authorities;

      o the absence of any order, injunction, decree, law or regulation that would prohibit the acquisition or make it illegal; and

      o receipt by Southside of an opinion that, for U.S. federal income tax purposes, Southside shareholders who receive their merger consideration in the form of the merged company's common stock will not recognize any gain or loss as a result of the acquisition, except in connection with the payment of cash instead of fractional shares.

      The merger will be completed only if all conditions to the merger are satisfied or waived. Many of the conditions to the merger are beyond either party's control. Allegiant Bancorp and Southside cannot be certain when, or if, the conditions to the acquisition will be satisfied or waived, or that the merger will be completed.

ALLEGIANT BANCORP WILL NEED TO OBTAIN OUTSIDE FINANCING IN ORDER TO RAISE THE CASH PORTION OF THE MERGER CONSIDERATION.

      In order to finance the cash consideration to be paid in the merger and estimated transaction costs and expenses, a total of approximately $65.0 million, Allegiant Bancorp intends, shortly before the merger, to publicly offer $30.0 million of trust preferred securities and borrow up to $35.0 million from a bank. Allegiant Bancorp makes no assurance that it will successfully obtain this financing or that the terms will be favorable to the merged company. Although obtaining financing is not a condition to completing the merger, Allegiant Bancorp will be required to pay a termination fee to Southside under certain circumstances if Allegiant Bancorp is not able to pay the cash consideration at the effective time of the merger.

THE MERGED COMPANY WILL HAVE INCREASED ITS LEVERAGE AND DIMINISHED
LIQUIDITY.

      To pay for the Southside acquisition, Allegiant Bancorp expects to offer trust preferred securities and intends to borrow money from a bank. Through these transactions, Allegiant Bancorp expects to incur additional indebtedness of approximately $65.0 million. Increased indebtedness may reduce the merged company's flexibility to respond to changing business and economic conditions or fund the capital expenditure or working capital needs of its subsidiaries because the merged company will require additional funds to service its indebtedness. In addition, covenants the merged company makes to its lender will limit the merged company's ability to incur additional indebtedness, and the leverage may cause potential lenders to be unwilling to loan funds to the merged company in the future. To the extent permitted by the merged company's regulators, it will require greater dividends from its subsidiaries than those historically received in order to satisfy its debt services. If its subsidiaries pay dividends to the merged company, they will have less capital to address their capital expenditure and working capital needs.

THE INTEGRATION OF SOUTHSIDE'S BUSINESS WITH ALLEGIANT BANCORP'S BUSINESS MAY BE DIFFICULT.

      Even though Allegiant Bancorp has acquired other financial services businesses in the past, it has not completed an acquisition as large as the merger with Southside. The success of this merger will depend on a number of factors, including, but not limited to, the merged company's ability to:

      o    integrate Southside's operations with the operations of Allegiant
           Bancorp;

      o maintain existing relationships with Allegiant Bancorp's depositors and the depositors of Southside to minimize withdrawals of deposits subsequent to the acquisition;

      o maintain and enhance existing relationships with borrowers to limit unanticipated losses from Allegiant Bancorp's loans and the loans of Southside;

      o achieve expected cost savings and revenue enhancements from the merged company;

      o control the incremental non-interest expense to maintain overall operating efficiencies;

      o    retain and attract qualified personnel; and

      o compete effectively in the communities served by Allegiant Bancorp and Southside, and in nearby communities.

      The merged company's failure to successfully integrate Southside with Allegiant Bancorp may harm its financial condition and results of operations.

SOUTHSIDE SHAREHOLDERS MAY NOT RECEIVE THE FORM OF MERGER CONSIDERATION THEY SELECT.

      The merger agreement provides that one-half of the outstanding shares of Southside common stock will be converted into common stock of the merged company and the other half will be converted into cash. Although Southside shareholders will have the opportunity to elect the form of merger consideration they prefer to receive, the merger agreement provides for a reallocation of merger consideration among the Southside shareholders to achieve the 50%/50% split of common stock and cash.

      If you are a Southside shareholder, depending on which form of merger consideration you elect to receive and which form of merger consideration other Southside shareholders elect to receive, you may not receive all or a portion of the merger consideration in the form you elect. In addition, if you elect a combination of cash and common stock, you will be subject to reallocation before the shareholders who elect to receive all cash or all common stock, and, therefore, the consideration that you receive could be all in the form of undersubscribed consideration. This may result in adverse tax consequences to you. You will not know which form of merger consideration you will receive until after we complete the merger.

THE FIXED EXCHANGE RATIO MAY ADVERSELY AFFECT THE VALUE OF YOUR SHARES.

      If the merger is completed, Southside shareholders who do not receive $14.00 cash per share for their Southside shares will receive a number of shares of the merged company's common stock based on a fixed exchange ratio of 1.39 shares of the merged company's common stock for each share of Southside's common stock. Allegiant Bancorp shareholders will receive one share of the merged company's common stock for each share of Allegiant Bancorp's common stock. Because the market value of Allegiant Bancorp and Southside common stock may fluctuate, the value of the consideration you receive for your shares may also fluctuate. The market value of the Allegiant Bancorp and Southside common stock could fluctuate for any number of reasons, including those specific to Allegiant Bancorp and Southside and those that influence trading prices of equity securities generally.

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PERSONS WHO RECEIVE ALL CASH IN THE MERGER WILL NOT PARTICIPATE IN FUTURE
GROWTH.

      Southside shareholders who elect and receive all cash in the merger, or who otherwise receive all cash in the merger as a result of the reallocation of consideration under the merger agreement, will not own any interest in the merged company, which will not afford them the opportunity to participate in future growth, if any, in the value of the merged company.

THE MERGED COMPANY'S SHARES OF COMMON STOCK WILL NOT BE FDIC INSURED.

      Neither the Federal Deposit Insurance Corporation nor any other governmental agency will insure the shares of the merged company's common stock. Therefore, the value of your shares in the merged company will be based on their market value and may decline to zero.

THERE WILL BE A SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE RESALE.

      Upon consummation of the merger, the merged company will have outstanding an aggregate of approximately 14.7 million shares of common stock. Future sales of substantial amounts of the merged company's common stock, including shares issued upon the exercise of stock options, by Allegiant Bancorp's or Southside's current shareholders, or the perception that such sales could occur, could adversely affect the market price of the merged company's common stock. We make no prediction as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on market price of the merged company's common stock.

ANTI-TAKEOVER DEFENSES MAY DELAY OR PREVENT FUTURE MERGERS.

      Provisions contained in the merged company's articles of incorporation and bylaws and certain provisions of Missouri law could make it more difficult for a third party to acquire the merged company, even if doing so might be beneficial to the merged company's shareholders. These provisions could limit the price that some investors might be willing to pay in the future for shares of the merged company's common stock and may have the effect of delaying or preventing a change in control.

QUARTERLY OPERATING RESULTS MAY VARY.

      Allegiant Bancorp and Southside's quarterly operating results have varied in the past and the merged company's quarterly operating results may continue to vary in future periods. Quarterly operating results may vary for a number of reasons, including demand for the merged company's products and services, inflation and other factors described in this joint proxy statement/prospectus.

THE MERGED COMPANY'S STOCK PRICE MAY BE VOLATILE.

      The trading price of the merged company's common stock may be volatile. The market for the merged company's common stock may experience significant price and volume fluctuations in response to a number of factors including actual or anticipated quarterly variations in operating results, changes in expectations of future financial performance, changes in estimates by securities analysts, governmental regulatory action, banking industry reform measures, customer relationship developments and other factors, many of which will be beyond the merged company's control.

      Furthermore, the stock market in general, and the market for banks and bank holding companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of the merged company's common stock, regardless of actual operating performance.

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                         FORWARD-LOOKING STATEMENTS

      This joint proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties. You can identify these forward-looking statements because they discuss the operations of the merged company after the merger or may include terms such as "believes," "anticipates," "intends," "expects," or similar expressions and may include discussions of future strategy. Each of Allegiant Bancorp and Southside caution you not to rely unduly on any forward-looking statements in this joint proxy statement/prospectus. The merged company's actual results could differ materially from the forward-looking statements. The risk factors described above under "Risk Factors" could cause or contribute to these differences and apply to all forward-looking statements wherever they appear in this joint proxy statement/prospectus. However, there could be other factors not listed above that may affect the merged company. We may not update these risk factors or publicly announce revisions to forward-looking statements contained in this joint proxy statement/prospectus.

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                 ALLEGIANT BANCORP SPECIAL MEETING

      This section contains information for Allegiant Bancorp shareholders about the Allegiant Bancorp special shareholders' meeting that has been called to vote upon the merger agreement and the transactions contemplated thereby.

      Allegiant Bancorp is mailing this joint proxy statement/prospectus to you, as an Allegiant Bancorp shareholder, on or about August 8, 2001. Together with this document, Allegiant Bancorp also is sending to you a notice of the Allegiant Bancorp special meeting and a form of proxy that Allegiant Bancorp's board is soliciting for use at the special meeting. The special meeting will be held on September 12, 2001, at 3:00 p.m., local time at 2122 Kratky Road, St. Louis, Missouri 63114.

MATTERS TO BE CONSIDERED

      The purpose of the special meeting is to vote on the approval of the merger agreement and the transactions contemplated thereby. At the special meeting, Allegiant Bancorp shareholders also may vote on any other matters that may properly be submitted to a vote at the special meeting. You also may be asked to vote on a proposal to adjourn or postpone the special meeting. Allegiant Bancorp could use any adjournment or postponement for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement and the related transactions.

PROXIES

      The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person. You can revoke the proxy at any time before the vote is taken at the special meeting by submitting to Allegiant Bancorp's corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Allegiant Bancorp proxies should be addressed to:

                          Allegiant Bancorp, Inc.
                          2122 Kratky Road
                          St. Louis, Missouri 63114
                          Attention:  Corporate Secretary

      All shares represented by valid proxies which Allegiant Bancorp receives through this solicitation prior to the special meeting, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your proxy card, your proxy will be voted "FOR" the proposal to approve the merger agreement and the transactions contemplated thereby. Allegiant Bancorp's board does not presently know of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, Allegiant Bancorp intends that shares represented by proxies in the form accompanying this document will be voted by and at the discretion of the persons named in the proxies. However, proxies that vote against approval of the merger will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies.

SOLICITATION OF PROXIES

      Allegiant Bancorp will bear the entire cost of soliciting proxies from you. In addition to soliciting proxies by mail, Allegiant Bancorp will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Allegiant Bancorp common stock and secure their voting instructions, if necessary. Allegiant Bancorp will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, Allegiant Bancorp also may use several of its regular employees or directors, who will not be specially compensated, to solicit proxies from Allegiant Bancorp shareholders, either personally or by telephone, telegram, fax, letter or special delivery letter.

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RECORD DATE AND VOTING RIGHTS


      August 1, 2001 is the record date for determining the Allegiant Bancorp shareholders entitled to notice of and to vote at the special meeting. At that time, there were approximately 9.0 million shares of Allegiant Bancorp common stock outstanding held by approximately 1,647 holders of record.


      To have a quorum that permits Allegiant Bancorp to conduct business at the special meeting, there must be present at the meeting, whether in person or through return of a proxy card, holders of Allegiant Bancorp common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Allegiant Bancorp common stock you held as of the close of business on August 1, 2001, the record date.

      Holders of shares of Allegiant Bancorp common stock present in person at the special meeting but not voting, and shares of Allegiant Bancorp common stock for which Allegiant Bancorp has received proxies indicating that its holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

      Under Missouri law, approval of the merger by Allegiant Bancorp requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Allegiant Bancorp common stock. Thus, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the Allegiant Bancorp board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.


      As of the record date, Allegiant Bancorp's directors and executive officers had sole voting power over approximately 1.4 million shares of Allegiant Bancorp common stock, entitling them to exercise approximately 15.5% of the voting power of the Allegiant Bancorp common stock entitled to vote at the special meeting. Each director and executive officer of Allegiant Bancorp has executed a separate voting agreement to vote each share of Allegiant Bancorp common stock that he or she owns "FOR" approval of the merger. As a result, holders of approximately 4.6 million shares, or 60.5%, of the approximately remaining 7.6 million shares of Allegiant Bancorp common stock entitled to vote on the merger must vote in favor of the merger in order for it to be approved by Allegiant Bancorp shareholders.


RECOMMENDATION OF ALLEGIANT BANCORP BOARD OF DIRECTORS

      The Allegiant Bancorp board of directors has approved the merger agreement and the related transactions. The Allegiant Bancorp board believes that the merger agreement and the transactions it contemplates, including the merger, are fair to, and are in the best interests of, Allegiant Bancorp and Allegiant Bancorp shareholders and recommends that Allegiant Bancorp shareholders vote "FOR" approval of the merger.

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                          SOUTHSIDE ANNUAL MEETING

      This section contains information for Southside shareholders about the Southside annual shareholders' meeting.

MATTERS TO BE CONSIDERED


      The purpose of the annual meeting is (1) to elect four directors, each to serve for a three-year term or until their earlier resignation or removal, and (2) to vote on a proposal to approve the plan of merger between Southside and Allegiant Bancorp set forth in the merger agreement and the transactions contemplated by that agreement. Southside discusses matters related to the election of directors beginning on page 103 of this joint proxy statement/prospectus. Southside discusses matters related to the merger agreement beginning on page 29 of this joint proxy statement/prospectus. You also may be asked to vote upon a proposal to adjourn or postpone the annual meeting. Southside could use any adjournment or postponement for the purpose, among others, of allowing more time to solicit votes to approve the merger.


PROXIES

      The accompanying form of proxy is for use at the Southside annual meeting if you are unable or do not desire to attend in person. You can revoke your proxy at any time before the vote is taken at the annual meeting by submitting to Southside's corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the annual meeting and electing to vote in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

                          Southside Bancshares Corp.
                          3606 Gravois Avenue
                          St. Louis, Missouri 63116
                          Attention: Laura L. Thomas

      All shares represented by valid proxies which Southside receives through this solicitation prior to the annual meeting, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your proxy card, your proxy will be voted "FOR" the four nominees for director and "FOR" the proposal to approve the merger and the transactions contemplated thereby and to authorize a vote for adjournment. Southside's board of directors does not know of any other matters that may be presented for action at the annual meeting. If other matters do properly come before the annual meeting, Southside intends that shares represented by proxies in the form accompanying this document will be voted by and at the discretion of the persons named in the proxies. However, proxies that vote against approval of the merger will not be voted in favor of any adjournment or postponement of the annual meeting to solicit additional proxies.

SOLICITATION OF PROXIES

      Southside will bear the entire cost of soliciting proxies from its shareholders, except that Allegiant Bancorp has agreed to pay all costs and expenses of printing and mailing this document and all filing and other fees relating to the merger paid to the SEC. In addition to solicitation of proxies by mail, Southside will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions. Southside will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, Southside also may use its directors and employees, who will not be specially compensated, to solicit proxies from its shareholders, either personally or by telephone or mail.

RECORD DATE AND VOTING RIGHTS


      August 1, 2001 is the record date for determining the Southside shareholders entitled to notice of and to vote at the annual meeting. At that time, approximately 8.4 million shares of Southside common stock were outstanding, held by approximately 415 holders of record.


      To have a quorum that permits Southside to conduct business at the annual meeting, Southside requires the presence, whether in person or by proxy, of the holders of Southside common stock representing a majority of the

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shares outstanding and entitled to vote on the record date. Each Southside shareholder is entitled to one vote for each outstanding share of Southside common stock held as of the close of business on the record date.

      Shares of Southside stock present in person at the annual meeting but not voting, and shares of Southside common stock that are marked "withhold authority" with respect to the election of a director or which are marked "abstain" with respect to approval of the merger, will be counted as present at the annual meeting for purposes of determining whether a quorum is present for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

      The election of each nominee for director must be approved by holders of a majority of the shares of Southside common stock entitled to vote on the election of directors and present, in person or by proxy, at the annual meeting. Cumulative voting for the election of directors is not applicable.

      Under Missouri law, approval of the merger by Southside requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Southside common stock. Thus, abstentions and broker non-votes will have the same effect as votes against approval of the merger. Accordingly, Southside's board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.


      As of the record date, directors and executive officers of Southside had sole voting power over approximately 1.7 million shares of Southside common stock, entitling them to exercise approximately 19.5% of the voting power of the Southside common stock entitled to vote at the annual meeting. Each director and executive officer of Southside has agreed to vote each share of Southside common stock over which he or she has sole voting power "FOR" approval of the merger. As a result, holders of at least approximately 59.0% of the remaining outstanding shares of Southside common stock entitled to vote on the merger agreement must vote in favor of the merger agreement in order for it to be approved by Southside shareholders.


RECOMMENDATION OF SOUTHSIDE BOARD OF DIRECTORS

      The Southside board of directors recommends that you vote "FOR" each of the nominees for director. Also, the Southside board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The Southside board believes that the merger agreement and the transactions it contemplates, including the merger, are fair to, and are in the best interests of, Southside and its shareholders and recommends that Southside shareholders vote "FOR" approval of the merger.

                                 THE MERGER

      This summary of the material terms and provisions of the merger agreement and the voting agreements is qualified in its entirety by reference to such documents. The merger agreement is attached as Annex A to
                                                                 -------
this joint proxy statement/prospectus, and the forms of the voting agreements have been filed by each of Allegiant Bancorp and Southside with the SEC. We incorporate each of these documents into this summary by reference. The merger agreement is a complex document that is not easily summarized. We urge you to read the merger agreement in its entirety.

GENERAL DESCRIPTION OF THE MERGER

      Subject to satisfaction or waiver of all conditions in the merger agreement, on the closing date Allegiant Bancorp will merge with and into Southside. Upon completion of the merger, Allegiant Bancorp's corporate existence will terminate and Southside will continue as the surviving entity. As a result of the merger:

      o each share of Southside common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive either: (1) $14.00 in cash;
           (2) 1.39 shares of common stock of the merged company; or (3) a combination of cash and shares of common stock of the merged company; and

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      o    each share of Allegiant Bancorp common stock issued and
           outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the merged company.

      Each Southside shareholder will have the opportunity to elect the proportion of cash and merged company common stock the shareholder desires to receive in exchange for the shareholder's shares of Southside common stock. However, each shareholder's election likely will be reallocated in accordance with the procedure set forth in the merger agreement to ensure that one-half of the Southside common stock is converted into cash in the amount of $14.00 per share and the remainder is converted into common stock of the merged company based upon the exchange ratio of 1.39 shares of common stock of the merged company for each share of Southside common stock.

      The amount and nature of the consideration was established through arm's-length negotiations between Allegiant Bancorp and Southside and their respective advisors and reflects the balancing of a number of countervailing factors. The total amount of the consideration reflects a price both parties concluded was appropriate. The parties have structured the merger, in part, to have the favorable tax attributes of a "reorganization" for federal income tax purposes.

      We cannot assure you that the current fair market value of Allegiant Bancorp or Southside common stock will be equivalent to the fair market value of Allegiant Bancorp or Southside common stock on the effective date of the merger. The fair market value of the merged company's common stock received by the Allegiant Bancorp and Southside shareholders may be greater than or less than the current fair market value of Allegiant Bancorp or Southside common stock due to numerous market factors.

RESALE OF MERGED COMPANY STOCK

      The shares of the merged company's common stock to be issued in the merger will be freely transferable except by certain directors, executive officers and shareholders of Allegiant Bancorp and Southside who are deemed to be "affiliates" of Allegiant Bancorp and Southside, respectively. The shares of the merged company common stock issued to Southside's and Allegiant Bancorp's affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the SEC.

VOTING AGREEMENTS

      In addition to and in connection with the execution of the merger agreement, each of the directors and executive officers of Allegiant Bancorp and Southside executed separate voting agreements.


      ALLEGIANT BANCORP VOTING AGREEMENTS. The Allegiant Bancorp voting agreement provides that the Allegiant Bancorp director and/or executive officer will vote all of the shares of Allegiant Bancorp common stock over which the director and/or executive officer has sole voting power in favor of the merger agreement and the related transactions. The Allegiant Bancorp voting agreements relate to an approximate aggregate of 1.4 million shares of Allegiant Bancorp common stock over which the Allegiant Bancorp directors and officers have sole voting power, or approximately 15.5% of the shares entitled to vote on the merger. In addition, until the earliest to occur of the effective time of the merger or the termination of the merger agreement, each director and/or executive officer further agreed that he or she will not vote any such shares in favor of the approval of any other competing acquisition proposal involving Allegiant Bancorp and a third party. Each director and/or executive officer also agreed that he or she will not transfer shares of Allegiant Bancorp common stock over which he or she has sole voting and investment power other than pursuant to the merger or with the consent of Southside.

      SOUTHSIDE VOTING AGREEMENTS. The Southside voting agreement provides that the Southside director and/or executive officer will vote all of the shares of Southside common stock over which the director and/or executive officer has sole voting power in favor of the merger agreement and the related transactions. The Southside voting agreements relate to an approximate aggregate of 1.7 million shares of Southside common stock, or approximately 19.5% of the shares entitled to vote on the merger. In addition, until the earliest to occur of the effective time of the merger or the termination of the merger agreement, each director and/or executive officer further agreed that he or she will not vote any such shares in favor of the approval of any other competing acquisition proposal involving Southside and a third party. Each director and/or executive officer also agreed that

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he or she will not transfer shares of Southside common stock over which he or she has sole voting and investment power other than pursuant to the merger or with the consent of Allegiant Bancorp.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

      Some of Southside's executive officers and directors have certain interests in the merger that differ from the interests of Southside shareholders generally. The boards of directors of Southside and Allegiant Bancorp were aware of these interests and considered them, among other matters, in approving the merger agreement.

      EMPLOYMENT AGREEMENTS. Under the merger agreement, the merged company will honor all of Southside's obligations under the employment agreements with Thomas M. Teschner and Joseph W. Pope. Each employment agreement provides for participation in incentive compensation plans and arrangements and employee benefit plans, including retirement, medical, health, life and other insurance coverage, that may be made available to other executives. The annual base salaries for 2001 for Messrs. Teschner and Pope are $240,000 and $100,000, respectively.

      The employment agreements of Messrs. Teschner and Pope also provide for severance payments following a "change in control" of Southside as follows:

      o if Mr. Teschner is terminated within three years of, or voluntarily terminates his employment within two years of, a change in control, Mr. Teschner will be entitled to, among other ancillary severance benefits, an amount equal to three times his highest annual salary plus three times his highest annual bonus plus his unpaid annual salary and accrued vacation pay through the effective date of termination and a continuation of welfare and health benefits for a period of three years after termination. If the payment of the benefit constitutes a "parachute payment" under Sections 280G and 4999 of the Internal Revenue Code, Southside or the merged company will be obligated to pay to Mr. Teschner a lump sum cash payment sufficient to put Mr. Teschner in the same net after-tax position he would have been in had the benefit not been subject to the excise tax under
           Section 4999 of the Internal Revenue Code. The merger of Southside and Allegiant Bancorp constitutes a change of control under Mr. Teschner's employment agreement; and

      o if Mr. Pope is terminated without cause before the later of: the expiration of six months after the merger or April 27, 2002, Mr. Pope will be entitled to a lump sum payment of $100,000. If Mr. Pope voluntarily terminates his employment 60 days or more after the merger, Mr. Pope will be entitled to the unpaid portion of his $100,000 annual salary and a bonus, which bonus will not be less than $27,325, whether or not such payments have accrued.

      DEFERRED COMPENSATION AGREEMENTS. Southside entered into deferred compensation agreements with the following directors: Thomas M. Teschner, Earle J. Kennedy, Jr., Norville K. McClain, Daniel J. Queen and Joseph W. Beetz. The agreements provide that upon the director's termination from the board of directors, Southside will be obligated to pay to the director the amount of compensation deferred by such director under the terms of the deferred compensation agreement plus interest. The interest paid on the deferred compensation ranges from 6% to 15%, depending upon the annual percentage increase in the price of Southside common stock. Southside will be obligated to pay the deferred compensation to a director in one lump sum within 60 days from the termination of his membership on the board of directors. After the merger is completed, Southside will only designate two people to serve on the merged company's board of directors resulting in the majority of Southside's existing board no longer serving as directors. Therefore most, if not all, of the current Southside directors with deferred compensation agreements will be entitled to receive amounts under their deferred compensation agreements shortly after the merger is completed.


      Southside also has a separate deferred compensation agreement with Thomas M. Teschner. Mr. Teschner's deferred compensation agreement provides for an award of performance stock at the end of each year as described on page 111 of this joint proxy statement/prospectus. Mr. Teschner's deferred compensation agreement was amended in 2001 to provide that in the event of a change in control of Southside, any grant of Southside performance stock that would have otherwise been made at the end of a calendar year will be made as of the date of

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the change in control. The merger of Allegiant Bancorp and Southside constitutes a change of control under Mr. Teschner's deferred compensation agreement.


      SALARY CONTINUATION AGREEMENTS. Southside has entered into salary continuation agreements with Thomas M. Teschner and Joseph W. Pope. Both salary continuation agreements provide for the payment of the benefit amount under the plan set forth in the salary continuation agreement in the case of retirement, termination of employment or a reduction in salary or job responsibilities. Under the terms of their respective agreements, Messrs. Teschner and Pope will be eligible to receive benefits, the amounts of which will depend upon: (1) the age of retirement; reason for termination of employment and whether a change of control has occurred; (2) years of service after the effective date of the salary continuation agreement; and
(3) the amount vested in the plan. Messrs. Teschner and Pope become 100% vested in the plan after their respective salary continuation agreements have been in effect for 10 years from December 1, 1999.

      Under the terms of each of Messrs. Teschner's and Pope's respective agreements, they are entitled to receive 100% of the accrued benefit based on the number of years of participation in the plan in the event Southside experiences a change of control while they are active employees and they are terminated for any reason, other than for cause, or their job duties and/or compensation are reduced. The cash payment is payable within 30 days of the termination of employment following a change of control. If the payment of the benefit constitutes a "parachute payment" under Sections 280G and 4999 of the Internal Revenue Code, (1) Southside or the merged company must pay Mr. Teschner a lump sum cash payment sufficient to put him in the same net after-tax position he would have been in had the benefit not been subject to the excise tax under Section 4999 of the Internal Revenue Code; and (2) neither Southside nor the merged company must pay to Mr. Pope any amount that would constitute a "parachute payment." The merger of Southside and Allegiant Bancorp constitutes a change of control under each of these salary continuation agreements. As a result, if the merger is completed and termination of employment or reduction of job duties and/or compensation occurs before December 1, 2001, Mr. Teschner would be entitled to receive $29,307 and Mr. Pope would be entitled to receive $5,406 under their respective salary continuation agreements. If their termination of employment or reduction in job duties and/or compensation occurs after December 1, 2001, but before December 1, 2002, Messrs. Teschner and Pope would be entitled to receive $62,178 and $11,468, respectively, under their respective salary continuation agreements.

      SEVERANCE PROGRAM. Southside's severance plan provides that regular full-time Southside employees employed by Southside for three consecutive calendar years are eligible for severance benefits in the event that the employee's employment is terminated for reasons that are not prejudicial to Southside and its subsidiaries, in Southside's sole discretion. Southside employees who are eligible for severance benefits will receive one week of salary for each year of service to Southside up to a maximum of 10 weeks.

      SOUTHSIDE STOCK OPTIONS. Under the merger agreement, as of the closing date of the merger, each outstanding and unexercised option granted under the Southside 1993 Non-Qualified Stock Option Plan and the Southside 1998 Stock Option Plan will be converted into an option to purchase shares of the common stock of the merged company upon the same terms and conditions under the stock option plan from which it was originally issued. However, the options will remain exercisable throughout their stated term regardless of any provision contained in the option agreement that the option terminates upon termination of the employee's employment with Southside. The number of shares subject to each converted option will equal the original number of shares of Southside common stock subject to the original option multiplied by 1.39. The exercise price of the converted option will equal the exercise price per share under the original option divided by 1.39 and rounded to the nearest cent.

      The following table sets forth information as to the outstanding options of the following directors and executive officers as of the date of this joint proxy statement/prospectus:

                                                                              VESTED AS A RESULT
                                                                                 OF THE MERGER
                                                      -------------------------------------------------------------
      NAME            NUMBER OF OPTIONS HELD                 SOUTHSIDE SHARES             MERGED COMPANY SHARES
      ----            ----------------------          --------------------------      -----------------------------
                                                                    Vested as a                       Vested as a
                                                      Currently    Result of the      Currently      Result of the
                                                        Vested        Merger            Vested          Merger
                                                        ------        ------            ------          ------
Thomas M. Teschner            390,000                  330,000        60,000           458,700           83,400

Joseph W. Pope                 48,000                   48,000            --            66,720               --

      INDEMNIFICATION RIGHTS. Under the merger agreement, Southside and Allegiant Bancorp have agreed that the merged company will provide certain continuing indemnification and insurance benefits for officers, directors and employees of Southside.

      SOUTHSIDE DIRECTORS. The merger agreement provides that two persons
(1) who were directors of Southside as of April 30, 2001, the date of the merger agreement, (2) who, immediately after the closing date of the merger, hold the greatest number of shares of common stock of the merged company, including, for this purpose, shares subject to stock options, among all of the directors of Southside, and (3) who are reasonably acceptable to Allegiant Bancorp, will be elected to serve on the board of directors of the merged company for two- and three-year terms, respectively. However, Southside may replace either or both of the nominees prior to the effective time of the merger, subject to Allegiant Bancorp's consent.

      LETTER AGREEMENTS. In connection with the execution of the merger agreement, Southside and Allegiant Bancorp entered into a letter agreement setting forth the following additional agreements of the parties:

      o each of Joseph W. Pope, Laurie R. Pennycook, Mitchell D. Baden, Alan Pohlman, Rick Francis and Bill Miles, all of whom are employees of Southside, will have, at their option, within six months after the effective date of the merger, the right to purchase for book value the vehicle that Southside currently provides to such individuals;

      o Thomas M. Teschner will have the right, at his option, within six months after the effective date of the merger, to purchase the life insurance policy maintained by Southside on his life for the cash surrender value of the policy at the time of purchase;

      o Thomas M. Teschner will have the right, at his option, within six months after the effective date of the merger, to purchase the country club membership maintained by Southside for his benefit for an amount equal to the initiation fee paid by Southside; and

      o if Thomas M. Teschner is elected to the board of directors of the merged company after the effective date of the merger, he will also be elected to the board of directors of Allegiant Bank or its successor.

      Thomas M. Teschner also entered into a letter agreement with Allegiant Bancorp in which he agreed to consider any reasonable proposal regarding his post-closing consulting services provided it includes the following:

      o Mr. Teschner would agree, for a period of 12 months following the effective date of the merger, to provide consulting services related to the transition of the merged company and other operational matters that arise as a result of the merger on an as-needed basis not to exceed 20 hours per month to be performed at such times as the parties may mutually agree. Mr. Teschner would be entitled to receive additional compensation for providing the consulting services;

      o if any amounts paid to Mr. Teschner for his consulting services were determined to be "parachute payments," the merged company would pay to Mr. Teschner a lump sum cash payment sufficient to place him in the same net after tax position he would have been in had such payments not been subject to an excise tax;

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

      o any payments to Mr. Teschner for his consulting services would be secured by assets of Allegiant Bancorp or a letter of credit, at the option of Mr. Teschner; and

      o any agreements between Mr. Teschner and the merged company concerning his consulting services would not prohibit Mr. Teschner from engaging in the business of banking whether or not in competition with the merged company.

BACKGROUND OF THE MERGER; BOARDS' RECOMMENDATIONS AND REASONS FOR
THE MERGER

      Southside's board of directors regularly reviews the organization's business and strategic plans and objectives to determine ways to enhance shareholder value. Early in the first quarter of 2000, Southside's board of directors retained Stifel, Nicolaus & Company, Incorporated to assist it in evaluating its strategic alternatives, including a possible sale or other business combination involving Southside. Southside and Stifel entered into an agreement which included an approved list of institutions Stifel would contact to inquire about their willingness to consider entering into a transaction with Southside. Throughout early 2000, several parties, including Allegiant Bancorp, were contacted to determine their interest in a transaction with Southside. No transactions resulted from these contacts.

      On June 22, 2000, Southside's board of directors terminated the agreement with Stifel. During this period the Southside board also discussed the possibility of initiating a stock repurchase program in an effort to increase shareholder value. On July 27, 2000, the Southside board approved a stock repurchase program to repurchase up to 5% of Southside's outstanding shares in the open market or in private negotiated transactions over the next several months. On August 24, 2000, the Southside board approved borrowing from a bank up to $5 million for the proposed stock repurchase program.

      It became evident during 2000 that various members of Southside's board of directors held different views on the direction that Southside should be pursuing. In an effort to bring about a more unified and focused approach to developing a strategic direction for Southside, five of Southside's ten directors, Douglas P. Helein, Earle J. Kennedy, Jr., Norville K. McClain, Daniel J. Queen and Richard G. Schroeder, Sr., notified Southside's board of directors and management of their desire to liquidate their stock holdings in Southside and, if they did so, their willingness to relinquish their board positions.

      As a result of further discussions with Southside's board and management, the Southside board determined that any sale of these directors' shares should be accomplished by means of a modified "Dutch auction" tender offer which would allow all shareholders of Southside to sell their shares of Southside stock to Southside within a price range established by the Southside board with the advice of a financial consultant. The Southside board believed that this would allow the tendering directors the opportunity to liquidate their holdings in Southside without the negative impact normally associated with the sale of large positions. The Southside board also believed that this would allow other Southside shareholders the opportunity to participate on the same terms and would allow Southside to use its excess capital in a manner which Southside's board and management believed would help maximize shareholder value in the long term.

      In January 2001, Southside initiated a modified Dutch auction tender offer to purchase 1.1 million shares of its common stock, representing approximately 12.2% of Southside's outstanding shares, at a cash price per share of between $10.75 and $12.25. In the offer, Southside reserved the right to increase to up to approximately 1.5 million the number of shares subject to the tender offer, representing approximately 16.4% of the then outstanding shares. The tender offer was subject to a number of conditions before it could be completed, including a condition that no party propose a merger, business combination or other similar transaction involving Southside prior to the expiration of the tender offer. The tender offer was originally scheduled to expire on February 14, 2001.

      During the period shortly before and shortly after the commencement of the tender offer, management of First Banks, Inc., Southside's largest shareholder which owns approximately 20% of its stock, and Southside's Chairman, Norville K. McClain, had several discussions regarding a proposed tender offer.

      Shortly after the tender offer was publicly announced, representatives of Allegiant Bancorp notified representatives of Southside that Allegiant Bancorp was interested in discussing a proposed business combination with Southside under which Southside's shareholders who desired to receive cash for their shares at a premium to the highest Dutch auction price could do so, while making available the opportunity for the remaining Southside shareholders to exchange their shares for Allegiant Bancorp stock with a market price even greater than the cash consideration. Initially, Southside's advisor stated to Allegiant Bancorp that Southside was not interested in pursuing such transaction and that Southside intended to proceed with the tender offer.

      Thereafter, Mr. McClain inquired of Allegiant Bancorp as to whether it continued to be interested in a possible transaction. Allegiant Bancorp advised that it was interested in negotiating a mutually acceptable transaction in accordance with its earlier expression of interest and said that it would make a proposal in writing. On January 25, 2001, Southside's board established a special committee comprised of Messrs. McClain, Schroeder and Teschner, to explore indications of interest regarding a possible business combination.

      On January 31, 2001, Southside received separate non-binding expressions of interest from each of First Banks and Allegiant Bancorp. Each proposal was subject to various conditions, including the completion of satisfactory due diligence. First Banks' proposal was to acquire all outstanding shares of Southside stock not already owned by First Banks for $11.00 cash per share. Allegiant Bancorp's original offer was to acquire all outstanding shares of Southside stock for between $12.50 and $13.50 per share in cash and/or Allegiant Bancorp stock, with a limit on the number of shares of Allegiant Bancorp stock to be issued in the transaction.

      On January 31, 2001, First Banks amended its Schedule 13D filed with the SEC in which it stated that it had determined that it may be advisable to explore the possibility of some form of business combination involving First Banks and Southside and that it had expressed interest in discussing the possibility of such a business combination with Southside and a willingness to enter into a confidentiality agreement so as to allow First Banks to conduct due diligence with respect to Southside and its operations.

      On February 1, 2001, Southside filed an amendment to its tender offer documents with the SEC. In the filing, Southside stated that, in response to the letters received on January 31, 2001, the Southside board had determined to explore the possibility of engaging in a merger or other business combination transaction with another financial institution. The Southside board also extended the expiration date of its tender offer to March 14, 2001.

      By letter dated February 2, 2001, Allegiant Bancorp reaffirmed the non-binding proposal contained in its letter of January 31, 2001, and also expressed a willingness to consider an all cash transaction with Southside.

      Southside's representatives then requested that Allegiant Bancorp execute a confidentiality agreement and a non-solicitation agreement as a condition to being permitted to conduct a due diligence review of Southside. The parties executed a confidentiality agreement, dated February 2, 2001, and a non-solicitation agreement, dated February 3, 2001, under which, respectively, the parties agreed to preserve the confidentiality of the information exchanged during the negotiations and not to solicit each other's customers or employees. On February 3, 2001, Allegiant Bancorp's due diligence team conducted an on-site review at Southside's facility.

      On February 8, 2001, Allegiant Bancorp's senior management briefed its board at an informal meeting. Allegiant Bancorp's board confirmed its direction to management to pursue negotiations for a possible transaction.

      By letter dated February 12, 2001, Allegiant Bancorp reconfirmed its expression of interest in an acquisition. Under the terms of its proposal, Southside's shareholders would be entitled to elect between cash in the amount of $12.50 per share or 1.136 shares of Allegiant Bancorp stock, subject to limitations so that 50% of the consideration would be cash and 50% would be stock. Allegiant Bancorp also proposed that Southside agree to negotiate with Allegiant Bancorp exclusively for a 30-day period as an inducement for Allegiant Bancorp to devote the time and expense associated with negotiating a definitive agreement.

      Southside subsequently requested that Allegiant Bancorp modify its expression of interest to include an all-cash acquisition proposal. By letter dated February 16, 2001, Allegiant Bancorp reiterated the combination cash and stock proposal included in its letter of February 12, 2001 and also submitted an alternative all cash proposal at $11.375 per share.

      During February 2001, Allegiant Bancorp's representatives engaged in various discussions with representative of First Banks. In view of the level of First Banks' ownership of Southside, Allegiant Bancorp wanted to determine whether First Banks would support a transaction between Allegiant Bancorp and Southside consistent with the proposal submitted by Allegiant Bancorp. On February 19, 2001, representatives of Allegiant Bancorp and its counsel met with representatives of First Banks and its counsel to discuss the positions of the respective companies. The First Banks representatives advised the Allegiant Bancorp representatives that First Banks was interested in a transaction in which First Banks would surrender its Southside shares and approximately $12.6 million of cash in exchange for three of Southside's subsidiary banks, The Bank of St. Charles, State Bank of Jefferson County and Bank of Ste. Genevieve. First Banks and Allegiant Bancorp had been advised that this transaction could be structured as a tax-free split-off in which First Banks would acquire three bank subsidiaries of Southside without recognizing taxable income with respect to its shares of Southside surrendered.

      At a subsequent meeting on February 19, 2001, representatives of Southside, Southside's special committee, Allegiant Bancorp, First Banks, and their respective counsel, met to discuss the parties' interest in a possible transaction. At that meeting the Allegiant Bancorp representatives advised the group that Allegiant Bancorp desired to pursue the proposal described in Allegiant Bancorp's letter, dated February 16, 2001. The Allegiant Bancorp and First Banks representatives also summarized the exploratory discussions regarding a possible split-off of the three Southside banking subsidiaries in conjunction with an Allegiant Bancorp-Southside business combination.

      By letter dated February 22, 2001, Southside formally retained Stifel to serve as Southside's financial advisor in connection with a possible business combination involving Southside. At a meeting on February 22, 2001, the Southside board reviewed the two non-binding expressions of interest from First Banks and Allegiant Bancorp. The Southside board then determined that Stifel should canvas the market to determine whether there were any other parties interested in submitting a proposal to Southside for a possible business combination transaction. The board also agreed to permit First Banks to commence due diligence. The board then scheduled a special meeting for March 9, 2001 to review the results of Stifel's efforts and to review any changes to the two expressions of interest. From time to time during the period prior to March 9, 2001, Stifel representatives also discussed Allegiant Bancorp's proposal with its representatives in order to obtain more information regarding Allegiant Bancorp's plans.

      At the March 9, 2001 special meeting, Stifel reported the results of its efforts. Stifel reported that it had contacted 22 companies, five of which were not contacted in the previous year. Of the 22 companies contacted, six indicated an interest in Southside. Of these six, only two, First Banks and Allegiant Bancorp, submitted proposals. Stifel also reported that First Banks had completed its due diligence and that its preference was to acquire two of Southside's subsidiary banks, State Bank of Jefferson County and Bank of Ste. Genevieve, rather than the entire organization. Stifel also reported that, by letter dated March 8, 2001, Allegiant Bancorp had changed its proposal so that Southside shareholders would be entitled to elect between cash in the amount of $12.50 per share or a fixed number of shares of Allegiant Bancorp stock based upon an exchange ratio to be mutually agreed upon by the parties, subject to a 50%/50% split of cash and stock. Stifel indicated that it would continue working with Allegiant Bancorp on its proposal and report to the board at the next regularly scheduled monthly board meeting. The Southside board also, among other things, extended the expiration date of the tender offer until May 1, 2001 and filed amended tender offer documents with the SEC on March 13, 2001.

      Between March 9 and March 29, Stifel had discussions with another financial institution regarding its interest in submitting a proposal regarding a business combination with Southside. By letter dated March 28, 2001, this other financial institution submitted a proposal to acquire Southside for a combination of $12.50 per share in cash and a fixed number of Southside's shares of stock. The merger consideration had a weighted average value of approximately $11.50 per share as of March 28, 2001.

      In response to Stifel's request that Allegiant Bancorp increase the consideration payable to Southside's shareholders in Allegiant Bancorp's proposal, by letter dated March 28, 2001, Allegiant Bancorp increased the proposed price to $13.50 in a combination cash and stock transaction and to $12.00 in an all cash transaction. Allegiant Bancorp's proposal also indicated that, immediately after the acquisition, Allegiant Bancorp would

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

exchange three of Southside's subsidiary banks, The Bank of St. Charles County, Bank of Ste. Genevieve and State Bank of Jefferson County, with First Banks for all of its shares of Southside stock and $12.6 million in cash.

      On March 29, 2001, the Southside board held its regularly scheduled meeting. On or around March 29, 2001, representatives of First Banks advised representatives of Southside that First Banks was still interested in pursuing an all cash acquisition of Southside. At the meeting, Stifel reviewed with the Southside board the proposals it had received. After extensive discussions about the three proposals, the board decided to request that the three interested parties submit proposed definitive agreements. After that meeting a representative of Stifel requested that each of the three parties submit a definitive agreement containing the terms of their respective proposal. Stifel also advised Allegiant Bancorp that Southside's board was unwilling to agree to an exclusivity arrangement.

      During the week of April 1, 2001, Allegiant Bancorp and First Banks held discussions regarding structuring the proposed split-off of the three Southside subsidiary banks. On April 6, 2001, counsel for Allegiant Bancorp circulated a preliminary draft of the merger agreement to representatives of Southside and First Banks, which provided that, immediately prior to the merger, First Banks would acquire the three Southside subsidiary banks, and then Southside would merge into Allegiant Bancorp.

      Southside objected to having First Banks as a party to the merger agreement because it did not want to have First Banks treated any differently in the merger than any of the other Southside shareholders. Accordingly, on April 6, 2001, Allegiant Bancorp's counsel circulated a draft merger agreement under which Southside would merge into Allegiant Bancorp and a draft of a separate purchase agreement which provided that, immediately after the merger, the split-off of The Bank of St. Charles, State Bank of Jefferson County and Bank of Ste. Genevieve to First Banks would be effected.

      Southside continued to object to having the transaction with First Banks as any part of the proposed business combination with Southside because it did not want to have First Banks treated any differently in the merger than any of the other Southside shareholders. In response, on April 13, 2001 Allegiant Bancorp's counsel circulated a revised draft merger agreement which provided that Southside would merge into Allegiant Bancorp, but which did not contain any provision regarding the acquisition of any Southside banks by First Banks.

      Subsequently, Stifel requested that each of the three parties confirm in writing their highest bids. By letter, dated April 17, 2001, Allegiant Bancorp proposed a transaction under which it would pay $12.00 per share in cash or $14.00 per share in cash and 1.39 shares of Allegiant common stock in a combination cash and stock transaction.

      Allegiant Bancorp and First Banks held further discussions regarding the parties' respective positions, and on April 17, 2001, Allegiant Bancorp's counsel circulated a draft merger agreement providing for Allegiant Bancorp to merge into Southside. In response to Stifel's request, the agreement provided for merger consideration of $14.00 per share, consisting one-half of cash and one-half merged company common stock. The reason for the change in structure was to preserve the possibility of a tax advantaged split-off of the certain Southside banks to First Banks after the merger if the merged company and First Banks were to negotiate a mutually acceptable transaction at that time. Also during these discussions First Banks advised Allegiant Bancorp that it would not execute an agreement to vote for the Allegiant Bancorp-Southside transaction, unless the parties also entered into an agreement which gave First Banks a put right and included certain negative covenants of the merged company to prevent it from frustrating First Banks' ability to increase its ownership of the merged company, including a possible acquisition of control.

      On April 18, 2001, the Southside board held a special directors meeting. The Southside board reviewed with Stifel the financial aspects of the several different proposed definitive agreements submitted by Allegiant Bancorp, the proposed definitive agreement submitted by First Banks, and the two alternative proposed definitive agreements submitted by the other financial institution, one for an all-stock transaction and one for a combination cash and stock transaction. Stifel reviewed with the Southside board the major financial terms of each definitive agreement. Stifel noted that Allegiant Bancorp increased its offer for the 50% cash, 50% stock transaction to an exchange ratio of 1.39 shares of stock for each share of Southside stock and $14.00 in cash per share for each share of Southside stock. Upon a detailed review of the proposed agreements, the board committee was unanimously

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

authorized to negotiate a definitive agreement with Allegiant Bancorp for a part cash, part stock transaction and to report back to the full board of directors prior to any final agreement.

      On April 19, 2001, Allegiant Bancorp's board discussed the status of the negotiations at its meeting following the annual meeting of its shareholders. The board confirmed its desire to approve the transaction, with or without the contractual provisions requested by First Banks.

      On April 20, 2001, Allegiant Bancorp formalized its engagement of Legg Mason to serve as its financial advisor in connection with a possible business combination with Southside.

      Southside later informed Allegiant Bancorp that, for various reasons including the fact that it wanted each of its shareholders to be treated the same in the merger, Southside did not want to be involved in any respects with a split-off of certain Southside banks to First Banks, whether such split-off occurred prior to or after the merger. As a result, on April 24, 2001, Southside's counsel circulated comments to the April 13, 2001 merger agreement draft submitted by Allegiant Bancorp.

      On April 25, 2001, representatives from Allegiant Bancorp and Southside met to negotiate certain terms and conditions of the merger agreement. Also on April 26, 2001, Southside's legal counsel conducted its due diligence investigation of Allegiant Bancorp which included review of provided documents and financial information regarding Allegiant Bancorp.

      On April 26, 2001, Allegiant Bancorp's legal counsel conducted its due diligence investigation of Southside, which was in addition to counsel's review of Southside's publicly filed documents which had been occurring since merger negotiations began. The due diligence review included review of provided documents and financial information regarding Southside.

      On April 26, 2001, the Southside board met with its legal and financial advisors to review in detail the terms of the proposed merger agreement with Allegiant Bancorp. The Southside board also reviewed the draft disclosure schedule, an amendment to the Southside Rights Agreement which would keep the Rights Agreement from being triggered upon execution of the merger agreement, and the voting agreements to be signed by each director and executive officer. The Southside board agreed to review all relevant materials and hold a meeting the next day, April 27th, to again consider the proposed transaction.

      Negotiations continued through April 27, 2001, including, in accordance with Allegiant Bancorp's request, negotiations regarding the structure of the merger. On April 27, 2001, the parties agreed that the merger would be structured as Allegiant Bancorp merging into Southside. As a condition to this approach and at the request of Southside, Allegiant Bancorp agreed to terminate all discussions with First Banks regarding the split-off and that, prior to the close of the merger, Allegiant Bancorp would not discuss or negotiate the split-off with First Banks. Southside also requested that Allegiant Bancorp indemnify the Southside shareholders who receive stock in the merger against any tax liabilities they may incur as a result of their receipt of merged company stock in the merger. The purpose of Southside's requests was to make sure that each of its shareholders would be treated the same in the merger and to make sure that nothing would be done by Allegiant Bancorp and First Banks before or after the merger that could jeopardize the tax-free nature of the merger applicable to the stock component of the merger consideration. On April 27, 2001, Allegiant Bancorp terminated negotiations with First Banks regarding the bank split-offs and informed First Banks of its agreement with Southside.

      On April 27, 2001, Southside's board held a special meeting to further consider the merger agreement and the transactions contemplated thereby. Stifel representatives presented a financial analysis of the consideration to be received by Southside's shareholders in the merger. Stifel orally advised Southside's board that it was Stifel's opinion that the merger consideration payable to Southside's shareholders in the merger was fair, from a financial point of view, to Southside's shareholders. Stifel provided a written opinion to that effect on April 30, 2001. The Southside board unanimously approved the merger agreement and the transactions contemplated thereby, the voting agreements and the amendment to the Rights Agreement, subject to the negotiation of the final terms of the definitive agreements by Southside management and legal counsel. The Southside board also determined that, because not all of the conditions to the tender offer had been satisfied, Southside would terminate the tender offer if the merger agreement with Allegiant Bancorp was signed.


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      Also on April 27, 2001, Allegiant Bancorp's board held a special meeting to consider the agreement and plan of merger and the transactions contemplated thereby, which the parties' representatives had negotiated. Allegiant Bancorp's management reviewed the development of the transaction since the preceding board meeting on April 19, 2001. Legg Mason representatives presented a financial analysis of the consideration to be received by Southside's shareholders in the merger. Legg Mason orally advised Allegiant Bancorp's board that it was Legg Mason's opinion that the merger consideration payable to Southside's shareholders in the merger was fair, from a financial point of view, to Allegiant Bancorp and that Legg Mason's written opinion to that effect would be included in the proxy materials issued in connection with a shareholders' meeting held to vote on the merger. Allegiant Bancorp's counsel reviewed the terms of the transaction documents. Thereafter, the board discussed the advisability of the proposed merger, the merger agreement and the transactions contemplated thereby. At the conclusion of the discussion, Allegiant Bancorp's board voted unanimously to approve the merger, the merger agreement and the transactions contemplated thereby and to recommend that its shareholders vote for approval and adoption of the merger, the merger agreement and the transactions contemplated thereby.

      Final negotiations for the definitive merger agreement continued through April 30, 2001. On April 30, 2001, the merger agreement and the voting agreements were executed by the parties after the close of trading on the Nasdaq National Market. Shortly thereafter Southside and Allegiant Bancorp jointly announced the proposed merger. On May 1, 2001, Southside filed documents with the SEC terminating the tender offer.

      After discussions with the exchange agent and the Depository Trust Company regarding the process of mailing and tabulating the election forms, Allegiant Bancorp and Southside amended the merger agreement on July 31, 2001, to provide, among other things, that the election forms would be mailed to Southside shareholders after the completion date of the merger.

      ALLEGIANT BANCORP BOARD RECOMMENDATION AND REASONS FOR THE MERGER. Allegiant Bancorp's board believes that the merger is fair to, and in the best interests of, Allegiant Bancorp and its shareholders. Accordingly, Allegiant Bancorp's board of directors unanimously approved the merger agreement and unanimously recommends that its shareholders vote "FOR" the merger.

      Allegiant Bancorp's board of directors believes that the merger presents a unique opportunity to combine two financial institutions to create a community-based banking and financial services company with the capability to offer a full range of financial products and services through a powerful distribution network in the greater St. Louis area.

      In reaching its decision to approve the merger agreement, the board consulted with Allegiant Bancorp's management, as well as with Allegiant Bancorp's financial and legal advisors, and considered a variety of factors, including the following:

      o Allegiant Bancorp's knowledge of its company's business, operations, financial condition, earnings and prospects;

      o The business, operations, financial condition, earnings and prospects of Southside. In making this determination, Allegiant Bancorp took into account the results of its due diligence review of Southside;

      o The unique opportunity for growth represented by Southside in view of the board's assessment of the attractiveness of other acquisition candidates in Allegiant Bancorp's market area;

      o The consistency of the merger with Allegiant Bancorp's business strategy;

      o Allegiant Bancorp's expectation that the merged company would benefit from greater economies of scale than either Allegiant Bancorp or Southside could benefit separately in its consumer banking, commercial banking, asset management and other businesses;

      o Allegiant Bancorp's view that the combination of Allegiant Bancorp and Southside presents manageable execution risk in view of the similar markets and customer demographics served by

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

           Allegiant Bancorp and Southside, the geographic area to be served by the merged company, the similar business lines and business cultures of the two companies and Allegiant Bancorp management's prior experience in integrating acquisitions;

      o The fact that the Allegiant Bancorp identity and brand would be continued by the merged company after the merger;

      o The complementary nature of the business of Allegiant Bancorp and Southside;

      o Allegiant Bancorp's belief that both Allegiant Bancorp's and Southside's senior management share a common vision about the importance of delivering financial performance and shareholder value and that the managements and employees of Allegiant Bancorp and Southside possess complementary skills and expertise;

      o The structure of the merger and the terms of the merger agreement and related agreements;


      o The opinion of Legg Mason Wood Walker, Incorporated, Allegiant Bancorp's financial advisor, that the amount of consideration to be paid by Allegiant Bancorp in the merger agreement is fair, from a financial point of view, to Allegiant Bancorp; and


      o The perceived likelihood that the merger will be approved by the appropriate regulatory authorities.

      This discussion of the information and factors considered by Allegiant Bancorp's board of directors is not intended to be exhaustive but includes all material factors the board considered. In reaching the determination to approve and recommend the merger, Allegiant Bancorp's board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Allegiant Bancorp's board of directors is unanimous in its recommendation that Allegiant Bancorp shareholders vote "FOR" the merger agreement and the transactions contemplated thereby.

      SOUTHSIDE BOARD RECOMMENDATION AND REASONS FOR THE MERGER. In reaching the decision to approve the merger, Southside's board of directors consulted with Southside's management, as well as its financial and legal advisors, and considered many factors, including the following:

      o The formation of the merged company as a Missouri financial institution with more than $1.9 billion in total assets;

      o The increased economic value for Southside's shareholders because the merger provides a premium over the Southside market price existing immediately before the announcement of the transaction;

      o The opportunity for shareholders to elect cash or stock, subject to reallocation of the oversubscribed form of consideration;

      o The opportunity for Southside shareholders who receive stock of the merged company to continue their investment in a regional bank holding company through a tax-free transaction;

      o The advice from Stifel, Nicolaus & Company, Incorporated, Southside's financial advisor, that the amount of consideration to be received by Southside's shareholders in the merger is fair, from a financial point of view, to Southside shareholders;

      o Increasingly competitive conditions in the marketplace for financial institutions;

      o The ability to combine Southside's operations with an attractive bank holding company which shares many of Southside's goals of providing exemplary regional banking services, but which also offers a larger market area and larger asset base to allow for enhanced service in the future;

      o The possibility for employees of Southside to have more opportunities for employment and the possibility for customers of Southside to have more diverse products and services from a larger banking organization; and

      o    The terms of the merger agreement and related agreements.

      This discussion of the various factors considered by the board of directors of Southside is not, and is not intended to be, exhaustive. It is not necessarily in the order of importance to the board of directors or any particular director. Southside's board of directors did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination due to the variety of factors considered. In addition, each director may have given different weights to different factors.

      Southside's board of directors believes that the merger and the related transactions are fair to, and in the best interests of, Southside and its shareholders. Accordingly, Southside's board of directors has unanimously approved the merger and unanimously recommends that Southside shareholders vote "FOR" the merger.

OPINION OF ALLEGIANT BANCORP'S FINANCIAL ADVISOR

      At a meeting of the board of directors on April 27, 2001, Allegiant Bancorp's directors discussed and considered the terms of the proposed merger. At that meeting Legg Mason Wood Walker, Incorporated, Allegiant Bancorp's financial advisor, submitted an opinion to Allegiant Bancorp's board of directors that, based upon the matters set forth in such opinion, the consideration to be paid by Allegiant Bancorp in the merger was fair, from a financial point of view, to Allegiant Bancorp. Legg Mason has confirmed its opinion by delivery of an updated written opinion to Allegiant Bancorp's board of directors dated the date of this joint proxy statement/ prospectus.


      The full text of Legg Mason's opinion dated August 1, 2001, which sets forth assumptions made, procedures followed, matters considered, and limits on the review undertaken by Legg Mason Wood Walker, Incorporated, is attached as Annex B to this joint proxy statement/prospectus and is
            -------
incorporated herein by reference. Allegiant Bancorp's shareholders are urged to read the Legg Mason opinion in its entirety.


      On April 20, 2001, Allegiant Bancorp retained Legg Mason as its financial advisor in connection with Allegiant Bancorp's consideration of a possible merger with Southside and to render an opinion with respect to the fairness to Allegiant Bancorp, from a financial point of view, of the consideration to be paid by Allegiant Bancorp in the merger. Legg Mason is engaged in the business of providing a range of investment banking services to clients and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


      On April 27, 2001, the board of directors of Allegiant Bancorp held a meeting to evaluate the proposed merger. At this meeting, Legg Mason rendered its oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Allegiant Bancorp in the merger was fair, from a financial point of view, to Allegiant Bancorp. Following this meeting, Legg Mason delivered a written opinion dated April 27, 2001 to the board of directors of Allegiant Bancorp. Legg Mason subsequently confirmed and updated its opinion in writing by delivering to the board of directors of Allegiant Bancorp a written opinion dated as of August 1, 2001. In updating its opinion, Legg Mason performed procedures to update certain of its analyses and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion.


      The full text of the Legg Mason opinion, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken in connection with the opinion, is attached to this document as Annex B and is incorporated herein by
                             -------
reference. Shareholders are urged to read the opinion in its entirety. Legg Mason's opinion is directed to the Allegiant Bancorp board of directors and relates only to the fairness, from a financial point of view, of the amount of consideration to be paid in the merger. In addition, Legg Mason's opinion does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion.

      In rendering its opinion, Legg Mason, among other things:


      o reviewed the definitive merger agreement dated April 30, 2001 and related documents;


      o reviewed the audited consolidated financial statements of Allegiant Bancorp for the twelve-month periods ended December 31, 2000, 1999, 1998, and 1997;


      o reviewed the unaudited financial statements of Allegiant Bancorp for the six-month period ended June 30, 2001;


      o reviewed the audited consolidated financial statements of Southside for the twelve-month periods ended December 31, 2000, 1999, 1998, and 1997;

      o reviewed publicly available information concerning Allegiant Bancorp and Southside primarily related to company press releases and proxy statements;

      o reviewed forecast financial statements of Allegiant Bancorp and Southside furnished to Legg Mason by the management of Allegiant Bancorp;

      o reviewed and analyzed publicly available financial and stock market data relating to public companies that Legg Mason deemed relevant to its inquiry;

      o reviewed the reported prices and trading activity of the publicly-traded securities of Allegiant Bancorp and Southside;

      o analyzed publicly available information concerning the terms of merger and acquisition transactions that Legg Mason considered relevant to its inquiry;

      o held meetings and discussions with officers and employees of Allegiant Bancorp and Southside concerning the operations, financial condition, and future prospects of Allegiant Bancorp and Southside; and

      o conducted other financial studies, analyses and investigations and considered other information as it deemed necessary or appropriate for purposes of its opinion.

      Legg Mason also considered additional financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of financial institutions, including banks, bank holding companies, thrifts and finance companies generally. Legg Mason's opinion was based upon conditions as they existed on, and information provided to it by, the date of the opinion.

      In connection with its review, Legg Mason assumed and relied upon the accuracy and completeness of all financial and other information supplied to it by Allegiant Bancorp and Southside or publicly available, and did not independently verify that information. Legg Mason further relied upon the assurances of management of Allegiant Bancorp and Southside that they are unaware of any facts that would make that information incomplete or misleading. In particular, Legg Mason relied upon the management of Allegiant Bancorp as to the proper accounting treatment of the merger, including the impact of the pro forma adjustments on the financial statements. Legg Mason also relied upon the managements of Allegiant Bancorp and Southside as to the reasonableness and achievability of the financial projections, and the assumptions and bases therein, provided to it or prepared for Allegiant Bancorp and Southside, and Legg Mason assumed that those projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of Allegiant Bancorp and Southside, including the tax benefits, cost savings and operating synergies to result from or follow the merger. Legg Mason had no reason to believe those projections were incorrect. In addition, Legg Mason assumed the year-to-date financial results of both Allegiant Bancorp and Southside are not materially different than the 2001 budgets provided to it. Neither Allegiant Bancorp nor Southside publicly discloses internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the merger. The projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

      Legg Mason has not been requested to make, and has not made, an independent appraisal or evaluation of the assets, properties or liabilities of Southside and it has not been furnished with any such appraisal or evaluation. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. Legg Mason did not review any of the books and records of Southside or assume any responsibility for conducting a physical inspection of the properties, branches or facilities of Southside. Legg Mason assumed that the merger will be consummated on the terms and conditions described in the form of the merger agreement reviewed by it. In addition, Legg Mason has assumed all material liabilities of Allegiant Bancorp and Southside are reflected in their financial statements. Furthermore, Legg Mason has expressed no opinion as to the value of or the price or trading range at which the shares of Allegiant Bancorp will trade in the future.

ANALYSIS OF LEGG MASON

      The following summary describes the primary analyses performed by Legg Mason in reaching its opinion. You should understand that the order of analyses, and the results of those analyses, described does not represent relative importance or weight given to such analyses by Legg Mason.

      MERGER OVERVIEW. Legg Mason noted that the total value of the consideration to be paid in the merger was approximately $118 million which will be paid 50% in the form of cash of $14.00 per share of Southside common stock and 50% in the form of 1.39 shares of merged company common stock per share of Southside common stock. Each Southside shareholder will be entitled to elect the form of consideration to be received, subject to pro ration of the oversubscribed pool of consideration. Legg Mason determined that the $14.00 per Southside share represented the following multiples:


       SOUTHSIDE BASIS                               MULTIPLE
       ---------------                               --------

       Last twelve month earnings per share............18.21x
       Book value per share.............................1.70x
       Tangible book value per share....................1.90x


      ACCRETION/DILUTION ANALYSIS. Legg Mason analyzed the pro forma financial impact of the merger, on both a GAAP basis and a cash basis, on Allegiant Bancorp's fully diluted earnings per share. For purposes of these analyses, Legg Mason assumed that the merger would close in the fourth quarter of 2001 and utilized earnings per share projections provided by management of Allegiant Bancorp for Allegiant Bancorp and Southside for 2002. Legg Mason performed this analysis using Allegiant Bancorp management's assumptions with respect to operating synergies, including the phase-in period for achieving those synergies. Legg Mason's analyses showed that the merger, compared to continued operation of Allegiant Bancorp on a stand-alone basis, would be accretive to both Allegiant Bancorp's GAAP and cash estimated earnings in 2002.

      SELECTED MERGERS. Legg Mason then compared the ratios generated by the merger to those of other selected bank merger transactions. The ratios used were based upon the acquisition price of these transactions relative to the last twelve months GAAP earnings, reported book value, and reported tangible book value. In addition, Legg Mason reviewed the implied core deposit premium of the merger versus that of the comparable merger transactions. The information analyzed was compiled from both public filings with the SEC and a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry. The data used for the comparable transactions was as of the announcement date of those transactions.

      Legg Mason selected fifteen domestic bank mergers that were announced since January 1, 1999 as the comparable transactions. These select transactions include the following:

           BUYER                                       SELLER
           -----                                       ------
           BB&T Corporation                            BankFirst Corporation
           City National Corporation                   The Pacific Bank, N.A.
           Community Bank System, Incorporated         First Liberty Bank Corporation
           Compass Bancshares, Incorporated            FirsTier Corporation
           Fifth Third Bancorp                         Peoples Bank Corporation of Indianapolis
           First Charter Corporation                   Carolina First Bancshares, Incorporated
           Fulton Financial Corporation                Drovers Bancshares Corporation
           Harris Bankcorp, Incorporated               First National Bancorp, Incorporated
           Old Kent Financial Corporation              Grand Premier Financial, Incorporated
           Old Kent Financial Corporation              Merchants Bancorp, Incorporated
           Old National Bancorp                        ANB Corporation
           U.S. Bancorp                                Scripps Financial Corporation
           Wells Fargo & Company                       Brenton Banks, Incorporated
           Wells Fargo & Company                       Michigan Financial Corporation
           WesBanco, Incorporated                      American Bancorporation

      Additionally, Legg Mason analyzed all bank mergers announced since January 1, 2000 where the announced transaction value was between $50 million and $250 million or the target's assets at announcement were between $300 million and $1.5 billion in both the Midwest and the United States.

      The table below compares the implied ratios of the merger to the comparable transactions:

                                                                    SELECT           MIDWEST            U.S.
                                                ALLEGIANT/       TRANSACTIONS     TRANSACTIONS      TRANSACTIONS
   TRANSACTION RATIO                             SOUTHSIDE          MEDIAN           MEDIAN            MEDIAN
   -----------------                             ---------          ------           ------            ------
   Price/Last twelve month
      earnings per share (1)....................   18.21x           19.10x           19.44x            18.05x
   Price/Book value per share...................    1.70x            2.29x            2.47x             2.41x
   Price/Tangible book value per share..........    1.90x            2.47x            2.61x             2.54x
   Core deposit premium.........................   10.62%           18.27%           25.91%            17.08%

---------
  (1) Earnings per share excludes any extraordinary items which may have affected earnings.

      SELECTED PEER GROUP ANALYSIS. Legg Mason reviewed the historical financial and market performance of Southside and its peer group based on financial measures including earnings performance, efficiency ratio, capital adequacy and asset quality, and measures of market performance, including price to book values, price to tangible book values, and price to last twelve month earnings. The information analyzed was compiled from both public filings with the SEC and a data firm that monitors and publishes financial and market information for companies in the financial services industry. Legg Mason used these measurements to estimate the relative value of the companies.

      The comparable companies used by Legg Mason were twelve banking institutions headquartered in Illinois, Indiana, Iowa, and Missouri having assets between $500 million and $1 billion, referred to as the Select Group.

      Additionally, Legg Mason reviewed the historical financial and market performance of all banks headquartered in Illinois, Indiana, Iowa, and Missouri, referred to as the Midwest Group, all domestic banks with assets between $500 million and $1 billion, referred to as the U.S. Asset Group, and all domestic banks, referred to as the U.S. Group.

      The following table compares the historical financial performance ratios of Southside to its peer groups:

                                                                SELECT       MIDWEST    U.S. ASSET        U.S.
                                                                 GROUP        GROUP        GROUP          GROUP
   FINANCIAL RATIO                              SOUTHSIDE       MEDIAN       MEDIAN       MEDIAN         MEDIAN
   ---------------                              ---------       ------       ------       ------         ------
   Return on average assets....................    0.92%         0.83%        0.92%        1.02%          1.06%
   Return on average equity....................    9.76         10.06        12.74        12.67          12.34
   Net interest margin.........................    3.76          3.85         3.71         4.31           4.32
   Efficiency ratio ...........................   66.82         63.77        60.68        60.57          61.50
   Non-interest income/Average assets..........    0.62          0.75         0.87         0.86           0.84
   Total equity/Total assets...................    9.41          8.03         7.82         8.54           8.78
   Total loans/Total deposits..................   80.71         87.26        85.87        82.78          84.45
   Non-performing assets/Total assets..........    0.83          0.50         0.38         0.38           0.35


      Legg Mason also compared the market performance ratios of Southside's peer groups to the implied ratios resulting from the merger. Legg Mason reviewed merger control premiums that approximate the median 1-day and 30-day stock price premiums realized in the select transactions listed above. Legg Mason then applied the average of the control premiums which represented a 45% merger control premium to the market performance ratios of Southside's peer groups. The analysis showed a price to last twelve month earnings multiple implied in the merger of 18.2x versus a range of 16.7x to 18.3x for the peer groups. The price to book value and price to tangible book value multiples implied in the merger of 1.7x and 1.9x, respectively, compared with ranges of 1.6x to 2.0x book value and 1.8x to 2.1x tangible book value.

      DISCOUNTED CASH FLOW ANALYSIS. Legg Mason performed a discounted cash flow analysis that uses an estimated stream of cash flows which would be derived from Southside following the merger to determine theoretical valuation ranges. The analysis assumed the following:

      o projected 2002 net income of Southside based on management estimates, with assumed average net income growth of 10.00% for 2003 through calendar year 2006;

      o pre-tax cost savings to be achieved in the merger of $5.3 million in 2002 and thereafter and net revenue enhancements of $2.6 million in 2002 grown by 10% in 2003 and thereafter;

      o terminal multiples of 7 to 15 times earnings for estimated 2006 earnings; and

      o    discount rates of 10% to 14%.

Based on such assumptions, Legg Mason's analysis implied the following theoretical range of values for Southside:

                NET PRESENT VALUE
                -----------------

                Low valuation.............................$98.3 million
                Mid-point valuation......................$129.5 million
                High valuation...........................$165.9 million

      Legg Mason observed that the implied value of the merger is within this range and is below both the mid-point and high valuations.

      Additionally, Legg Mason estimated internal rates of return using a present value analysis over a five-year period, which Allegiant Bancorp may realize from the merger given the above assumptions in addition to earnings growth rates of 8.00% to 12.00% and terminal multiples of 7 to 15 times earnings for estimated 2006 earnings. Based on these assumptions, Legg Mason projected internal rates of returns ranging from 16.0% to 32.3%.

      Legg Mason stated that the discounted cash flow analysis is widely-used valuation methodology but noted that it relies on numerous assumptions, including earnings growth rates, cost savings, terminal values and discount rates. The analysis does not purport to be indicative of the actual value or expected value of Southside or the actual returns or expected returns which Allegiant Bancorp may achieve from this merger.

      This summary provides a description of the material analyses prepared by Legg Mason in connection with the rendering of its opinion. The preparation of the fairness opinion is not necessarily susceptible to partial analysis or summary description. Legg Mason believes that its analyses must be considered as a whole and that selecting portions of its analyses without considering all analyses would create an incomplete view of the processes underlying the analyses set forth in Legg Mason's presentation and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Legg Mason's view of the actual value of Southside. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

      Pursuant to its engagement letter with Legg Mason, Allegiant Bancorp agreed to pay Legg Mason a non-refundable financial advisory fee of $25,000 upon signing the engagement letter, a non-refundable fee of $250,000 upon delivery of Legg Mason's fairness opinion and a fee of $250,000 upon, and contingent upon, the consummation of the merger. Allegiant Bancorp has also agreed to reimburse Legg Mason for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel retained by Legg Mason. Allegiant Bancorp has also agreed to indemnify Legg Mason, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. In addition, Legg Mason has provided, and may provide in the future, certain investment banking services to Allegiant Bancorp from time to time, for which it has received, and would receive, customary compensation, including acting as financial advisor for Allegiant Bancorp in connection with the merger agreement. Legg Mason will receive a fee for managing an underwritten offering of trust preferred securities of Allegiant Bancorp, the proceeds of which will be used to partially fund the cash portion of the merger.

OPINION OF SOUTHSIDE'S FINANCIAL ADVISOR

      Southside retained Stifel, Nicolaus & Company, Incorporated as its financial advisor in connection with the merger because Stifel is a nationally recognized investment banking firm with substantial expertise in transactions similar to the merger. Stifel is an investment banking and securities firm with membership on all principal United States securities exchanges. As part of its investment banking activities, Stifel regularly engages in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

      In connection with the April 27, 2001 meeting of the board of directors of Southside, Stifel rendered its oral opinion that, as of such date, the consideration payable under the agreement was fair to the holders of Southside common stock from a financial point of view. Stifel delivered a written opinion to the same effect on April 30, 2001. Stifel confirmed its prior opinion by delivery of its written opinion to the Southside board of directors, dated the date of this joint proxy statement/prospectus, that, based upon and subject to the various considerations set forth herein, as of the date hereof the consideration payable under the merger agreement is fair to the holders of Southside common stock from a financial point of view.


      The full text of Stifel's opinion dated as of August 1, 2001, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this joint proxy statement/
                                  -------
prospectus
and is incorporated herein by reference, and should be read in its entirety in connection with this joint proxy statement/prospectus.


      No limitations were imposed by Southside on the scope of Stifel's investigation or the procedures to be followed by Stifel in rendering its opinion. Stifel was not requested to and did not make any recommendation to Southside's board of directors as to the form or amount of the consideration to be paid to Southside or its shareholders, which was determined through arm's length negotiations between the parties. In arriving at its opinion, Stifel did not ascribe a specific range of values to Southside. Its opinion is based on the financial and comparative analyses described below. Stifel's opinion was directed solely to Southside's board of directors for its use in connection with its consideration of the merger. Stifel's opinion addressed only the fairness of the consideration to be received from a financial point of view, did not address any other aspect of the merger, and was not intended to be and does not constitute a recommendation to any shareholder of Southside as to how such shareholder should vote with respect to the merger. Stifel was not requested to opine as to, and its opinion does not address, Southside's underlying business decision to proceed with or effect the merger or the relative merits of the merger compared to any alternative transaction that might be available to Southside.


      In connection with its April 27, 2001 opinion and its written opinion dated August 1, 2001, Stifel, among other things:


      o    reviewed the form of the merger agreement as executed on April
           30, 2001;

      o reviewed the financial statements of Southside and Allegiant Bancorp included in their respective Form 10-Ks for the five years in the period ended December 31, 2000;

      o reviewed certain internal financial analyses and forecasts for Southside and Allegiant Bancorp prepared by their respective managements;

      o conducted conversations with Southside's and Allegiant Bancorp's senior management regarding recent developments and each management's respective financial forecasts for Southside and Allegiant Bancorp;

      o interviewed members of Southside's and Allegiant Bancorp's respective senior managements regarding factors which affect each entity's business;

      o compared certain financial and securities data of Southside and Allegiant Bancorp with various other companies whose securities are traded in public markets and reviewed the historical stock prices and trading volumes of the common stock of Southside and Allegiant Bancorp;

      o reviewed the financial terms of certain other business combinations; and

      o conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

      Stifel also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the commercial banking industry generally.

      In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to it or that was otherwise reviewed by it and did not assume any responsibility for independently verifying any of that information. With respect to the financial forecasts supplied to Stifel, including, without limitation, projected cost savings and operating synergies resulting from the merger, Stifel assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of Southside and Allegiant Bancorp as to the future operating and financial performance of Southside and Allegiant Bancorp, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which Stifel could form its opinion.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Southside or Allegiant Bancorp since the date of the last financial statements made available to it. Stifel also assumed, without independent verification and with Southside's consent, that the aggregate allowances for loan losses set forth in the financial statements of Southside and Allegiant Bancorp are in the aggregate adequate to cover all such losses. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of Southside's or Allegiant Bancorp's assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of Southside or Allegiant Bancorp. Stifel relied on advice of Southside's counsel and accountants as to all legal and accounting matters with respect to Southside, the merger agreement and the transactions contemplated thereby. Stifel assumed, with Southside's consent, that there are no factors that would delay, or subject to any adverse conditions, any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived.

      In rendering its opinion, Stifel assumed, as contemplated by the merger agreement, that: (1) the merger will be consummated as provided in the merger agreement, (2) will constitute a tax-free reorganization as to the shares of merged company common stock received by shareholders of Allegiant Bancorp and Southside and (3) will be accounted for under the purchase accounting method. Stifel's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. Stifel's opinion does not imply any conclusion as to the price or trading range of the Southside common stock or the Allegiant Bancorp common stock, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

      The financial forecasts furnished to Stifel for Southside and Allegiant Bancorp and estimates of cost savings and operating synergies resulting from the merger were prepared by the managements of Southside and Allegiant Bancorp and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As a matter of policy, Southside and Allegiant Bancorp do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Stifel in connection with its analysis of the financial terms of the merger, and the forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of either Southside or Allegiant Bancorp, including, without limitation, factors related to the integration of Southside and Allegiant Bancorp and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in the forecasts and estimates.

      In connection with rendering its April 27, 2001 opinion, Stifel performed a variety of financial analyses that are summarized below. This summary does not purport to be a complete description of the analyses. Stifel believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of the analyses and the factors considered, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Southside or Allegiant Bancorp. Any estimates contained in Stifel's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel's analyses was identical to Southside or Allegiant Bancorp or the merger. Accordingly, an analysis of the results described below is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other. The analyses described below does not purport to be indicative of actual future results, or to reflect the prices at which Southside common stock or Allegiant Bancorp common stock may trade in the public markets.

      The following is a summary of the financial analyses performed by Stifel in connection with providing its opinion on April 27, 2001. In connection with its written opinion dated as of the date of this joint proxy statement/prospectus, Stifel performed procedures to update certain of its analyses and review the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, Stifel did not utilize any methods of analysis in addition to those described.

      PRO FORMA EFFECT OF THE MERGER. Stifel reviewed certain estimated future operating and financial information developed by Southside and Allegiant Bancorp and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger for the twelve-month periods ending December 31, 2001 and December 31, 2002. Based on this analysis, Stifel compared certain of Southside's estimated future per share results with the estimated figures for the pro forma combined entity. Stifel compared Southside's estimated future stand-alone earnings per share with such estimated figures for the pro forma combined entity. On a pro forma basis, the merger is forecast to be accretive to the merged company's earnings per share for the twelve-month periods ending December 31, 2001 and December 31, 2002. Stifel also reviewed certain historical financial information in order to determine the effect of the merger on Southside's book value and tangible book value. Based on this analysis, at December 31, 2000, on a pro forma basis the merger is forecast to be accretive to the merged company's book value per share and tangible book value per share. Stifel also compared Southside's stand-alone common stock dividends per share with the estimated figures for the pro forma combined entity. On a pro forma basis, the merger is forecast to be accretive to the merged company's dividends per share.

      ANALYSIS OF BANK MERGER TRANSACTIONS. Stifel analyzed certain information relating to recent transactions in the banking industry, consisting of (1) 150 acquisitions announced between April 23, 2000 and April 23, 2001, involving sellers in all regions of the United States with announced transactions values and excluding merger of equals transactions, referred to below as Group A, (2) 38 acquisitions announced between April 23, 2000 and April 23, 2001, involving sellers in the midwestern region of the United States with announced transactions values and excluding merger of equals transactions, referred to below as Group B and (3) 31 acquisitions announced between April 23, 2000 and April 23, 2001, involving sellers in the midwestern region of the United States with announced transactions values, using purchase accounting, and excluding merger of equals transactions, referred to below as Group C. Stifel calculated the following ratios with respect to the merger and the selected transactions:

                                              SOUTHSIDE/
                                          ALLEGIANT BANCORP                 GROUP A SELECTED TRANSACTIONS
                                          -----------------      ---------------------------------------------------
RATIOS                                                           25TH PERCENTILE         MEDIAN       75TH PERCENTILE
------                                                           ---------------         ------       ---------------
Deal Price Per Share/ Book Value
       Per Share........................        178.4%               147.2%              182.5%           240.9%
Deal Price Per Share/Tangible Book
       Value Per Share..................        187.5%               148.8%              186.1%           251.2%
Adjusted Deal Price/6.50% Equity........        213.6%               163.6%              210.4%           273.7%
Deal Price Per Share/Last 12
       Months Earnings Per Share........         18.6x                13.8x               17.6x            21.8x
Deal Price/Assets.......................         16.8%                12.7%               16.8%            21.7%
Premium over Tangible Book
       Value/Deposits...................         10.1%                 5.2%                9.4%            13.9%
Deal Price/Deposits....................          21.6%                15.1%               20.5%            26.4%


                                              SOUTHSIDE/
                                           ALLEGIANT BANCORP               GROUP B SELECTED TRANSACTIONS
                                           -----------------     ---------------------------------------------------
RATIOS                                                           25TH PERCENTILE         MEDIAN      75TH PERCENTILE
------                                                           ---------------         ------      ---------------
Deal Price Per Share/ Book Value
       Per Share........................        178.4%               140.6%              158.3%           203.5%
Deal Price Per Share/Tangible Book
       Value Per Share..................        187.5%               142.2%              161.5%           209.1%
Adjusted Deal Price/6.50% Equity........        213.6%               156.7%              187.4%           245.8%
Deal Price Per Share/Last 12
       Months Earnings Per Share........         18.6x                13.6x               17.4x            19.3x
Deal Price/Assets.......................         16.8%                11.6%               14.6%            21.4%
Premium over Tangible Book
       Value/Deposits...................         10.1%                 4.6%                7.2%            11.6%
Deal Price/Deposits.....................         21.6%                13.7%               18.0%            26.7%


                                   - 49 -


                                               SOUTHSIDE/
                                           ALLEGIANT BANCORP                GROUP C SELECTED TRANSACTIONS
                                           -----------------     ---------------------------------------------------
RATIOS                                                           25TH PERCENTILE         MEDIAN      75TH PERCENTILE
------                                                           ---------------         ------      ---------------
Deal Price Per Share/ Book Value
       Per Share........................         178.4%              136.8%              151.3%           177.4%
Deal Price Per Share/Tangible Book
       Value Per Share..................         187.5%              139.1%              151.8%           177.4%
Adjusted Deal Price/6.50% Equity........         213.6%              153.0%              171.7%           210.0%
Deal Price Per Share/Last 12
       Months Earnings Per Share........          18.6x               12.8x               15.9x            18.8x
Deal Price/Assets.......................          16.8%               11.6%               13.5%            17.9%
Premium over Tangible Book
       Value/Deposits...................          10.1%                4.3%                5.4%             9.2%
Deal Price/Deposits.....................          21.6%               13.6%               16.8%            21.5%

      This analysis resulted in a range of imputed values for Southside common stock of between $13.54 and $14.59 based on the median multiples for Group A, between $11.90 and $13.35 based on the median multiples for Group B, and between $11.10 and $12.21 based on the median multiples for Group C.

      PRESENT VALUE ANALYSIS. Applying discounted cash flow analysis to the theoretical future earnings and dividends of Southside, Stifel compared the consideration to be received in exchange for one share of Southside common stock under the terms of the merger agreement as executed on April 30, 2001 to the calculated future value of one share of Southside's common stock on a stand-alone basis. The analysis was based upon management's projected earnings growth, a range of assumed price/earnings ratios, and discount rates of 15.0%, 17.5% and 20.0%, respectively. Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for other publicly traded comparable commercial banks. The stand-alone present value of Southside's common stock calculated on this basis ranged from $6.00 to $9.00 per share.

      DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis, Stifel estimated the net present value of the future streams of after-tax cash flow that Southside could produce to benefit a potential acquiror, referred to below as dividendable net income. In this analysis, Stifel assumed that Southside would perform in accordance with management's estimates and calculated assumed after-tax distributions to a potential acquiror such that its tangible common equity ratio would be maintained at 6.5% of assets. Stifel calculated the sum of the assumed perpetual dividendable net income streams per share beginning in the year 2001, discounted to present values at assumed discount rates ranging from 13.0% to 17.0%. This discounted cash flow analysis indicated an implied equity value reference range of $12.20 to $18.76 per share of Southside's common stock. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Southside's common stock may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated revenue enhancements, earnings growth rates, dividend payout rates and discount rates.

      CONTRIBUTION ANALYSIS. Stifel reviewed certain financial information for Southside and Allegiant Bancorp for the twelve-month period ended December 31, 2000, including net interest income, non-interest income, non-interest expense, net income, total assets, total loans, loan loss reserves, total deposits, total equity and total tangible equity. In addition, Stifel reviewed projected net income for the twelve-month periods ending December 31, 2001 and December 31, 2002 and projected cash net income for the twelve-month period ending December 31, 2002 for Southside and Allegiant Bancorp prepared by their respective managements. Stifel then compared the financial information for Southside to the pro forma combined figures for Southside and Allegiant Bancorp. The contribution analysis for these financials indicated that Southside would contribute between 31% and 50% of the pro forma combined figures for Southside and Allegiant Bancorp. This analysis resulted in a range of imputed values for Southside common stock of between $4.91 and $10.68 based on Southside's contribution to the pro forma combined figures for Southside and Allegiant Bancorp.

      ANALYSIS OF PREMIUM TO MARKET PRICE FOR MERGER TRANSACTIONS. Stifel analyzed the premiums paid to the then current market price one day, one week and one month prior to the date of announcement of a transaction for 541 transactions in the bank and thrift industries announced in the United States between April 24, 1996 and April 23, 2001. Stifel calculated the following ratios with respect to the merger and such transactions:

                                               MARKET PREMIUM DATA

                                               SOUTHSIDE/                  TRANSACTIONS ANNOUNCED BETWEEN
                                           ALLEGIANT BANCORP                      4/24/96 AND 4/23/01
                                           -----------------     ---------------------------------------------------
                                                                 25TH PERCENTILE        MEDIAN       75TH PERCENTILE
                                                                 ---------------        ------       ---------------
Premium to stock price 1 day prior to
    Announcement                                  21.4%               11.3%               22.5%            37.9%
Premium to stock price 1 week prior to
    Announcement                                  24.0                15.2                27.1             43.4
Premium to stock price 1 month prior to
    Announcement                                  26.8                18.7                32.0             48.1

      This analysis resulted in a range of imputed values for Southside common stock of between $14.40 and $14.85 based on the median premiums for such transactions. Additionally, the merger consideration represented a 78% premium to the closing price of Southside's common stock of $8.00 per share on January 8, 2001, the day immediately preceding the public announcement of its Dutch auction tender offer.

      COMPARISON OF SELECTED COMPANIES. Stifel reviewed and compared certain multiples and ratios for the merger with a peer group of nine selected banks with assets between $500 million and $900 million which Stifel deemed to be relevant. The group of selected banks consisted of ABC Bancorp, First State Bancorporation, MetroCorp Bancshares, Inc., Oak Hill Financial, Inc., Bank of the Ozarks, Inc., PrivateBancorp, Inc., Summit Bancshares, Inc., Team Financial, Inc., and Vail Banks, Inc. In order to calculate a range of imputed values for a share of Southside common stock, Stifel applied a 32.0% control premium to the trading prices of the selected group of comparable companies and compared the resulting theoretical offer price to each of book value, tangible book value, adjusted 6.5% equity, latest twelve month earnings, estimated 2001 earnings as provided by Institutional Brokers Estimate System, assets, tangible book value to deposits and deposits. Stifel then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of Southside. This analysis resulted in a range of imputed values for Southside common stock of between $10.55 and $13.95 based on the median multiples and ratios for the peer group. The 32.0% control premium selected by Stifel was based on a five-year analysis of market premiums paid in bank and thrift merger transactions.

      Additionally, Stifel calculated the following ratios with respect to the nine selected comparable companies after application of the 32.0% control premium:

                                                        RATIOS
                                              SOUTHSIDE/
                                           ALLEGIANT BANCORP              NINE SELECTED COMPARABLE COMPANIES
                                           -----------------         --------------------------------------------
                                                                     MINIMUM              MEDIAN          MAXIMUM
                                                                     -------              ------          -------
Deal Price Per Share/ Book Value
       Per Share........................          178.4%               90.2%              157.6%           282.8%
Deal Price Per Share/Tangible Book
       Value Per Share..................          187.5%              124.2%              183.4%           360.1%
Adjusted Deal Price/6.50% Equity........          213.6%               88.8%              187.8%           352.2%
Deal Price Per Share/Last 12
       Months Earnings Per Share........           18.6x               11.3x               14.7x            18.5x
Deal Price Per Share/Estimated
       2001 Earnings Per Share..........           17.3x               10.5x               12.8x            15.1x
Deal Price/Assets.......................           16.8%                6.7%               13.8%            25.4%
Premium over Tangible Book
       Value/Deposits...................           10.1%                1.6%                7.4%            18.8%
Deal Price/Deposits.....................           21.6%                8.1%               17.1%            29.1%

      As discussed earlier, Stifel's opinion was among the many factors taken into consideration by Southside's board in making its determination to approve the merger.

      Under the terms of Stifel's engagement, Southside paid Stifel a nonrefundable cash fee of $25,000 upon the execution of the engagement letter, a nonrefundable cash fee of $75,000 upon the signing of the definitive agreement and a nonrefundable cash fee of $25,000 at the time of mailing of the joint proxy statement/prospectus. In addition, Southside has agreed to pay Stifel an additional fee of 1.00% of the total aggregate consideration paid in the transaction, less the fees already paid, subject to and conditioned upon consummation of the merger. Southside has also agreed to reimburse Stifel for certain out-of-pocket expenses and has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

      In the ordinary course of its business, Stifel actively trades equity securities of Southside and Allegiant Bancorp for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

CONDITIONS OF THE MERGER

      Before Allegiant Bancorp and Southside are obligated to complete the merger, various conditions, including the following, must be satisfied:

      o The Federal Reserve Board and any other required federal and/or state regulatory agency must approve the merger agreement and the merger, and all waiting periods after the approvals required by law or regulation must expire;

      o The registration statement, of which this joint proxy statement/ prospectus is a part, registering shares of Southside common stock to be issued in the merger, must be declared effective and not be subject to a stop order or any threatened stop order;

      o Allegiant Bancorp and Southside must not be subject to any order, decree, litigation or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the merger;

      o The shareholders of each of Allegiant Bancorp and Southside must approve the merger;

      o The representations and warranties of each company made in the merger agreement must be true and correct as of the effective time of the merger and each company must have received a certificate of the chief executive officer and chief financial officer of the other company to that effect;

      o Each company must have obtained all material permits, authorizations, consents, waivers and approvals required of it for the lawful consummation of the merger;

      o Each company must have performed in all material respects its obligations required to be performed under the merger agreement prior to the effective time of the merger and delivered to the other company a certificate of its chief executive officer and chief financial officer to that effect; and

      o Since April 30, 2001, there must have been no material adverse effect on the other company or its subsidiaries, taken as a whole.

      In addition to the mutual conditions described above, Allegiant Bancorp is not required to complete the merger unless it receives a fairness opinion from Legg Mason dated on or shortly before the date of mailing of the joint proxy statement/prospectus, stating that the consideration to be received by Allegiant Bancorp's shareholders in the merger is fair, from a financial point of view, to Allegiant Bancorp's shareholders. This condition has been satisfied as Legg Mason has delivered the opinion set forth in Annex B to this joint proxy statement/prospectus.
-------

      In addition to the mutual conditions described above, Southside is not obligated to complete the merger unless the following conditions are also satisfied:

      o Thompson Coburn LLP, Allegiant Bancorp's counsel, must have delivered to Southside an opinion, dated as of the effective date of the merger, that:

           - the merger will qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code;

           - both Southside and Allegiant Bancorp will be considered parties to the reorganization under the Internal Revenue Code;

           - no gain or loss will be recognized by Southside as a result of the merger; and

           - no gain or loss will be recognized by the shareholders of Southside who receive common stock of the merged company, except with respect to cash received (1) from such shareholder's election for cash, (2) as a result of reallocation of cash under the merger agreement, (3) as a result of the exercise of dissenter's rights or (4) in lieu of fractional shares in the merged company;

      o    Two directors of Southside must have been appointed to the board of directors of the merged company in accordance with merger agreement; and
      o    Stifel, Nicolaus must have delivered a reaffirmation of its fairness opinion to Southside, dated on or shortly before the date of mailing of the joint proxy statement/prospectus, stating that the consideration to be received by Southside's shareholders in the merger agreement is fair, from a financial point of view, to Southside shareholders. This condition has been satisfied as Stifel, Nicolaus has delivered the opinion set forth in Annex C to this
                                                           -------
           joint proxy statement/prospectus.

REPRESENTATIONS AND WARRANTIES

      The merger agreement contains extensive representations and warranties by Allegiant Bancorp and Southside. These include, among other things, representations and warranties by Allegiant Bancorp and Southside to each other as to:

      o       the organization and good standing of each          o        regulatory approval delays;
              company and its subsidiaries;                       o        the documents, including financial statements
      o       the shareholder vote of each company required to             and other reports, filed by each company
              approve the merger and the transactions                      with the applicable regulatory
              contemplated thereby;                                        authorities including the Federal Reserve
      o       each company's capital structure;                            Board, FDIC, state regulatory agencies,
      o       each company's authority relative to the                     self-regulatory organizations and the SEC;
              execution and delivery of, and performance          o        all interests held by each company;
              of its obligations under, the merger                o        loans, commitments and contracts;
              agreement;                                          o        the absence of material conflicts between each
      o       the absence of material adverse changes since                company's obligations under the merger
              December 31, 2000;                                           agreement and its charter documents and
      o       agreements with regulatory agencies;                         material contracts to which it is a party
      o       the absence of undisclosed liabilities;                      or by which it is bound;
      o       the accuracy of the information supplied by each    o        litigation;
              company for inclusion in this joint proxy           o        taxes and tax regulatory matters;
              statement/prospectus and related documents;         o        directors' and officers' insurance;
      o       the absence of actions that would keep the          o        compliance with laws;
              transaction from qualifying as a                    o        allowance for loan and lease losses and
              reorganization                                               non-performing assets;

                                   - 53 -


              under the Internal Revenue Code;                    o        obligations to brokers and finders; and
      o       consents and approvals required;                    o        environmental liability.

Southside made additional representations and warranties to Allegiant Bancorp as to:

      o       the conduct of Southside and its subsidiaries       o        property insurance;
              since December 31, 2000;                            o        labor matters;
      o       the absence of registration obligations with        o        employee benefit plans and related matters; and
              respect to Southside's common stock;                o        the absence of interest rate management
      o       title to and condition of assets;                            instruments.
      o       real property;
      o       the existence of material interests of certain
              persons;

Allegiant Bancorp also made additional representations and warranties to Southside as to:

      o       the termination of its negotiations with First      o        the absence of change in control payments.
              Banks with regard to the disposition of
              certain subsidiaries of the merged company
              to First Banks; and

TERMINATION OF THE MERGER AGREEMENT

      Allegiant Bancorp's and Southside's board of directors may mutually agree to terminate the merger agreement at any time prior to the date the articles of merger are filed with the Missouri Secretary of State and become effective, whether before or after approval of the merger by Southside's shareholders.

      Allegiant Bancorp's or Southside's board of directors may unilaterally terminate the merger agreement:

      o at any time after March 31, 2002, if the merger is not completed by such date, provided that the terminating party has not breached the merger agreement;

      o if any governmental authority whose approval is required for completion of the merger has issued a final non-appealable denial of such approval;

      o if the shareholders of Allegiant Bancorp or Southside do not approve the merger;

      o if the other party commits a material breach, not waived or cured within 30 days after written notice, of any representation, warranty, covenant or agreement contained in the merger agreement; or

      o if the other party does not fulfill those obligations which are conditions to closing.

      Southside also may terminate the merger agreement if:

      o as of the time immediately after the Southside annual shareholders' meeting holders of 10% or more of Southside's outstanding common stock have taken all action necessary to exercise and perfect their dissenters' rights;

      o Allegiant Bancorp does not deliver the merger consideration to the exchange agent for distribution to the Southside shareholders; or

      o it receives a bona fide superior proposal as described in the merger agreement.

      In addition, Allegiant Bancorp may terminate the merger agreement if Southside's board of directors, or any committee thereof, resolves to or takes any of the following actions:

      o withdraws or modifies, in any manner adverse to Allegiant Bancorp, its approval or recommendation of the merger;

      o fails to reaffirm its approval or recommendation of the merger upon Allegiant Bancorp's request; or

      o approves or recommends any different form of business combination for Southside involving a party other than Allegiant Bancorp or its affiliates.

EFFECT OF TERMINATION

      If the merger agreement is terminated, it will become void and there will be no liability on the part of any party or their respective officers and directors, except that:

      o    confidentiality obligations survive termination;

      o Allegiant Bancorp will pay all printing, mailing and filing expenses with respect to the registration statement and this joint proxy statement/prospectus;

      o in the case of termination due to a continued material volitional breach of any representation, warranty, covenant or agreement, after notice and opportunity to cure, the breaching party will not be relieved of liability to the non-breaching party arising from the intentional, deliberate or willful breach of any representation, warranty, covenant or agreement contained in the merger agreement;

      o if the merger agreement is terminated: (1) by Southside as a result of an adverse change in the recommendation of the merger by its board of directors; (2) by Allegiant Bancorp as a result of Southside's breach of a representation, warranty, covenant or agreement of Southside contained in the merger agreement or the failure of the board of directors of Southside to comply with its obligation to recommend the merger to the shareholders of Southside; or (3) by either Southside or Allegiant Bancorp if the merger agreement is terminated because the merger has not occurred prior to March 31, 2002 as a result of a third party superior business combination proposal that has not been withdrawn or consummated, Southside will pay to Allegiant Bancorp a termination fee equal to the greater of either 5% of the aggregate merger consideration to be paid to the shareholders of Southside in connection with the merger agreement or $5 million; and

      o if the merger agreement is terminated: (1) by Southside as a result of Allegiant Bancorp's breach of a representation, warranty, covenant or agreement contained in the merger agreement, or the failure of Allegiant Bancorp to deliver the consideration to be paid to the shareholders of Southside in connection with the merger; (2) by Allegiant Bancorp if the merger agreement is terminated because the merger has not occurred prior to March 31, 2002 as a result of the shareholders of Allegiant Bancorp not approving the merger agreement; or (3) by Southside or Allegiant Bancorp because the parties are unable to satisfy the conditions necessary to complete the merger as a result of the shareholders of Allegiant Bancorp not approving the merger agreement, then Allegiant Bancorp will pay to Southside a termination fee equal to the greater of either 5% of the aggregate merger consideration to be paid to the shareholders of Southside in connection with the merger agreement or $5 million.

WAIVER AND AMENDMENT

      Subject to compliance with applicable law, the merger agreement may be amended by action taken or authorized by each company's board of directors, at any time before or after approval of the shareholders of Southside. However, after approval of the merger by Allegiant Bancorp's shareholders, any amendment of the merger agreement that (1) changes the amount or the form of the consideration to be delivered to the Allegiant


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

Bancorp shareholders or (2) adversely affects the tax treatment to Allegiant Bancorp shareholders requires the further approval of Allegiant Bancorp's shareholders. Likewise, after approval of the merger by Southside's shareholders, any amendment of the merger agreement that (1) changes the amount or the form of the consideration to be delivered to Southside's shareholders or (2) adversely affects the tax treatment to Southside shareholders requires the further approval of Southside's shareholders. Any amendment to the merger agreement requires an instrument in writing signed on behalf of both of Allegiant Bancorp and Southside.

      Any term, condition or provision of the merger agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

INDEMNIFICATION

      Allegiant Bancorp and Southside have agreed to indemnify and hold harmless each other and their officers, directors and controlling persons against any and all losses, claims, damages or liabilities to which the other party may become subject under the Securities Act, the Securities Exchange Act or other federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise primarily out of any information furnished or material fact omitted by the other party and included or excluded, as the case may be, in this joint proxy statement/prospectus.

      Allegiant Bancorp and Southside have also agreed that the merged company will, after the effective date of the merger, indemnify and hold harmless each shareholder of Southside who is a shareholder at the effective date of the merger for any tax, including interest, additions to tax and penalties, that is assessed or otherwise becomes due and owing with respect to common stock of the merged company received by such shareholder of Southside under the merger agreement. In the case of any tax loss that is indemnifiable under the merger agreement, the amount of merger consideration to be paid to the affected shareholder will be increased by an additional cash payment sufficient to put the recipient in the position the shareholder would have been in but for the tax liability.

ACQUISITION PROPOSALS

      Southside has agreed that it will not and it will not authorize its representatives to solicit, encourage, initiate or knowingly facilitate the submission of a proposal to acquire the stock or assets of Southside or any of its subsidiaries. In addition, Southside and its representatives will not enter into negotiations or discussions concerning a proposal to acquire the stock or assets of Southside or grant any waiver or release with regard to any of the equity securities of Southside or its subsidiaries. However, if Southside's board of directors determines in good faith that failing to take such action would be inconsistent with its fiduciary duties under applicable law, Southside may participate in negotiations concerning a proposal to acquire the common stock or assets of Southside. In addition, Southside must obtain advice from outside counsel and independent financial advisors that acceptance of the proposal is a proper exercise of the board's fiduciary duties. If the board of directors of Southside determines that it would be inconsistent with its fiduciary duties not to accept a third party proposal that it believes is superior to the transaction with Allegiant Bancorp under the merger agreement, Southside will be obligated to pay to Allegiant Bancorp a termination fee equal to the greater of either 5% of the aggregate value of merger consideration to be paid to the shareholders of Southside in the merger or $5 million.

CLOSING DATE

      The merger will be completed and become effective upon the filing of articles of merger with the Missouri Secretary of State. Under the merger agreement, unless otherwise agreed to by the parties, the closing date of the merger will occur on the date Allegiant Bancorp notifies Southside in writing but: (1) not earlier than the satisfaction or waiver of all of the conditions to the merger agreement and (2) not later than the last day of the calendar month during which all conditions to the merger agreement have been satisfied or waived or have become capable of being satisfied.

SURRENDER OF SOUTHSIDE STOCK CERTIFICATES, ELECTION FORM AND RECEIPT OF MERGER CONSIDERATION


      At the effective time of the merger, each outstanding share of common stock of Allegiant Bancorp will be converted into the right to receive one share of common stock of the merged company, and each outstanding share


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of Southside common stock will be converted into the right to receive (1)
1.39 shares of the common stock of the merged company, (2) the right to receive $14.00 in cash or (3) a combination of common stock of the merged company and cash.


      Each Southside shareholder will have the opportunity to elect to receive common stock of the merged company, cash or a combination of common stock of the merged company and cash. However, the elections of the Southside shareholders likely will be reallocated so that half of Southside's outstanding common stock is converted into common stock of the merged company and the remainder is converted into cash.

      Within five business days after the effective date of the merger, the exchange agent will mail to each Southside shareholder of record as of the effective time an election form. Using this form, each Southside shareholder will choose whether the shareholder wishes to receive:

      (1)  $14.00 in cash,

      (2)  1.39 shares of the merged company's common stock, or

      (3) a combination of cash and shares of the merged company's common stock,


for each share of Southside stock held. Southside shareholders should fill out the election forms and mail them to the exchange agent. Instructions for completing and returning the election forms will accompany the election forms. The deadline for returning the election forms will be 5:00 p.m. on the date that is the thirtieth (30th) day after the closing date of the merger. If an election form is not received by the deadline, the shareholder will be deemed to have elected the form of consideration which is undersubscribed by the Southside shareholders who timely submit election forms.


      Within five business days after the effective time of the merger, along with the election form, the exchange agent will mail to each Southside shareholder of record as of the effective time notification of the effectiveness of the merger. The exchange agent also will provide a letter of transmittal and instructions as to the procedure for the surrender of the stock certificates evidencing the Southside common stock and the receipt of the merger consideration to be distributed to the shareholder. It will be the responsibility of each holder of shares of Southside common stock to submit all certificates formerly evidencing such holder's shares of Southside common stock to the exchange agent. No dividends or other distributions will be paid to a former Southside shareholder with respect to shares of common stock of the merged company until that shareholder's properly completed letter of transmittal and stock certificates formerly representing Southside common stock, or, in lieu of the certificates, evidence of a lost, stolen or destroyed certificate and/or insurance bond as the exchange agent may reasonably require, are delivered to the exchange agent. All dividends or other distributions on the common stock of the merged company declared between the closing date of the merger and the date of the surrender of a stock certificate will be held for the benefit of the shareholder and will be paid to the shareholder, without interest, upon the surrender of such stock certificate(s) or documentation and/or insurance bond in lieu of the certificate(s).

      Under the reallocation procedures described below, shareholders who fail to return their election form prior to the election deadline will receive whichever form of consideration, cash or common stock, that has been undersubscribed. In the event that a reallocation is required as a result of the oversubscription of cash or common stock, as the case may be, shareholders who elect a combination of cash and common stock will be subject to reallocation before the shareholders who elect only cash or only common stock, depending upon the extent to which either the cash consideration or common stock has been oversubscribed. As a result, shareholders who elect a combination of cash and common stock could end up receiving all of their merger consideration in the form of the undersubscribed consideration, depending on the elections made by the other shareholders. For example, if you elect a combination of cash and common stock of the merged company and the holders of more than 50% of the outstanding shares of Southside common stock elect to receive all stock, you will receive all cash, notwithstanding your election to receive a combination of cash and stock. Alternatively, if you elect a combination of cash and common stock of the merged company and the holders of more than 50% of the outstanding shares of Southside common stock elect to receive all cash, you will receive all stock, notwithstanding your election to receive a combination of cash and stock.


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

      If Southside shareholders elect, as set forth on the election forms distributed to the Southside shareholders by the exchange agent, to receive cash in excess of the amount of cash available under the merger agreement, then

      o first, common stock will be allocated to the shareholders that elected to receive all common stock, the shareholders that did not return election forms and that common stock portion elected by the shareholders choosing a combined distribution;

      o second, the exchange agent will reallocate, on a pro rata basis, the portion of the cash distribution elected by the shareholders requesting a combination of cash and common stock to decrease the amount of cash and increase the amount of common stock elected until one-half of the Southside shares are converted into cash under the merger agreement; and

      o third, if after that reallocation any of the common stock consideration remains unallocated, the exchange agent will reallocate, on a pro rata basis to shareholders requesting a cash distribution common stock of the merged company in lieu of cash until one-half of the shares of Southside are converted into common stock of the merged company.

      If Southside shareholders elect, as set forth on the election forms distributed to the Southside shareholders by the exchange agent, to receive common stock distributions in excess of the number of shares of common stock of the merged company available under the merger agreement, then

      o first, cash will be allocated to the shareholders that elected to receive all cash and that cash portion elected by the shareholders choosing a combined distribution;

      o second, the shareholders that did not return election forms will be allocated, on a pro rata basis, cash until one-half of the Southside common stock is converted into common stock of the merged company;

      o third, if necessary, the exchange agent will reallocate, on a pro rate basis, the portion of the common stock distribution elected by the shareholders requesting a combination of cash and common stock to increase the amount of cash and decrease the amount of common stock elected until one-half of the Southside common stock is converted into common stock of the merged company; and

      o fourth, if after that reallocation any of the cash consideration remains unallocated, the exchange agent will reallocate, on a pro rata basis, cash in lieu of common stock to the shareholders electing a common stock distribution until one-half of the Southside common stock is converted into common stock of the merged company.


      The exact formula to be used to reallocate elections is set forth in
Section 1.08(f) of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.
                              -------


FRACTIONAL SHARES

      No fractional shares of common stock of the merged company will be issued to the former shareholders of Southside in connection with the merger. Each holder of Southside common stock who otherwise would be entitled to receive a fraction of a share of common stock of the merged company will receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by $14.00. Cash received by Southside shareholders in lieu of fractional shares may give rise to taxable income.

DISSENTERS' RIGHTS

      Each of Allegiant Bancorp's and Southside's shareholders who elect to dissent from the merger and who follow the procedure set forth in Section
351.455 of The General and Business Corporation Law of Missouri will be entitled to receive a payment in cash for his or her shares in lieu of any merger consideration. The following summary of Section 351.455 is not intended to be a complete statement of the law and is qualified in its entirety by reference thereto, the full text of which is set forth as Annex D
                                                                      -------
to this joint proxy statement/prospectus. Neither Allegiant Bancorp nor Southside intends to send to their shareholders notifications of deadlines or other applicable


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

dates under Missouri law with respect to dissenters' rights. Such shareholders receiving cash upon exercise of dissenters' rights may recognize gain for federal income tax purposes.

      The shareholders of each company may assert dissenters' rights only by complying with all of the following requirements:

      o Allegiant Bancorp shareholders asserting dissenters' rights must deliver to Allegiant Bancorp prior to or at their special meeting a written objection to the merger agreement. The objection should be delivered or mailed in time to arrive before the special meeting to Allegiant Bancorp, 2122 Kratky Road, St. Louis, Missouri, 63114, Attention: Thomas A. Daiber. Southside shareholders asserting dissenters' rights must deliver to Southside prior to or at their annual meeting a written objection to the merger agreement. The objection should be delivered or mailed in time to arrive before the annual meeting to Southside, 4111 Telegraph Road, St. Louis, Missouri, 63129, Attention:
           Joseph W. Pope. The written objections must be made in addition to, and separate from, any proxy or other vote against adoption of the merger agreement. Neither a vote against, a failure to vote for, or an abstention from voting will satisfy the requirement that a written objection be delivered to such shareholder's respective company before the vote is taken. Unless a shareholder files the written objection as provided above, he or she will not have any dissenters' rights of appraisal;

      o The shareholder must not vote in favor of approval of the merger agreement; and


      o The shareholder must deliver to the merged company within 20 days after the effective time of the merger a written demand for payment of the fair value of his or her shares of either Southside or Allegiant Bancorp common stock, as the case may be, as of the day prior to the date of such company's shareholders' meeting. That demand must include a statement of the number of shares of Allegiant Bancorp or Southside common stock owned, as the case may be. The demand must be mailed or delivered to the merged company at Allegiant Bancorp, 2122 Kratky Road, St. Louis, Missouri 63114, Attention: Thomas A. Daiber. Any shareholder who fails to make a written demand for payment within the 20-day period after the effective time of the merger will be conclusively presumed to have consented to the merger agreement and will be bound by its terms. Neither a vote against the merger agreement nor the written objection prior to the meeting referred above satisfies this written demand requirement.


      A beneficial owner of shares of either Allegiant Bancorp or Southside common stock who is not the record owner of that common stock may not assert dissenters' rights. If the shares of either company's common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee or are held in "street name" by a brokerage firm or bank, the written demand asserting dissenters' rights must be executed by the fiduciary, nominee, broker or bank. If the shares of the dissenting shareholder's common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

      If within 30 days of the effective time of the merger the value of a dissenting shareholder's shares of either company's common stock is agreed upon between the shareholder and the merged company, the merged company will make payment to the shareholder within 90 days after the effective time, upon the shareholder's surrender of his or her certificates. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in the merged company.

      If the dissenting shareholder and the merged company do not agree on the fair value of the shares within 30 days after the effective time of the merger, the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in St. Louis County Circuit Court asking for a finding and a determination of the fair value of the shares. The dissenting shareholder is entitled to judgment against the merged company for the amount of such fair value as of the day prior to the date on which such vote was taken adopting the merger agreement, together with interest thereon to the date of judgment. The judgment is payable only upon and simultaneously with the surrender to the merged company certificates representing said shares. Upon payment of the judgment, the


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

dissenting shareholder will cease to have any interest in such shares or in the merged company. Unless the dissenting shareholder files the petition within the 60-day period, the shareholder and all persons claiming under such shareholder will be conclusively presumed to have adopted and ratified the merger agreement, and will be bound by the terms thereof.

      The right of a dissenting shareholder to be paid the fair value for his or her shares will cease if the shareholder fails to comply with the procedures of Section 351.455 or if the merger agreement is terminated for any reason.

      Shareholders of either company considering demanding the purchase of their shares at fair value should keep in mind that the fair value of their shares determined under Section 351.455 could be more, the same, or less than the merger consideration to which they are entitled to under the merger if they do not demand the purchase of their shares at fair value.

      The summary set forth above does not purport to be a complete statement of the provisions of Section 351.455 relating to the rights of dissenting shareholders and is qualified in its entirety by reference to
Section 351.455, which is included as Annex D to this joint proxy
                                      -------
statement/prospectus. Allegiant Bancorp or Southside shareholders intending to exercise their dissenters' rights are urged to review carefully the provisions set forth in Annex D and to consult with legal counsel so as to
                        -------
be in compliance with the required procedures.

REGULATORY APPROVALS

      In addition to approval by Allegiant Bancorp's and Southside's shareholders, the Federal Reserve Board must approve the merger. As bank holding companies, Allegiant Bancorp and Southside are subject to regulation under the Bank Holding Company Act of 1956. Allegiant Bancorp and Southside will file all required applications seeking approval of the merger with the appropriate regulatory authorities.

      Under the Bank Holding Company Act, the Federal Reserve Board can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. In addition, the Federal Reserve Board is required to consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities' respective records of meeting the credit needs of the local communities in which they are chartered, consistent with the safe and sound operation of such institutions. In its review, the Federal Reserve Board also is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital.

      The merger cannot be completed prior to receipt of all required approvals. We cannot assure you whether or when the required regulatory approvals for the merger will be obtained, or, if the merger is approved, whether the approvals will contain any unacceptable conditions. Likewise we cannot assure you that the Department of Justice will not challenge the merger during the waiting period set aside for challenges after receipt of approval from the Federal Reserve Board.

      In addition, Allegiant Bank, Allegiant Bancorp's subsidiary bank, is regulated and examined by the Missouri Division of Finance. Thus, the merger also requires the approval of the Missouri Division of Finance.

      Allegiant Bancorp and Southside are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. We cannot assure you that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if a challenge is brought, as to the result of a possible challenge, or that any approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.


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CONDUCT OF BUSINESS PENDING THE MERGER

         Under the merger agreement, Allegiant Bancorp and Southside have agreed to conduct their respective businesses and to cause their subsidiaries to conduct their businesses in the usual and ordinary course consistent with past and current practices and will use their best efforts to maintain and preserve their business organization, employees and business relationships and to retain key officers and employees until the effective date of the merger. However, the merger agreement allows Allegiant Bancorp to enter into the following transactions: (1) any agreement with respect to the possible acquisition by Allegiant Bancorp of third party businesses which are not significant, (2) to entertain, negotiate or enter into any agreement with respect to the possible acquisition of Allegiant Bancorp by a third party, or (3) transactions to finance its obligations under the merger agreement. In addition, each company agreed to use its best efforts to maintain and preserve its respective business organizations and advantageous business relationships.

         Southside also agreed that, without the prior written consent of Allegiant Bancorp, Southside and its subsidiaries will not:

         o make any changes in the number of their issued and outstanding shares or in their respective charters or bylaws except upon the exercise of options under the Southside option plans;

         o enter into or amend any employment, severance or similar agreement or arrangement with any director, officer or employee, except increases in compensation to employees who are not directors or officers consistent with past practices or, with Allegiant Bancorp's consent, to directors and officers;

         o (1) make, renew, increase, modify or extend the maturity date of any loan or credit commitment to any person or entity in an amount equal to or in excess of $5.0 million or in any amount which when aggregated with all loans to that person or entity would in the aggregate equal an amount of $5.0 million or more, except that Southside may honor any contractual obligations existing on April 30, 2001; or (2) increase the aggregate amount of any credit facility by more than $500,000 to any particular person or entity;

         o declare, set aside or pay any stock dividend, cash dividend or other distribution. Southside may, however, continue to declare and pay its regular quarterly cash dividend until the closing date at a rate not exceeding $0.08 per share;

         o do or fail to do anything that will cause a breach of, or default under, any contract, agreement, commitment, obligation, appointment, plan, trust or other arrangement to which Southside or its subsidiaries is a party or by which either Southside or its subsidiaries is otherwise bound where such breach would have a material adverse effect on Southside;

         o issue, sell, grant, confer or award any of its equity securities, except that Southside may issue shares of Southside common stock upon the exercise of Southside stock options;

         o take any action that would prevent the merger from qualifying as a tax-free reorganization;

         o other than in the ordinary course of business, consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for obligations of other individuals or entities;

         o materially restructure or change its investment portfolio for its own account of greater than $2 million for U.S. Treasury or federal agency securities and $500,000 for all other investment instruments; or

         o agree, in writing or otherwise, to take any of the actions described above.

         Allegiant Bancorp also agreed not to take certain actions until the merger is completed, without the written consent of Southside. Allegiant Bancorp agreed not to and agreed not to permit its subsidiaries to:

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         o        take or cause, or permit any of its subsidiaries to take,
                  any action that would prevent the merger from qualifying as a tax-free reorganization; or

         o take any action, except to the extent required by law, that would make the representations and warranties of Allegiant Bancorp contained in the merger agreement to be untrue or incorrect in any material respect.

ACCOUNTING TREATMENT

         We expect to use the purchase method of accounting to account for the merger. As required by generally accepted accounting principles, under purchase accounting, the assets and liabilities of Southside as of the closing date will be recorded at their respective estimated fair market values and added to those of Allegiant Bancorp. Financial statements of Allegiant Bancorp issued after the consummation of the merger would reflect those values as well as the results of operations of Southside and Allegiant Bancorp beginning after the closing date of the merger. Financial statements of Allegiant Bancorp issued before consummation of the merger will not be restated to reflect Southside's historical financial position or results of operations. The unaudited pro forma combined consolidated financial statements contained in this joint proxy statement/prospectus have been prepared using the purchase method of accounting to account for the merger.


         The Financial Accounting Standards Board has issued a statement of financial accounting standards which provides that the purchase method of accounting will be used for all business combination transactions completed after June 30, 2001. The statement also requires that goodwill and intangible assets with indefinite useful lives will no longer be amortized but instead will be tested for impairment at least annually. These standards will have an impact on the accounting for this transaction and future amortization of goodwill.


MANAGEMENT AND OPERATIONS AFTER THE MERGER

         BOARD OF DIRECTORS. Once the merger is completed, the board of directors of Allegiant Bancorp immediately prior to the effective time of the merger will be the board of directors of the merged company, and those directors will hold office in accordance with the merged company's bylaws and applicable law. In addition, two persons (1) who are directors of Southside as of April 30, 2001, (2) who, immediately after the closing date of the merger, hold the greatest number of shares of merged company common stock among all of the directors of Southside, including common stock issuable under options, and (3) who are approved by Allegiant Bancorp, will be elected to serve on the merged company's board of directors for two- and three-year terms, respectively. Southside may replace either or both of the nominees prior to the effective date of the merger subject to Allegiant Bancorp's consent.

         MANAGEMENT. We anticipate that the current officers and management of Allegiant Bancorp will be the officers and management of the merged company. Shaun R. Hayes will serve as President and Chief Executive Officer, Marvin S. Wool will serve as the Chairman of the Board and Thomas A. Daiber will serve as a Senior Vice President and Chief Financial Officer.


         ARTICLES OF INCORPORATION AND BYLAWS. The articles of incorporation and bylaws of the merged company will be in substantially similar form as the current articles of incorporation and bylaws of Allegiant Bancorp and have been included with this joint proxy statement/prospectus as Annexes E
                                                                 ---------
and F, respectively. The articles of incorporation will be amended to
-----
reflect, among other things, (1) the name change of the merged company from Southside Bancshares Corp. to Allegiant Bancorp, Inc. and (2) a change in the number of authorized shares to 30,000,000, par value $0.01. There is a discussion regarding the articles of incorporation and bylaws of the merged company beginning on page 118.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         In the opinion of Thompson Coburn LLP, tax counsel to Allegiant Bancorp, subject to the qualifications set forth below, the following summary sets forth the material U.S. federal income tax consequences to (a) the holders of Allegiant Bancorp common stock who exchange such stock for the merged company's common stock in the merger, and (b) the holders prior to the merger of Southside common stock who receive (1) an amount of cash equal

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

to $14.00 per share for their Southside common stock, (2) 1.39 shares of common stock of the merged company per share for their Southside common stock, or (3) a combination of the cash distribution and stock distribution.

         The following summary addresses only such shareholders who hold their Allegiant Bancorp common stock or Southside common stock as a capital asset, and does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons that hold shares as a hedge against currency risk or a constructive sale or conversion transaction or holders who acquired their shares due to the exercise of employee stock options or otherwise as compensation or the application of the alternative minimum tax. In addition, the following summary does not address the tax consequences of the merger or the conversion to holders of Allegiant Bancorp or Southside common stock options or stock warrants or debt instruments. The following summary is based upon the internal Revenue Code of 1986, as amended, laws, Treasury regulations, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws also are not addressed.

         No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger or the conversion. It is a condition to the consummation of the merger that Southside receive an opinion from Thompson Coburn LLP to the effect that, among other things, based upon relevant facts, representations and reasonable assumptions, the merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. The issuance of the opinion is conditioned on, among other things, such tax counsel's receipt of representation letters from each of Southside and Allegiant Bancorp, in each case, in form and substance reasonably satisfactory to counsel. The opinion is not binding on the Internal Revenue Service.

         CONSEQUENCES TO ALLEGIANT BANCORP SHAREHOLDERS. Based on the above assumptions and qualifications, in the opinion of Thompson Coburn LLP, for federal income tax purposes: (a) the merger will qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code, (b) both Allegiant Bancorp and Southside will be parties to the reorganization within the meaning of Section 368 of the Internal Revenue Code, (c) neither Allegiant Bancorp nor Southside will recognize any gain or loss as a result of the merger, and (d) shareholders of Allegiant Bancorp who exchange their Allegiant Bancorp common stock for common stock of the merged company in the merger will not recognize income, gain or loss, except in the case of cash received by any shareholder of Allegiant Bancorp who exercises dissenters' rights.

         A holder of Allegiant Bancorp common stock who exercises dissenters' rights and exchanges Allegiant Bancorp stock for cash will generally be treated as if the shares were redeemed by the merged company in exchange for the cash. Whether the cash received by a dissenting Allegiant Bancorp shareholder will be treated as an "exchange" resulting in capital gain or capital loss to the shareholder or as ordinary dividend income is determined by treating that holder as if shares of the merged company's common stock having a fair market value equal to the amount of cash paid to the Allegiant Bancorp shareholder had been distributed by the merged company to the holder and then the shares were redeemed by the merged company in return for the cash, under the tests of Section 302 of the Internal Revenue Code, as described below. If the hypothetical redemption constitutes an "exchange" under Section 302 of the Internal Revenue Code, taking into account the holder's actual and constructive ownership of the merged company's common stock under Section 318 of the Internal Revenue Code, as described below, the cash will be treated as an amount realized, and the holder will recognize capital gain or loss measured by the difference between the holder's adjusted basis for the Allegiant Bancorp common stock and the cash received. If the hypothetical redemption does not qualify as an "exchange" under Section 302 of the Internal Revenue Code, the cash received by the dissenting Allegiant Bancorp holder will be treated as ordinary dividend income.

         In general, whether this hypothetical redemption constitutes an "exchange" will depend upon whether and to what extent the hypothetical redemption reduces the holder's percentage stock ownership in the merged company. The hypothetical redemption will be treated as an "exchange" if the hypothetical redemption is (a) "in complete redemption," (b) "substantially disproportionate" or (c) "not essentially equivalent to a dividend" under
Section 302 of the Internal Revenue Code.

         In general, the determination of whether the hypothetical redemption will be "substantially disproportionate" will require a comparison of (x) the percentage of the outstanding voting stock of the merged company that the holder of Allegiant Bancorp common stock actually and constructively owned immediately before the hypothetical redemption by the merged company and (y) the percentage of the outstanding voting stock of the merged company actually and constructively owned by the holder immediately after the hypothetical redemption by the merged company. Generally, the hypothetical redemption will be substantially disproportionate to a holder of Allegiant Bancorp common stock if the percentage described in (y) above is less than 80% of the percentage described in (x) above. Whether the hypothetical redemption is "not essentially equivalent to a dividend" with respect to the holder will depend on the holder's particular circumstances. In order for the hypothetical redemption to be "not essentially equivalent to a dividend," the hypothetical redemption must result in a "meaningful reduction" in the holder's percentage stock ownership of the merged company's common stock. The Internal Revenue Service has ruled that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and that exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if the shareholder has some reduction in the shareholder's percentage stock ownership. Shareholders should consult their tax advisors as to the applicability of this ruling.

         In applying the constructive ownership provisions of Section 318 of the Internal Revenue Code, a holder of Allegiant Bancorp common stock may be deemed to own stock that is owned by other persons, such as a family member, a trust, corporation or other entities. Since the constructive ownership provisions are complex, shareholders should consult their tax advisors as to the applicability of these provisions.

         Any capital gain recognized by any holder of Allegiant Bancorp common stock under the above discussion will be long-term if the holder has held the Allegiant Bancorp shares for more than 12 months at the time of the closing of the merger. In the case of a non-corporate holder, that long-term capital gain will be subject to a maximum federal income tax of 20%. The deductibility of capital losses may be limited for both corporate and non-corporate holders.

         Each Allegiant Bancorp holder's aggregate tax basis in the merged company's common stock received in the merger will be the same as the holder's aggregate tax basis in the Allegiant Bancorp common stock exchanged for the merged company shares. The holding period of the merged company common stock received by an Allegiant Bancorp holder in the merger will include the holding period of the Allegiant Bancorp common stock surrendered in exchange therefor.

         CONSEQUENCES TO SOUTHSIDE SHAREHOLDERS. Based on the above assumptions and qualifications, in the opinion of Thompson Coburn LLP, the conversion of Southside common stock will qualify as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code with respect to those holders of Southside common stock who receive either the stock consideration or the combined distribution of cash and the merged company's common stock.

         A holder of Southside common stock who exchanges all his or her Southside common stock solely for the merged company's common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of fractional shares of the merged company's stock.

         Holders of Southside common stock who receive cash in lieu of fractional shares of the merged company's common stock in the conversion generally will be treated as if the fractional shares of the merged company's common stock had been distributed to them as part of the conversion and then redeemed by the merged company in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption qualifying as an "exchange" under section 302 of the Internal Revenue Code, as described below. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares.

         A holder of Southside common stock who exchanges his or her Southside common stock actually owned solely for cash, while any Southside common stock owned constructively by that holder under Section 318 of the Internal Revenue Code, as described below, is also exchanged solely for cash, will recognize capital gain or loss measured by the difference between the holder's adjusted basis for the Southside common stock exchanged and the cash received.

         A holder of Southside common stock who exchanges his or her Southside common stock actually owned for a combined distribution of cash and common stock of the merged company will recognize income or gain in an amount equal to the lesser of (a) the amount of cash received or (b) the gain realized on the exchange. The gain realized equals the fair market value of the merged company's common stock received, plus the amount of cash received, less the holder's adjusted tax basis in the shares of Southside common stock exchanged by the holder.

         A holder of Southside common stock who exchanges his or her Southside common stock actually owned solely for cash under the cash distribution, while any Southside common stock owned constructively by the holder under Section 318 of the Internal Revenue Code, as described below, is exchanged in full or part for stock of the merged company, will be treated as if that Southside common stock exchanged for cash was redeemed by the merged company in return for such cash.

         Whether the cash received by a holder, as described in the immediately preceding two paragraphs, will be treated as capital gain or as ordinary dividend income is determined by treating that holder as if shares of the merged company having a fair market value equal to the cash paid to the holder had been distributed by the merged company to the holder and then the shares of the merged company's common stock were redeemed by the merged company in return for the cash, under the tests of Section 302 of the Internal Revenue Code, as described below. If this hypothetical redemption constitutes an "exchange" under Section 302 of the Internal Revenue Code, taking into account the holder's actual and constructive ownership of Southside common stock under Section 318 of the code, the holder of Southside common stock who receives cash will recognize capital gain measured by the difference between that holder's adjusted basis for the Southside common stock exchanged and the cash received. If the hypothetical redemption does not qualify as an "exchange," the cash received by the holder will be treated as ordinary dividend income.

         In general, whether this hypothetical redemption constitutes an "exchange" will depend upon whether and to what extent the hypothetical redemption reduces the holder's percentage stock ownership in the merged company. The hypothetical redemption will be treated as an "exchange" if the hypothetical redemption is (a) "substantially disproportionate" or (b) "not essentially equivalent to a dividend" under Section 302 of the internal Revenue Code.

         In general, the determination of whether the hypothetical redemption will be "substantially disproportionate" will require a comparison of (x) the percentage of the outstanding voting stock of Southside that the holder of Southside common stock actually and constructively owned immediately before the hypothetical redemption by the merged company and (y) the percentage of the outstanding voting stock of the merged company actually and constructively owned by the holder immediately after the hypothetical redemption by the merged company. Generally, the hypothetical redemption will be substantially disproportionate to a holder of Southside common stock if the percentage described in (y) above is less than 80% of the percentage described in (x) above. Whether the hypothetical redemption is "not essentially equivalent to a dividend" with respect to the holder will depend on the holder's particular circumstances in order for the hypothetical redemption to be "not essentially equivalent to a dividend," the hypothetical redemption must result in a "meaningful reduction" in the holder's percentage stock ownership of the merged company's common stock. The Internal Revenue Service has ruled that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and that exercises no control with respect to corporate affairs is considered to have a "meaningful reduction generally if such shareholder has some reduction in such shareholder's percentage stock ownership. Holders should consult their tax advisors as to the applicability of the ruling.

         In applying the constructive ownership provisions of Section 318 of the Internal Revenue Code, a holder of Southside common stock may be deemed to own stock that is owned by other persons, such as a family member, a trust, corporation or other entities. Since the constructive ownership provisions are complex, holders should consult their tax advisors as to the applicability of these provisions.

         A holder of Southside common stock who exercises dissenters' rights and exchanges Southside common stock solely for cash will generally be treated in the same manner as a holder who exchanges his or her Southside common stock solely for cash in accordance with the above discussion, which includes taking into account Southside common stock owned actually and constructively.

         Any capital gain recognized by any holder of Southside common stock under the above discussion will be long-term if the holder has held the Southside shares for more than 12 months at the time of the conversion. In the case of a non-corporate holder, that long-term capital gain may be subject to a maximum federal income tax of 20%. The deductibility of capital losses may be limited for both corporate and non-corporate holders

         Southside will not recognize any gain or loss as a result of the conversion.

         No loss may be recognized by a Southside holder from the combined distribution of cash and the merged company's common stock or the stock distribution.

         Each holder's aggregate tax basis in the merged company's common stock received in the conversion will be the same as the holder's aggregate tax basis in the Southside common stock exchanged, decreased by the amount of cash received in the conversion and by the amount of any tax basis allocable to any fractional share interest for which cash is received and increased by any gain recognized in the conversion. The holding period of the merged company's common stock received by a holder in the conversion will include the holding period of the Southside common stock exchanged in the conversion to the extent the Southside common stock exchanged is held as a capital asset at the time of the conversion.

         EXTRAORDINARY DIVIDEND TO CORPORATE HOLDERS OF ALLEGIANT BANCORP OR SOUTHSIDE COMMON STOCK. If the merger or the conversion is treated to any extent as an ordinary dividend to a corporate shareholder of Allegiant Bancorp or Southside, the amount of the dividend should generally be eligible for the 70% dividends received deduction, subject to the limitations of Sections 246 and 246A of the Internal Revenue Code.

         In addition, the amount of any taxable dividend to a corporate shareholder may be an "extraordinary dividend" as defined in Section 1059 of the Internal Revenue Code. Under that section, if a corporate shareholder receives an extraordinary dividend with respect to any stock that has been held for two years or less, the nontaxed portion of the dividend (generally the portion eligible for the dividends received deduction) would reduce the shareholder's tax basis with respect to that stock at the time of any disposition thereof, thereby increasing any taxable gain recognized on a subsequent disposition. If the nontaxed portion exceeds the corporate shareholder's tax basis in such stock, the corporate shareholder must treat the excess as additional gain in the taxable year in which the extraordinary dividend is received. In the case of any redemption of stock, including a hypothetical redemption in connection with the merger or conversion, any amount treated as a taxable dividend to a corporate shareholder will be treated as an extraordinary dividend without regard to the holding period of the stock or the magnitude of the taxable dividend.

         We strongly urge corporate holders of Allegiant Bancorp and Southside common stock to consult their tax advisors concerning the application of Section 1059 of the Internal Revenue Code to any dividend income recognized as a result of the merger or conversion.

         BACKUP WITHHOLDING. Holders of Allegiant Bancorp and Southside common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 31% with respect to any cash payment received in the merger or the conversion. However, backup withholding will not apply to any holder who either (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter, or (b) otherwise proves to the merged company and its exchange agent that the holder is exempt from backup withholding.

         Allegiant Bancorp and Southside shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger and the conversion.

         THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A HOLDER OF ALLEGIANT BANCORP OR SOUTHSIDE COMMON STOCK. WE STRONGLY ENCOURAGE SHAREHOLDERS OF ALLEGIANT BANCORP AND SOUTHSIDE TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF

THE MERGER AND THE CONVERSION, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

       PRO FORMA UNAUDITED COMBINED CONSOLIDATED FINANCIAL INFORMATION

         The following is the unaudited pro forma combined consolidated financial information for Allegiant Bancorp and for Southside giving effect to the merger and the related financing, including issuance of trust preferred securities and additional bank borrowings. The balance sheet information presented gives effect to the merger and the related financing as if each occurred on March 31, 2001. The income statement information presented gives effect to the merger and the related financing as if each occurred on the first day of each period presented. In addition, the unaudited pro forma combined consolidated income statement information for the year ended December 31, 2000 gives effect to Allegiant Bancorp's acquisition of Equality Bancorp, Inc., which was completed on November 15, 2000, as if that acquisition had occurred on January 1, 2000. The following pro forma historical information does not reflect any cost savings which Allegiant Bancorp and Southside expect to achieve subsequent to the merger.

         You should read the unaudited pro forma combined consolidated financial information in conjunction with the accompanying Notes to Unaudited Pro Forma Combined Consolidated Financial Information and with Allegiant Bancorp's historical financial statements and related notes which are incorporated by reference in this joint proxy statement/prospectus and Southside's historical financial statements and related notes which are included as part of this joint proxy statement/prospectus. This unaudited pro forma combined consolidated financial information may not be indicative of the results of operations that actually would have occurred if the merger, and the related financing, had occurred on the dates assumed above or of the results of operations that may be achieved in the future. In addition, the unaudited pro forma combined consolidated income statement information for the year ended December 31, 2000 is not necessarily indicative of the results of operations that actually would have occurred if the acquisition of Equality had occurred on the date assumed.

                                  UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                    AS OF MARCH 31, 2001
                                                       (IN THOUSANDS)

                                                                                                               PRO FORMA
                                                                                              PRO FORMA         COMBINED
                                                       ALLEGIANT BANCORP    SOUTHSIDE        ADJUSTMENTS      CONSOLIDATED
ASSETS                                                 -----------------    ---------        -----------      ------------
Cash and due from banks..........................         $    32,922      $    16,034       $    (5,259)(1)  $     43,697
Fed funds .......................................              45,960           37,594                --            83,554
Investment securities:
   Available-for-sale............................             144,154          168,969                --           313,123
   Held-to-maturity..............................               4,864           32,236                --            37,100
                                                          -----------      -----------       -----------      ------------
   Total securities..............................             149,018          201,205                --           350,223
Loans:
   Commercial loans..............................             178,301           80,325                --           258,626
   Real estate loans.............................             640,741          357,150             4,000 (2)     1,001,891
   Consumer loans................................              36,103           36,855                --            72,958
                                                          -----------      -----------       -----------      ------------
     Total loans.................................             855,145          474,330             4,000         1,333,475
     Allowance for loan losses...................              12,020            5,318                --            17,338
                                                          -----------      -----------       -----------      ------------
     Net loans...................................             843,125          469,012             4,000         1,316,137
Loans held for sale..............................              10,685               --                --            10,685
Premises and equipment...........................              19,705           16,998            10,000 (2)        46,703
Intangible assets................................              10,537            3,320            42,649 (3)        56,506
Other assets.....................................              31,200           28,495                --            59,695
                                                          -----------      -----------       -----------      ------------
     Total assets................................         $ 1,143,152      $   772,658       $    51,390      $  1,967,200
                                                          ===========      ===========       ===========      ============

LIABILITIES
Deposits:
   Non-interest bearing deposits.................         $    94,070      $    73,076       $        --      $    167,146
   Interest bearing deposits.....................             799,436          541,011            (5,000)(2)     1,335,447
                                                          -----------      -----------       -----------      ------------
     Total deposits..............................             893,506          614,087            (5,000)        1,502,593
Short-term borrowings............................              95,507            6,036                --           101,543
Long-term debt...................................              48,626           73,597            30,000 (2,4)     152,223
Guaranteed preferred beneficial interests
   in subordinated debentures....................              17,250               --            30,000 (5)        47,250
Other liabilities................................               7,679            6,816             9,600 (2)        24,095
                                                          -----------      -----------       ------------     ------------
     Total liabilities...........................           1,062,568          700,536            64,600         1,827,704
                                                          -----------      -----------       -----------      ------------

SHAREHOLDERS' EQUITY
Common stock.....................................                  94            8,985            (8,927)(6)           152
Surplus..........................................              60,155            5,468            53,386 (7)       119,009
Retained earnings................................              18,266           63,484           (63,484)(8)        18,266
ESOP.............................................                  --             (741)              741 (9)            --
Treasury stock, at cost..........................                  --           (6,156)            6,156 (10)           --
Accumulated other comprehensive income...........               2,069            1,082            (1,082)(11)        2,069
                                                          -----------      -----------       -----------      ------------
     Total shareholders' equity..................              80,584           72,122           (13,210)          139,496
                                                          -----------      -----------       -----------      ------------
     Total liabilities and shareholders' equity..         $ 1,143,152      $   772,658       $    51,390      $  1,967,200
                                                          ===========      ===========       ===========      ============

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial information.


                           UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                                     FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                       PRO FORMA
                                                                                    PRO FORMA          COMBINED
                                              ALLEGIANT BANCORP    SOUTHSIDE       ADJUSTMENTS       CONSOLIDATED
INTEREST INCOME                               -----------------    ---------       -----------       ------------
Interest and fees on loans...................    $    19,636      $     9,748      $      (200)(12)  $     29,184
Interest on investment securities............          2,395            2,991               --              5,386
Interest on over night investments...........            449              342               --                791
                                                 -----------      -----------      -----------       ------------
   Total interest income.....................         22,480           13,081             (200)            35,361

INTEREST EXPENSE
Interest on deposits.........................         10,686            6,102               83(1)          16,871
Interest on borrowings.......................          2,774            1,145            1,478(2,4,5)       5,397
                                                 -----------      -----------      -----------       ------------
   Total interest expense....................         13,460            7,247            1,561             22,268
                                                 -----------      -----------      -----------       ------------
     Net interest income.....................          9,020            5,834           (1,761)            13,093
Provision for loan losses....................            850              159               --              1,009
                                                 -----------      -----------      -----------       ------------
     Net interest income after provision
       for loan losses.......................          8,170            5,675           (1,761)            12,084

NON-INTEREST INCOME
Service charges on deposits..................            956              398               --              1,354
All other income.............................          1,801              764               --              2,565
                                                 -----------      -----------      -----------       ------------
   Total non-interest income.................          2,757            1,162               --              3,919

NON-INTEREST EXPENSE
Salaries and other employee benefits.........          3,596            2,492               --              6,088
Occupancy and equipment expense..............          1,041              683               38(12)          1,762
All other expense............................          1,896            1,500              711(3)           4,107
                                                 -----------      -----------      -----------       ------------
   Total non-interest expense................          6,533            4,675              749             11,957
                                                 -----------      -----------      -----------       ------------

Income (loss) before tax.....................          4,394            2,162           (2,510)             4,046
Income tax (benefit).........................          1,833              609             (720)(13)         1,722
                                                 -----------      -----------      -----------       ------------
     Net income (loss).......................    $     2,561      $     1,553      $    (1,790)      $      2,324
                                                 ===========      ===========      ===========       ============

PER SHARE DATA
Basic earnings per common share..............    $      0.29      $      0.19                        $       0.18
Diluted earnings per common share............           0.29             0.18                                0.18
Average common shares-basic..................      8,824,643        8,263,280                          12,956,283
Average common shares-diluted................      8,887,050        8,430,550                          13,102,325

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial information.


                              UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                                          FOR THE YEAR ENDED DECEMBER 31, 2000
                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                              PRO FORMA
                                                                EQUALITY                     PRO FORMA         COMBINED
                                           ALLEGIANT BANCORP  BANCORP, INC.    SOUTHSIDE    ADJUSTMENTS      CONSOLIDATED
INTEREST INCOME                            -----------------  -------------    ---------    -----------      ------------
Interest and fees on loans............        $  66,776         $   8,299      $  36,388      $  (800)(12)    $  110,663
Interest on investment securities.....            4,914            10,447         12,924           --             28,285
Interest on over night investments....              283               417            515           --              1,215
                                              ---------         ---------      ---------      -------         ----------
   Total interest income..............           71,973            19,163         49,827         (800)           140,163

INTEREST EXPENSE
Interest on deposits..................           31,540             6,144         20,733          334(12)         58,751
Interest on borrowings................            8,981             7,237          5,749        5,908(2,4,5)      27,875
                                              ---------         ---------      ---------      -------         ----------
   Total interest expense.............           40,521            13,381         26,482        6,242             86,626
                                              ---------         ---------      ---------      -------         ----------
     Net interest income..............           31,452             5,782         23,345       (7,042)            53,537
Provision for loan losses.............            3,500               631            361           --              4,492
                                              ---------         ---------      ---------      -------         ----------
     Net interest income after
       provision for loan losses......           27,952             5,151         22,984       (7,042)            49,045

NON-INTEREST INCOME
Service charges on deposits...........            3,111                --          1,602           --              4,713
All other income......................            3,351             1,826          2,802           --              7,979
                                              ---------         ---------      ---------      -------         ----------
   Total non-interest income..........            6,462             1,826          4,404           --             12,692

NON-INTEREST EXPENSE
Salaries and other employee benefits..           11,386             5,408          9,402           --             26,196
Occupancy and equipment...............            3,338               700          2,817          150(12)          7,005
All other expense.....................            7,858             3,198          6,324        2,843(3)          20,223
                                              ---------         ---------      ---------      -------         ----------
   Total non-interest expense.........           22,582             9,306         18,543        2,993             53,424

Income (loss) before tax..............           11,832            (2,329)         8,845      (10,035)             8,313
Income tax (benefit)..................            4,797              (858)         2,358       (2,877)(13)         3,420
                                              ---------         ---------      ---------      -------         ----------
     Net income (loss)................        $   7,035           $(1,471)     $   6,487      $(7,158)        $    4,893
                                              =========         =========      =========      =======         ==========


PER SHARE
Basic earnings (loss) per common share        $    1.09         $   (0.64)     $    0.78                      $     0.46
Diluted earnings (loss) per common share           1.08             (0.64)          0.77                            0.46
Average common shares-basic...........        6,460,250         2,294,350      8,363,828                      10,642,164
Average common shares-diluted.........        6,495,067         2,305,911      8,437,139                      10,713,637

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

NOTE 1--BASIS OF PRESENTATION

         The unaudited pro forma combined consolidated financial information assumes that the merger of Allegiant Bancorp and Southside will be accounted for under the purchase accounting method and is based on the historical consolidated financial statements of Allegiant Bancorp and Southside. The mark to market adjustments are based upon conditions as of March 31, 2001. Allegiant Bancorp has not completed a review of Southside's accounting policies. As a result of this review, it might be necessary to restate certain amounts in the financial statements of the merged company to conform to Allegiant Bancorp's accounting policies. Allegiant Bancorp does not expect to make any material restatements.


         The Financial Accounting Standards Board has issued a statement of financial accounting standards which provides that the purchase method of accounting will be used for all business combination transactions completed after June 30, 2001. The statement also requires that goodwill and intangible assets with indefinite useful lives will no longer be amortized but instead will be tested for inpairment at least annually. These standards will have an impact on the accounting for this transaction and future amortization of goodwill.


         Allegiant Bancorp completed the acquisition of Equality Bancorp, Inc. on November 15, 2000. The Equality acquisition was accounted for under the purchase accounting method, and its results are included in Allegiant Bancorp's financial statements beginning on that date. Equality's fiscal year end was March 31, so the results in the pro forma income statement for the year ended December 31, 2000 include the fourth quarter of Equality's fiscal year ended March 31, 2000 plus its results from April 1, 2000 through November 15, 2000.

NOTE 2--SHAREHOLDERS' EQUITY

         Under the terms of the merger agreement between Allegiant Bancorp and Southside, holders of Allegiant Bancorp common stock will receive one share of the merged company's common stock for each share of Allegiant Bancorp common stock owned. Allegiant Bancorp had approximately 8.9 million shares of common stock outstanding at May 1, 2001, which shares will be exchanged for the same number shares of the merged company's common stock. Subject to reallocation in accordance with the merger agreement, one-half of the Southside common stock will be converted into cash in the amount of $14.00 per share and the remainder will be converted into common stock of the merged company based upon the exchange ratio of 1.39 common shares of the merged company for each Southside share. The merged company will have approximately 14.7 million common shares outstanding after the merger. The common stock in the unaudited pro forma combined consolidated balance sheet has been adjusted to reflect the par value amount of shares of the merged company.

NOTE 3--PRO FORMA ADJUSTMENTS (DOLLARS IN THOUSANDS)

         (1) To record net cash received from the Southside employee stock ownership plan to repay note, cash paid for merger related compensation costs and cash paid for estimated transaction costs.
         (2)    To record purchase accounting mark to market adjustments.
         (3) To record estimated goodwill of $42,649 and reflect goodwill amortization over a 15-year period.
         (4) To record bank loan of $35,000 and interest expense at a rate of 7.5%.
         (5) To record issuance of trust preferred securities of $30,000 and interest expense at a rate of 9.5%.
         (6) To eliminate Southside common stock of $8,985 and record issuance of $58 of the merged company stock.
         (7) To eliminate Southside surplus of $5,468 and record surplus of $58,854 on the stock issued by the merged company.
         (8)    To eliminate Southside retained earnings of $63,484.
         (9) To record payoff of Southside employee stock ownership plan note receivable of $741 and distribution of unallocated shares.
         (10)   To record elimination of Southside treasury stock of $6,156.
         (11) To eliminate Southside's accumulated other comprehensive income.
         (12) To record accretion and/or amortization of purchase accounting adjustments.
         (13)   To reflect impact of taxes at a 40% rate.

                     INFORMATION ABOUT ALLEGIANT BANCORP


GENERAL

         Allegiant Bancorp is a bank holding company headquartered in St. Louis, Missouri. Its bank subsidiary, Allegiant Bank, offers full-service banking and personal trust services to individuals, commercial business and municipalities in the St. Louis metropolitan area. Allegiant Bancorp's services include commercial, real estate and installment loans, checking, savings and time deposit accounts, personal trust and other fiduciary services and other financial services such as securities brokerage, insurance and safe deposit boxes. As of March 31, 2001, Allegiant Bancorp reported, on a consolidated basis, total assets of $1.14 billion, loans of $855.1 million, deposits of $893.5 million and shareholders' equity of $80.6 million.

         Since its inception in 1989, Allegiant Bancorp has grown rapidly through a combination of internal growth and acquisitions of other financial institutions. Allegiant Bancorp's internal growth has been achieved by positioning Allegiant Bank as one of the leading St. Louis community banks. Allegiant Bancorp supplemented its growth by acquiring ten branch locations in its community from three different thrifts, with the primary goals of expanding its branch network in the St. Louis market and increasing its earnings per share. Allegiant Bancorp has also acquired a mortgage company and an asset management firm. In December 1998, Allegiant Bancorp sold four branches located in more rural markets in northeast Missouri, in order to focus its operations exclusively in the St. Louis metropolitan area. In November 2000, Allegiant Bancorp acquired Equality, a community based thrift holding company with seven branches in the St. Louis area and total assets of approximately $300.0 million. While this transaction significantly improved Allegiant Bancorp's market coverage, the consolidation of the branch networks also allowed it to increase its average deposits per branch, which management believes to be key to improving efficiency. Allegiant Bancorp's acquisition of Equality was accretive to its earnings per share for the quarter ended March 31, 2001.

         Since the beginning of 1998, Allegiant Bancorp has focused on improving the profitability of its banking operations. As a result, Allegiant Bancorp has reduced the amount of one- to four-family mortgages that it held in its loan portfolio and has increased its amount of higher yielding commercial loans. Allegiant Bancorp has hired approximately 22 banking professionals averaging more than 10 years of experience in the St. Louis metropolitan area to help grow its commercial loans and deposits. Allegiant Bancorp has also implemented company-wide cost control efforts to enhance efficiencies throughout its operations. These steps taken since the beginning of 1998 have improved its efficiency, return on average assets, return on average equity and earnings per share.

         The St. Louis metropolitan area is the 18th largest metropolitan area in the United States with a population of approximately 2.6 million. The St. Louis metropolitan area is home to 15 Fortune 1000 companies, such as Anheuser-Busch Companies, Inc., The May Department Stores Company and Emerson Electric Co. Over the past several years, there has been a number of acquisitions of financial institutions in Allegiant Bancorp's market area by larger regional or national out-of-town financial institutions. These acquisitions have included: NationsBank Corporation's, now known as BankAmerica Corporation, acquisition of Boatmen's Bancshares, Inc., Union Planters Corporation's acquisition of Magna Group, Inc. and Firstar Corporation's, now known as U.S. Bancorp, acquisition of Mercantile Bancorporation Inc.

         Allegiant Bancorp's management believes that it has benefited from these acquisitions because Allegiant Bancorp has been committed since its inception to building a strong, customer-friendly community bank. As a community bank, Allegiant Bancorp is able to respond quickly to its customers through local decision-making and through tailoring products and services to meet their needs. Allegiant Bancorp's management believes market coverage is important. After completing the merger, the merged company will have 35 banking facilities in the St. Louis metropolitan area, resulting in it having at least one branch within a 20-minute drive from all principal sectors of the community. Allegiant Bancorp also became the official bank of the St. Louis Rams football team in March 2000, which has further increased its recognition throughout the community.


         Allegiant Bancorp's management team is comprised of experienced individuals who average more than 15 years in the banking or financial services industries. Allegiant Bancorp's directors and executive officers own approximately 33% of its outstanding common stock. If the merger were completed today, those directors and executive officers would own approximately 20% of the merged company's outstanding common stock.

         At March 31, 2001, Allegiant Bancorp reported non-interest bearing deposits of $94.1 million and $799.4 million of interest bearing deposits. Interest bearing deposits included $175.3 million of money market and checking accounts, $28.3 million of savings accounts, $480.7 million of certificates of deposit with individual amounts up to $100,000, and $78.6 million of certificates of deposit with individual amounts in excess of $100,000.

         At March 31, 2001, Allegiant Bancorp's outstanding loans totaled $855.1 million. This total consisted primarily of $311.8 million of commercial and multi-family residential real estate loans, $129.8 million of real estate construction loans and $178.3 million of commercial, financial, agricultural, municipal and industrial development loans. These loans comprised 72.5% of Allegiant Bancorp's portfolio. Other components of Allegiant Bancorp's loan portfolio include one- to four-family residential real estate and consumer loans.

RECENT ACQUISITION

         On November 15, 2000, Allegiant Bancorp acquired Equality Bancorp, Inc., the parent company of Equality Savings Bank, a Missouri state-chartered savings bank headquartered in St. Louis with seven locations, primarily in the southern half of the greater St. Louis, Missouri metropolitan area. In connection with the acquisition, Allegiant Bancorp exchanged approximately 2.7 million shares of its common stock for all of the outstanding common stock of Equality. At closing, Equality reported total assets of $300.4 million. Based upon the net book value of the Equality assets at closing, no goodwill was recorded. Allegiant Bancorp's acquisition of Equality increased the number of its outstanding common shares to approximately 8.9 million at December 31, 2000. Also, during November, Equality's systems were successfully integrated into those of Allegiant Bancorp, including the conversion of all computer systems and records.

                         INFORMATION ABOUT SOUTHSIDE

GENERAL

         Southside was incorporated under the laws of the State of Missouri in January 1982. Southside has operated as a registered bank holding company under the Bank Holding Company Act of 1956, as amended, since 1983 when South Side National Bank in St. Louis merged with a wholly-owned subsidiary of Southside. Southside and its subsidiaries had consolidated total assets of $772.7 million at March 31, 2001. The following table shows the total assets at March 31, 2001, before elimination of intercompany accounts, of each of Southside's subsidiary banks, all of which are located in Missouri.

                                                            TOTAL ASSETS AT
                                                            MARCH 31, 2001
        SUBSIDIARY BANKS                                    (IN THOUSANDS)
        -------------------------------------------         --------------
        South Side National Bank in St. Louis                  $518,008
        State Bank of Jefferson County                           79,314
        Bank of Ste. Genevieve                                  101,275
        The Bank of St. Charles County                           67,280

         Southside's subsidiary banks, which currently operate 16 banking offices in Missouri, are engaged in the general banking business of accepting funds for deposit, making loans, renting safe deposit boxes and performing other customary banking services provided by banks of similar size and character. Southside's principal office is located at 3606 Gravois Avenue, in St. Louis, Missouri 63116.

         Customers of the subsidiary banks are also offered fiduciary services through the trust department of South Side National Bank in St. Louis. At March 31, 2001, the combined market value of trust assets, including fiduciary and custodial accounts, was approximately $212.3 million. These assets are not reflected in the consolidated financial statements, as they do not represent assets of Southside.

         The responsibility for the management of the subsidiary banks remains with the officers and directors of the respective banks. Southside provides its subsidiary banks with assistance and service in auditing, record keeping, tax planning, trust operations, new business development, lending, regulatory compliance and human resources management.

         At March 31, 2001, Southside reported non-interest bearing deposits of $73.1 million and $541.0 million of interest bearing deposits. Interest bearing deposits included $173.4 million of money market and checking accounts, $58.5 million of savings accounts, $253.8 million of certificates of deposit with individual amounts up to $100,000, and $55.3 million of certificates of deposit with individual amounts in excess of $100,000.

         At March 31, 2001, Southside had total outstanding loans of $474.3 million. Of this total, 58.9% was comprised of $170.8 million of commercial and multi-family residential real estate loans, $28.1 million of real estate construction loans and $80.3 million of commercial, financial and agricultural loans. Other loans in Southside's portfolio are one- to four-family residential real estate, consumer and other loans.

COMPETITION

         Southside and its subsidiaries encounter substantial competition in all aspects of their banking activities. New banks may be established in the market areas of the subsidiary banks, and the location of existing banks may be moved on occasion. In addition, competing banks and competing bank holding companies are continuing to establish separate banking facilities or branches which have been permitted under Missouri law since 1972. New or relocated banks and facilities may have a tendency to increase the competition faced by the subsidiary banks. Missouri law permits unlimited, state-wide branching for both national and state-chartered banks, subject to certain criteria.

         As lenders, the subsidiary banks compete not only with other banks but also with savings and loan associations, credit unions, finance companies, insurance companies and other non-banking financial institutions that offer credit. The subsidiary banks also compete for savings and time deposits with other banks, savings and loan associations, credit unions, money market and mutual funds, and issuers of commercial paper, securities and various forms of fixed and variable income investments. The principal competitive factors in the markets for deposits and loans are interest rates paid and interest rates charged, along with related services. Accessibility to customers is also a substantial factor.

EMPLOYEES

         Southside has 7 officers, the majority of whom are also officers of South Side National Bank in St. Louis. South Side National Bank in St. Louis is a national banking organization that employs approximately 165 full-time and 19 part-time employees. State Bank of Jefferson County, Bank of Ste. Genevieve, and The Bank of St. Charles County are Missouri state-chartered banks that employ an approximate total of 86 full-time and 18 part-time employees.

PROPERTIES

         Southside owns several properties through its subsidiaries. South Side National Bank in St. Louis, a subsidiary of Southside, owns the following properties:

            o a nine-story banking and office building at 3606 Gravois Avenue, St. Louis, Missouri 63116, and the adjacent drive-up facilities and three parking lots;
            o the land and bank building located at its branch facility at 10330 Gravois Road, St. Louis, Missouri 63126;
            o the land and bank building at 9914 Kennerly Road in St. Louis County upon which its South County branch is located;
            o the land and bank building located at 6025 Chippewa, St. Louis, Missouri 63109;
            o the land and bank buildings at 10385 West Florissant, Ferguson, Missouri 63136, 8440 Morganford Road, St. Louis County, Missouri 63123, 840 Meramec Station Road, St. Louis, Missouri 63088, and 3420 Iowa Street, St. Louis, Missouri 63118; and
            o the land and the building at 4111 Telegraph Road, St. Louis County, Missouri 63129.

         State Bank of Jefferson County owns the following properties:

            o the land and a two-story building at its main banking office at 224 S. Main Street, DeSoto, Missouri 63020;
            o the land and a one-story building housing its facility located at 2000 Rock Road, DeSoto, Missouri 63020; and
            o banking facility located at 100 Scenic Plaza Drive, Herculaneum, Missouri 63048.

         Bank of Ste. Genevieve owns the land, a one-story building and an adjacent parking lot at its main banking office at Second and Market Streets, Ste. Genevieve, Missouri 63670 and the land and one-story building at its facility at 710 Parkwood Drive, Ste. Genevieve, Missouri 63670.

         The Bank of St. Charles County owns the land and a two-story building at its banking facility at 6004 Highway 94 South, St. Charles, Missouri 63304 and the land and a one-story building at its facility located at 750 First Capitol Drive, St. Charles, Missouri 63301.

         Southside's management believes the physical properties of the subsidiary banks are suitable and adequate and are being productively utilized.

LEGAL PROCEEDINGS

         In the normal course of business, Southside has certain litigation pending. In the opinion of management, after consultation with legal counsel, none of the litigation is expected to have a material adverse effect on the consolidated financial condition of Southside.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF SOUTHSIDE

         OVERVIEW. Southside's net income is derived primarily from the net interest income of its subsidiary banks. Net interest income is the difference or spread between the interest income the subsidiary banks receive from their loan and investment portfolios and their cost of funds, consisting primarily of the interest paid on deposits and borrowings. The levels of provisions for loan losses, noninterest income and noninterest expense also affect net income.

         As a registered bank holding company, Southside is subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. Of the Southside subsidiaries, the Bank of Ste. Genevieve is subject to federal regulation by the Federal Reserve System, South Side National Bank in St. Louis is subject to federal supervision and regulation by the Office of the Comptroller of the Currency and both the State Bank of Jefferson County and The Bank of St. Charles County are subject to federal regulation by the Federal Deposit Insurance Corporation. Additionally, each Southside subsidiary, with the exception of South Side National Bank in St. Louis, is subject to supervision and regulation by the Missouri Division of Finance.

RESULTS OF OPERATIONS

         Quarter Ended March 31, 2001 Compared to Quarter Ended March 31, 2000.

         Net Income. Net income was $1.6 million for the three months ended
         ----------
March 31, 2001 compared to $1.7 million for the three months ended March 31, 2000, which represented a 7% decrease compared to the prior year period. The decrease in first quarter earnings can be attributed to a combination of factors. First, net interest income declined $60,000 on a quarter comparison due to the sharp decline in interest rates during the first quarter. These rate cuts caused the prime-lending rate to decrease 150 basis points during the quarter. Commercial and home equity loans tied to the prime-lending rate and yields on Federal funds sold are adjusted downward instantaneously with these interest rate cuts; however, deposits and borrowing costs typically adjust over time as deposits and borrowings mature and interest rates on transaction and savings deposits are gradually changed to reflect the current interest rate environment. Second, in light of Southside's continued growth, the provision for loan losses increased $80,000 in the first quarter of 2001 compared to the prior year first quarter. Finally, noninterest expense was $170,000 higher in the first quarter of 2001 compared to 2000.

         Basic and diluted earnings per common share were $0.19 and $0.18, respectively, for the first quarter of 2001, compared to $0.20 and $0.20 for the first quarter of 2000, respectively. Net income for the first quarter of 2001 resulted in an annualized return on average assets of 0.83% compared to 0.98% in the first quarter of 2000, and an annualized return on average shareholders' equity of 8.81% compared to 10.34% the first quarter of 2000.

         Net Interest Income. As reflected in the table on the following
         -------------------
page, net interest income on a tax-equivalent basis decreased by $60,000 in the first quarter of 2001 when compared to the first quarter of 2000. Net interest income decreased because the yield on average earnings assets remained relatively unchanged, but Southside's cost of funds increased 49 basis points to 4.81%. This increase in the cost of funds more than offset the additional interest income generated by a $69.1 million increase in average-earning assets. Much of the asset growth over the past three quarters was funded through an 11-month certificate of deposit promotion. When the prime-lending rate dropped 150 basis points during the first quarter 2001, it caused a very narrow interest margin when matched against the rates offered during the promotion. The deposits will begin to mature during the third quarter of this year. As these deposits reprice in the current interest rate environment, it is expected to provide Southside with some relief from the downward pressure on the net interest margin.


     DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL
                               CONDENSED AVERAGE BALANCE SHEET AND AVERAGE INTEREST RATES

                                                                       THREE MONTHS ENDED MARCH 31,
                                                   ---------------------------------------------------------------------
                                                                 2001                                2000
                                                   ---------------------------------   ---------------------------------
                                                                            AVERAGE                             AVERAGE
                                                               INTEREST      YIELD/                INTEREST      YIELD/
                                                    AVERAGE     INCOME/      RATE        AVERAGE    INCOME/       RATE
                                                    BALANCE     EXPENSE     PAID (3)     BALANCE   EXPENSE      PAID (3)
                                                   ---------   ---------   ---------    --------- ----------    --------
                                                                           (DOLLARS IN THOUSANDS)
ASSETS
Loans, net of unearned discount (1)(2)(3).......   $467,073    $ 9,796        8.39%     $395,625   $ 8,317        8.41%
Investments in debt securities:
  Taxable (4)...................................    169,284      2,642        6.24       186,585     2,973        6.37
  Exempt from federal income tax (3)(4).........     28,646        529        7.38        31,400       595        7.58
Short-term investments..........................     25,826        342        5.30         8,124       110        5.42
                                                   --------    -------                  --------   -------

       Total interest-earning assets/interest
         income/overall yield (3)...............    690,829     13,309        7.71       621,734    11,995        7.72
                                                               -------                             -------
Allowance for loan losses.......................    (5,209)                              (5,818)
Cash and due from banks.........................     16,763                               16,820
Other assets....................................     48,992                               49,360
                                                   --------                             --------

       Total assets.............................   $751,375                             $682,096
                                                   ========                             ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing demand and savings deposits....   $222,502      1,679        3.02      $227,550     1,773        3.12
Time deposits...................................    296,309      4,423        5.97       221,049     2,798        5.06
Short-term borrowings...........................      9,651        130        5.39         9,300       106        4.56
FHLB borrowings.................................     70,934        958        5.40        83,984     1,171        5.58
Other borrowings................................      1,900         39        8.21            --        --          --
Debt of Employee Stock Ownership Plan...........        960         18        7.50         1,153        22        4.32
                                                   --------    -------                  --------   -------
       Total interest-bearing liabilities/
         interest-expense/overall rate..........    602,256      7,247        4.81       543,036     5,870        4.32
                                                               -------                             -------
Non-interest-bearing demand deposits............     71,562                               69,775
Other liabilities...............................      7,037                                4,500
Shareholders' equity............................     70,520                               64,785
                                                   --------                             --------

       Total liabilities and shareholders'
         equity.................................   $751,375                             $682,096
                                                   ========                             ========

       Net interest income......................               $ 6,062                             $ 6,125
                                                               =======                             =======

Net interest margin on average interest-earning
  assets........................................                              3.51                               3.94

--------------------------------------
(1)  Interest income includes loan origination fees.
(2)  Average balance includes nonaccrual loans.
(3) Interest yields are presented on a tax-equivalent basis. Nontaxable income has been adjusted upwardly by the amount of federal income tax that would have been paid if the income had been taxable at a rate of 34%, adjusted downward by the disallowance of the interest cost to carry nontaxable loans and securities.
(4)  Includes investments available-for-sale.

         Provision for Loan Losses. The provision for loan losses increased
         -------------------------
to $160,000 during the first quarter of 2001 from $80,000 in 2000. The increase in the provision for loan losses was largely due to the significant loan growth achieved over the past several quarters resulting in increased risk. With additional loan growth projected in 2001, management anticipates that a larger provision for loan losses, as compared to the prior year, will continue throughout the year. Based on Southside's analysis of the adequacy of the allowance for loan losses, management determined it was appropriate to increase the provision for loan losses in 2001. Management will continue to assess the adequacy of the allowance for loan losses on a regular basis throughout the year.

         Noninterest Income. Noninterest income increased $120,000 during
         ------------------
the first quarter of 2001 in comparison to the first quarter of the prior year. The increase was due in large part to a $70,000 increase in the gains on sales of loans. As mentioned previously, with the decrease in interest rates during the first quarter, Southside experienced a shift in customer preference from adjustable rate loan products to fixed rate mortgage loan products, which are sold into the secondary market. The increase in these gains is directly the result of a significant increase in the volume of loans being sold into secondary market. In addition, increases in service charge and other revenue contributed to the increase in noninterest income.

         Noninterest Expense. Noninterest expense increased $170,000 during
         -------------------
the first quarter of 2001 in comparison to the first quarter of 2000. The increase was mainly the result of a $220,000 increase in salaries and employee benefits, which was partially offset by a $70,000 decrease in other expense. The increase in salaries and employee benefits was due in part to normal increases, as well as increased health insurance costs and higher personnel costs resulting from an extremely tight labor market, which forced Southside to make salary adjustments to attract and retain qualified employees. The decrease in other expenses was due to small decreases in a variety of normal operating expenditures.

         Income Taxes. Income tax expense for the first quarter of 2001 was
         ------------
$610,000 compared to $670,000 in the first quarter of 2000. Southside's combined federal and state effective tax rate decreased slightly to 28.17% in 2001, compared to 28.61% in 2000. Southside's effective tax rate is impacted by tax-exempt loan and investment security income, income generated by the company-owned life insurance, which is exempt from federal and state income taxes and federal and state tax credits associated with Southside's investment in low- and moderate-income housing projects.

         Effect of New Accounting Standards. Statement of Financial
         ----------------------------------
Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities, which was issued in June 1998, establishes accounting and reporting standards for derivative instruments and hedging activities. Under SFAS 133, derivatives are recognized on the balance sheet at fair value as an asset or liability. Changes in the fair value of derivatives are reported as a component of other comprehensive income or recognized as earnings through the income statement depending on the nature of the instrument. In June 1999, the FASB issued SFAS 137 - Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133, which defers the effective date of SFAS 133 from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. Initial application should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated and documented under the provisions of SFAS 133, as amended. Earlier application of all of the provisions is encouraged but is permitted only as of the beginning of any fiscal quarter that begins after the issuance date of SFAS 133, as amended. Additionally, SFAS 133, as amended should not be applied retroactively to financial statements of prior periods. In June 2000, the FASB issued SFAS No. 138 - Accounting for Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133, which addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS 133, as amended. SFAS 138 amends the accounting and reporting standards of SFAS 133, as amended, for certain derivative instruments, certain hedging activities and for decisions made by the FASB relating to the Derivatives Implementation Group process. The adoption of SFAS 133 on January 1, 2001 did not have a material impact on the financial condition and results of operations of Southside. Southside generally does not utilize derivative instruments in its interest rate management process.

         Loan Portfolio. Southside's loan portfolio consists of business
         --------------
loans to small- and medium-size companies, commercial, construction and residential real estate loans, and consumer loans. Traditionally, the majority of the loan portfolio has focused on real estate as an integral component of a credit's underlying source of collateral. The following table is a breakdown of Southside's loan portfolio as of the end of the periods indicated.

                                                       AS OF                  AS OF                     AS OF
                                                  MARCH 31, 2001        DECEMBER 31, 2000          MARCH 31, 2000
                                               --------------------  -----------------------     -------------------
                                                                           (IN THOUSANDS)
Commercial, financial and agricultural.             $   80,325             $    78,586               $   73,397
Real estate-commercial.................                170,818                 157,771                  137,858
Real estate-construction...............                 28,091                  28,808                   19,790
Real estate-residential................                158,241                 161,252                  141,460
Consumer ..............................                 26,642                  27,189                   23,857
Other loans............................                 10,213                   9,800                    8,959
                                                    ----------             -----------              -----------
    Total..............................             $  474,330             $   463,406               $  405,321
                                                    ==========             ===========              ===========

         Southside's loan portfolio totaled $474.3 million at March 31, 2001, which represented an increase of $10.9 million, or 2.36%, since December 31, 2000, and an increase of $69.0 million, or 17.03%, over the past 12 months. These increases in the loan portfolio were the result of Southside continuing to execute elements of its strategic business plan, as Southside's banking subsidiaries continue to attract customers who are dissatisfied with the service level of the area's larger financial institutions. The decrease in residential real estate loans can be attributed to the drop in interest rates during 2001. In contrast to 2000 when the majority of the residential real estate loan customers were opting for adjustable rate mortgage products, some of those same customers are now refinancing their adjustable rate mortgages into longer term fixed rate mortgage products, which are sold into the secondary market.

         Allowance for Loan Losses and Risk Elements. Implicit in lending
         -------------------------------------------
activities is the consideration that losses will be experienced and the amount of such losses will vary from time to time, depending upon the risk characteristics of the portfolio, as affected by economic conditions, competition, and the financial experience of borrowers. The allowance for loan losses, which is designed to provide for probable losses inherent in the lending process, is increased by the provision for loan losses charged to expense and decreased by the amount of loans charged off, net of recoveries. The allowance for loan losses provides for anticipated probable loan losses and is maintained at a level commensurate with management's evaluation of the risks inherent in the subsidiary banks' loan portfolios. In order to identify potential risks in the loan portfolios of the subsidiary banks, monthly reports, which contain information on the overall characteristics of the subsidiary banks' loan portfolios and specific analyses of loans requiring special attention, including nonperforming and certain criticized loans, are reviewed by each subsidiary bank's senior management personnel and board of directors. In addition, Southside performs periodic examinations of individual loans and of the overall loan portfolio of each banking subsidiary through Southside's loan review process.

         The balance of the allowance for loan losses increased by $140,000 during the first quarter of 2001. The increase in the allowance was due to the fact that net charge offs for the quarter were $20,000, and Southside recorded a provision for loan losses of $160,000. Based upon Southside's internal analysis of the adequacy of the allowance for loan losses, management of Southside believes the level is adequate to cover probable losses inherent in the loan portfolio under current conditions. The ratio of allowance for loan losses as a percentage of total loans was 1.12% as of March 31, 2001 compared to 1.12% and 1.19% at December 31, 2000 and March 31, 2000, respectively.

         Southside's management records provisions for loan losses in amounts sufficient to result in an allowance for loan losses that covers current net charge-offs and probable losses believed to be inherent in the loan portfolio. Amounts charged against current income are based on such factors as past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the loan portfolio, prevailing economic conditions, and regular reviews of the portfolio conducted by loan officers, internal loan review staff, and bank regulatory agencies. The loan review process entails analyzing the borrower's financial condition, payment performance, impact of economic and business conditions on certain borrowers, loan concentration risk, sufficiency of collateral, and any other known risks inherent in borrowing relationships. This process is used as the basis for determining the adequacy of the allowance for loan losses. Southside's management believes the allowance for loan losses is adequate to cover probable losses in the loan portfolio under current conditions.

                                           NONPERFORMING ASSETS
                                                     AS OF                AS OF                AS OF
                                                 MARCH 31, 2001     DECEMBER 31, 2000     MARCH 31, 2000
                                                 --------------     -----------------     --------------
                                                                  (DOLLARS IN THOUSANDS)
Nonaccrual loans .......................             $4,602              $4,200               $4,287
Loans past due 90 days or more and
    still accruing interest ............                143                 339                   62
                                                     ------              ------               ------
    Total nonperforming loans ..........              4,745               4,539                4,349

Other real estate owned ................              1,574               1,597                  947
                                                     ------              ------               ------
    Total nonperforming assets .........             $6,319              $6,136               $5,296
                                                     ======              ======               ======

RATIOS
Total nonperforming loans as % of total
    loans ..............................               1.00%               0.98%                1.07%
Total nonperforming assets as % of total
    loans and other real estate owned ..               1.33                1.32                 1.30
Total nonperforming assets as % of
    total assets .......................               0.82                0.83                 0.77
Total allowance for loan losses as a %
    of nonperforming loans .............             112.08              114.10               110.95


         Nonperforming assets totaled $6.3 million, or 0.82% of total assets, at March 31, 2001 compared to $6.1 million, or 0.83%, and $5.3 million, or 0.77%, at December 31, 2000 and March 31, 2000, respectively. Nonaccrual loans increased $402,000 during the first quarter of 2001 and accounted for the majority of the increase in nonperforming assets.

         A loan is reported as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Southside's loan policy generally requires that a credit meeting the above criteria be placed on nonaccrual status. Additionally, loans which are past due more than 90 days as to payment of principal or interest are also considered to be impaired. These loans are included in the total of nonperforming assets.

         Loans past due less than 90 days generally are not considered impaired; however, a loan which is current as to payments may be determined by management to demonstrate some of the characteristics of an impaired loan. In these cases, the loan is classified as impaired while management evaluates the appropriate course of action. Southside's primary basis for measurements of impaired loans is the collateral underlying the identified loan.

         Any loans classified for regulatory purposes, but not included above in nonperforming loans, do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the borrower's ability to comply with the loan repayment terms or which management reasonably expects will materially impact future operating results or capital resources. As of March 31, 2001, there were no concentrations of loans exceeding 10% of total loans, which were not disclosed as a category of loans.

         Investments in Debt and Equity Securities. Investments in debt and
         -----------------------------------------
equity securities have increased $6.8 million since December 31, 2000 due in large part to the deposit growth experienced during the year. With additional loan growth and some certificate of deposit runoff expected during 2001, management anticipates the investment portfolio may decline through investment security maturities and paydowns on mortgage-backed securities.

         Deposits. Total deposits increased $39.9 million during the first
         --------
quarter of 2001, due largely to a decision made during 2000 to replace short-term borrowed funds, used to fund loan growth, with certificates of deposit. The increase in time deposits during the first quarter of 2001 was $26.4 million. Management continues to monitor the rates being offered, the impact of the deposits on rate sensitivity and the extent to which Southside is able to cross-sell additional products and services to new time deposit customers. In addition, interest-bearing demand and savings accounts also increased during the first quarter by $17.6 million. Much of this increase can be attributed to the volatility in the stock market during the first quarter and customers' desire to increase their cash positions.

         Securities Sold Under Agreements to Repurchase. Securities sold
         ----------------------------------------------
under agreements to repurchase, known as REPOs, decreased $1.9 million during 2001. The majority of Southside's REPOs are used by larger commercial customers as a daily cash management tool. Therefore, depending on their individual liquidity positions, the balances in these accounts can vary considerably.

         Federal Home Loan Bank Borrowings. Federal Home Loan Bank
         ---------------------------------
borrowings are used by Southside for a variety of purposes. Approximately $48.0 million of the borrowings has been used to fund leveraged strategies, whereby Southside borrowed funds and used the proceeds to purchase investment securities. The yield on the investments exceeds the borrowing cost and provides Southside with additional net interest income. Approximately $1.8 million of the borrowings has been used by one of Southside's subsidiary banks to fund longer-term fixed rate residential real estate loans. The remaining $21.0 million is used by Southside to meet short-term liquidity needs.

         Other Borrowings. The $1.9 million balance in this category
         ----------------
represents borrowings from an unaffiliated financial institution under a $5.0 million line of credit. The line of credit was established to provide the resources necessary to fund Southside's stock repurchase plan announced during the third quarter of 2000. The plan authorizes Southside to repurchase a total of 430,000 common shares, or 5% of Southside's outstanding shares. As of the date the repurchase program was terminated, Southside had repurchased 200,100 common shares under the repurchase program at an average cost of $10.29 per common share. Southside has terminated its repurchase program in connection with entering into the merger agreement.

         Debt of Employee Stock Ownership Plan. The decrease in the debt of
         -------------------------------------
the employee stock ownership plan was due to the annual principal reduction on the loan, which is paid in March each year.

         Asset/Liability Management. Southside's overall goal in asset/
         --------------------------
liability management is to achieve a reasonable balance of rate-sensitive assets with rate-sensitive liabilities in order to minimize the impact of changing rates on net income. As assets and liabilities tend to become more rate sensitive, whether due to customer demands or Southside's initiatives, it becomes more important that rates earned are matched with rates paid and that repricing dates are matched so the next earning interval will have both components at current rates. Assets and liabilities that mature or are repriced in one year or less are considered in the financial services industry to be "rate sensitive." This means that as rates in the marketplace change, the rates on these assets or liabilities will soon be impacted. Given a reasonably balanced rate sensitivity position if rates are increasing, Southside will have more interest income and more interest expense. Conversely, if rates are decreasing, Southside will have less interest income and less interest expense.

         Short-term interest rate sensitive positions are critical in managing net interest income, as they have an immediate impact on earnings during periods of changing interest rates. Interest rate sensitivity is measured by interest-sensitive gaps defined as the difference between interest-sensitive assets and interest-sensitive liabilities within any specific time period. A positive or negative interest-sensitive gap demonstrates the relative exposure to interest rate movements. To the extent that these gaps are close to zero, net interest income is protected from interest rate fluctuations for the specific time period being examined. Examples of interest-sensitive assets and liabilities include commercial loans whose interest rates are tied to the prime commercial lending rate and money market deposit accounts whose interest rates are tied to the three-month treasury bill rate. The objective of an interest sensitivity analysis is to measure the potential impact of changes in the levels of market interest rates on net interest income.

         Southside's management believes maintenance of appropriate rate-sensitive positions is imperative in maintaining an adequate degree of liquidity and acceptable profit margins and has structured its deposit, investment, and loan portfolios accordingly. Southside's management believes it has maintained an adequate liquidity position and management will endeavor to do so in the future.


         As reflected on the Repricing and Interest Rate Sensitivity Analysis on page 84, Southside has a reasonably well-balanced interest rate sensitivity position. Southside's current one-year cumulative gap is 0.96x. Management believes a one-year cumulative gap ratio in a range of 0.80x - 1.20x indicates an entity is not subject to undue interest rate risk. A one-year cumulative gap ratio of 1.00x indicates that an institution has an equal amount interest rate risk. A one-year cumulative gap ratio of 1.00x indicates that an institution has an equal amount of assets and liabilities repricing within twelve months. A ratio in excess of 1.00x indicates more assets than liabilities will be repriced during the period indicated, and a ratio less than 1.00x indicates more liabilities than assets will be repriced during the period indicated. However, actual experience may differ because of the assumptions used in the allocation of deposits and other factors, which are beyond management's control. Among the significant assumptions used in preparing the Repricing and Interest Rate Sensitivity Analysis is that interest-bearing demand and savings deposits are not 100% rate sensitive within the period of three months or less. As a result, these deposits are allocated between the repricing categories based on historical analyses performed by Southside's subsidiary banks. In addition, Federal Home Loan Bank borrowings are categorized based on the first available call date of the individual borrowings versus their final maturity.


         Additionally, the following analysis includes the available-for-sale securities spread throughout their respective repricing and/or maturity horizons, even though such securities are available for immediate liquidity should the need arise in any particular time horizon.

                                REPRICING AND INTEREST RATE SENSITIVITY ANALYSIS
                                                                             AS OF
                                                                        MARCH 31, 2001
                                                ---------------------------------------------------------------
                                                                 OVER         OVER
                                                               3 MONTHS      1 YEAR
                                                 3 MONTHS       THROUGH      THROUGH       OVER
                                                 OR LESS       12 MONTHS     5 YEARS     5 YEARS        TOTAL
                                                ----------    -----------   ---------  -----------    ---------
                                                                    (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
Interest-bearing deposits in banks..........    $      325    $        --   $      --   $      --      $    325
Federal funds sold..........................        37,594             --          --          --        37,594
Investments available-for-sale..............        28,924         20,250      71,547      48,248       168,969
Investments held-to-maturity................         5,888          6,973       8,670      10,705        32,236
Loans, net of unearned discount (1).........       285,515         45,565     127,194      16,056       474,330
                                                ----------    -----------   ---------   ---------      --------

         Total interest-earning assets......       358,246         72,788     207,411      75,009       713,454
                                                ----------    -----------   ---------   ---------      --------

Cumulative interest-earning assets..........       358,246        431,034     638,445     713,454       713,454
                                                ----------    -----------   ---------   ---------      --------

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits............        71,608         45,118      41,357      15,315       173,398
Savings deposits............................        16,467         14,651      21,129       6,264        58,511
Time deposits under $100,000................        56,231        146,788      50,659         136       253,814
Time deposits $100,000 and over.............        16,268         34,180       4,840          --        55,288
Securities sold under agreements to
     repurchase.............................         6,036             --          --          --         6,036
FHLB borrowings.............................        30,000          8,000      31,152       1,754        70,906
Other borrowings............................            --          1,900          --          --         1,900
Debt of Employee Stock Ownership
     Plan ..................................            --             --         791          --           791
                                                ----------    -----------   ---------   ---------      --------

         Total interest-bearing liabilities.       196,610        250,637     149,928      23,469       620,644
                                                ----------    -----------   ---------   ---------      --------

Cumulative interest-bearing liabilities.....       196,610        447,247     597,175     620,644       620,644
                                                ----------    -----------   ---------   ---------      --------
GAP ANALYSIS
Interest sensitivity gap....................    $  161,636    $  (177,849)  $  57,483   $  51,540      $ 92,810
                                                ==========    ===========   =========   =========      ========
Cumulative interest sensitivity gap.........    $  161,636    $   (16,213)  $  41,270   $  92,810      $ 92,810
                                                ==========    ===========   =========   =========      ========

Cumulative gap ratio of interest-earning
     assets to interest-bearing.............         1.82x          0.96x       1.07x       1.15x         1.15x
                                                     =====          =====       =====       =====         =====

--------------------------------------
(1) Nonaccrual loans are reported in the "Over 1 year through 5 years" column.

         Year Ended December 31, 2000 Compared to Years Ended December 31, 1999 and 1998.

         Net Income. Net income was $6.5 million, $6.2 million and $6.8
         ----------
million for the years ended December 31, 2000, 1999 and 1998, respectively, which resulted in diluted earnings per common share of $0.77, $0.72 and $0.80 in each of those years. The $280,000 increase in net income during 2000 was attributable to increases in net interest and noninterest income, which were partially offset by an increase in the provision for loan losses and noninterest expense, as the growth achieved over the past few years began to provide accretive effects to earnings. The decrease in net income in 1999 versus 1998 was $0.61 million, and was largely due to an increase in operating expenses associated with Southside's expansion efforts in 1998 and 1999. In June 1998, Southside acquired two facilities as part of its acquisition of Public Service Bank, fsb, and in 1999, Southside opened its sixteenth and seventeenth branches.

         Net income in 2000 resulted in a return on average assets, referred to as ROA, of 0.92%, compared to 0.97% and 1.15% in 1999 and 1998, respectively. The decrease in Southside's ROA was due to continued asset growth at Southside's subsidiary banks; however, a competitive deposit environment forced Southside to fund the asset growth with short-term borrowings and certificates of deposit. Both represented an increase in Southside's cost of funds and further squeezed the interest margin. This tightening of the net interest margin coupled with an increase in operating expense caused earnings growth to lag behind asset growth. Southside's return on equity, referred to as ROE, in 2000 was 9.76%, compared to 9.54% and 11.12% in 1999 and 1998, respectively. The increase in ROE in 2000 was due in part to the increase in earnings. In addition, Southside continued its efforts to better utilize excess capital including growth of the organization and the repurchase of common stock.

         Net Interest Income. Net interest income on a tax-equivalent basis
         -------------------
increased by $410,000, $890,000 and $990,000 in 2000, 1999 and 1998,
respectively. For the third consecutive year, the increase in net interest income was the result of an increase in average interest-earning assets, partially offset by a decrease in the net interest margin on average interest-earning assets. Higher interest rates during 2000 caused the average yield on interest-earning assets to increase 36 basis points to 7.85%. This interest rate environment, combined with a tightening of liquidity caused Southside's cost of funds to increase 62 basis points to 4.70%. Higher short-term interest rates caused an increase in both interest-bearing demand deposits and short-term borrowing costs. Strong asset growth caused Southside to utilize Federal Home Loan Bank borrowings to fund loan growth in the first half of 2000. During the second half of the year, Southside replaced a portion of the borrowings and additional loan growth with an 11-month certificate of deposit promotion. While this promotion was highly successful in easing Southside's short-term liquidity needs, the interest rate paid to attract these deposits contributed to the increase in the cost of funds.

         The increase in net interest income in 1999 was also the result of an increase in average-earning assets, which was partially offset by a decrease in the net interest margin. Competition for lending relationships and an increase in adjustable rate mortgage loans combined to drive the average yield on the loan portfolio down by 33 basis points to 8.37% in 1999 from 8.70% in the prior year. In addition, the $40 million leverage strategies also added to the decline in the net interest margin. Southside designed these strategies to match maturities of investments and borrowings and earn a spread on the difference between the cost of the borrowings and the interest earned on the assets purchased. The strategies executed in 1999 were designed to provide a spread of 85 to 185 basis points depending on fluctuations in the interest-rate environment during the life of the underlying securities. While these strategies had a positive effect on net interest income, they reduced net interest margin. Southside's deposit and borrowing costs declined from 4.30% in 1998 to 4.08% in 1999. Because of minimal loan growth in the first half of 1999, Southside's management was not aggressive in deposit pricing throughout much of 1999.


  DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL
                            CONDENSED AVERAGE BALANCE SHEET AND AVERAGE INTEREST RATES
                                                                     YEARS ENDED DECEMBER 31,
                                              -------------------------------------------------------------------
                                                              2000                               1999
                                              ------------------------------------  -----------------------------
                                                                          AVERAGE                         AVERAGE
                                                              INTEREST     YIELD/              INTEREST   YIELD/
                                               AVERAGE        INCOME/       RATE     AVERAGE   INCOME/     RATE
                                               BALANCE        EXPENSE     PAID (3)   BALANCE   EXPENSE   PAID (3)
                                              ------------------------------------  -----------------------------
                                                                        (DOLLARS IN THOUSANDS)
ASSETS
Loans, net of
    unearned discount (1)(2)(3) ..........    $ 430,819      $  36,565      8.49%   $355,874    $29,783    8.37%
Investments in debt securities:
    Taxable (4) ..........................      177,796         11,428      6.43     179,546     10,823    6.03
    Exempt from federal income taxes(3)(4)       30,170          2,267      7.51      32,521      2,492    7.66
Short-term investments ...................        7,964            515      6.47      21,720      1,048    4.83
                                              ---------      ---------              --------    -------
    Total interest-earning assets/
       interest income/overall yield (3) .      646,749         50,775      7.85     589,661     44,146    7.49
                                                             ---------                          -------
Allowance for loan losses ................       (5,175)                              (6,143)
Cash and due from banks and interest-
    bearing deposits with banks ..........       17,380                               18,665
Other assets .............................       49,892                               34,193
                                              ---------                             --------
       Total assets ......................    $ 708,846                             $636,376
                                              =========                             ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing demand deposits .........    $ 164,134          5,874      3.58%   $154,909      4,798    3.10%
Savings deposits .........................       61,382          1,500      2.44      65,113      1,579    2.43
Time deposits under $100,000 .............      198,371         11,011      5.55     187,002      9,353    5.00
Time deposits $100,000 and over ..........       41,251          2,348      5.69      44,817      2,164    4.83
Short-term borrowings ....................       13,608            757      5.56       3,489        145    4.16
FHLB borrowings ..........................       83,101          4,861      5.85      41,406      2,198    5.31
Other borrowings .........................          578             52      9.00          --         --      --
Debt of Employee Stock Ownership
    Plan .................................        1,053             79      7.50         347         26    7.50
                                              ---------      ---------              --------    -------
       Total interest-bearing liabilities/
          interest expense/overall rate ..      563,478         26,482      4.70     497,083     20,263    4.08
                                                             ---------                          -------
Noninterest-bearing demand deposits ......       73,231                               67,759
Other liabilities ........................        5,687                                6,504
Shareholders' equity .....................       66,450                               65,030
                                              ---------                             --------
       Total liabilities and
          shareholders' equity ...........    $ 708,846                             $636,376
                                              =========                             ========
Net interest income ......................                   $  24,293                          $23,883
                                                             =========                          =======

Net interest margin on average
    interest-earning assets...............                                  3.76%                          4.05%


                                                                1998
                                              ----------------------------------------
                                                                             AVERAGE
                                                            INTEREST          YIELD/
                                              AVERAGE       INCOME/            RATE
                                              BALANCE       EXPENSE          PAID (3)
                                              ---------------------------------------
                                                       (DOLLARS IN THOUSANDS)
Loans, net of
    unearned discount (1)(2)(3) ..........    $345,902      $ 30,085           8.70%
Investments in debt securities:
    Taxable (4) ..........................     153,345         9,172           5.98
    Exempt from federal income taxes(3)(4)      29,020         2,326           8.01
Short-term investments ...................      24,975         1,261           5.05
                                              --------      --------
    Total interest-earning assets/
       interest income/overall yield (3)..     553,242        42,844           7.74
                                                            --------
Allowance for loan losses ................      (6,160)
Cash and due from banks and interest-
    bearing deposits with banks ..........      15,097
Other assets .............................      27,945
                                              --------
       Total assets ......................    $590,124
                                              ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing demand deposits .........    $146,149         4,848           3.32%
Savings deposits .........................      61,632         1,535           2.49
Time deposits under $100,000 .............     188,065         9,997           5.32
Time deposits $100,000 and over ..........      52,026         2,721           5.23
Short-term borrowings ....................       3,289           146           4.44
FHLB borrowings ..........................      10,659           610           5.72
Other borrowings .........................          --            --             --
Debt of Employee Stock Ownership
    Plan .................................          --            --             --
                                              --------      --------
       Total interest-bearing liabilities/
          interest expense/overall rate...     461,820        19,857           4.30
                                                             -------
Noninterest-bearing demand deposits ......      62,235
Other liabilities ........................       4,813
Shareholders' equity .....................      61,256
                                              --------

       Total liabilities and
          shareholders' equity ...........    $590,124
                                              ========
Net interest income ......................                  $ 22,987
                                                            ========
Net interest margin on average
    interest-earning assets...............                                     4.15%

--------------------------------------
(1) Interest income includes loan origination fees.
(2) Average balance includes nonaccrual loans.
(3) Interest yields are presented on a tax-equivalent basis. Nontaxable income has been adjusted upward by the amount of federal income tax that would have been paid if the income had been taxable at a rate of 34%, adjusted downward by the disallowance of the interest cost to carry nontaxable loans and securities.
(4) Includes investments available-for-sale.

         The following table sets forth on a tax-equivalent basis, for the periods indicated, a summary of Southside's changes in interest income and interest expense resulting from changes in volume and changes in rates. The change in interest due to both volume and rate has been allocated in proportion to the relationship of the absolute dollar amounts of the change in each.

             ANALYSIS OF CHANGES IN NET INCOME DUE TO CHANGES IN VOLUME AND CHANGES IN RATES

                                                           YEARS ENDED DECEMBER 31,
                                    -------------------------------------------------------------------
                                         2000 COMPARED TO 1999               1999 COMPARED TO 1998
                                    -------------------------------     -------------------------------
                                                 INCREASE (DECREASE)                INCREASE (DECREASE)
                                                  DUE TO CHANGE IN                   DUE TO CHANGE IN
                                      NET         ----------------        NET        ----------------
                                    INCREASE     AVERAGE    AVERAGE     INCREASE    AVERAGE     AVERAGE
                                   (DECREASE)    VOLUME      RATE      (DECREASE)   VOLUME       RATE
                                   ----------    ------      ----      ----------   ------       ----
                                                               (IN THOUSANDS)
CHANGES IN INTEREST INCOME ON:
Loans ..........................    $ 6,782     $ 6,350     $   432     $  (302)    $   855     $(1,157)
Investment securities:
     Taxable ...................        605        (107)        712       1,651       1,574          77
Exempt from federal income taxes       (225)       (177)        (48)        166         271        (105)
Short-term investments .........       (533)       (811)        278        (213)       (160)        (53)
                                    -------     -------     -------     -------     -------     -------
     Total interest income .....      6,629       5,255       1,374       1,302       2,540      (1,238)
                                    -------     -------     -------     -------     -------     -------

CHANGES IN INTEREST EXPENSE ON:
Interest-bearing demand
     deposits ..................      1,076         299         777         (50)        282        (332)
Savings deposits ...............        (79)        (86)          7          44          83         (39)
Time deposits under $100,000 ...      1,658         590       1,068        (644)        (56)       (588)
Time deposits $100,000
     and over ..................        184        (181)        365        (557)       (359)       (198)
Short-term borrowings ..........        612         548          64          (1)          9         (10)
FHLB borrowings ................      2,663       2,419         244       1,588       1,635         (47)
Other borrowings ...............         52          52          --          --          --          --
ESOP debt ......................         53          53          --          26          26          --
                                    -------     -------     -------     -------     -------     -------
     Total interest expense ....      6,219       3,694       2,525         406       1,620      (1,214)
                                    -------     -------     -------     -------     -------     -------
Change in net interest income ..    $   410     $ 1,561     $(1,151)    $   896     $   920     $   (24)
                                    =======     =======     =======     =======     =======     =======

         Provision for Loan Losses. Management records provisions for loan
         -------------------------
losses in amounts sufficient to result in an allowance for loan losses that covers probable losses believed to be inherent in the loan portfolio. Amounts charged against current income are based on such factors as past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the loan portfolio, prevailing economic conditions, and regular reviews of the portfolio conducted by loan officers, loan review staff, and bank regulatory agencies. The provision for loan losses increased $316,000 to $361,000 in 2000, compared to $45,000 in the prior year. The increase in the provision was largely the result of loan growth achieved over the past several quarters resulting in increased risk. The provision for loan losses was relatively low in 1999, largely due to the fact that Southside experienced a relatively low level of net charge-offs during 1999. The provision for loan losses was $361,000 in 2000, $45,000 in 1999, and $62,000 in 1998.

         Noninterest Income. Southside's noninterest income increased
         ------------------
$850,000 to $4.4 million in 2000 compared to $3.6 million the prior year. The increase was due to a $150,000 increase in service charge income resulting from Southside's management's commitment to improving results in this area and a $910,000 increase in other income. The increase in other income was largely the result of earnings on the cash surrender value of company-owned life insurance polices, which were purchased to offset the cost of deferred director fee and salary continuation programs at Southside and at its subsidiary banks. These two increases were partially offset by a $210,000 decline in gains on sales of loans. During most of 2000, borrowers continued to choose adjustable rate loan products, which are not sold into the secondary market; however, as interest rates on long-term fixed rate mortgage products and adjustable rate mortgage products began to converge, borrowers moved back into fixed rate loan products.

         Noninterest income increased $230,000 in 1999 to $3.6 million. The increase was due to increases in trust fees, service charges, and other income, as well as a decrease in losses on the other real estate owned, known as

OREO, all of which were partially offset by a decrease in gains on sales of loans. The increase in trust fee income was largely due to another strong year in the stock market, as well as continued growth in Southside's personal trust business, which is the most profitable area within the trust department. The increase in service charge revenue resulted from pricing changes implemented in the current year to bring Southside's service charges in line with its competitors. The decrease in losses on the sales of OREO was due to the fact that there were no net gains or losses on the sales of properties in 1999. The decrease in gains on sales of loans was due, in large part, to the increasing interest rate environment during 1999. By the second half of the year, virtually all of the loans being generated were adjustable rate mortgages. These loans, which Southside keeps for its own portfolio, do not generate secondary market fee income. The increase in other income was due to earnings on company-owned life insurance purchased to offset the cost of deferred board fee and salary continuation programs which were established for directors and officers of Southside and the subsidiary banks.

         Noninterest Expense. Noninterest expense increased $1.0 million
         -------------------
during 2000. This increase was the result of increases in each of the expense categories. Salaries and employee benefit expenses increased $470,000, or 5%, due in large part to normal pay increases. The $80,000 increase in occupancy expense was mainly due to having an entire year of costs associated with the branches opened in 1999. The $50,000 increase in data processing expense was the result of Southside's continuing investment in technology, which allows Southside to offer a wide range of products and services to its customers. The increase in advertising expense was planned as part of Southside's strategic business plan to grow the organization. The $190,000 increase in attorney's fees can be attributed to the costs associated with working certain problem credits through the collection process and legal fees associated with Southside's tender offer to purchase shares through a modified "Dutch Auction." Other noninterest expense remained relatively unchanged from the prior year.

         Noninterest expense increased $1.7 million during 1999. The increase in noninterest expense can largely be attributed to Southside's recent expansion efforts. Salaries and benefits increased $690,000 from 1998 to 1999. Approximately one half of the increase was due to normal wage increases, the remainder was due to a full year of personnel costs for the two Public Service Bank branches versus only a half year in 1998, and the personnel costs associated with the two branches opened in 1999. The $490,000 increase in occupancy expense was also the result of these new branches. The increase in data processing expense of $180,000 included the additional costs of operating the new facilities, as well as costs for finalizing Southside's Y2K preparedness. The increase in other expenses was also due to costs associated with the additional facilities, including supplies, telephone and other bank services.

         Income Taxes. Income tax expense was $2.4 million in 2000 compared
         ------------
to $2.7 million and $3.1 million in 1999 and 1998, respectively. Southside's effective tax rate decreased to 26.7% in 2000, compared to 30.3% in 1999 and 31.1% in 1998. The decrease in the effective tax rate in 2000 was due to an increase in low-income housing tax credits and the purchase of company-owned life insurance, the earnings on which are exempt from federal and state income tax.

         Effects of Inflation. Persistent high rates of inflation can have a
         --------------------
significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of a bank is substantially different from that of an industrial company, in that virtually all assets and liabilities of a bank are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank's performance. Interest rates do not necessarily move in the same direction, or in the same magnitude, as the prices of other goods and services.

         Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase equity capital at higher than normal rates to maintain an appropriate equity-to-assets ratio.

         Although it is obvious that inflation affects the growth of total assets, it is difficult to measure the impact precisely. Only new assets acquired in each year are directly affected, so a simple adjustment of asset totals by use of an inflation index is not meaningful. The results of operations also have been affected by inflation, but again there is no simple way to measure the effect on the various categories of income and expense.

         Interest rates in particular are significantly affected by inflation, but neither the timing nor the magnitude of the changes coincide with changes in standard measurements of inflation such as the Consumer Price Index.

Additionally, changes in interest rates on some types of consumer deposits may be delayed. These factors in turn affect the composition of sources of funds by reducing the growth of deposits that are less interest rate-sensitive and increasing the need for funds that are more interest rate-sensitive.

         Financial Instrument Market Value. As disclosed in note 15 to
         ---------------------------------
Southside's consolidated financial statements, included with this joint proxy statement/prospectus, the fair value of financial instrument assets exceeded the balance sheet amounts of those instruments by $230,000 and $3.5 million as of December 31, 2000 and 1999, respectively, while the fair value of financial instrument liabilities was less than the balance sheet amounts of those instruments by $2.0 million and $80,000 as of December 31, 2000 and 1999, respectively.

         Such comparative information reflects the effect of the current rate environment, as well as Southside's asset/liability and credit risk management programs. The fair value estimates are based on existing financial instruments at December 31, 2000 and do not reflect amounts which would be ultimately realized in the normal course of business.

         Balance Sheet Analysis. Total consolidated assets of Southside
         ----------------------
increased $59.3 million to $737.43 million at December 31, 2000 compared to $678.2 million at December 31, 1999. In addition, as of December 31, 2000, total assets have increased by $187.6 million, or 34%, since December 31, 1997. Beginning in 1998, Southside's strategic business plan placed increased emphasis on growth of the organization. This has included the acquisition of Public Service Bank in June 1998, the opening of two facilities during 1999, and increased marketing efforts over the past several years. These efforts have resulted in a compounded annual growth rate over the past three years of approximately 10%, compared to approximately 2% for the three-year period ended December 31, 1997. Southside's investment in increasing the size of the organization has not come without cost. A highly competitive market place for both loans and deposits has caused a decline in the net interest margin on average earning assets, and the additional locations added in 1998 and 1999 have increased operating expenses. Consequently, earnings growth has not kept pace with asset growth in recent years. However, Southside's management continues to believe that the growth achieved over the past few years will allow Southside to achieve enhanced efficiency levels, expand its lending capacity, and offer a greater variety of products and services to its customers because fixed costs can be spread over a larger customer base.

         Investment Portfolio. The carrying value of Southside's investment
         --------------------
portfolio decreased $25.8 million from December 31, 1999 to December 31, 2000 as a result of growth in the loan portfolio. Because of the increase in Southside's loan portfolio, the majority of the maturities and paydowns in the investment portfolio were utilized to fund loan growth.

         The carrying value of Southside's investment portfolio increased $38.3 million during 1999 due to two leverage strategies executed during 1999, which totaled $40.0 million. Similar to the strategy implemented in 1998, Southside borrowed $40.0 million from the Federal Home Loan Bank to fund the purchase of mortgage-backed securities. Southside's management established procedures to monitor the performance of these strategies on a monthly basis to ensure they meet the original projections and continue to provide a reasonable spread between the return on the assets purchased and the cost of the borrowings. Excluding the effects of the leverage strategy, Southside's portfolio declined slightly during 1999 because of growth in the loan portfolio.

         Southside's investment portfolio has historically provided a stable earnings base, a secondary source of liquidity, and is one of the primary means of adjusting interest rate sensitivity, thereby managing interest-rate risk. The investment portfolio contains a mixture of debt securities in terms of the types of securities, interest rates, and maturity distribution. This diversity, as well as management's conservative philosophy towards risk management, has resulted in a solid investment portfolio. Debt securities included in the held-to-maturity category are stated at cost, adjusted for amortization of premiums and accretion of discounts, in Southside's consolidated financial statements. Debt securities included in the available-for sale-category are recorded in Southside's consolidated financial statements at fair value.

         The amortized cost and fair value of Southside's available-for-sale and held-to-maturity debt securities at December 31, 2000, 1999 and 1998 are shown below:

                                                INVESTMENT PORTFOLIO
                                                                            AS OF
                                                                        DECEMBER 31,
                                      -----------------------------------------------------------------------------
                                                2000                         1999                     1998
                                      -------------------------     -----------------------   ---------------------
                                       AMORTIZED        FAIR        AMORTIZED       FAIR       AMORTIZED     FAIR
                                         COST          VALUE          COST         VALUE         COST        VALUE
                                         ----          -----          ----         -----         ----        -----
                                                                      (IN THOUSANDS)
AVAILABLE-FOR-SALE
U.S. Treasury securities and
   obligations of U.S. Government
   agencies and corporations........   $  63,095      $ 63,140      $ 58,168      $ 56,970      $ 35,368   $  35,835
State and municipal securities......       9,425         9,410         8,970         8,452         6,487       6,543
Other securities....................       5,258         5,258         4,915         4,914         2,321       2,323
                                       ---------      --------      --------      --------      --------   ---------
                                          77,778        77,808        72,053        70,336        44,176      44,701
Mortgage-backed securities..........      81,016        80,220        91,801        88,294        53,328      53,194
                                       ---------      --------      --------      --------      --------   ---------
     Total..........................   $ 158,794      $158,028      $163,854      $158,630      $ 97,504   $  97,895
                                       =========      ========      ========      ========      ========   =========

HELD-TO-MATURITY
U.S. Treasury securities and
   obligations of U.S. Government
   agencies and corporations........   $  14,899      $ 14,874      $ 36,784      $ 36,576      $ 55,769   $  56,614
State and municipal securities......      20,039        20,300        23,165        23,094        25,647      26,568
Other securities....................          --            --           579           569            --          --
                                       ---------      --------      --------      --------      --------   ---------
                                          34,938        35,174        60,528        60,239        81,416      83,182
Mortgage-backed securities..........       1,479         1,486         1,067         1,077         2,620       2,659
                                       ---------      --------      --------      --------      --------   ---------
     Total..........................   $  36,417      $ 36,660      $ 61,595      $ 61,316      $ 84,036   $  85,841
                                       =========      ========      ========      ========      ========   =========

         The following table summarizes the carrying values and weighted average yields of investments in debt securities by contractual maturities. Actual maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties. A maturity distribution for mortgage-backed securities has not been prepared due to their accelerated prepayment characteristics.

                                                                             AS OF
                                                                        DECEMBER 31, 2000
                                                           ------------------------------------------
                                                             AVAILABLE FOR SALE    HELD TO MATURITY
                                                             ------------------    ----------------
                                                           CARRYING     AVERAGE   CARRYING    AVERAGE
                                                            VALUE        YIELD*    VALUE       YIELD*
                                                            -----        -----     -----       -----
                                                                     (DOLLARS IN THOUSANDS)
U.S. TREASURY SECURITIES AND OBLIGATIONS OF U.S.
   GOVERNMENT AGENCIES AND CORPORATIONS
Within 1 year .........................................    $ 11,801       6.09%   $10,955       5.71%
After 1 but within 5 years ............................      43,672       6.78      2,224       5.25
After 5 but within 10 years ...........................       6,747       6.63      1,720       5.94
After 10 years ........................................         920       7.16         --        --
                                                           --------               -------      -----
    Total .............................................    $ 63,140       6.64    $14,899       5.68
                                                           ========               =======

OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS
Within 1 year .........................................    $     --         --    $ 1,520       7.86
After 1 but within 5 years ............................         666       6.35      8,175       7.59
After 5 but within 10 years ...........................       3,430       6.79      7,494       7.56
After 10 years ........................................       5,314       7.20      2,850       7.37
                                                           --------               -------
    Total .............................................    $  9,410       7.00    $20,039       7.56
                                                           ========               =======

OTHER DEBT SECURITIES
Within 1 year .........................................    $     --         --    $    --
After 1 but within 5 years ............................          --         --         --         --
After 5 but within 10 years ...........................         100       6.28         --         --
After 10 years ........................................          --         --         --         --
                                                           --------               -------
    Total .............................................    $    100       6.28    $    --         --
                                                           ========               =======

TOTAL INVESTMENT SECURITIES (EXCLUDING MORTGAGE-BACKED)
AND OTHER SECURITIES)
Within 1 year .........................................    $ 11,801       6.09    $12,475       5.97
After 1 but within 5 years ............................      44,338       6.77     10,399       7.09
After 5 but within 10 years ...........................      10,277       6.82      9,214       7.26
After 10 years ........................................       6,234       7.19      2,850       7.32
                                                           --------               -------
    Total .............................................    $ 72,650       6.71    $34,938       6.75
                                                           ========               =======
Other securities - no stated maturity equity ..........    $  5,158       6.75    $    --         --
Mortgage-backed securities ............................      80,220       6.98      1,479       7.02
                                                           --------               -------
    Total .............................................    $158,028       6.85    $36,417       6.76
                                                           ========               =======

         Southside had designated certain debt securities with a fair value of approximately $158.0 million and $158.6 million as available-for-sale at December 31, 2000 and 1999, respectively, with the differences of $770,000 and $5.2 million, respectively, between the fair value and amortized cost of such securities being recorded as an adjustment to the carrying value of the securities. The offsetting adjustment is recorded, net of the related tax effect, in shareholders' equity. Debt securities with an amortized cost of $36.4 million and $61.6 million at December 31, 2000 and 1999, respectively, remained as held-to-maturity securities, to be used for Southside's longer-term liquidity needs. The held-to-maturity securities at December 31, 2000 and 1999 reflected fair values of $36.7 million and $61.3 million, respectively, which represented a net unrealized gain of $240,000 in 2000 and a net unrealized loss of $280,000 in 1999. Because it is not management's intention to sell securities from the portfolio, these gains or losses are not anticipated to be realized by Southside. The decrease in the held-to-maturity portfolio over the past few years was largely due to maturities and the fact that most new security purchases are placed in the available-for-sale category.

         There were no sales of securities during 2000, 1999 or 1998.

         At December 31, 2000, there were no securities of a single issuer that exceeded 10% of shareholders' equity.

         Loans. Total loans increased $71.0 million during 2000 due largely
         -----
to growth in Southside's commercial and residential real estate loan portfolios. While competition for lending relationships remained strong during 2000, Southside was able to build on the momentum generated during 1999 and increase the loan portfolio by an additional 18.08% during 2000. Southside's management believes it is important to achieve growth in all sectors of Southside's loan portfolio, which helps ensure diversification and mitigate credit risk.

         Commercial, financial and agricultural loans increased $4.6 million during 2000. This increase was due to normal growth from new loan relationships, as Southside continues to get opportunities to develop credit relationships with borrowers seeking the type of personalized service Southside is able to provide.

         Commercial real estate loans increased by $21.1 million during 2000. This growth was the result of Southside's continued focus on attracting borrowers seeking personal service from their lending institution, the additional personnel hired in prior years who have been able to bring established lending relationships with them, and the increased involvement of subsidiary bank directors.

         Real estate construction loans increased by $9.7 million during 2000. After declining each of the past two years, activity in this area increased during 2000. This increase also can be attributed to increased involvement of subsidiary bank directors.

         Residential real estate loans increased $30.2 million during 2000. The growth in this category includes both traditional one-to-four family and home equity loans. The acquisition of Public Service Bank in 1998 provided Southside with the necessary infrastructure to increase its participation in the residential lending area. Initially, Southside's management anticipated that Southside would sell the majority of the loans into the secondary market. However, the interest rate environment during 2000 caused most customers to choose adjustable rate mortgage products. Southside typically retains adjustable rate mortgage loans as they can be managed within the framework of its overall asset/liability management philosophy. Long-term fixed rate loans are not as easy to match with deposits or borrowings and have traditionally been sold into the secondary market. With interest rates projected to decline during 2001, Southside's management anticipates some of the loans made during 1999 and 2000 will be refinanced into the secondary market during 2001.

         Southside's consumer loans increased $4.1 million during 2000. This increase can be attributed to a combination of increased marketing efforts in the retail area aimed at generating additional consumer loan business and Southside's addition of several new sources of indirect consumer loans.

         Industrial revenue bonds increased $1.5 million during 2000 due to the addition of one new credit, which was partially offset by normal principal payments on existing loans.

         The decrease in other loans was due to normal principal reductions during the year. Very few types of credits fall into this category; accordingly, new loan generation is minimal.

         Total loans increased $35.5 million during 1999 due largely to increases in commercial and residential real estate loans. The increase in the commercial real estate portfolio was the result of Southside's focus on attracting borrowers seeking personal service, experienced lenders hired in 1998 and 1999 who were able to bring established lending relationships to the bank and increased involvement of subsidiary bank directors. The increase in the residential real estate portfolio was due to an increased demand for adjustable rate mortgage loans.

         The table below sets forth the components of Southside's loan portfolio for each of the last five years:

                                           LOAN PORTFOLIO--TYPES OF LOANS
                                                                         AS OF
                                                                     DECEMBER 31,
                                    -------------------------------------------------------------------------------
                                      2000              1999             1998              1997             1996
                                      ----              ----             ----              ----             ----
                                                                    (IN THOUSANDS)
Commercial, financial, and
    agricultural.................   $ 78,586          $ 73,943          $ 68,166         $ 69,168          $ 62,016
Real estate-commercial...........    157,771           136,697           115,214           98,759            82,045
Real estate-construction.........     28,808            19,078            21,993           30,836            26,067
Real estate-residential..........    161,252           131,074           119,917           92,028            96,039
Consumer.........................     27,189            23,130            22,219           23,627            17,304
Industrial revenue bonds.........      5,339             3,879             4,717            5,517             6,373
Other loans......................      4,461             4,636             4,762            6,502             4,619
                                    --------          --------          --------         --------          --------
    Total........................   $463,406          $392,437          $356,988         $326,437          $294,463
                                    ========          ========          ========         ========          ========

         The following table shows the remaining maturities of selected loan categories at December 31, 2000:

                                                                                AS OF
                                                                            DECEMBER 31,
                                                    ----------------------------------------------------------
                                                     ONE YEAR         OVER ONE UP        OVER
                                                    OR LESS(1)         TO 5 YEARS       5 YEARS        TOTAL
                                                    ----------         ----------       -------        -----
                                                                            (IN THOUSANDS)
Commercial, financial
  and agricultural..........................          $51,635           $22,365         $4,586        $ 78,586
Real estate-construction....................           16,644             9,655          2,509          28,808
Other loans.................................              651             3,810             --           4,461
                                                      -------           -------          -----        --------
    Total...................................          $68,930           $35,830         $7,095        $111,855
                                                      =======           =======         ======        ========

--------------------------------------
(1) Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due "One year or less."

         Asset Quality. The following table summarizes, at the dates presented,
         -------------
 Southside's non-performing assets by category:

                          RISK ELEMENTS--NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS
                                                                                       AS OF
                                                                                    DECEMBER 31,
                                                                --------------------------------------------------
                                                                 2000       1999       1998       1997       1996
                                                                 ----       ----       ----       ----       ----
                                                                                (DOLLARS IN THOUSANDS)
Nonaccrual loans ...........................................    $4,200     $6,695     $3,189     $2,977     $1,037
Loans past due 90 days or more and still accruing interest .       339        221      1,361        517        146
                                                                ------     ------     ------     ------     ------
     Total nonperforming loans .............................     4,539      6,916      4,550      3,494      1,183
Other real estate owned ....................................     1,597        835        886      1,024        860
                                                                ------     ------     ------     ------     ------
     Total nonperforming assets ............................    $6,136     $7,751     $5,436     $4,518     $2,043
                                                                ======     ======     ======     ======     ======
RATIOS
Nonperforming loans as % of total loans ....................      0.98%      1.76%      1.27%      1.07%      0.40%
Nonperforming assets as % of total loans and
     other real estate owned ...............................      1.32       1.97       1.52       1.38       0.69
Nonperforming assets as % of total assets ..................      0.83       1.14       0.89       0.82       0.39
Allowance for loan losses as % of nonperforming loans ......    114.10      84.30     136.09     175.16     473.54

         Southside's nonperforming loans totaled $4.5 million, or 0.98% of the loan portfolio, at December 31, 2000 compared to $6.9 million, or 1.76% of the loan portfolio, at December 31, 1999. Nonperforming assets totaled $6.1 million, or 0.83% of total assets, at December 31, 2000 compared to $7.8 million, or 1.14% of total assets, at December 31, 1999. The decrease in both nonperforming loans and nonperforming assets in 2000 was caused by the disposition of one commercial credit totaling approximately $1.9 million. A portion of the collateral securing the credit was sold and the proceeds were used to reduce the outstanding principal balance. The remaining balance of $1.1 million, for which there was a specific allocation in the allowance for loan losses, was charged against the allowance for loan losses. Southside's management continues to aggressively pursue collection of the remaining collateral on this credit. However, because of the uncertainties involved in the collection process, Southside's management believes charging off the balance in 2000 was the appropriate course of action.

         The 1999 increase in both nonperforming loans and nonperforming assets was caused by an increase in nonaccrual loans, which was the result of the addition of loans of two commercial borrowers. As discussed previously, one of these credits went through the disposition process in 2000. The other borrower is currently in the process of liquidating collateral to satisfy their obligations and sufficient reserves have been allocated within the allowance for loan losses should there be any shortfall.

         Any loans classified for regulatory purposes, but not included above in nonperforming loans, do not represent material credits. Southside's management is not aware of any information which causes management to have serious doubts as to the borrower's ability to comply with the loan repayment terms or which management reasonably expects will materially impact future operating results or capital resources. As of December 31, 2000, there were no concentrations of loans exceeding 10% of total loans, which were not disclosed as a category of loans in note 3 to the consolidated financial statements of Southside included in this joint proxy statement/prospectus.

         The amounts received in cash and recognized as interest income on nonaccrual loans were $50,000, $60,000 and $190,000 for the years ended December 31, 2000, 1999 and 1998, respectively. If the contractual interest on these loans had been recognized, such income would have been $480,000, $620,000 and $250,000 for the years ended December 31, 2000, 1999 and 1998, respectively. There were no restructured loans at December 31, 2000 or 1999.

         Allowance for Loan Losses. The following table summarizes, for the
         -------------------------
years indicated, activity in the allowance for Southside's loan losses, including amounts of loans charged off, amounts of recoveries and additions to the allowance charged to operating expense.

                                      SUMMARY OF THE ALLOWANCE FOR LOAN LOSSES
                                                                                       AS OF
                                                                                   DECEMBER 31,
                                                       -------------------------------------------------------------------
                                                         2000           1999           1998          1997           1996
                                                         ----           ----           ----          ----           ----
                                                                               (DOLLARS IN THOUSANDS)
Balance at beginning of year ....................      $ 5,830        $ 6,192        $ 6,120        $ 5,602        $ 5,635
Provision charged to expense ....................          361             45             62             60             60
Allowance of Public Service Bank at acquisition .           --             --            257             --             --
Loans charged off ...............................       (1,487)          (670)          (536)          (367)        (1,219)
Recoveries ......................................          475            263            289            825          1,126
                                                       -------        -------        -------        -------        -------
     Net (charge-offs) recoveries ...............       (1,012)          (407)          (247)           458            (93)
                                                       -------        -------        -------        -------        -------
Balance at end of year ..........................      $ 5,179        $ 5,830        $ 6,192        $ 6,120        $ 5,602
                                                       =======        =======        =======        =======        =======
RATIOS
Allowance for loan losses:
     As % of total loans ........................         1.12%          1.49%          1.73%          1.87%          1.90%
     As multiple of net charge-offs .............         5.1x          14.3x          25.1x              *          60.2x
Net charge-offs:
     As % of average total loans ................         0.23%          0.11%          0.07%             *           0.03%
     As % of allowance for
        loan losses at year end..................        19.54           6.98           3.99              *           1.66

--------------------------------------
* Ratios are not applicable for 1997, as recoveries exceeded charge-offs for the year.

         The following table analyzes the loan loss experience of Southside for the periods indicated:

                                                                    YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------------------
                                                    2000         1999         1998         1997         1996
                                                    ----         ----         ----         ----         ----
                                                                        (DOLLARS IN THOUSANDS)
Average loans outstanding, net of
   unearned discount........................     $  430,819   $  355,874   $  345,902   $  311,266   $  295,683
Allowance at beginning of year..............          5,830        6,192        6,120        5,602        5,635

LOANS CHARGED OFF
Commercial, financial and
     agricultural...........................          1,279          249          296          139          878
Real estate - commercial....................             --           --           --           --           76
Real estate - construction..................             --           --           --           --           --
Real estate - residential...................             36           95            2           77           17
Consumer....................................            147          291          223          134          193
Industrial revenue bonds....................             --           --           --           --           --
Other.......................................             25           35           15           17           55
                                                 ----------   ----------   ----------   ----------   ----------
       Total loans charged off..............     $    1,487   $      670   $      536   $      367   $    1,219
                                                 ==========   ==========   ==========   ==========   ==========

RECOVERIES
Commercial, financial and
     agricultural...........................            259          116          152          687          869
Real estate - commercial....................             --           --           --           --           66
Real estate - construction..................              7           14           14           15           --
Real estate - residential...................             36           33           38           47          105
Consumer....................................            158           95           80           70           77
Industrial revenue bonds....................             --           --           --           --           --
Other.......................................             15            5            5            6            9
                                                 ----------   ----------   ----------   ----------   ----------
       Total recoveries.....................     $      475   $      263   $      289   $      825   $    1,126
                                                 ==========   ==========   ==========   ==========   ==========
       Net loans charged off (recovered)....     $    1,012   $      407   $      247   $     (458)  $       93
                                                 ==========   ==========   ==========   ===========  ==========

Provisions charged to operating expense.....     $      361   $       45   $       62   $       60   $       60
                                                 ==========   ==========   ==========   ==========   ==========

Allowance of Public Service Bank at
     acquisition............................     $       --   $       --   $      257   $       --   $       --
                                                 ----------   ----------   ----------   ----------   ----------

Allowance at end of year....................     $    5,179   $    5,830   $    6,192   $    6,120   $    5,602
                                                 ==========   ==========   ==========   ==========   ==========

Ratio of net charge-offs during
     year to average loan outstanding.......          0.23%         0.11%        0.07%           *         0.03%

--------------------------------------
* Ratio is not applicable for 1997, as recoveries exceeded charge-offs for the year.

         The following table sets forth for the end of each reported period, a breakdown of the allowance for loan losses by major categories of loans and the percentage of loans in each category to total loans at the dates indicated:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                   (IN THOUSANDS)
                          2000                   1999                   1998                    1997                   1996
                 ---------------------  ---------------------  ---------------------    --------------------   --------------------

                              PERCENT               PERCENT                 PERCENT                 PERCENT                PERCENT
                             OF LOANS               OF LOANS                OF LOANS                OF LOANS               OF LOANS
                              IN EACH                IN EACH                 IN EACH                 IN EACH                IN EACH
                             CATEGORY               CATEGORY                CATEGORY                CATEGORY               CATEGORY
                             TO TOTAL               TO TOTAL                TO TOTAL                TO TOTAL               TO TOTAL
                 ALLOWANCE     LOANS    ALLOWANCE     LOANS    ALLOWANCE      LOANS     ALLOWANCE     LOANS    ALLOWANCE     LOANS
                 ---------     -----    ---------     -----    ---------      -----     ---------     -----    ---------     -----
Commercial,
 financial and
 agricultural..     $1,479       16.9%     $2,030       18.8%     $2,392        19.1%      $2,320       21.2%     $2,502       21.0%
Real estate-
 Commercial....      1,500       34.1       1,500       34.8       1,500        32.3        1,500       30.3       1,500       27.9
Real estate-
 Construction..        500        6.2         500        4.9         500         6.2          500        9.4         300        8.9
Real estate-
 Residential...      1,000       34.8       1,000       33.4       1,000        33.6        1,000       28.2         800       32.6
Consumer
 loans to
 individuals...        500        5.9         500        5.9         500         6.2          500        7.2         200        5.8
Industrial
 revenue
 bonds.........        100        1.1         100        1.0         100         1.3          100        1.7         100        2.2
Other loans
(Unallocated)..        100        1.0         200        1.2         200         1.3          200        2.0         200        1.6
                    ------      -----      ------      -----      ------       -----       ------      -----      ------      -----
   Total.......     $5,179      100.0%     $5,830      100.0%     $6,192       100.0%      $6,120      100.0%     $5,602      100.0%
                    ======      =====      ======      =====      ======       =====       ======      =====      ======      =====

         The allowance for loan losses at December 31, 2000 was $5.2 million, or 1.12% of the total loans outstanding, compared to $5.8 million, or 1.49%, in 1999 and $6.2 million, or 1.73%, in 1998. The balance of the allowance for loan losses decreased $651,000 in 2000, as net charge-offs exceeded the provision for the year. The increase in net charge-offs was primarily due to the disposition of one large commercial credit, which is discussed in more detail above. This decrease in the allowance, coupled with loan growth during the year, caused the allowance as a percentage of total loans to decrease to 1.12% at December 31, 2000. Southside increased the provision during 2000 in light of the increase in the loan portfolio. The $362,000 decrease in the allowance for loan losses during 1999 was the result of net charge-offs exceeding the provision amount for the year.

         Deposits. Deposits are the primary funding source for Southside's
         --------
subsidiary banks and are acquired from a broad base of local markets, including both individual and commercial customers. Total deposits increased $58.4 million in 2000 and decreased $7.5 million in 1999.

         The increase in deposits during 2000 was largely to fund continued loan growth. This growth necessitated taking a more aggressive approach towards attracting and retaining deposits in order to meet current and future liquidity needs. To accomplish this, Southside began a certificate of deposit promotion priced near the upper end of deposit pricing in its local markets. The promotion began in July, and over the second half of 2000 resulted in approximately $48.0 million in new certificates of deposit relationships. In total, certificates of deposit increased $62.6 million during 2000. This increase was partially offset by a $3.3 million decrease in interest-bearing demand deposits and a $3.5 million decrease in savings deposits. Both decreases were due in large part to the aforementioned certificates of deposit promotion. Because of the attractive rate, some of Southside's money market and savings customers decided to take advantage of the higher yield offered on the certificates of deposit. Also contributing to the increase in total deposits were noninterest-bearing demand deposits, which increased $2.6 million due largely to deposit accounts associated with new lending relationships. As Southside attracted customers in both the commercial and residential real estate portfolio, rate incentives were offered, which encouraged customers to also develop deposit relationships with it.

         The decrease in deposits during 1999 was largely due to a continued decline in certificates of deposit. In 1997 and 1998, certificates of deposit represented 47% of Southside's total deposits. In 1999, certificates of deposit represent only 43% of deposits. This decline was caused by several factors. First, Southside was not overly aggressive in its certificates of deposit pricing because the loan-to-deposit ratio lagged behind its peer group. Secondly, customers continued to liquidate certificates of deposit in order to invest into mutual funds, equity securities and other investment alternatives. Third, through much of 1999, depositors appeared more inclined to keep their funds liquid, partially explaining the increase in money market deposits, with the rising interest rate environment. Finally, Y2K concerns also prompted some deposit customers to liquidate their certificates of deposit at maturity during 1999. The decline in certificates of deposit was partially offset by a $16.4 million increase in interest-bearing demand deposits and a $4.1 million increase in noninterest-bearing demand deposits. These increases can largely be attributed to customer preference for liquidity in light of potential Y2K concerns.

         The following tables shows the classification of deposits at December 31, 2000, 1999 and 1998:

                                                                             AS OF
                                                                          DECEMBER 31,
                                         --------------------------------------------------------------------------
                                                  2000                        1999                     1998
                                         ----------------------      ----------------------    --------------------
                                                        PERCENT                    PERCENT                 PERCENT
                                                       OF TOTAL                   OF TOTAL                 OF TOTAL
                                          AMOUNT       DEPOSITS        AMOUNT     DEPOSITS       AMOUNT    DEPOSITS
                                          ------       --------        ------     --------       ------    --------
                                                                     (DOLLARS IN THOUSANDS)
Noninterest-bearing demand deposits....   $ 77,196        14%         $ 74,577       14%        $ 70,436      13%
Interest-bearing demand deposits.......    155,516        27           158,826       31          142,411      27
Savings deposits.......................     58,810        10            62,322       12           65,351      13
Time deposits under $100,000...........    234,709        41           178,857       35          196,930      38
                                           -------       ---           -------      ---          -------     ---
     Total core deposits...............    526,231        92           474,582       92          475,128      91
Time deposits $100,000 and over .......     47,963         8            41,228        8           48,161       9
                                          --------       ---          --------      ---         --------     ---
     Total deposits....................   $574,194       100%         $515,810      100%        $523,289     100%
                                          ========       ===          ========      ===         ========     ===

         The following table shows the amount of time deposits $100,000 and over by time remaining until maturity at December 31, 2000, 1999 and 1998:

                                                                                    AS OF
                                                                                 DECEMBER 31,
                                                                   ---------------------------------------
                                                                     2000            1999           1998
                                                                   --------        -------         -------
                                                                                (IN THOUSANDS)
         Three months or less...................................    $ 8,474        $19,385         $29,546
         Over three through six months..........................     12,782          8,317           6,371
         Over six through twelve months.........................     19,442         10,942           8,096
         Over twelve months.....................................      7,265          2,584           4,148
                                                                    -------        -------         -------
              Total.............................................    $47,963        $41,228         $48,161
                                                                    =======        =======         =======

         The following table reflects the average daily balances, by category, for the years ended December 31, 2000, 1999, and 1998, and their weighted average interest rates for the respective years:

                                                                AS OF AND FOR THE YEARS ENDED
                                                                        DECEMBER 31,
                                          ---------------------------------------------------------------------
                                                   2000                      1999                  1998
                                          ---------------------      --------------------   -------------------
                                           AVERAGE      AVERAGE       AVERAGE    AVERAGE    AVERAGE    AVERAGE
                                           BALANCE       RATE         BALANCE     RATE      BALANCE     RATE
                                           -------       ----         -------     ----      -------     ----
                                                                   (DOLLARS IN THOUSANDS)
Noninterest-bearing demand deposits.....  $  73,231         --%      $ 67,759       --%     $ 62,235       --%
Interest-bearing demand deposits........    164,134       3.58        154,909     3.10       146,149     3.32
Savings deposits........................     61,382       2.44         65,113     2.43        61,632     2.49
Time deposits under $100,000............    198,371       5.55        187,002     5.00       188,065     5.32
Time deposits $100,000 and over.........     41,251       5.69         44,817     4.83        52,026     5.23
                                          ---------                  --------               --------
     Total..............................  $ 538,369                  $519,600               $510,107
                                          =========                  ========               ========

         Short-term Borrowings. Short-term borrowings are an alternative to
         ---------------------
other funding sources and consist primarily of federal funds purchased and securities sold under agreements to repurchase.

         Securities sold under agreements to repurchase represent an alternative used by larger commercial deposit customers as a cash management tool. Utilizing a daily REPO sweep account, commercial customers can earn interest on their excess funds, while still ensuring these balances are available to cover their operating needs. As with any transaction oriented cash management account, the balances fluctuate based on the customer's cash requirements on a given day. These accounts continue to gain favor with many of our commercial customers, which is evidenced by the increased balance in 1999 and 2000.

         The following table is a summary of short-term borrowings at December 31, 2000, 1999 and 1998:

                                                                                    AS OF
                                                                                 DECEMBER 31,
                                                                  -----------------------------------------
                                                                    2000            1999              1998
                                                                    ----            ----              ----
                                                                                (IN THOUSANDS)
         Federal funds purchased..............................     $ 5,750         $1,000            $   --
         Securities sold under agreements
              to repurchase...................................       7,952          7,603             2,949
                                                                   -------         ------            ------
              Total...........................................     $13,702         $8,603            $2,949
                                                                   =======         ======            ======

         The average daily balances, weighted average daily interest rates, maximum month-end amounts outstanding, and average interest rates for the years-ended for short-term borrowings were as follows:

                                                                       FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                      2000                     1999                    1998
                                             ----------------------   ---------------------     -------------------
                                              AVERAGE      AVERAGE     AVERAGE      AVERAGE     AVERAGE     AVERAGE
                                              BALANCE       RATE       BALANCE       RATE       BALANCE       RATE
                                              -------       ----       -------       ----       -------       ----
                                                                      (DOLLARS IN THOUSANDS)
Federal funds purchased...................   $  6,917        6.62%     $   448        4.24%     $     --       --%
Securities sold under agreements to
     repurchase...........................      6,691        4.47        3,041        4.14         3,289     4.44
                                             --------                  -------                  --------
                                             $ 13,608                  $ 3,489                  $  3,289
                                             ========                  =======                  ========
Total maximum short-term borrowings
     outstanding at any month end during
     the year.............................   $ 28,602                  $ 8,603                  $  6,802
                                             ========                  =======                  ========
Average short-term borrowings
     rate at end of year..................                   5.38%                    4.20%                  4.44%

         Federal Home Loan Bank Borrowings. The balance of Federal Home Loan
         ---------------------------------
Bank borrowings decreased $13.0 million during 2000, as Southside replaced some of the borrowings used to fund loan growth with deposits.

         The balance of Federal Home Loan Bank borrowings increased $69.6 million during 1999. This increase was due in part to the two leverage strategies totaling $40.0 million implemented in 1999. The remainder of the increase was borrowings of Southside's lead bank to fund short-term liquidity needs.

         Other Borrowings. In August 2000, Southside established a $5.0
         ----------------
million line of credit with UMB Bank, n.a. The purpose of this credit facility is to provide funding for stock repurchases by Southside. During 2000, Southside funded the repurchase of 200,100 shares of common stock with $1.9 million in borrowings on this line of credit. The note bears interest at the prime lending rate minus 50 basis points, is secured by all of the outstanding common stock of the Bank of Ste. Genevieve and matures on August 28, 2001.

         Debt of Employee Stock Ownership Plan. In September 1999,
         -------------------------------------
Southside's Employee Stock Ownership Plan borrowed $1.2 million from an unaffiliated financial institution. Previously, this debt was financed through South Side National Bank in St. Louis, the proceeds of which were used to purchase shares of Southside's common stock. The debt is guaranteed by Southside and thus is reflected on Southside's consolidated balance sheet. The decrease during 2000 was due to the $198,000 annual principal payment due on the debt.

         Interest Rate Sensitivity. Interest rate sensitivity is a key
         -------------------------
component of asset/liability management and is related to liquidity because each is affected by maturing assets and sources of funds. Interest sensitivity, however, also takes into consideration those assets and liabilities with interest rates, which are subject to change prior to maturity. The objective of interest sensitivity management is to optimize earnings results, while managing, within internal policy constraints, interest rate risk. Southside's policy on interest rate sensitivity is to manage exposure to potential risk associated with changing interest rates by maintaining a balance sheet posture in which annual net interest income is not significantly affected by interest rate movements. The total absence of risk, as well as excessive risk, can result in less than acceptable returns; therefore, Southside manages its interest sensitivity risk between those two extremes.

         The table on the following page is an analysis of interest-sensitive assets and liabilities at December 31, 2000 over various time horizons. Because such an analysis does not capture many factors which determine interest rate risk, Southside has put more emphasis on the use of a simulation model to measure its exposure to changes in interest rates. Under different rate and growth assumptions, these projections enable Southside to adjust its strategies to protect the net interest margin against significant rate fluctuations. Uniform sensitivity reports and guidelines are used by all subsidiary banks of Southside. As of December 31, 2000, model projections indicated annual net interest income would change by less than 10% should rates rise or fall within 200 basis points from their current level. Based on historical analysis performed by Southside's subsidiary banks, interest-bearing demand and savings deposits have proven to be very stable core deposits even through interest rate fluctuations. Accordingly, Southside's management believes these deposits are not 100% rate sensitive within the period of three months or less. As a result, as of December 31, 2000 these deposits were allocated between the four repricing categories using the analysis performed by each of the four banks, which resulted in the following breakdown on a consolidated basis: three months or less--37%, three months through 12 months--38%, over one year through five years--25%, and over five years--0%.

         As reflected on the Repricing and Interest Rate Sensitivity Analysis on the following page, Southside has a well-balanced interest rate sensitivity position. Generally, a one-year gap ratio in a range of
 .80x--1.20x indicates an entity is not subject to any undue interest rate risk. As of December 31, 2000, Southside's one-year gap of .95x was within an acceptable range.


                                  REPRICING AND INTEREST RATE SENSITIVITY ANALYSIS
                                                                             AS OF
                                                                       DECEMBER 31, 2000
                                           ------------------------------------------------------------------------
                                                              OVER          OVER
                                                            3 MONTHS        1 YEAR
                                            3 MONTHS        THROUGH        THROUGH          OVER
                                             OR LESS       12 MONTHS       5 YEARS        5 YEARS           TOTAL
                                             -------       ---------       -------        -------           -----
                                                                    (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
Interest-bearing deposits with banks.....  $      896      $       --     $       --     $       --      $      896
Federal funds sold.......................      16,383              --             --             --          16,383
Investments available-for-sale...........      25,950          16,747         66,196         49,135         158,028
Investments held-to-maturity.............       4,040           9,915         10,398         12,064          36,417
Loans, net of unearned discount (1)......     275,234          43,450        127,691         17,031         463,406
                                           ----------      ----------     ----------     ----------      ----------
     Total interest-earning assets.......     322,503          70,112        204,285         78,230         675,130
                                           ----------      ----------     ----------     ----------      ----------
Cumulative interest-earning assets.......     322,503         392,615        596,900        675,130         675,130
                                           ----------      ----------     ----------     ----------      ----------

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits.........      63,497          56,221         35,798             --         155,516
Savings deposits.........................      16,335          25,459         17,016             --          58,810
Time deposits under $100,000.............      48,285         128,520         57,800            104         234,709
Time deposits $100,000 and over..........       8,760          32,224          6,979             --          47,963
Federal funds purchased..................       5,750              --             --             --           5,750
Securities sold under agreements
   to repurchase.........................       7,952              --             --             --           7,952
Other borrowings.........................          --           1,900            600             --           2,500
FHLB borrowings..........................      30,000           8,000         31,170          1,777          70,947
Debt of Employee Stock
     Ownership Plan......................          --              --            988             --             988
                                           ----------      ----------     ----------     ----------      ----------
     Total interest-bearing liabilities..     180,579         252,324        150,351          1,881         585,135
                                           ----------      ----------     ----------     ----------      ----------
Cumulative interest-bearing
     liabilities.........................     180,579         432,903        583,254        585,135         585,135
                                           ----------      ----------     ----------     ----------      ----------

GAP ANALYSIS
Interest sensitivity gap.................  $  141,924      $ (182,212)    $   53,934     $   76,349      $   89,995
                                           ==========      ==========     ==========     ==========      ==========
Cumulative interest
   sensitivity gap.......................  $  141,924      $  (40,288)    $   13,646     $   89,995      $   89,995
                                           ==========      ==========     ==========     ==========      ==========
Cumulative gap ratio of interest-
   earning assets to interest-bearing
   liabilities...........................       1.79x           0.95x          1.02x          1.15x           1.15x

--------------------------------------
(1) Nonaccrual loans are reported in the "over 1 year through 5 years" column.


         Southside measures the impact of interest rate changes on its income statement through the use of gap analysis. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. During any given time period, if the amount of rate-sensitive liabilities exceeds the amount of rate-sensitive assets, a company would generally be considered negatively gapped and would benefit from falling rates over that period of time. Conversely, a positively gapped company would generally benefit from rising rates.

         Southside has structured its assets and liabilities to mitigate the risk of either a rising or falling interest rate environment. Depending upon its assessment of economic factors such as the magnitude and direction of projected interest rates over the short and long term, Southside generally operates within guidelines set by its asset/liability policy and attempts to maximize its returns within an acceptable degree of risk. Southside's intention is to maintain a gap position at the one-year horizon of between 0.75% and 1.25%. Southside's position at December 31, 2000 was 0.81%. Southside manages its gap position at the one-year horizon as well as monitors the cumulative gap position for succeeding time frames.

LIQUIDITY

         Southside's Asset/Liability Management Committee formulates guidelines for and monitors the composition of assets and liabilities. The objective is to meet earnings goals by producing the optimal yield and maturity mix consistent with interest rate expectations and projected liquidity needs.

         Achieving these goals is the central role of liquidity management, which must ensure that Southside has ready access to sufficient funds to meet existing commitments and future financial obligations. In addition, liquidity management enables Southside to withstand fluctuations in deposit levels and to provide for customers' credit needs in a timely and cost-effective manner. Liquidity management, therefore, is viewed from both an asset and liability perspective.

         Asset liquidity is normally provided through the maturities of various assets, the receipt of loan payments, and the interest collected on assets. Additionally, as part of its overall asset/liability management strategy, Southside designates certain investment securities as available-for-sale. In the event that liquidity needs arise, these securities are available to be converted to cash.

         The most important source of liquidity for Southside is deposit liquidity, which is the ability to raise new funds and renew maturing liabilities. Southside's long-term customer relationships in the various local markets are the foundation of Southside's long-term liquidity.

         Short-term liquidity needs arise from continuous fluctuations in the flow of funds on both sides of the balance sheet. Southside's subsidiary banks control their own asset/liability mix within guidelines of Southside's policy and their individual loan demand and deposit structure, with guidance from the Asset/Liability Management Committee. Other than South Side National Bank in St. Louis, Southside's subsidiary banks do not generally borrow funds.

         As the parent company, Southside maintains its liquidity position and provides for its cash flow needs through dividends and management fees received from its subsidiary banks.

         Southside's management believes that it has historically maintained an adequate liquidity position and will endeavor to continue to do so in the future.

CAPITAL RESOURCES

         Southside's management reviews various capital measures monthly to ensure that they are within internal guidelines and within external guidelines as established by law, and Southside's management believes that Southside's current capital position is adequate to support its banking operations. Southside management believes that, as of December 31, 2000, Southside exceeds the capital adequacy requirements established by the Federal Reserve Board.

         Southside's total capital ratios under the risk-weighted guidelines at December 31, 2000 and 1999 were 14.72% and 16.12%, respectively, which included Tier I capital ratios of 13.66% and 14.87%, respectively. In addition, Southside and its subsidiary banks must maintain a minimum Tier I leverage ratio (Tier I capital to adjusted total assets) of at least 3%. Southside's Tier I leverage ratios were 9.15% and 9.81% at December 31, 2000 and 1999, respectively. These ratios are well above the minimum risk-weighted capital requirements.

         The following is a summary of data and ratios pertaining to Southside's capital position at December 31, 2000, 1999 and 1998:

                                                                               AS OF
                                                                            DECEMBER 31,
                                                              ----------------------------------------
                                                                 2000            1999            1998
                                                                 ----            ----            ----
                                                                        (DOLLARS IN THOUSANDS)
         RISK-BASED CAPITAL
         Tier I capital...................................     $ 66,518        $ 64,086       $ 61,036
         Total capital....................................       71,697          69,478         65,778
         Risk-weighted assets.............................      486,962         430,943        377,905

         RISK-BASED CAPITAL RATIOS
         Tier I capital to risk-weighted assets...........        13.66%          14.87%         16.15%
         Minimum requirement..............................         4.00            4.00           4.00
         Total capital to risk-weighted assets............        14.72           16.12          17.41
         Minimum requirement..............................         8.00            8.00           8.00

         TIER I CAPITAL
         Tier I capital...................................     $ 66,518        $ 64,086       $ 61,036
         Average fourth quarter total consolidated
           assets less intangibles........................      727,246         653,410        609,771

         LEVERAGE CAPITAL RATIOS
         Tier I capital to average total consolidated
           assets less intangibles........................         9.15%           9.81%         10.01%
         Minimum requirement..............................         3.00            3.00           3.00

ELECTION OF SOUTHSIDE DIRECTORS

         The following information is provided for the benefit of Southside shareholders in connection with the election of directors for Southside. Assuming that the merger is approved, the newly elected Southside directors, together with the continuing Southside directors, will serve as directors of Southside until the merger is completed. After the merger is completed, the board of directors of the merged company will consist of all of the current directors of Allegiant Bancorp and two of the then current directors of Southside.

         NOMINEES. Douglas P. Helein, Earle J. Kennedy, Jr., Daniel J. Queen and Steven C. Roberts are the nominees for election to the Southside board of directors. All four are presently members of the Southside board of directors.

         INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS. Southside's articles of incorporation and bylaws provide for Southside to have not less than nine nor more than 15 directors divided into three classes as nearly equal as possible with one class to be elected annually for a three-year term. The board of directors has fixed the number of directors at ten.

         The following table indicates each nominee's and each continuing director's: (1) age, (2) principal occupation or employment for the past five years, (3) other directorships, and (4) first year as a director of Southside. Information about the business experience of each director has been furnished by such director or has been obtained from Southside's records.

         Nominees for Class III: term to expire in 2004, or when the merger is completed

                                                                                                                  DIRECTOR
                                                                                                                  --------
NAME                            AGE    PRINCIPAL OCCUPATION                         OTHER DIRECTORSHIPS            SINCE
----                            ---    --------------------                         -------------------            -----
Douglas P. Helein               49     Insurance Broker, Welsch, Flatness &                  --                     1992
                                       Lutz, Inc. (insurance agency)

Earle J. Kennedy, Jr.           72     Retired                                               --                     1978


Daniel J. Queen                 60     President, Highland Diversified, Inc.        State Bank of Jefferson         1992
                                       (operates grocery stores)                    County (subsidiary of
                                                                                    Southside)

Steven C. Roberts               48     President and Chief Operating                South Side National Bank        2000
                                       Officer, Roberts Broadcasting Company        in St. Louis (subsidiary
                                       (commercial television station)              of Southside); Falcon
                                                                                    Products, Inc.; Alamosa PCS

         Class I:  term to expire in 2002, or when the merger is completed

                                                                                                                  DIRECTOR
                                                                                                                  --------
NAME                            AGE    PRINCIPAL OCCUPATION                          OTHER DIRECTORSHIPS           SINCE
----                            ---    --------------------                         -------------------            -----
Norville K. McClain             71     President, Essex Contracting, Inc.       South Side National Bank in         1988
                                       (building contractor and developer)      St. Louis (subsidiary of
                                                                                Southside)

Richard G. Schroeder, Sr.       60     President, St. Louis Fabrication         South Side National Bank in         1994
                                       Services, Inc. (steel fabrication        St. Louis (subsidiary of
                                       company) (February 1980 - July 2000)     Southside)

Thomas M. Teschner              44     President and Chief Executive            Chairman, South Side National       1992
                                       Officer, Southside Bancshares Corp.      Bank in St. Louis; Bank of
                                                                                St. Genevieve; The Bank of St.
                                       President and Chief Executive            Charles County; and State Bank
                                       Officer, South Side National Bank in     of Jefferson County (subsidiaries
                                       St. Louis                                of Southside)

         Class II:  term to expire in 2003, or when the merger is completed

                                                                                                                  DIRECTOR
                                                                                                                  --------
NAME                            AGE    PRINCIPAL OCCUPATION                         OTHER DIRECTORSHIPS            SINCE
----                            ---    --------------------                         -------------------            -----
Joseph W. Beetz                 72     President, Joseph H. Beetz Plumbing                   --                     1978
                                       Company, Inc. (plumbing contractor)

Howard F. Etling                86     Publisher Emeritus, Journal Newspapers                --                     1962

Joseph W. Pope                  35     Senior Vice President and Chief                       --                     2000
                                       Financial Officer, Southside
                                       Bancshares Corp.

                                       Senior Vice President,
                                       South Side National Bank in St. Louis

         COMMITTEES. Southside's board of directors has an audit committee and a compensation committee. The audit committee:

         o monitors the internal accounting controls and practices of Southside and reports its findings to the board of directors;

         o members are Mr. Beetz, Mr. Etling, Mr. Helein, Mr. Kennedy, Mr. Queen, Mr. McClain and Mr. Schroeder; and

         o   met four times in 2000.

         Southside's compensation committee:

         o   approves compensation levels for executive officers;

         o members are Mr. Beetz, Mr. Etling, Mr. Helein, Mr. Kennedy, Mr. Queen, Mr. McClain and Mr. Schroeder; and

         o   met one time in 2000.

         Southside does not have a standing nominating committee, and no other committee performs a similar function. The Southside board of directors makes all recommendations for nominees to the Southside board of directors. Southside shareholders may not nominate individuals to serve as directors.

         MEETINGS. In 2000, the Southside board of directors held 12 regular meetings and four special meetings. Each of the Southside directors attended at least 75% of the total number of meetings of the board of directors and committees on which they served.

         DIRECTOR COMPENSATION. Each Southside director receives an annual retainer of $35,400 payable in equal monthly installments. A director of Southside who also serves as a director for one of Southside's subsidiary banks receives additional director fees from that bank.


         The directors may elect to defer their director fees under Southside's deferred compensation plan for directors. Under the deferred compensation plan, a director may defer all or a portion of his director's fees in exchange for post-retirement income or pre-retirement death benefits. The amount deferred by a director is placed into a deferral account which accrues interest at a rate between 6% and 15% annually, with the exact return based upon the increase in Southside's stock price from year to year. The benefits that participants are entitled to after leaving the board are discussed beginning on page 31 of this joint proxy statement/prospectus.


         Southside did not pay any other remuneration to any non-employee director or for special assignments.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS


         The following tables set forth as of July 31, 2001 the number of shares of stock owned beneficially by (1) each Southside director (including nominees for director), (2) each Southside executive officer named in the summary compensation table, (3) Southside directors and executive officers as a group, and (4) any person Southside knows to be the beneficial owner of more than 5% of Southside's outstanding shares of stock. The following tables also set forth pro forma information regarding the beneficial ownership of the merged company's common stock by these same persons assuming (1) that the merger was completed on July 31, 2001 (2) all of these persons elected to receive shares of stock of the merged company in exchange for their shares of Southside stock and (3) all of these persons received shares of stock of the merged company in exchange for their shares of Southside stock.

                                        AMOUNT AND NATURE OF                        AMOUNT AND NATURE OF
                                      BENEFICIAL OWNERSHIP (1)                      BENEFICIAL OWNERSHIP
                                           BEFORE MERGER                                AFTER MERGER
                                      ------------------------                    ------------------------
                                    SOLE VOTING         OTHER        PERCENT    SOLE VOTING        OTHER        PERCENT
        DIRECTORS AND             AND INVESTMENT      BENEFICIAL       OF      AND INVESTMENT    BENEFICIAL       OF
      EXECUTIVE OFFICERS              POWER           OWNERSHIP       CLASS        POWER         OWNERSHIP       CLASS
                                  --------------      ---------      -------   --------------    ---------      -------
Joseph W. Beetz.............          57,390                --            *%       79,772               --           *%
Howard F. Etling............         166,142                --         1.87       230,937               --        1.55
Douglas P. Helein...........         398,320                           4.49       553,664               --        3.72
Earle J. Kennedy, Jr........          10,020           143,670(3)      1.73        13,927          199,701        1.44
Norville K. McClain.........         291,091           950,704(4)     14.01       404,616               --        2.72
Joseph W. Pope..............          66,472(5)             --            *        92,396               --           *
Daniel J. Queen.............         235,946                --         2.66       327,964               --        2.21
Steven C. Roberts...........          15,500                --            *        21,545               --           *
Richard G. Schroeder, Sr....              --            99,000(6)      1.12            --          137,610           *
Thomas M. Teschner..........         407,254(7)        907,908(4)(8)  14.84       566,083           43,727        4.10
Directors and executive
   officers as a group
   (10 persons).............       1,648,135(9)      1,135,416(4)     31.40%    2,290,907          381,038       17.98%

--------------------------------------
* Less than 1%


                                          AMOUNT AND NATURE OF                      AMOUNT AND NATURE OF
                                        BENEFICIAL OWNERSHIP (1)                    BENEFICIAL OWNERSHIP
                                             BEFORE MERGER                              AFTER MERGER
                                       -------------------------                 ---------------------------
                                        SOLE VOTING                                SOLE VOTING
                                            AND          OTHER       PERCENT           AND          OTHER      PERCENT
NAME AND ADDRESS OF                     INVESTMENT    BENEFICIAL        OF         INVESTMENT     BENEFICIAL     OF
OTHER PRINCIPAL SECURITY HOLDERS           POWER       OWNERSHIP    CLASS (2)        POWER        OWNERSHIP     CLASS
--------------------------------       ------------    ---------    ---------   ---------------   ---------     -----
Southside Bancshares Corp. (4)....             --        950,704        10.72%            --          --           --
    Employee Stock Ownership Plan
    (With 401(k) Provisions)
    3606 Gravois Avenue
    St. Louis, Missouri 63116

First Banks, Inc. (10)............      1,583,460             --        17.86%     2,201,009          --        14.62%
    135 North Meramec
    Clayton, Missouri 63105

--------------------------------------
(1) The information set forth is based upon information furnished to Southside by the named persons or entities. Beneficial ownership is determined under SEC rules and includes shares of Southside stock for which a person directly or indirectly has or shares voting power or investment power or both and shares of Southside stock which may be acquired upon the exercise of stock options that are exercisable or will become exercisable within 60 days.
(2) The percentages are based on the total number of outstanding shares of Southside common stock, 8,444,528, plus the total number of shares of Southside stock for which beneficial ownership may be acquired under the stock options that are exercisable or that will become exercisable within 60 days, 420,000, for a total of 8,864,528 shares.
(3) Shares for which Mr. Kennedy has shared voting and investment power with his wife.
(4)    Includes 950,704 shares held by the Southside Bancshares Corp.
       Employee Stock Ownership Plan With 401(k) Provisions. Mr. McClain and Mr. Teschner are trustees of the plan. Participants in the plan have voting power over shares of stock allocated to their plan accounts.
       The trustees will vote these shares of stock as directed by the participants. If a participant fails to provide direction, the trustees will vote those shares in their discretion. Except for 74,254 shares of stock allocated to Mr. Teschner's account under the plan, Mr. Teschner and Mr. McClain disclaim any personal interest in all of the shares of stock held by the plan.
(5) Includes 15,162 shares of stock allocated to Mr. Pope's account under the employee stock ownership plan and 48,000 shares of stock that Mr. Pope may acquire beneficial ownership of under stock options that are exercisable or will become exercisable within 60 days.
(6) Includes shares for which Mr. Schroeder has shared voting and investment power with his wife.

                                   - 106 -


(7) Includes 74,254 shares of stock allocated to Mr. Teschner's account under the employee stock ownership plan and 330,000 shares of stock that Mr. Teschner may acquire beneficial ownership of under stock options that are exercisable or will become exercisable within 60 days.
(8) Includes 31,458 shares of stock for which Mr. Teschner has shared voting and investment power.
(9) Includes 89,416 shares of stock allocated to the accounts of the executive officers of Southside under the employee stock ownership plan and 378,000 shares of stock that the executive officers and directors may acquire beneficial ownership of under stock options that are exercisable or will become exercisable within 60 days.
(10) Not included are 16,920 shares of stock owned by James F. Dierberg and 371,760 shares of stock owned by Investors of America, L.P. The directors and executive officers of First Securities America, Inc., the general partners of Investors of America, L.P., and other members of their families, including James F. Dierberg, control First Banks, Inc. directly or indirectly.


EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation paid or accrued in 2000, 1999 and 1998 for Southside's chief executive officer and for Southside's other named executive officer.



                                SUMMARY COMPENSATION TABLE

                                                             ANNUAL
                                                          COMPENSATION
                                                 -------------------------------     ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR      SALARY(1)            BONUS(2)    COMPENSATION(3)
---------------------------             ----      ------               -----       ------------
Thomas M. Teschner                      2000      $227,000            $105,000       $104,885
  President, Chief Executive Officer    1999       215,000             115,000        109,997
  and Director                          1998       215,000             100,000        103,124

Joseph W. Pope
  Senior Vice President,                2000        95,000              22,500         17,451
  Chief Financial Officer and           1999        90,000              25,000         10,418
  Director                              1998        85,000              25,000          9,771

--------------------------------------
 (1) Includes deferred compensation contributed by Mr. Teschner and Mr. Pope to the employee stock ownership plan.
 (2) Includes amounts paid in accordance with the Southside executive compensation program discussed in the compensation committee report section of this joint proxy statement/prospectus.
 (3) Consists of Southside's contributions and allocations to the employee stock ownership plan ($12,079 in 2000, $12,433 in 1999 and $13,009 in
      1998 for Mr. Teschner, and $8,520 in 2000, $9,504 in 1999 and $8,861
      in 1998 for Mr. Pope), director's fees from Southside and its subsidiaries ($55,850 in 2000, of which $35,400 was deferred, $53,600 in 1999, of which $44,000 was deferred, and $47,550 in 1998, of which $39,550 was deferred, for Mr. Teschner, and $8,000 in 2000 for Mr.
      Pope), and life insurance premiums ($4,083 in 2000, $4,249 in 1999 and $4,438 in 1998 for Mr. Teschner, and $931 in 2000, $914 in 1999 and
      $910 in 1998 for Mr. Pope). The amounts also reflect $32,873, $39,715 and $38,127 paid to Mr. Teschner in 2000, 1999 and 1998, respectively, as grants of performance stock awards under the deferred compensation agreement described beginning on page 31 of this joint proxy statement/prospectus and in the compensation committee report section of this joint proxy statement/prospectus. The 2000 grant represents 4,457.36 shares of performance stock. The 1999 and 1998 grants represent 4,538.86 and 3,112.39 shares of performance stock, respectively.

         The following table sets forth information concerning (1) the number of shares of Southside's stock acquired in 2000 upon the exercise of stock options and (2) the number of shares of Southside's stock that may be acquired upon the exercise of stock options outstanding and the value of such options.


                                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                                            FISCAL YEAR END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                             OPTIONS/SARS AT FISCAL YEAR        OPTIONS/SARS AT FISCAL
                           SHARES                                      END (1)                      YEAR-END($) (2)
                          ACQUIRED           VALUE          -----------------------------    ----------------------------
        NAME            ON EXERCISE        REALIZED         EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----            -----------        --------         -----------     -------------    -----------    -------------
Thomas M. Teschner           0                $0            258,000(3)      132,000(5)         $161,310        $12,540
Joseph W. Pope               0                $0             42,000(4)        6,000(6)         $ 91,770        $ 6,270

--------------------------------------
(1) All amounts represent shares of stock underlying stock options at December 31, 2000.
(2) Pre-tax gain. The value of the unexercised in-the-money stock options is based upon a December 31, 2000 closing bid price of $7.375 per share.
(3) Includes 30,000 shares of Southside stock underlying stock options having an exercise price of $3.67 per share, 48,000 shares of Southside stock underlying stock options having an exercise price of $6.33 per share and 180,000 shares of Southside stock underlying stock options having an exercise price of $8.00 per share.
(4) Includes 18,000 shares of Southside stock underlying stock options having an exercise price of $3.67 per share and 24,000 shares of Southside stock underlying stock options having an exercise price of $6.33 per share.
(5) Includes 12,000 shares of Southside stock underlying stock options having an exercise price of $6.33 per share and 120,000 shares of Southside stock underlying stock options having an exercise price of $8.00 per share.
(6) Includes 6,000 shares of Southside stock underlying stock options having an exercise price of $6.33 per share.

EXECUTIVE CONTRACTS

         THOMAS M. TESCHNER'S EMPLOYMENT CONTRACT. Southside and South Side National Bank in St. Louis have entered into an employment agreement with Thomas M. Teschner, President and Chief Executive Officer of Southside and the bank. Mr. Teschner's employment agreement is effective through April 27, 2004 and automatically renews each year on the employment agreement's anniversary date for a new three-year term unless notice not to renew is delivered on or before the anniversary date.

         Under the employment agreement, Southside or the bank may terminate Mr. Teschner's employment at any time for cause or disability. The agreement defines cause as willful misconduct resulting in indictment for an alleged felony, violation of any material provision of the agreement or any willful failure to substantially perform any reasonable directions of Southside's or the bank's board of directors within 60 days after written demand. Removal for cause requires the affirmative vote of at least two-thirds of each of Southside's and the bank's board of directors. A disability is defined as the inability of Mr. Teschner to perform his duties under the employment agreement due to illness or injury as determined by a physician acceptable to Southside, the bank and Mr. Teschner.

         Upon termination for cause or disability, Mr. Teschner is entitled to receive a severance payment equal to the greater of (1) one-third of his current annual base salary or (2) a severance payment computed in accordance with Southside's or the bank's then existing severance policy. After termination of employment for cause, or if Mr. Teschner improperly terminates his own employment, Mr. Teschner will not for a period of six months after termination solicit customers or clients of Southside, the bank or any of their subsidiaries without the prior approval of the board of directors.

         Upon Mr. Teschner's death during the term of the agreement, his beneficiary or estate is entitled to the benefits payable under the accidental death, life insurance and similar plans for employees of Southside and the bank. In the event that such death benefit plans are amended to reduce or terminate benefits, Mr. Teschner's beneficiary or estate is entitled to a lump sum payment equal to the difference between the sum that would have been payable under the death benefit plans as of the date of the agreement and the sum payable under the amended plans.

         The benefits that Mr. Teschner is entitled to under his employment agreement upon a change of control of Southside or the bank are discussed on page 31 of this joint proxy statement/prospectus.


         THOMAS M. TESCHNER'S SALARY CONTINUATION AGREEMENT. Southside and Thomas M. Teschner have also entered into a salary continuation agreement which provides for payments to Mr. Teschner in the event he retires, is terminated or Southside experiences a change in control. If Mr. Teschner retires at age 65 or later, Southside will pay him an annual benefit equal to 90% of his annual salary on the date the plan was established, increased each plan year by 3.5% compounded annually. The plan also provides for early retirement between the ages of 55 and 64. If Mr. Teschner retires at age 55, he will receive 50% of the normal retirement benefit. If Mr. Teschner retires after reaching age 55, he will receive an additional 5% of the normal retirement benefit for each year of employment until the percentage equals 100% at age 65.

         In the event Southside experiences a change of control while Mr. Teschner is an active employee of Southside and Mr. Teschner's employment is terminated other than for cause, or his job duties and/or compensation are reduced, Southside will pay him a lump sum amount, to be determined depending on the number of years of participation in the plan by Mr. Teschner. If Mr. Teschner's employment with Southside is terminated before he reaches age 55 and while he suffers a disability, Mr. Teschner may elect to receive reduced benefit payments at age 65 or a lump sum payment similar to a voluntary termination of employment.


         The benefits that Mr. Teschner is entitled to under his salary continuation agreement in the event Southside experiences a change of control are discussed beginning on page 32 of this joint proxy statement/prospectus.


         Southside is not required to make any payments under the agreement if Mr. Teschner's employment is terminated by Southside for gross negligence or gross neglect of duties, commission of a felony involving moral turpitude or fraud, dishonesty or willful violation of any law committed in connection with his employment and resulting in his personal financial benefit to Southside's detriment.

         THOMAS M. TESCHNER'S LIFE INSURANCE AGREEMENT. Southside and Thomas
M. Teschner through his irrevocable insurance trust have entered into a split dollar agreement by which Southside has agreed to share with the trust the proceeds of a life insurance policy on Mr. Teschner's life in lieu of the benefits payable under his salary continuation agreement. Specifically, the trust will receive $3,474,940 from the insurance policy if Mr. Teschner dies before reaching age 65. The proceeds payable to the trust decrease on an annual basis by the amount of any retirement payments received by Mr. Teschner under the salary continuation agreement. Southside pays the premiums on the policy, and the cost of the insurance is included in Mr. Teschner's gross income for federal income tax purposes.

         JOSEPH W. POPE'S EMPLOYMENT CONTRACT. Southside entered into an employment agreement with Joseph W. Pope, Senior Vice President and Chief Financial Officer of Southside. Mr. Pope's employment agreement is effective through April 26, 2002 and may be extended by mutual consent of the parties upon such terms as they may agree.

         Under the employment agreement, Southside may terminate Mr. Pope's employment at any time for cause, which is defined to include commission of a felony, evidence of substance abuse and willful failure to perform any reasonable directions after 10 days' written notice. Southside may also terminate Mr. Pope's employment at any time without cause upon providing written notice to Mr. Pope of such termination.

         In the event Southside terminates Mr. Pope without cause, Mr. Pope is entitled to receive $100,000, less applicable taxes and withholdings. In the event Mr. Pope dies during the term of the employment agreement, the employment agreement terminates and all payments and benefits under the employment agreement will terminate as of the date of Mr. Pope's death.

         Under the employment agreement, if Mr. Pope's employment is terminated without cause during the period ending upon the later of (1) the expiration of six months following completion of the merger, or (2) April 27, 2002, Mr. Pope is entitled to receive a lump sum payment of $100,000. In addition, Mr. Pope may voluntarily terminate his employment after 60 days or more following the merger. If Mr. Pope makes such election, he is entitled to receive, in addition to other amounts payable outside the employment agreement, the unpaid portion of his annual salary and a bonus, which bonus will not be less than $27,325, whether or not such payments have accrued.

         JOSEPH W. POPE'S SALARY CONTINUATION AGREEMENT. Southside and Joseph W. Pope have entered into a salary continuation agreement which provides for payments to Mr. Pope in the event he retires, is terminated or Southside experiences a change in control. If Mr. Pope retires at age 65 or later, Southside will pay him an annual benefit equal to 90% of his annual salary on the date the plan was established, increased each plan year by 3.5% compounded annually. The plan also provides for early retirement between the ages of 55 and 64. If Mr. Pope retires at age 55, he will receive 50% of the normal retirement benefit. If Mr. Pope retires after reaching age 55, he will receive an additional 5% of the normal retirement benefit for each year of employment until the percentage equals 100% at age 65.

         In the event Southside experiences a change of control while Mr. Pope is an active employee of Southside and Mr. Pope's employment is terminated other than for cause, or his job duties and/or compensation are reduced, Southside will pay him a lump sum amount, to be determined depending on the number of years of participation in the plan by Mr. Pope. If Mr. Pope's employment with Southside is terminated before he reaches age 55 and while he suffers a disability, Mr. Pope may elect to receive reduced benefit payments at age 65 or a lump sum payment similar to a voluntary termination of employment.


         The benefits that Mr. Pope is entitled to under his salary continuation agreement in the event that Southside experiences a change of control are discussed beginning on page 32 of this joint proxy statement/prospectus.


         Southside is not required to make any payments under the agreement if Mr. Pope's employment is terminated by Southside for gross negligence or gross neglect of duties, commission of a felony involving moral turpitude or fraud, dishonesty or willful violation of any law committed in connection with his employment and resulting in his personal financial benefit to Southside's detriment. In addition, Southside is not obligated to make any payments to Mr. Pope under the agreement, except in the event of a change of control, until he has been employed with Southside or its subsidiaries for ten years.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.


         The Southside compensation committee establishes and administers Southside's executive compensation program. The Southside compensation committee established the program (1) to link individual compensation and Southside's performance and (2) to provide for both short- and long-term incentive programs that align the economic interests of Southside management and Southside shareholders. In developing the program, the Southside compensation committee engaged an independent third party to assist in the design of the executive compensation program. Based upon recommendations of the independent third party, as well as competitive competition analysis, the committee adopted an annual incentive plan. Information for determining the competitive compensation levels was obtained from a bank cash compensation survey prepared by the Bank Administrative Institute, as well as an independent survey of financial institutions in Missouri and Illinois with total assets of $300 million to $1 billion. The group surveyed for the purpose of determining competitive compensation levels is different than those used for comparative purposes in the performance graph on page 114 of this joint proxy statement/prospectus. The Southside compensation committee believes that the survey group used for determining executive compensation more closely represents Southside's actual competition for executive talent.


         The plan's basic goals are:

         o to maintain base salary levels relatively close to the market median for financial institutions in Southside's peer group, and

         o to provide for annual incentive opportunities based on the achievement of established business plan goals with annual incentives comparable with the market median for financial institutions in Southside's peer group, with additional upside potential for performance significantly above the predetermined goals.

         The Southside compensation committee reviews the program on an annual basis to determine what changes, if any, need to be made in light of present facts and circumstances. Southside's executive compensation program consists of the following components:

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

         o Salary. For executive officers, the compensation committee uses competitive compensation data and then considers experience levels to determine actual compensation levels.

         o Bonus Plan. The compensation committee approves annual bonuses for certain executive officers of Southside based upon the formula provided for in the plan. Under the plan, officers who substantially impact Southside's performance are eligible to receive annual incentive awards if Southside achieves certain performance goals based on profitability, asset quality and general performance as compared to Southside's peers and prior years. Profitability measures include return on average assets for Southside and its bank subsidiaries. Measures of asset quality include total nonperforming loans and total nonperforming assets. Actual award opportunity levels depend on whether Southside achieves established performance goals. The maximum incentive award for 2000 was set at 150% of the target award level. The target award level ranges from 15% to 50% of annual salary. In order to achieve the maximum award level, Southside generally should have met or exceeded 100% of established performance goals. In the event the performance goals are exceeded, the award level could range up to 75% of annual salary. The compensation committee retains the right to further increase annual incentive awards if individual contributions warrant.

         o Stock Options. The plan itself does not provide for issuance of stock based awards, although the overall executive compensation program does provide for stock options. The Southside Bancshares Corp. 1993 Non-Qualified Stock Option Plan and the Southside Bancshares Corp. 1998 Stock Option Plan allow the compensation committee to periodically grant options to key executives of Southside. Southside did not grant any stock options in 2000.

         o Deferred Compensation. In 1996, the compensation committee established a deferred compensation arrangement to compensate certain executive officers for certain limitations imposed upon their participation in Southside's qualified benefit plans. Under this arrangement, the executives and Southside enter into a deferred compensation agreement which provides for an award of performance stock each year based on the sum of the following:

                - an amount determined by multiplying the executive's excess 401(k) amount by the sum of the highest federal and applicable state income tax rates in effect for the year in question, plus

                - an amount equal to (1) Southside's matching contribution percentage under the employee stock ownership plan for such year multiplied by the executive's gross annual compensation, determined without regard to the agreement, less (2) the employer matching contributions actually made to the employee stock ownership plan for the benefit of the executive, plus

                - an amount determined by (1) multiplying Southside's total discretionary basic and optional contributions to the employee stock ownership plan, plus forfeitures, by a fraction, the numerator of which is the executive's gross annual compensation for such year, determined without regard to the agreement, and the denominator of which is total compensation of all employee stock ownership plan participants, less (2) the amount actually contributed to the employee stock ownership plan by Southside, plus forfeitures allocated, for the benefit of the executive.

                     The award is converted to performance shares based on the closing bid price of Southside's stock on the last business day of each such year in the case of the first two items above, and $5.33 per share in the case of the last item above. The performance shares issued under this agreement are deemed to be the equivalent of one share of Southside stock. The performance shares constitute a potential right to receive payment and do not confer any dividend rights, voting rights or any other rights of a shareholder with respect to Southside common stock.

                     The executives are entitled to receive payment under the agreement upon the occurrence of one of several events including (1) a change in control, (2) termination of employment, (3) retirement, (4) death or
                     (5) total disability. The amount to be paid upon the occurrence of one of these events is

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

                     the number of performance shares credited to the executive's account multiplied by the midpoint of the bid and ask price of Southside's stock as of the close of business on the date of payment.

         o Salary Continuation. Southside has established a salary continuation plan designed to pay key executives post retirement benefits based on their length of service with Southside. The plan has a ten-year vesting schedule to qualify for payment of the accrued benefits in the event of termination of employment and requires the executive officer to work until age 65 to qualify for full benefit payments under the plan. The plan further carries a life insurance feature that pays full retirement benefits to the executive officer's beneficiaries in the event the executive dies prior to normal retirement, while still in Southside's employment.

         The President and Chief Executive Officer's compensation for 2000 consisted of:

         o      Base Salary. $227,000.

         o Bonus. $105,000. The bonus paid during 2000 related to the 1999 bonus plan. Because the plan requires performance bonuses to be based on actual results, it is not feasible to pay bonuses during the fiscal year to which the bonus applies. The bonus amount paid in 2000 was computed in accordance with the plan and represented approximately 46% of Mr. Teschner's annual salary.

         o Deferred Compensation. As described above, the committee established a deferred compensation arrangement to compensate executive officers for certain limitations imposed upon their participation in Southside's qualified benefit plans. Under the plan, a grant of 4,457.36 shares of performance stock, having a value on the date of grant of $32,895 ($7.375 per share), was credited to Mr. Teschner's performance stock account as of December 31, 2000 for the 2000 fiscal year.

         o Salary Continuation Plan. The total benefit accrual for Mr. Teschner in 2000 was $29,307.

         o Stock Options. There were no stock options granted during 2000.

         o Other Compensation. All other compensation paid to Mr. Teschner is described in the summary compensation table previously set forth.

                           Southside Compensation Committee

                  Joseph W. Beetz                 Norville K. McClain
                  Howard F. Etling                Earle J. Kennedy, Jr.
                  Douglas P. Helein               Richard G. Schroeder, Sr.
                  Daniel J. Queen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2000, the members of the Southside compensation committee were Joseph W. Beetz, Howard F. Etling, Norville K. McClain, Douglas P. Helein, Earle J. Kennedy, Jr., Daniel J. Queen and Richard G. Schroeder, Sr. During 2000, no member of the Southside compensation committee was an officer or employee of Southside or any of its subsidiaries, and no member of the Southside compensation committee was formerly an officer of Southside or any of its subsidiaries. In addition, none of Southside's executive officers served as a director or member of the compensation committee of another company one of whose executive officers served as one of Southside's directors or on the compensation committee.

AUDIT COMMITTEE REPORT

         The Southside audit committee assists the Southside board of directors in fulfilling its responsibilities for Southside's internal control structure and financial reporting practices by reviewing the audited financial information which is provided to its shareholders and others, the system of internal controls that management and the board of directors have established and the internal and external audit processes.

         The Southside audit committee has seven independent directors who met four times in 2000. The Southside audit committee operates under a written charter adopted by the board of directors that is attached to this joint proxy statement/prospect as Annex G.
                                  -------

         Southside management is responsible for Southside's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP, Southside's independent accountant, is responsible for performing an independent audit of Southside's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the financial statements.

         The Southside audit committee has reviewed and discussed the audited financial statements with management. The Southside audit committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee). The Southside audit committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and has discussed KPMG LLP's independence with KPMG LLP.

         Based on the review and the discussions with management and KPMG LLP, the Southside audit committee recommended to the board of directors that the audited financial statements be included in Southside's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the SEC.

                              Southside Audit Committee

                  Joseph W. Beetz                 Norville K. McClain
                  Howard F. Etling                Earle J. Kennedy, Jr.
                  Douglas P. Helein               Richard G. Schroeder, Sr.
                  Daniel J. Queen

AUDIT AND RELATED FEES

         AUDIT FEES. The aggregate fee for professional services rendered by KPMG LLP for the audit of Southside's annual financial statements for the year ended December 31, 2000 and the review of the financial statements included in Southside's quarterly reports on Form 10-Q for 2000 was approximately $173,000.

         ALL OTHER FEES. KPMG LLP billed Southside $69,175 in the aggregate for additional audit and consulting services. The Southside audit committee has determined that the provision of these services is compatible with maintaining KPMG LLP's independence.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

         The following graph summarizes cumulative returns experienced by Southside's shareholders from December 29, 1995 through December 29, 2000 compared to the S&P 500 Index and the Nasdaq Banks Index.

                                 [TOTAL RETURN PERFORMANCE GRAPH]

                              1995         1996          1997         1998         1999         2000
                              ----         ----          ----         ----         ----         ----
Nasdaq Banks Index            100         126.16        206.38       182.09       167.55      192.14
S&P 500                       100         122.96        163.89       210.76       255.10      232.12
Southside                     100         145.59        225.68       226.09       181.02      182.58

The foregoing table assumes $100 invested on December 29, 1995 in Southside's stock, the S&P 500 Index, and the Nasdaq Banks Index. Total return assumes reinvestment of dividends. All plotted points are based on amounts for the last business day of December for each of the years represented.

INTERESTS OF MANAGEMENT IN CERTAIN TRANSACTIONS

         Southside and its subsidiary banks have had, and expect to have in the future, loans and other banking transactions in the ordinary course of business with a number of their officers and directors and their associates. These transactions were made, and will be made, in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not, and will not, involve more than normal risk of collectibility or present other unfavorable features.

         During the previous fiscal year, Southside's subsidiaries had commercial transactions in the ordinary course of business with companies with which certain of Southside's directors are affiliated. No significant business or personal relationships with Southside's subsidiaries existed by virtue of a person's position with Southside or with Southside's subsidiaries or ownership interest in Southside.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         SEC rules require Southside to disclose late filings of reports of stock ownership and changes in stock ownership by its directors and executive officers and certain large shareholders. To the best of Southside's knowledge, all of the required filings were made on a timely basis in 2000.

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

FORM 10-K

         Copies of Southside's annual report on Form 10-K for the year ended December 31, 2000, including financial statements certified by Southside's independent accountants, are available on request, by contacting Joseph W. Pope, c/o Southside Bancshares Corp., 3606 Gravois Avenue, St. Louis, Missouri 63116; (314) 416-4111.

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

          INFORMATION REGARDING COMMON STOCK OF THE MERGED COMPANY

         As a result of the merger, your rights as a shareholder of the merged company will be governed by Missouri law and articles of incorporation and bylaws of the merged company, the texts of which are attached to this joint proxy statement/prospectus as Annexes E and F,
                                                     ---------------
respectively. The following summarizes the material terms of the capital stock of the merged company and is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Missouri law and the merged company's articles of incorporation and bylaws.

DESCRIPTION OF MERGED COMPANY COMMON STOCK

         The merged company will be authorized to issue 30 million shares of its common stock. All of the shares of merged company common stock issued in the merger to Allegiant Bancorp shareholders and Southside shareholders will be validly issued, fully paid and non-assessable.

         VOTING AND OTHER RIGHTS. The holders of common stock of the merged company will be entitled to one vote per share, and in general, a majority of votes cast with respect to a matter will be sufficient to authorize action by shareholders of the merged company. Directors are to be elected by a plurality of the votes cast, and, unlike Southside shareholders, shareholders of the merged company will be able to cumulate their votes in the election of directors. However, an affirmative vote of 80% of the shares of common stock of the merged company will be required in order to: (1) remove a director without cause, (2) approve a business combination unless approved by 75% of the board of directors, or (3) amend provisions of the merged company's articles of incorporation relating to the foregoing.

         NO PREEMPTIVE OR CONVERSION RIGHTS. The holders of common stock of the merged company will not be entitled to preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

         ASSETS UPON DISSOLUTION. In the event of liquidation, holders of common stock of the merged company would be entitled to receive proportionately any assets legally available for distribution to shareholders with respect to shares held by them.

         DISTRIBUTIONS. Shareholders of the merged company will be entitled to receive the dividends or distributions that the board of directors of the merged company may declare out of funds legally available for these payments. Under Missouri law, the merged company generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus, the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to the rights of those receiving the distribution.

         As a bank holding company, the ability of the merged company to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of the merged company, as well as its subsidiaries, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

         RESTRICTIONS ON OWNERSHIP. The Bank Holding Company Act requires any bank holding company to obtain the approval of the Federal Reserve Board prior to acquiring 5% or more of the common stock of the merged company. The Change in Bank Control Act requires any person, other than a bank holding company, to obtain prior approval of the Federal Reserve Board prior to acquiring 10% or more of common stock of the merged company. Any holder of 25% or more of common stock of the merged company, or a holder of 5% or more if such holder otherwise exercises a controlling influence over the merged company, is subject to regulation as a bank holding company under the Bank Holding Company Act.

         TRANSFERABILITY OF COMMON STOCK. The shares of common stock of the merged company to be issued to Southside shareholders in the merger have been registered under the Securities Act. They may be traded freely by you without restriction. The shares of the merged company common stock issued to Southside's and Allegiant Bancorp's affiliates will be restricted in their transferability in accordance with the rules and regulations

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

promulgated by the SEC. These "affiliates" include certain directors, executive officers and holders of 5% or more of the outstanding shares, of either Allegiant Bancorp or Southside who are deemed to be "affiliates" of Allegiant Bancorp or Southside who are deemed to be "affiliates" of Allegiant Bancorp or Southside, respectively, under the federal securities laws.

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

                     COMPARATIVE RIGHTS OF SHAREHOLDERS

         The rights of Southside and Allegiant Bancorp shareholders are governed by both The General and Business Corporation Law of Missouri and by their respective articles of incorporation and bylaws. Following the merger, the merged company will have the articles of incorporation and bylaws which are attached to this joint proxy statement/prospectus as Annexes E and F,
                                                         ---------------
respectively, which are substantially similar to those of Allegiant Bancorp. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Allegiant Bancorp, Southside and the merged company.

AUTHORIZED CAPITAL STOCK

         A corporation may only issue the number of shares of its capital stock that it is authorized to issue.

                      Allegiant Bancorp/Merged company

Upon completion of the merger, the authorized capital stock of the merged company will be 30,000,000 shares of common stock, which is an increase from the 20,000,000 shares of common stock Allegiant Bancorp is currently authorized to issue. The merged company will not have any authorized shares of preferred stock.

                                 Southside

Southside's articles of incorporation provide that it may issue up to 15,000,000 shares of common stock and 1,000,000 shares of preferred stock.

SIZE OF BOARD OF DIRECTORS

         A corporation may have any number of directors.

                      Allegiant Bancorp/Merged company

Allegiant Bancorp's articles of incorporation and bylaws provide that its board of directors will consist of not less than six nor more than 24 directors. The exact number is determined by action of the board of directors. Currently, Allegiant Bancorp has 12 directors. Immediately following the merger, the merged company will have 14 directors and will adopt the provisions of Southside's articles of incorporation regarding the size its board of directors.

                                 Southside

Southside's articles of incorporation and bylaws provide that the board will have a minimum of 9 and a maximum of 15 members. Southside's bylaws provide that its board of directors will fix the number of members of the board. Currently, Southside has ten directors.

CUMULATIVE VOTING FOR DIRECTORS

         Unlike straight voting, where a shareholder casts all of his or her votes for or against a nominee for director, cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of their votes for one nominee or distribute them among two or more nominees. The result is that holders of less than a majority of the outstanding shares of voting stock may have the ability to elect one or more members of the board. Where cumulative voting is not permitted, the holders of a majority of outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation. This prevents the election of any directors by the holders of less than a majority of the votes. Missouri law requires cumulative voting, unless a corporation's articles of incorporation or bylaws provide otherwise.

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

                      Allegiant Bancorp/Merged company

Allegiant Bancorp's shareholders have a right to cumulative voting in the election of directors. Shareholders of the merged company will have the same right.

                                 Southside

Southside's shareholders do not have a right to cumulative voting in the election of directors.

CLASSES OF DIRECTORS

         A corporation may divide its directors into classes so that each director stands for election once every two or three years.

                      Allegiant Bancorp/Merged company

Allegiant Bancorp's articles of incorporation and bylaws provide that Allegiant Bancorp's board of directors is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term. The merged company will have the same provision, in the form set forth in Southside's articles of incorporation and bylaws.

                                 Southside

Southside's articles of incorporation and bylaws contain substantially identical provisions as Allegiant Bancorp's articles of incorporation and bylaws.

QUALIFICATIONS OF DIRECTORS

         A corporation may have certain qualifications that an individual must meet before he or she can serve as a director.

                      Allegiant Bancorp/Merged company

Allegiant Bancorp's bylaws provide that directors appointed or elected in the year 2000 or later will have their term expire at the first annual shareholders' meeting following that director's 70th birthday. Allegiant Bancorp does not have any stock ownership requirements for its directors. The merged company will have the same age limitation and lack of ownership requirement as Allegiant Bancorp.

                                 Southside

Southside's bylaws do not have an age requirement for directors.
Southside's bylaws require that a person must own at least 10,000 shares of common stock of Southside in order to serve as a director.

FILLING VACANCIES ON THE BOARD

         Sometimes, a director does not serve the director's entire term as a director.

                      Allegiant Bancorp/Merged company

Allegiant Bancorp's bylaws provide that Allegiant Bancorp's shareholders will fill a vacancy on Allegiant Bancorp's board by election at any shareholders' meeting. However, if at least two-thirds of the directors remain in office, those directors may, by an affirmative majority vote, fill the vacancies until the shareholders fill the vacancies at a special or annual meeting. The merged company will have the same provision. the approval of shareholders.

                                 Southside

Southside's bylaws provide that a majority vote of the directors then serving in office may fill any vacancy occurring on Southside's board of directors, without the approval of shareholders.


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 REMOVAL OF DIRECTORS

         Under some circumstances, a director of a corporation may be removed from office prior to the expiration of his or her term.

                      Allegiant Bancorp/Merged company

Allegiant Bancorp's articles of incorporation and bylaws are silent on the removal of directors. Any director of a Missouri corporation may be removed for cause by a majority of the board of directors if that director fails to meet the qualifications for director or is in breach of any agreement with the corporation relating to the director's service to the corporation as a director or employee. In addition, one or more directors or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him or her, or, if there be classes of directors, at an election of the class of directors of which he or she is a part. The merged company will have Southside's super-majority vote requirement for removal of directors in its articles of incorporation.

                                 Southside

Southside's articles of incorporation and bylaws provide that any director may be removed by the shareholders without cause upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote generally in the election of directors except, that if less than the entire board of directors is to be removed without cause, no director may be removed if the votes cast against the director's removal would be sufficient to elect the director if then cumulatively voted at an election of the class of directors of which such director is a part. A director may also be removed for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon an election, at a meeting called expressly for that purpose.

NOTICE OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

         Under some circumstances, shareholders of a corporation may make proposals to be brought before a shareholders' meeting for shareholders to vote upon and may nominate individuals to serve as directors.

                      Allegiant Bancorp/Merged company

Allegiant Bancorp's bylaws permit shareholders entitled to vote to nominate candidates for election to Allegiant Bancorp's board of directors and to introduce other business that is a proper matter for shareholder action in connection with any annual or special meeting. In either case, the shareholder must provide notice to Allegiant Bancorp's secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting except, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Allegiant Bancorp or, with respect to an election to be held at a special meeting of shareholders, not earlier than the 90th day

                                 Southside

Southside's bylaws provide that a shareholder may propose a matter to be brought before a shareholders' meeting by providing notice thereof, accompanied or promptly followed by such supporting information as Southside's secretary shall reasonably request, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting.

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

                      Allegiant Bancorp/Merged company

prior to that special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the public announcement of the special meeting.

The bylaws require the shareholder's notice of proposal to set forth:

o the name and address of the shareholder who intends to present the proposal for a vote;

o a representation that the shareholder is a holder of record of shares entitled to vote at the meeting;

o a description of all agreements, arrangements or understandings between the shareholder and any other shareholder relating to the proposal to be voted on and any financial or contractual interest of either shareholder in the outcome of the vote; and

o all other information regarding the proposal to be voted on and the shareholder intending to present the proposal for a vote as would be required to be included in a proxy statement soliciting the vote of shareholders in respect of the proposal according to the proxy rules of the SEC.

The merged company will adopt Allegiant Bancorp's notice of shareholder proposals and director nominations provision.

ANTI-TAKEOVER PROVISIONS--BUSINESS COMBINATIONS

         Missouri law contains business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

                      Allegiant Bancorp/Merged company

Allegiant Bancorp's articles and bylaws are silent on this issue, therefore the general law of Missouri applies.

The merged company will adopt Southside's anti-takeover provision in its articles of incorporation.

                                 Southside

Southside's articles provide that, in addition to any shareholder vote required by law, the affirmative vote of the holders of not less than 80% of the common shares of Southside then entitled to vote generally in the election of directors is required to approve a business combination transaction involving Southside except, that any business combination may be approved by the holders of at least two-thirds of the outstanding shares of Southside's stock, if the business combination is approved by not less than 75% majority of the entire

                                   - 121 -

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

board of directors of Southside.

Southside's articles define a business combination to include:

o any merger or consolidation of Southside or any of its subsidiaries with any person or entity that beneficially owns 5% or more of the outstanding shares of Southside common stock, referred to as a substantial shareholder;

o any sale of all or substantially all of the assets of Southside or its subsidiaries to a substantial shareholder;

o the adoption of any plan for the liquidation of Southside proposed by a substantial shareholder; or

o any recapitalization of Southside that would increase a substantial shareholder's proportionate share of any class of outstanding Southside securities.

On May 27, 1993, the Southside board of directors adopted a shareholder protection rights plan, also known as a "poison pill," designed to protect shareholders from coercive or unfair takeover tactics by a hostile acquiror seeking to gain control of Southside without offering a fair price to all of its shareholders. The purpose of the plan is to discourage hostile tactics that impair the board's ability to fully represent the interests of all shareholders. The plan is only triggered upon the occurrence of certain events, including a business combination.

As a part of its approval of the merger, Southside amended the plan so that the rights issued under the plan did not become exercisable upon execution of the merger agreement and so that the plan will terminate immediately prior to the effective time of the merger.

                                   - 122 -

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

SHAREHOLDER ACTION WITHOUT A MEETING

         Under some circumstances, shareholders may act by written consent rather than by holding a shareholders' meeting.

                      Allegiant Bancorp/Merged company

Under Allegiant Bancorp's bylaws, written action of shareholders in lieu of a meeting is permitted only if the consent is signed by all of the shareholders entitled to vote with respect to the subject matter.

The merged company will adopt Southside's provision concerning Shareholder action by consent.

                                 Southside

Under Southside's bylaws, all action by its shareholders must be effected at a duly called shareholders' meeting and may not be effected by written consent.

CALLING SPECIAL MEETINGS OF SHAREHOLDERS

         Only certain individuals have the authority to call special shareholders' meetings.

                      Allegiant Bancorp/Merged company

Allegiant Bancorp's bylaws provide that special meetings of shareholders may be called by the chairman of the board or by the board of directors or by the secretary upon the written request of shareholders owning at least 50% of Allegiant Bancorp's outstanding common stock.

The merged company will adopt Southside's provision in its articles of incorporation concerning individuals having the authority to call special meetings.

                                 Southside

Under Southside's bylaws, special meetings can be called by the secretary upon the request of the president or a majority of the board of directors or upon the written request of holders of not less than 80% of all of the outstanding shares of Southside common stock.

NOTICE OF MEETINGS

         Shareholders must receive notice of a shareholders' meeting.

                      Allegiant Bancorp/Merged company

Allegiant Bancorp's bylaws require that notice of any special meeting be served on each shareholder, personally or by mail, not less than ten nor more than 60 days before such meeting. The merged company will have the same provision.

                                 Southside

Southside's bylaws require that notice of any meeting, annual or special, be delivered or given to each shareholder entitled to vote thereat, not less than ten days nor more than 50 days prior to the meeting.

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

AMENDMENTS TO CHARTER

         Under some circumstances, a corporation may amend its articles of incorporation.

                      Allegiant Bancorp/Merged company

Under Missouri law, shareholders must approve a proposed amendment to the articles of incorporation by a vote of the holders of a majority of the outstanding shares entitled to vote. The merged company will adopt Southside's provision in its articles of incorporation relating to amendments to its articles of incorporation.

                                 Southside

Southside's articles of incorporation provide for amendments as prescribed by law. Under Missouri law, shareholders must approve a proposed amendment to the articles of incorporation by a vote of the holders of a majority of the outstanding shares entitled to vote. In addition, any amendment, alteration or repeal of certain provisions of Southside's articles of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding shares of stock generally entitled to vote at meetings. These include the provisions regarding:

  o      election and terms of directors;
  o      vote required for business combinations; and
  o amending, altering, changing or repealing the foregoing provisions in the articles of incorporation.

AMENDMENT OF BYLAWS

         Under some circumstances, a corporation may amend its bylaws.

                      Allegiant Bancorp/Merged company

Allegiant Bancorp's articles of incorporation vest the power in the Allegiant Bancorp board of directors to make, alter, amend or repeal the bylaws. The Allegiant Bancorp bylaws give the power to the directors or shareholders to amend, repeal or adopt new or additional bylaws at any regular or special meeting of the shareholders or of the board of directors. The merged company will have the same provisions.

                                 Southside

Southside's articles of incorporation provide that the directors may repeal, amend and alter the bylaws of Southside, except that the paramount power to repeal, amend or alter the bylaws of Southside or adopt new bylaws is vested in the shareholders of Southside and may be exercised by majority vote at any annual or special meeting, unless a greater vote is otherwise required. In addition, any amendment, alteration or repeal of certain provisions of Southside's bylaws requires the affirmative vote of the holders of at least 80% of the outstanding shares of stock generally entitled to vote at meetings. These include provisions regarding:

  o      the calling of special meetings of shareholders;
  o      shareholder actions without a meeting; and
  o      qualifications and number of directors.

                                   - 124 -

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

                         SUPERVISION AND REGULATION

         The following discussion briefly describes the material regulation governing bank holding companies and their subsidiaries, and provides specific information relevant to Allegiant Bancorp and Southside. In addition, these regulations will govern the merged company as applicable. These regulations are intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to Allegiant Bancorp, Southside or the merged company or their respective subsidiaries may have a material adverse effect on Allegiant Bancorp, Southside or the merged company.

         As bank holding companies, Allegiant Bancorp and Southside are subject to regulation under the Bank Holding Company Act, and to inspection, examination and supervision by the Federal Reserve Board. Under the Bank Holding Company Act, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares, or substantially all the assets, of any company, including a bank or another bank holding company, without the Federal Reserve Board's prior approval. Also, bank holding companies generally may engage only in banking and other activities that are determined by the Federal Reserve Board to be closely related to banking.

         Allegiant Bank is subject to primary federal regulation and examination by the FDIC. In addition, Allegiant Bank is regulated and examined by the Missouri Division of Finance. Of the Southside subsidiaries, South Side National Bank in St. Louis is subject to primary regulation by the Office of Comptroller of Currency. The Bank of Ste. Genevieve is subject to primary federal regulation by the Federal Reserve Board. The State Bank of Jefferson County and The Bank of St. Charles County are subject to primary federal regulation by the Federal Deposit Insurance Corporation. Additionally, the Southside subsidiaries, with the exception of South Side National Bank in St. Louis, are regulated and examined by the Missouri Division of Finance. Allegiant Bancorp and Southside and their respective subsidiaries also are affected by general economic conditions, the fiscal and monetary policies of the federal government and the Federal Reserve Board, and by various other governmental requirements and regulations.

LIABILITY FOR BANK SUBSIDIARIES

         Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

         Allegiant Bank and the Southside bank subsidiaries are FDIC-insured depository institutions. Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same bank holding company that is in danger of default.

         "Default" generally means the appointment of a conservator or receiver. "In danger of default" generally means the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

         Also, if a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

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

CAPITAL REQUIREMENTS

         GENERAL. The Federal Reserve Board imposes risk-based capital requirements and guidelines on Allegiant Bancorp and Southside which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board and the FDIC on the depository institutions under their jurisdictions. For this purpose, the Federal Reserve Board assigns a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, to various risk categories. A depository institution's or holding company's qualifying total capital, in turn, is classified in one of two tiers, depending on type:

                 Core ("Tier 1") capital                              Supplementary ("Tier 2") capital
 --------------------------------------------------      --------------------------------------------------------
    o   common shareholders' equity                         among other items:
    o   qualifying non-cumulative perpetual                        o   allowances for loan and lease losses,
        preferred stock, including related                             subject to limitations
        surplus                                                    o   perpetual preferred stock and related
    o   minority interests in equity accounts                          surplus
        of consolidated subsidiaries                               o   hybrid capital instruments mandatory
    o   less goodwill and most intangible assets                       convertible debt securities
                                                                   o   term subordinated debt and
                                                                       intermediate term preferred stock and
                                                                       related surplus, subject to limitations
                                                                   o   unrealized holding gains on equity
                                                                       securities, subject to limitations


         Allegiant Bancorp and Southside currently are required to maintain Tier 1 capital and "total capital" (the sum of Tier 1 and Tier 2 minus required deductions) equal to at least 4% and 8%, respectively, of their total risk-weighted assets, including various off-balance sheet items, such as standby letters of credit. For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be at least 6% and 10% on a risk-adjusted basis, respectively. At March 31, 2001, Allegiant Bancorp was well capitalized for Tier 1 capital purposes with Tier 1 capital to total risk-based assets of 9.71% and adequately capitalized for total capital purposes with total capital to total risk-weighted assets of 10.97%. At March 31, 2001, Southside was also well capitalized for Tier 1 capital purposes with Tier 1 capital to total risk-based assets of 12.98% and adequately capitalized for total capital purposes with total capital to total risk-weighted assets of 14.00%.

         Federal Reserve Board and FDIC rules require Allegiant Bancorp and Southside to incorporate market and interest rate risk components into their risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

         The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio," Tier 1 capital to average total consolidated assets, of at least 3% if the holding company has the highest regulatory rating and meets other requirements, or of at least 4% if the holding company does not meet these requirements. At March 31, 2001, Allegiant Bancorp's leverage ratio was 7.66%, and Southside's ratio was 9.05%.

         The Federal Reserve Board may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio," deducting all intangibles and other indications of capital strength in evaluating proposals for expansion or new activities.

         Allegiant Bank and Southside are subject to similar risk-based and leverage capital requirements adopted by the FDIC. Allegiant Bank and Southside were in compliance with the applicable capital requirements as of March 31, 2001.

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

         Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described below under "--Federal Deposit Insurance Corporation Improvement Act of 1991."

         FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991. The FDICIA, among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan, and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

         As of March 31, 2001, Allegiant Bank and Southside's subsidiary banks were well capitalized, based on the prompt corrective action ratios and guidelines described above. However, a bank's capital category is determined solely for the purpose of applying the FDIC's prompt corrective action regulations and the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

DIVIDEND RESTRICTIONS

         Federal and state laws limit the amount of dividends Allegiant Bank can pay Allegiant Bancorp without regulatory approval. Dividend payments by Allegiant Bank are limited to the undivided profits of the bank, provided the surplus fund equals at least 40% of the capital account. At March 31, 2001, Allegiant Bank had $30.4 million available for payment of dividends to Allegiant Bancorp without prior approval of the Missouri Division of Finance, and Southside's subsidiary banks had approximately $12.2 million available for payment of dividends to Southside without consent of the appropriate regulatory agency.

         In addition, federal bank regulatory authorities have authority to prohibit Allegiant Bank and Southside and the merged company from engaging in unsafe or unsound practices in conducting its business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of the merged company to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

DEPOSIT INSURANCE ASSESSMENTS

         The deposits of Allegiant Bank and the Southside subsidiary banks are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund and/or the Savings Association Insurance Fund administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

SUPERVISORY ASSESSMENTS

         All Missouri banks are required to pay supervisory assessments to the Missouri Division of Finance to fund the operations of the Missouri Division of Finance. The amount of the assessment is calculated based on a formula established by the Missouri Division of Finance which takes into account the institution's total assets.

DEPOSITOR PREFERENCE STATUTE

         In the "liquidation or other resolution" of an insured depository institution by any receiver, federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against

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

the insured depository institution would be afforded a priority over other general unsecured claims against that institution, including federal funds and letters of credit.

BROKERED DEPOSITS

         Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it is well capitalized, or both, is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or, unless it provides certain notice to affected depositors, offering "pass through" deposit insurance on certain employee benefit plan accounts.

INTERSTATE BANKING AND BRANCHING

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, subject to certain concentration limits and other requirements:

         o bank holding companies, such as Allegiant Bancorp and Southside, can acquire banks and bank holding companies located in any state;

         o any subsidiary bank of a bank holding company can receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that bank holding company; and

         o banks can acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states and establishing de novo branch offices in other states. The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of Riegle-Neal, which Missouri has done. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation "opting out" of that provision of Riegle-Neal.

CONTROL ACQUISITIONS

         The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as Allegiant Bancorp or Southside, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

         In addition, a company is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25%, 5% in the case of an acquirer that is a bank holding company, or more of any class of outstanding common stock of a bank holding company, or otherwise obtaining control or a "controlling influence" over that bank holding company.

GRAMM-LEACH-BLILEY

         Enacted in 1999, the Gramm-Leach-Bliley Financial Services Modernization Act authorizes affiliations between banking, securities and insurance firms and authorizes bank holding companies and national banks to engage in a variety of new financial activities. Among the new activities that are permitted to bank holding companies are securities and insurance brokerage, securities underwriting, insurance underwriting and merchant banking. The Federal Reserve Board, in consultation with the Department of Treasury, may approve additional financial activities. National bank subsidiaries are permitted to engage in similar financial activities but only on an agency basis unless they are one of the 50 largest banks in the United States. National bank subsidiaries are prohibited from insurance underwriting, real estate development and merchant banking. Although the Gramm-

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

Leach-Bliley Act limits the range of companies with which Southside and Allegiant Bancorp may affiliate, it may facilitate affiliations with companies in the financial services industry.

FUTURE LEGISLATION

         Various legislation is from time to time introduced in the U.S. Congress that may change banking statutes and the operating environment of Allegiant Bancorp, Southside and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether this potential legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon the financial condition or results of operations of Allegiant Bancorp, Southside or any of their subsidiaries.

                                  LEGAL MATTERS

         Thompson Coburn LLP, St. Louis, Missouri, will opine as to the qualification of the merger as a reorganization and the tax treatment of the merged company stock received in connection with the merger under the Internal Revenue Code and also will opine as to the legality of the common stock the merged company offered by this joint proxy statement/prospectus.

                                     EXPERTS


         The consolidated financial statements of Allegiant Bancorp and its subsidiaries appearing in Allegiant Bancorp's annual report for the year ended December 31, 2000, incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference by this joint proxy statement/prospectus statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


         The consolidated financial statements of Southside and its subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of KPMG LLP as experts in accounting and auditing.

         The consolidated financial statements of Equality Bancorp, Inc. and its subsidiaries as of March 31, 2000 and 1999 and for each of the years in the three-year period ended March 31, 2000, incorporated by reference in this joint proxy statement/prospectus, have been incorporated by reference by this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of KPMG LLP as experts in accounting and auditing.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG LLP served as Southside's independent public accountants for 2000 and has been selected by Southside's board of directors to continue in such capacity during 2001. Representatives of KPMG LLP are expected to be present at Southside's annual meeting.

                              SHAREHOLDER PROPOSALS
ALLEGIANT BANCORP

         Allegiant Bancorp's shareholders will not be entitled to submit proposals for consideration at the special meeting except to the extent the proposals relate directly to the matters to come before the special meeting as set forth in this joint proxy statement/prospectus.

         Allegiant Bancorp's bylaws provide that shareholder proposals which do not appear in a proxy statement issued by it may be considered at a meeting of shareholders only if written notice of the proposal is received by the Secretary of Allegiant Bancorp not less than 60 and not more than 90 days before the anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days after that anniversary date, the notice of a shareholder proposal, to be timely, must be received by the Secretary not earlier than the 90th day prior to such annual meeting and not later than the close of business on the

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

later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the meeting date is first made. Any notice of a shareholder proposal by a shareholder to the Secretary of Allegiant Bancorp must be accompanied by:

         o the name and address of the shareholder who intends to present the proposal for a vote;

         o a representation that the shareholder is a holder of record of shares entitled to vote at the meeting;

         o a description of all agreements, arrangements or understandings between the shareholder and any other shareholder relating to the proposal to be voted on and any financial or contractual interest of either shareholder in the outcome of the vote; and

         o all other information regarding the proposal to be voted on and the shareholder intending to present the proposal for a vote as would be required to be included in a proxy statement soliciting the vote of shareholders in respect of the proposal according to the proxy rules of the Securities and Exchange Commission.

         Allegiant Bancorp's board of directors will consider and include in Allegiant Bancorp's proxy statement for the 2002 annual meeting of Allegiant Bancorp shareholders' proposals which meet the regulations of the SEC and Missouri law and which comply with Allegiant Bancorp's bylaws. In order to be eligible for inclusion, proposals must be addressed to Allegiant Bancorp's Secretary and must be received on or before February 19, 2002.

SOUTHSIDE

         Southside shareholders will not be entitled to submit proposals for consideration at the annual meeting except to the extent the proposals relate directly to the matters to come before the annual meeting as set forth in this joint proxy statement/prospectus. If the merger is completed, we do not anticipate that there will be any future meetings of Southside shareholders.

         Southside's bylaws provide that shareholder proposals which do not appear in the proxy statement may be considered at a meeting of shareholders only if written notice of the proposal is received by the Secretary of Southside not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting.

         If the merger is not approved or completed, Southside anticipates that the 2002 annual meeting of shareholders will be held on April 25, 2002. If any shareholder of Southside intends to submit a proposal for inclusion in its proxy statement to be delivered in connection with the 2002 annual meeting, the proposal and supporting statement, if any, must meet the requirements established by the SEC for shareholder proposals and must be received by Southside at its principal executive offices no later than February 1, 2002. Southside suggests that any such proposals, together with any supporting statement, be submitted by certified mail, return receipt requested and be directed to the attention of Southside's secretary. Under Southside's bylaws, other proposals that are not included in the proxy statement for the 2002 annual meeting will be considered untimely and will not be considered at that meeting unless they are received by Southside's secretary prior to February 8, 2002.

MERGED COMPANY

         The merged company's bylaws will permit shareholders entitled to vote to nominate candidates for election to the merged company's board of directors and to introduce other business that is a proper matter for shareholder action in connection with any annual or special meeting. In either case, a shareholder of the merged company must provide notice to the merged company's secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting except, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the merged company or, with respect to an election to be held at a special meeting of shareholders, not earlier than the 90th day prior to that special meeting and not later than the

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

close of business on the later of the 60th day prior to such special meeting or the 10th day following the public announcement of the special meeting.

         Any notice of a shareholder proposal by a shareholder to the secretary of the merged company must be accompanied by:

         o the name and address of the shareholder who intends to present the proposal for a vote;

         o a representation that the shareholder is a holder of record of shares entitled to vote at the meeting;

         o a description of all agreements, arrangements or understandings between the shareholder and any other shareholder relating to the proposal to be voted on and any financial or contractual interest of either shareholder in the outcome of the vote; and

         o all other information regarding the proposal to be voted on and the shareholder intending to present the proposal for a vote as would be required to be included in a proxy statement soliciting the vote of shareholders in respect of the proposal according to the proxy rules of the Securities and Exchange Commission.

         If the merger is completed, the merged company anticipates that the 2002 annual meeting of shareholders will be held on or about April 25, 2002. Notice of the meeting and proxy statements would be mailed on or about March 16, 2002. If any shareholder of the merged company intends to submit a proposal for inclusion in its proxy statement to be delivered in connection with the 2002 annual meeting, the proposal and supporting statement, if any, must meet the requirements established by the SEC for shareholder proposals and must be received by the merged company at its principal executive offices no later than December 16, 2001. Any such proposals, together with any supporting statement, should be submitted by certified mail, return receipt requested and be directed to the attention of the merged company's secretary. Under the merged company's bylaws, other proposals that are not included in the proxy statement for the 2002 annual meeting will be considered untimely and will not be considered at that meeting unless they are received by the merged company's secretary prior to December 16, 2002.

                                  OTHER MATTERS

         Neither Allegiant Bancorp's nor Southside's board of directors is aware of any business to come before their respective meetings, other than those matters described in this joint proxy statement/prospectus. However, if any other matters should properly come before the meeting, the proxy holders intend to vote on those matters with their reasonable business judgment.

                       WHERE YOU CAN FIND MORE INFORMATION

         Southside filed with the SEC under the Securities Act of 1933 the registration statement which registers the shares of common stock to be issued to Allegiant Bancorp and Southside shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Southside and its stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this joint proxy statement/prospectus.

         In addition, Allegiant Bancorp (File No. 0-26350) and Southside (File No. 0-10849) file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room    New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.   7 World Trade Center      Citicorp Center
Room 1024                Suite 1300                500 West Madison Street
Washington, D.C. 20549   New York, New York 10048  Suite 1400
                                                   Chicago, Illinois 60661-2511

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         You may also obtain copies of this information by mail from the
Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Allegiant Bancorp and Southside, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         The SEC allows Allegiant Bancorp and Southside to "incorporate by reference" information into this joint proxy statement/prospectus. This means that Southside and Allegiant Bancorp can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

         This joint proxy statement/prospectus incorporates by reference the documents listed below that Allegiant Bancorp has previously filed with the SEC.

  Annual Report on Form 10-K................    Year ended December 31, 2000
  Quarterly Report on Form 10-Q.............    Quarter ended March 31, 2001
  Current Reports on Form 8-K ..............    Reports dated May 7, 2001
  Current Report on Form 8-K................    Report dated November 30, 2000

         This joint proxy statement/prospectus also incorporates by reference the documents listed below that Southside has previously filed with the SEC.

  Annual Report on Form 10-K................    Year ended December 31, 2000
  Quarterly Report on Form 10-Q.............    Quarter ended March 31, 2001
  Current Report on Form 8-K ...............    Report dated May 7, 2001

         You can obtain the documents incorporated by reference in this joint proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

  Allegiant Bancorp, Inc.                       Southside Bancshares Corp.
  2122 Kratky Road                              3606 Gravois Avenue
  St. Louis, Missouri 63114                     St. Louis, Missouri 63116
  Attention: Thomas A. Daiber                   Attention: Joseph W. Pope
  Telephone: (314) 692-8200                     Telephone: (314)416-4111

         If you would like to request additional copies of the documents, please do so by September 5, 2001 to receive them before the meetings. If you request any documents from either of us, the recipient will mail them to you by first class mail, or another equally prompt means, within one business day after request is received.

         Neither Allegiant Bancorp nor Southside has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this joint proxy statement/prospectus about Allegiant Bancorp has been supplied by Allegiant Bancorp and information about Southside has been supplied by Southside. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                             SOUTHSIDE BANCSHARES CORP.
                                     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               Page
                                                                                                               ----
Independent Auditors' Report....................................................................................F-2
Consolidated Balance Sheets as of December 31, 2000 and 1999....................................................F-3
Consolidated Statements of Income for the years ended December 31, 2000, 1999 and 1998..........................F-4
Consolidated Statements of Shareholders' Equity and Comprehensive Income for the years ended
      December 31, 2000, 1999 and 1998..........................................................................F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998......................F-6
Notes To Consolidated Financial Statements......................................................................F-7
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2001 and December 31, 2000......................F-27
Unaudited Condensed Consolidated Statements of Income for the three months ended March 31, 2001 and 2000........F-28
Unaudited Condensed Consolidated Statement of Shareholders' Equity and Comprehensive Income for the
     three months ended March 31, 2001 and the year ended December 31, 2000.....................................F-29
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2001 and 2000....F-30
Notes to Unaudited Condensed Consolidated Financial Statements..................................................F-31

                        INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Southside Bancshares Corp.:

         We have audited the accompanying consolidated balance sheets of Southside Bancshares Corp. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southside Bancshares Corp. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

St. Louis, Missouri
February 16, 2001

                                             SOUTHSIDE BANCSHARES CORP.
                                            CONSOLIDATED BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                                             ------------------
                                                                                             2000          1999
                                                                                             ----          ----
                                                                                           (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks.............................................................     $   17,102      $   19,311
Interest-bearing deposits in banks..................................................            896             159
                                                                                         ----------      ----------
   Cash and cash equivalents........................................................         17,998          19,470
                                                                                         ----------      ----------
Federal funds sold..................................................................         16,383           2,600
Investments in debt and equity securities:
   Available-for-sale, at fair value................................................        158,028         158,630
   Held-to-maturity, at amortized cost (fair value
     of $36,660 in 2000 and $61,316 in 1999)........................................         36,417          61,595
                                                                                         ----------      ----------
     Total investments in debt and equity securities................................        194,445         220,225
                                                                                         ----------      ----------
Loans, net of unearned discount.....................................................        463,406         392,437
   Less allowance for loan losses...................................................          5,179           5,830
                                                                                         ----------      ----------
     Loans, net.....................................................................        458,227         386,607
                                                                                         ----------      ----------
Premises and equipment..............................................................         17,206          17,563
Other assets........................................................................         33,168          31,687
                                                                                         ----------      ----------
     Total assets...................................................................     $  737,427      $  678,152
                                                                                         ==========      ==========

LIABILITIES
Deposit
   Noninterest-bearing..............................................................     $   77,196      $   74,577
   Interest-bearing.................................................................        496,998         441,233
                                                                                         ----------      ----------
     Total deposits.................................................................        574,194         515,810
Federal funds purchased.............................................................          5,750           1,000
Securities sold under agreements to repurchase......................................          7,952           7,603
FHLB borrowings.....................................................................         70,947          83,921
Other borrowings....................................................................          2,500             600
Debt of Employee Stock Ownership Plan...............................................            988           1,186
Other liabilities...................................................................          5,695           3,624
                                                                                         ----------      ----------
     Total liabilities..............................................................        668,026         613,744
                                                                                         ----------      ----------
Commitments and contingent liabilities

SHAREHOLDERS' EQUITY
Cumulative preferred stock, no par value, 1,000,000 shares
   authorized and unissued..........................................................             --              --
Common stock, $1 par value, 15,000,000 shares authorized,
   8,985,378 shares issued in 2000 and 1999.........................................          8,985           8,985
Surplus.............................................................................          5,516           5,431
Retained earnings...................................................................         62,592          58,765
Unearned Employee Stock Ownership Plan shares.......................................           (791)           (988)
Treasury stock, at cost, 591,850 and 391,750 shares in
   2000 and 1999, respectively......................................................         (6,394)         (4,335)
Accumulated other comprehensive income (loss).......................................           (507)         (3,450)
                                                                                         ----------      ----------
     Total shareholders' Equity.....................................................         69,401          64,408
                                                                                         ----------      ----------
     Total liabilities and shareholders' equity.....................................     $  737,427      $  678,152
                                                                                         ==========      ==========


See accompanying notes to consolidated financial statements.

                                             SOUTHSIDE BANCSHARES CORP.
                                         CONSOLIDATED STATEMENTS OF INCOME

                                                                                   YEARS ENDED DECEMBER 31,
                                                                               ---------------------------------
                                                                               2000          1999           1998
                                                                               ----          ----           ----
                                                                           (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
INTEREST INCOME
Interest and fees on loans...........................................      $   36,388    $   29,652      $   30,259
Interest on investments in debt and equity securities available-
  for-sale:
   Taxable...........................................................           9,769         8,085           4,614
   Exempt from Federal income taxes..................................             422           368             162
Interest on investments in debt securities held-to-maturity:
   Taxable...........................................................           1,659         2,738           4,558
   Exempt from Federal income taxes..................................           1,074         1,277           1,373
Interest on short-term investments...................................             515         1,048           1,261
                                                                           ----------    ----------      ----------
     Total interest income...........................................          49,827        43,168          42,227
                                                                           ----------    ----------      ----------

INTEREST EXPENSE
Interest on deposits.................................................          20,733        17,894          19,101
Interest on short-term borrowings....................................             757           145             146
Interest on FHLB borrowings..........................................           4,861         2,198             610
Other borrowings.....................................................              52            --              --
Interest on debt of Employee Stock Ownership Plan....................              79            26              --
                                                                           ----------    ----------      ----------
     Total interest expense..........................................          26,482        20,263          19,857
                                                                           ----------    ----------      ----------
     Net interest income.............................................          23,345        22,905          22,370
Provision for loan losses............................................             361            45              62
                                                                           ----------    ----------      ----------
     Net interest income after provision for loan losses.............          22,984        22,860          22,308
                                                                           ----------    ----------      ----------

NONINTEREST INCOME
Trust fees...........................................................           1,217         1,225           1,142
Service charges on deposit accounts..................................           1,602         1,450           1,330
Gains on the sales of loans..........................................              66           275             430
Net losses on sales of other real estate owned and other
  foreclosed property................................................              --            --            (104)
Other................................................................           1,519           608             533
                                                                           ----------    ----------      ----------
     Total noninterest income........................................           4,404         3,558           3,331
                                                                           ----------    ----------      ----------

NONINTEREST EXPENSE
Salaries and employee benefits.......................................           9,402         8,934           8,247
Net occupancy and equipment expense..................................           2,817         2,736           2,251
Data processing......................................................             803           750             573
Advertising..........................................................             614           440             420
Attorney fees........................................................             420           226             327
Other................................................................           4,487         4,423           3,956
                                                                           ----------    ----------      ----------
     Total noninterest expense.......................................          18,543        17,509          15,774
                                                                           ----------    ----------      ----------

Income before income tax expense.....................................           8,845         8,909           9,865
Income tax expense...................................................           2,358         2,706           3,055
                                                                           ----------    ----------      ----------
     Net income......................................................      $    6,487    $    6,203      $    6,810
                                                                           ==========    ==========      ==========

PER SHARE DATA
Earnings per common share - basic....................................      $     0.78    $     0.74      $     0.82
Earnings per common share - diluted..................................            0.77          0.72            0.80
Dividends paid per common share......................................            0.32          0.32            0.29
Average common shares outstanding....................................       8,363,828     8,414,752       8,297,250
Average common shares outstanding, including
  potentially dilutive shares........................................       8,437,139     8,598,161       8,554,635

See accompanying notes to consolidated financial statements.

                                              SOUTHSIDE BANCSHARES CORP.
                      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME


                                                                                                ACCUMULATED
                                                                          UNEARNED              OTHER COM-
                                         COMMON               RETAINED      ESOP     TREASURY   PREHENSIVE
                                          STOCK     SURPLUS   EARNINGS     SHARES      STOCK   INCOME (LOSS) TOTAL
                                          -----     -------   --------     ------      -----   ------------- -----
                                                                       (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1997..........   $ 8,577    $   305    $ 50,841  $ (1,384)   $ (1,820)   $   134   $ 56,653
Comprehensive income:
   Net income.........................        --         --       6,810        --          --         --      6,810
   Change in net unrealized gain
     (loss) on available-for-sale
     securities, net of tax effect....        --         --          --        --          --        124        124
                                         -------    -------    --------  --------    --------    -------   --------
   Total comprehensive income.........        --         --       6,810        --          --        124      6,934
Cash dividends paid ($0.29 per share).        --         --      (2,402)       --          --         --     (2,402)
Allocation of 37,062 shares to
   ESOP participants..................        --        263          --       198          --         --        461
Stock options exercised...............        --        (90)         --        --          90         --         --
Issuance of 408,348 common shares
   in acquisition.....................       408      4,770          --        --          --         --      5,178
Purchase of 140,000 common shares
   for treasury.......................        --         --          --        --      (1,860)        --     (1,860)
                                         -------    -------    --------  --------    --------    -------   --------

BALANCE AT DECEMBER 31, 1998..........     8,985      5,248      55,249    (1,186)     (3,590)       258     64,964
Comprehensive income:
   Net income.........................        --         --       6,203        --          --         --      6,203
   Change in net unrealized gain
     (loss) on available-for-sale
     securities, net of tax effect....        --         --          --        --          --     (3,708)    (3,708)
                                         -------    -------    --------  --------    --------    -------   --------
   Total comprehensive income.........        --         --       6,203        --          --     (3,708)     2,495
Cash dividends paid ($0.32 per share).        --         --      (2,687)       --          --         --     (2,687)
Allocation of 37,062 shares to
   ESOP participants..................        --        183          --       198          --         --        381
Purchase of 67,730 common shares
   for treasury.......................        --         --          --        --        (745)        --       (745)
                                         -------    -------    --------  --------    --------    -------   --------

BALANCE AT DECEMBER 31, 1999..........     8,985      5,431      58,765      (988)     (4,335)    (3,450)    64,408
Comprehensive income:
   Net income.........................        --         --       6,487        --          --         --      6,487
   Change in net unrealized gain
     (loss) on available-for-sale
     securities, net of tax effect....        --         --          --        --          --      2,943      2,943
                                         -------    -------    --------  --------    --------    -------   --------
   Total comprehensive income.........        --         --       6,487        --          --      2,943      9,430
Cash dividends paid ($0.32 per share).        --         --      (2,660)       --          --         --     (2,660)
Allocation of 37,062 shares to
   ESOP participants..................        --         85          --       197          --         --        282
Purchase of 200,100 common shares
   for treasury.......................        --         --          --        --      (2,059)        --     (2,059)
                                         -------    -------    --------  --------    --------    -------   --------

BALANCE AT DECEMBER 31, 2000..........   $ 8,985    $ 5,516    $ 62,592  $   (791)   $ (6,394)   $  (507)  $ 69,401
                                         =======    =======    ========  ========    ========    =======   ========


See accompanying notes to consolidated financial statements.

                                             SOUTHSIDE BANCSHARES CORP.
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                     2000        1999        1998
                                                                                     ----        ----        ----
                                                                                         (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income......................................................................  $  6,487    $  6,203     $  6,810
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization................................................     2,126       2,399        1,686
   Provision for loan losses....................................................       361          45           62
   Provision for deferred income taxes..........................................        (9)        (63)          (7)
   Net losses on sales of other real estate owned and
     other foreclosed property..................................................        --          --          104
   Increase (decrease) in income taxes payable..................................       714         133         (370)
   Increase in accrued interest receivable......................................      (404)       (317)        (234)
   Increase (decrease) in accrued interest payable..............................       765        (382)         280
   Employee Stock Ownership Plan compensation expense...........................       282         381          461
   Origination of loans for sale................................................    (4,256)    (15,992)     (31,798)
   Proceeds from sales of loans.................................................     3,886      16,267       32,228
   Other operating activities, net..............................................      (833)       (735)      (1,059)
                                                                                  --------    --------     --------
   Net cash provided by operating activities....................................     9,119       7,939        8,163
                                                                                  --------    --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in Federal funds sold...................................  $(13,783)   $ 27,300     $(12,700)
Proceeds from maturities of and principal payments on debt securities:
   Available-for-sale...........................................................    25,808      26,154       31,703
   Held-to-maturity.............................................................    25,154      23,603       35,288
Purchases of debt securities:
   Available-for-sale...........................................................   (20,987)    (93,008)     (45,927)
   Held-to-maturity.............................................................      (100)     (1,410)     (19,811)
Net (increase) decrease in loans................................................   (72,989)    (36,532)      14,627
Recoveries of loans previously charged off......................................       475         263          289
Purchases of premises and equipment.............................................      (976)     (2,617)      (4,423)
Proceeds from sales of other real estate owned .................................       216         173          241
Purchase of company-owned life insurance........................................      (901)    (15,882)          --
Cash and cash equivalents acquired, net of cash paid............................        --          --        8,238
                                                                                  --------    --------     --------
Net cash (used in) provided by investing activities.............................  $(58,083)   $(71,956)    $  7,525
                                                                                  ---------   --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in demand and savings deposits..........................  $ (4,203)   $ 17,527     $  5,423
Net increase (decrease) in time deposits........................................    62,587     (25,006)     (20,760)
Net increase in Federal funds purchased.........................................     4,750       1,000           --
Net increase (decrease) in securities sold under agreements to repurchase.......       349       4,654       (2,384)
Proceeds from FHLB borrowings...................................................    28,000      69,800       12,000
Repayments of FHLB borrowings...................................................   (40,974)       (166)      (6,083)
Proceeds from  other borrowings.................................................     1,900          --           --
Proceeds from debt of Employee Stock Ownership Plan.............................        --       1,186           --
Repayment of ESOP debt..........................................................      (198)         --           --
Purchase of treasury stock......................................................    (2,059)       (745)      (1,860)
Cash dividends paid.............................................................    (2,660)     (2,687)      (2,402)
                                                                                  --------    --------     --------
Net cash provided by (used in) financing activities.............................    47,492      65,563      (16,066)
                                                                                  --------    --------     --------
Net (decrease) increase in cash and cash equivalents............................    (1,472)      1,546         (378)

Cash and cash equivalents, beginning of year....................................    19,470      17,924       18,302
                                                                                  --------    --------     --------
Cash and cash equivalents, end of year..........................................  $ 17,998    $ 19,470     $ 17,924
                                                                                  ========    ========     ========
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest on deposits and borrowings........................................  $ 25,717    $ 20,645     $ 20,137
     Income taxes...............................................................     2,165       2,822        3,165
   Noncash transactions:
     Transfers to other real estate owned in settlement of loans................  $    969    $    138     $    174
     Issuance of common shares in acquisition...................................        --          --        5,178
     Issuance of stock under stock option plan..................................        --          --           90

See accompanying notes to consolidated financial statements.

                         SOUTHSIDE BANCSHARES CORP.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Southside Bancshares Corp. and its banking subsidiaries provide a full range of banking services to individual and corporate customers throughout the eastern portions of Missouri, including the City of St. Louis and the counties of Franklin, Jefferson, St. Charles, St. Francois, Ste. Genevieve, St. Louis, and Washington, through its four subsidiary banks.

         Southside is subject to competition from other financial and nonfinancial institutions providing financial products in these Missouri markets. Additionally, Southside is subject to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory agencies.

         The accounting and reporting policies of Southside conform, in all material respects, to accounting principles generally accepted in the United States of America and within the banking industry. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, including the determination of the allowance for loan losses, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The more significant of Southside's accounting policies are set forth below:

         Consolidation. The consolidated financial statements include the accounts of Southside and its banking subsidiaries, after elimination of all significant intercompany accounts and transactions.

         Investments in Debt Securities. At the time of purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities for which Southside has the ability and positive intent to hold until maturity. All other securities not included in held-to-maturity are classified as available-for-sale.

         Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of shareholders' equity until realized. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

         Premiums and discounts are amortized or accreted over the lives of the respective securities as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

         Interest on Loans. Interest on commercial, real estate mortgage, and installment loans is credited to income based on the principal amount outstanding. Loans are placed on a nonaccrual basis when interest is past due 90 days or more and when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest accrued in the current year but not collected is charged against current income, with any prior year interest accrued and unpaid charged against the allowance for loan losses. Subsequent interest payments received on such loans are applied to principal if there is any doubt as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status only when borrowers have brought all past due principal and interest payments current and, in the opinion of management, the borrowers have demonstrated the ability to make future payments of principal and interest as scheduled.

         Loan origination fees and certain direct origination costs, to the extent deemed significant, are deferred and amortized over the life of the underlying loan.

         Allowance for Loan Losses. The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance for loan losses is maintained at a level considered adequate to provide for probable loan losses based on management's evaluation of current economic conditions, changes in the character and size of the loan portfolio, portfolio risk characteristics, prior loss experience, and results of periodic credit reviews of the loan portfolio.

         Management believes the allowance for loan losses is adequate to absorb probable losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. Additionally, regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks' allowances for loan losses. Such agencies may require the subsidiary banks to increase their allowances for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

         A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan must be discounted at the loan's effective interest rate.

         Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical method used, Southside measures impairment based on the fair value of the collateral when the creditor has determined foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement. Southside continues to use existing nonaccrual methods for recognizing interest income on impaired loans.

         Loans Held for Sale. In its lending activities, Southside originates residential mortgage loans intended for sale in the secondary market. Loans held for sale are carried at the lower of cost or fair value, which is determined on an aggregate basis. Gains or losses on the sale of loans held for sale are determined on a specific identification method.

         Premises and Equipment. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over periods of 10 to 40 years for buildings and 3 to 15 years for furniture and equipment. Rents collected under lease agreements for space in subsidiary bank buildings are credited to net occupancy and equipment expense in the noninterest expense category.

         Intangible Assets. Intangible assets, consisting primarily of goodwill and a core deposit base premium, are included in other assets in the consolidated balance sheets. Goodwill, the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over 15 years. The core deposit base premium is being amortized over 10 years, the estimated life of the deposit base acquired. Gross intangible assets totaled $7,178,000 at December 31, 2000 and 1999 with accumulated amortization of $3,789,000 and $3,406,000, respectively.

         Income Taxes. Southside and its subsidiary banks file consolidated income tax returns.

         Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Treasury Stock. The purchase of Southside's common shares is recorded at cost. Upon subsequent reissuance, the treasury stock account is reduced by the average cost basis of such common shares purchased.

         Trust Assets. Assets held by Southside's national banking subsidiary in a fiduciary or agency capacity for customers are not included in the consolidated financial statements, as such items are not assets of Southside or its subsidiary banks. Trust department operating expenses are included in noninterest expense on the consolidated statements of income.

         Earnings Per Common Share. Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of Southside.

         Cash Equivalents. For purposes of the consolidated statements of cash flows, Southside considers cash and due from banks and interest-bearing deposits in banks to be cash and cash equivalents.

         Impairment of Long-lived Assets and Long-lived Assets to be Disposed of. Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

         Reclassifications. Certain prior year information has been reclassified to conform with the current year presentation.

NOTE 2.  INVESTMENTS IN DEBT AND EQUITY SECURITIES

         The amortized cost and fair values of debt and equity securities classified as available-for-sale at December 31, 2000 and 1999 are as follows:

                                                                               AS OF
                                                                         DECEMBER 31, 2000
                                                          ------------------------------------------------
                                                                               GROSS
                                                                             UNREALIZED
                                                          AMORTIZED          ----------             FAIR
                                                            COST         GAINS        LOSSES        VALUE
                                                            ----         -----        ------        -----
                                                                           (IN THOUSANDS)
         U.S. Treasury securities and
           obligations of U.S. Government
           agencies and corporations.................     $ 63,095       $ 273       $   (228)   $  63,140
         Obligations of states and
           political subdivisions....................        9,425          30            (45)       9,410
         Mortgage-backed securities..................       81,016         361         (1,157)      80,220
         Other securities............................        5,258          --             --        5,258
                                                          --------       -----       --------    ---------
                                                          $158,794       $ 664       $ (1,430)   $ 158,028
                                                          ========       =====       ========    =========


                                                                               AS OF
                                                                         DECEMBER 31, 1999
                                                          ------------------------------------------------
                                                                               GROSS
                                                                             UNREALIZED
                                                          AMORTIZED          ----------              FAIR
                                                            COST         GAINS        LOSSES        VALUE
                                                            ----         -----        ------        -----
                                                                           (IN THOUSANDS)
         U.S. Treasury securities and
           obligations of U.S. Government
           agencies and corporations.................     $ 58,168        $ 1        $ (1,199)   $  56,970
         Obligations of states and
           political subdivisions....................        8,970         --            (518)       8,452
         Mortgage-backed securities..................       91,801          5          (3,512)      88,294
         Other securities............................        4,915         --              (1)       4,914
                                                          --------        ---        --------    ---------
                                                          $163,854        $ 6        $ (5,230)   $ 158,630
                                                          ========        ===        ========    =========

         The amortized cost and fair value of debt and equity securities classified as available-for-sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                                                               AS OF
                                                                         DECEMBER 31, 2000
                                                                       ---------------------
                                                                       AMORTIZED       FAIR
                                                                         COST         VALUE
                                                                         ----         -----
                                                                            (IN THOUSANDS)
         Due in one year or less.................................      $  11,806    $  11,801
         Due after one year through five years...................         44,163       44,338
         Due after five years through ten years..................         10,323       10,277
         Due after ten years.....................................          6,328        6,234
         Mortgage-backed securities..............................         81,016       80,220
         Federal Home Loan Bank stock - no
           stated maturity.......................................          4,707        4,707
         Federal National Mortgage Association
           stock - no stated maturity............................              5            5
         Federal Reserve Bank stock - no stated maturity.........            446          446
                                                                       ---------    ---------
                                                                       $ 158,794    $ 158,028
                                                                       =========    =========

         The amortized cost and fair values of debt securities classified as held-to-maturity at December 31, 2000 and 1999 are as follows:

                                                                               AS OF
                                                                         DECEMBER 31, 2000
                                                          -----------------------------------------------
                                                                                GROSS
                                                                             UNREALIZED
                                                          AMORTIZED      -------------------         FAIR
                                                            COST         GAINS        LOSSES        VALUE
                                                            ----         -----        ------        -----
                                                                           (IN THOUSANDS)
         U.S. Treasury securities and
           obligations of U.S. Government
           agencies and corporations..................     $14,899       $   5        $(30)       $ 14,874
         Obligations of states and
           political subdivisions.....................      20,039         283         (22)         20,300
         Mortgage-backed securities...................       1,479          13          (6)          1,486
                                                           -------       -----        ----        --------
                                                           $36,417       $ 301        $(58)       $ 36,660
                                                           =======       =====        ====        ========



                                                                               AS OF
                                                                         DECEMBER 31, 1999
                                                           -----------------------------------------------
                                                                                GROSS
                                                                             UNREALIZED
                                                          AMORIZED       -------------------        FAIR
                                                            COST         GAINS        LOSSES        VALUE
                                                            ----         -----        ------        -----
                                                                           (IN THOUSANDS)
         U.S. Treasury securities and
           obligations of U.S. Government
           agencies and corporations..................     $36,784       $  27        $ (235)     $ 36,576
         Obligations of states and
           political subdivisions.....................      23,165         226          (297)       23,094
         Mortgage-backed securities...................       1,646          10           (10)        1,646
                                                           -------       -----        ------      --------
                                                           $61,595       $ 263        $ (542)     $ 61,316
                                                           =======       =====        ======      ========

         The amortized cost and fair value of debt securities classified as held-to-maturity at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                                                       AMORTIZED       FAIR
                                                                          COST         VALUE
                                                                          ----         -----
                                                                            (IN THOUSANDS)
         Due in one year or less................................        $ 12,475     $ 12,472
         Due after one year through five years..................          10,399       10,485
         Due after five years through ten years.................           9,214        9,367
         Due after ten years....................................           2,850        2,850
         Mortgage-backed securities.............................           1,479        1,486
                                                                        --------     --------
                                                                        $ 36,417     $ 36,660
                                                                        ========     ========

         There were no sales of debt or equity securities during 2000, 1999, and 1998.

         The carrying value of securities pledged to secure deposits and collateralize borrowings amounted to $135,475,000 and $112,852,000 at December 31, 2000 and 1999, respectively.

NOTE 3.  LOANS

         Loans, by category, at December 31, 2000 and 1999 are as follows:

                                                                            DECEMBER 31,
                                                                          -----------------
                                                                          2000         1999
                                                                          ----         ----
                                                                           (IN THOUSANDS)
         Commercial, financial, and agricultural...................    $  78,586    $  73,943
         Real estate - commercial..................................      157,771      136,697
         Real estate - construction................................       28,808       19,078
         Real estate - residential.................................      161,252      131,074
         Consumer..................................................       27,189       23,130
         Industrial revenue bonds..................................        5,339        3,879
         Other.....................................................        4,461        4,636
                                                                       ---------    ---------
              Total loans..........................................      463,406      392,437
         Less allowance for loan losses............................        5,179        5,830
                                                                       ---------    ---------
              Loans, net...........................................    $ 458,227    $ 386,607
                                                                       =========    =========

         Southside's banking subsidiaries make agricultural, commercial, residential, and consumer loans to customers throughout their service area, which consists primarily of the eastern portion of Missouri, including the City of St. Louis and the counties of Franklin, Jefferson, St. Charles, St. Francois, Ste. Genevieve, St. Louis, and Washington. Southside has a diversified loan portfolio, with no particular concentration of credit in any one economic sector in this service area; however, a substantial portion of the portfolio is concentrated in and secured by real estate. The ability of Southside's borrowers to honor their contractual obligations is dependent upon the local economies and their effect on the real estate market.

         Southside's investment in industrial revenue bonds is classified as held-to-maturity. The estimated fair value of these instruments was $5,553,000 and $4,034,000 at December 31, 2000 and 1999, respectively.

         Activity in the allowance for loan losses for the years ended December 31, 2000, 1999, and 1998 was as follows:

                                                                                      AS OF
                                                                                   DECEMBER 31,
                                                                         -------------------------------
                                                                         2000          1999         1998
                                                                         ----          ----         ----
                                                                                  (IN THOUSANDS)
         Balance at beginning of year.............................     $ 5,830       $ 6,192      $ 6,120
         Provision charged to expense.............................         361            45           62
         Allowance of PSB at acquisition..........................          --            --          257
         Loans charged off........................................      (1,487)         (670)        (536)
         Recoveries...............................................         475           263          289
                                                                       -------       -------      -------
         Balance at end of year...................................     $ 5,179       $ 5,830      $ 6,192
                                                                       =======       =======      =======

         A summary of impaired loans, including nonaccrual loans, at December 31, 2000 and 1999 follows:

                                                                                AS OF
                                                                            DECEMBER 31,
                                                                          -----------------
                                                                          2000         1999
                                                                          ----         ----
                                                                           (IN THOUSANDS)
         Nonaccrual loans.........................................      $4,200        $ 6,695
         Impaired loans continuing to accrue interest.............         339            221
                                                                        ------        -------
           Total impaired loans...................................      $4,539        $ 6,916
                                                                        ======        =======

         Allowance for losses on impaired loans...................      $1,529        $ 2,753
                                                                        ======        =======
         Impaired loans with no related
           allowance for loan losses..............................      $  474        $   669
                                                                        ======        =======

         The average balance of impaired loans was $5,080,000, $5,839,000, and $5,944,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

         If interest on nonaccrual loans, including amounts computed on principal balances charged off on such loans, had been accrued, such income would have been $478,000, $623,000, and $252,000 for the years ended December 31, 2000, 1999, and 1998, respectively. The amount recognized as interest income on nonaccrual loans was $48,000, $62,000, and $194,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

         The amount recognized as interest income on other impaired loans continuing to accrue interest was $31,000, $20,000, and $343,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

         There were no restructured loans at December 31, 2000 and 1999.

         Aggregate loan transactions involving executive officers and directors of Southside and its subsidiaries for the year ended December 31, 2000 are summarized below (in thousands). This summary excludes all loans to executive officers and directors whose indebtedness to Southside and its subsidiaries did not exceed $60,000 at any time during 2000.

         AGGREGATE BALANCE, DECEMBER 31, 1999........  $ 35,378
         New loans and advances......................    24,970
         Repayments..................................   (25,776)
                                                       --------
         AGGREGATE BALANCE, DECEMBER 31, 2000........  $ 34,572
                                                       ========

         All such loans to executive officers and directors were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. There were no loans involving executive officers and directors, which were on nonaccrual status or past due 90 days and still accruing interest as of December 31, 2000.

NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment at December 31, 2000 and 1999 are as follows:

                                                                                AS OF
                                                                             DECEMBER 31,
                                                                          ------------------
                                                                          2000          1999
                                                                          ----          ----
                                                                            (IN THOUSANDS)
         Land......................................................     $  3,867      $  3,867
         Buildings.................................................       16,307        16,158
         Furniture and equipment...................................        7,540         6,911
                                                                        --------      --------
                                                                          27,714        26,936
         Less accumulated depreciation.............................       10,508         9,373
                                                                        --------      --------
                                                                        $ 17,206      $ 17,563
                                                                        ========      ========

     Depreciation of premises and equipment charged to net occupancy and equipment expense amounted to $1,333,000, $1,228,000, and $1,015,000 for 2000, 1999, and 1998, respectively.

         Rents collected and credited to net occupancy and equipment expense amounted to $281,000, $261,000, and $221,000 for 2000, 1999, and 1998,
respectively.

NOTE 5.  DEPOSITS

         Deposits, by category, at December 31, 2000 and 1999 are as follows:

                                                                               AS OF
                                                                            DECEMBER 31,
                                                                          -----------------
                                                                          2000         1999
                                                                          ----         ----
                                                                           (IN THOUSANDS)
         Noninterest-bearing demand deposits.....................     $   77,196    $   74,577
         Interest-bearing demand deposits........................        155,516       158,826
         Savings deposits........................................         58,810        62,322
         Time deposits:
              Under $100,000.....................................        234,709       178,857
              $100,000 and over..................................     $   47,963        41,228
                                                                      ----------    ----------
                                                                      $  574,194    $  515,810
                                                                      ==========    ==========

         A summary of time deposits as of December 31, 2000 by time remaining until maturity is as follows:


                                                                         AS OF
                                                                     DECEMBER 31,
                                                                    --------------
                                                                    (IN THOUSANDS)
         Due in one year or less................................      $  212,821
         Due after one year through two years...................          44,352
         Due after two years through three years................          14,595
         Due after three years through four years...............           7,202
         Due after four years through five years................           3,589
         Thereafter.............................................             113
                                                                      ----------
                                                                      $  282,672
                                                                      ==========

         Interest paid on deposits consists of the following for the years ended December 31, 2000, 1999, and 1998:

                                                                                      AS OF
                                                                                   DECEMBER 31,
                                                                         ------------------------------
                                                                         2000         1999         1998
                                                                         ----         ----         ----
                                                                                  (IN THOUSANDS)
         Interest-bearing demand deposits.......................       $ 5,874      $  4,798     $  4,848
         Savings deposits.......................................         1,500         1,579        1,535
         Time deposits:
              Under $100,000....................................        11,011         9,353        9,997
              $100,000 and over.................................         2,348         2,164        2,721
                                                                       -------      --------     --------
                                                                       $20,733      $ 17,894     $ 19,101
                                                                       =======      ========     ========

NOTE 6.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         A summary of securities sold under agreements to repurchase at December 31, 2000 and 1999 is as follows:

                                                                               AS OF
                                                                            DECEMBER 31,
                                                                         ------------------
                                                                         2000          1999
                                                                         ----          ----
                                                                           (IN THOUSANDS)
         Securities sold under agreements
              to repurchase........................................     $7,952       $ 7,603
                                                                        ======       =======

         The average balance of securities sold under agreements to repurchase for 2000, 1999, and 1998 was $6,691,000, $3,041,000, and
$3,289,000, respectively. The maximum month-end balance of such borrowings for 2000, 1999, and 1998 was $7,952,000, $7,603,000, and $6,802,000,
respectively. The average interest rate paid on securities sold under agreements to repurchase for 2000, 1999, and 1998 was 4.47%, 4.14%, and 4.44%, respectively.

NOTE 7.  FEDERAL HOME LOAN BANK BORROWINGS

         Federal Home Loan Bank (FHLB) borrowings at December 31, 2000 and 1999 are as follows:

                                                           AS OF
                                                        DECEMBER 31,
                                                   ----------------------
                                                   2000              1999
                                                   ----              ----
                                                       (IN THOUSANDS)
         Due January 3, 2000, 5.97%...........    $     --         $ 18,800
         Due October 24, 2000, 5.90%..........          --           11,000
         Due December 15, 2000, 5.80%.........          --            1,000
         Due February 26, 2003, 5.65%.........         170              251
         Due July 30, 2003, 5.98%.............       1,000            1,000
         Due May 8, 2008, 5.63%...............      10,000           10,000
         Due March 30, 2009, 4.54% -
              repaid in 2000..................          --           10,000
         Due March 30, 2009, 4.95%............      10,000           10,000
         Due March 30, 2009, 5.24%............      10,000           10,000
         Due October 27, 2009, 5.64%..........      10,000           10,000
         Due March 30, 2010, 6.24%............       8,000               --
         Due December 16, 2010, 4.75%.........      10,000               --
         Due December 29, 2010, 5.23%.........      10,000               --
         Due May 6, 2013, 6.17%...............         443              466
         Due May 15, 2013, 6.17%..............         443              466
         Due June 12, 2013, 5.98%.............         444              468
         Due July 5, 2013, 6.04%..............         447              470
                                                  --------         --------
                                                  $ 70,947         $ 83,921
                                                  ========         ========

         The FHLB borrowings at December 31, 2000 are collateralized by 1-4 family residential real estate loans with a carrying value of $80,299,000, investment securities with a fair value of $46,640,000 as of December 31, 2000, and all stock held in the FHLB of Des Moines. All of the FHLB borrowings have fixed interest rates, and the majority of these borrowings are callable at the option of the FHLB of Des Moines under certain conditions.

         The FHLB borrowings at December 31, 1999 are collateralized by 1-4 family residential real estate loans with a carrying value of $76,093,000, investment securities that have been pledged with a fair value of $49,074,000 as of December 31, 1999, and all stock held in the FHLB of Des Moines.

         Southside's banking subsidiaries, which have an investment in the capital stock of the FHLB, maintain a total line of credit of approximately $126,939,000 with the FHLB of Des Moines and had availability under that line of approximately $55,992,000 at December 31, 2000.

NOTE 8.  OTHER BORROWINGS

         In August 2000, Southside established a $5,000,000 line of credit with UMB Bank, N.A. The purpose of this credit facility is to provide funding for treasury stock purchases by Southside. During 2000, Southside funded the treasury stock purchases of 200,100 shares with $1,900,000 in borrowings on this line of credit. The note bears interest at the prime lending rate minus 50 basis points, is secured by all of the outstanding common stock of the Bank of Ste. Genevieve and matures on August 28, 2001.

         In December 2000, Southside established a $20,000,000 line of credit with Union Planters Bank, N.A. The purpose of this credit facility is to provide funding for Southside's Tender Offer to purchase shares through a modified "Dutch Auction." As of December 31, 2000, Southside had not drawn on this line of credit.

NOTE 9.  INCOME TAXES

         The current and deferred portions of income tax expense for 2000, 1999, and 1998 are as follows:

                                                                                      AS OF
                                                                                   DECEMBER 31,
                                                                         ------------------------------
                                                                         2000          1999        1998
                                                                         ----          ----        ----
                                                                                  (IN THOUSANDS)
         Current....................................................    $2,059       $ 2,354      $ 2,625
         State......................................................       308           415          437
         Deferred tax expense.......................................        (9)          (63)          (7)
                                                                        ------       -------      -------
              Income tax expense....................................    $2,358       $ 2,706      $ 3,055
                                                                        ======       =======      =======

         A reconciliation of expected income tax expense computed by applying the Federal statutory rate of 34% in 2000, 1999, and 1998 to income before income tax expense is as follows:

                                                                                       AS OF
                                                                                    DECEMBER 31,
                                                                         -------------------------------
                                                                         2000          1999         1998
                                                                         ----          ----         ----
                                                                                  (IN THOUSANDS)
         Computed income tax expense...............................     $3,007       $ 3,029      $ 3,354
         State taxes, net of Federal benefit.......................        203           274          289
         Tax-exempt income.........................................       (797)         (601)        (563)
         Goodwill amortization.....................................        133           129           81
         Other, net................................................       (188)         (125)        (106)
                                                                        ------       -------      -------
              Income tax expense...................................     $2,358       $ 2,706      $ 3,055
                                                                        ======       =======      =======

         The components of deferred tax assets and liabilities at December 31, 2000 and 1999 are as follows:

                                                                               AS OF
                                                                            DECEMBER 31,
                                                                         ------------------
                                                                         2000          1999
                                                                         ----          ----
                                                                           (IN THOUSANDS)
         DEFERRED TAX ASSETS
         Allowance for loan losses.................................    $1,743         $ 1,958
         Available-for-sale securities.............................       259           1,774
         Deferred expense..........................................       452             359
         Other.....................................................        31              --
                                                                       ------         -------
              Total deferred tax assets............................     2,485           4,091
                                                                       ------         -------
         DEFERRED TAX LIABILITIES
         Premises and equipment....................................      (759)           (752)
         Discount on debt securities, net..........................       (72)            (67)
         Deferred loan fees........................................        (1)           (110)
         Other.....................................................        --              (3)
                                                                       ------         -------
              Total deferred tax liabilities.......................      (832)           (932)
                                                                       ------         -------
              Net deferred tax asset...............................    $1,653         $ 3,159
                                                                       ======         =======

         Southside has not established a valuation allowance for deferred tax assets as of December 31, 2000 or 1999 due to management's belief that all criteria for recognition of the assets have been met.

NOTE 10.  EMPLOYEE BENEFIT PLANS

         Pension. During 1997, the Board of Directors of Southside voted to terminate its noncontributory pension plan effective May 31, 1997. The benefits under the plan were frozen as of March 31, 1997 and plan benefits ceased to accrue. As the fair value of plan assets exceeded the value of accumulated benefit obligations as of December 31, 1997, Southside elected to provide benefits with plan assets. Upon approval by regulatory authorities and subsequent termination in 1998, all benefits became 100% vested, and all persons entitled to benefits were eligible to request an immediate lump-sum settlement of the benefit entitlement. Southside recorded a pension curtailment gain of approximately $375,000 in 1998 in conjunction with the termination of the plan.

         ESOP. Southside's Board of Directors authorized the adoption of an employee stock ownership plan with 401(k) provisions (ESOP) for substantially all employees of Southside.

         In April 1995, Southside leveraged the ESOP plan through a $2,987,000 borrowing from an unaffiliated financial institution, the proceeds of which were used to purchase 560,010 shares of Southside's common stock. In September 1997, Southside repaid the unaffiliated financial institution through borrowings from South Side National Bank in St. Louis. In September 1999, Southside repaid South Side National Bank in St. Louis with a borrowing from an unaffiliated financial institution. The note bears interest at 7.5% at December 31, 2000, requires quarterly interest payments, and requires annual principal redirections through April 2005. Southside makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends on unallocated shares received by the ESOP are used to pay debt service. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. As shares are released from collateral, Southside reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of accrued interest. ESOP compensation expense was $282,000, $381,000, and $461,000 for the years ended December 31, 2000, 1999, and 1998, respectively. The ESOP shares as of December 31, 2000 were as follows:

                                                                        AS OF
                                                                     DECEMBER 31,
                                                                     ------------
         Allocated shares......................................          844,229
         Shares released for allocation........................           37,062
         Unreleased shares.....................................          148,248
                                                                     -----------
         Total ESOP shares.....................................        1,029,539
                                                                     ===========
         Fair value of unreleased shares at
              December 31, 2000................................      $ 1,093,329
                                                                     ===========

         In addition, under the 401(k) provisions the ESOP provides for a 50% matching contribution by Southside on employee elective deferral amounts up to 6% of annual compensation. The matching contributions charged to expense for the years 2000, 1999, and 1998 were $126,000, $123,000, and
$116,000, respectively.

         Stock Options. Southside maintains two stock option plans: a nonqualified stock option plan under which options to purchase up to 600,000 shares of common stock have been granted to certain executive officers of Southside and its subsidiary banks, and an incentive stock option plan under which options to purchase up to 750,000 shares of common stock could be granted to certain executive officers of Southside and its subsidiary banks. Options granted under the nonqualified stock option plan vest on a pro rata basis over a five-year period and expire at the end of ten years from the date of grant. In 1993, 75,000 options were granted at $3.67 per share. Of the options granted, 7,200 have been exercised, 16,800 have been forfeited, and 51,000 are still outstanding. There were no options granted during 1994 or 1995. In 1996, 225,000 options were granted at $6.33 per share. Of the options granted, 18,000 have been exercised, 27,000 have been forfeited, and 180,000 are still outstanding. In 1997, 300,000 options were granted at $8.00 per share, all of which remain outstanding as of December 31, 2000. All of the available options under the nonqualified stock option plan were granted prior to 1998. No options were granted under the incentive stock option plan during 1998, 1999, and 2000.

         The following table summarizes stock options outstanding as of December 31, 2000:

                                                                                       WEIGHTED AVERAGE
                                                                                       ----------------
                                                                                     REMAINING
                                                                                    CONTRACTUAL
                                                           EXERCISE                  LIFE (IN     EXERCISE
                                                            PRICE      OUTSTANDING    YEARS)        PRICE
                                                            -----      -----------    ------        -----
                                                           $ 3.67         51,000       3.0
                                                             6.33        180,000       5.3
                                                             8.00        300,000       6.3
                                                                         -------
                                                                         531,000       5.6         $  7.02
                                                                         =======

         The number of shares exercisable under stock options as of December 31, 2000 were 382,200 with a weighted average exercise price of $6.76.

         Southside has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation expense for Southside's stock option plan been determined based on the fair value at the grant date for awards in 2000, 1999, and 1998 consistent with the provisions of SFAS 123, Southside's net income and earnings per common share would have been the pro forma amounts indicated below:

                                                                                  FOR YEAR ENDED
                                                                                   DECEMBER 31,
                                                                     ---------------------------------------
                                                                         2000          1999          1998
                                                                         ----          ----          ----
         Net income - as reported................................    $ 6,487,000   $ 6,203,000   $ 6,810,000
         Net income - pro forma..................................      6,355,000     6,071,000     6,678,000
         Earnings per common share - diluted, as reported........           0.77          0.72          0.80
         Earnings per common share - pro forma diluted...........           0.75          0.71          0.78

         Pro forma net income reflects only options granted in 1996 and subsequent years. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net income and earnings per share amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1996 is not considered.

         The fair value of option grants for 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants:

         Volatility                            30.0%
         Risk-free interest rate                6.0%
         Expected life                          7 years
         Expected dividend yield                3.6%

         The pro forma information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred or of the future anticipated results of operations of Southside.

         Salary Continuation Plan. In November 1999, Southside adopted a Salary Continuation Plan for several senior management executives to encourage these executives to continue their employment with Southside. The plan provides for the payment of supplemental retirement income to the executives upon reaching retirement age. Each of these executives will receive, on an annual basis, for a period of 15 years following retirement, a predetermined annual benefit amount as set forth in their respective agreements. The benefits of the plan are funded by Southside through the purchase of life insurance policies. The cash surrender value of the life insurance policies, totaling $5,347,000 and $4,507,000 as of December 31, 2000 and 1999, respectively, is included in other assets on the consolidated balance sheet. Expenses related to the plan were $62,000 and $12,000 for the years ended December 31, 2000 and 1999, respectively.

         Deferred Director Fee Plan. In November 1999, Southside adopted a Deferred Director Fee Plan for its Board of Directors and the Boards of Directors of its subsidiary banks. The plan allows each director to defer his monthly director fees. The deferred fees are credited with an interest factor equal to the percentage increase in the market value of Southside's common stock from the previous year, subject to a ceiling of 15% and a floor of 6%. The amount of benefits for each director is stipulated in the respective director's agreement. The benefits of the plan are funded by Southside through the purchase of life insurance policies. The cash surrender value of the life insurance policies, totaling $12,171,000 and $11,433,000, and as of December 31, 2000, and 1999, respectively, is included in other assets on the consolidated balance sheet. Expenses related to the plan were $93,000, and $20,000 for the years ended December 31, 2000 and 1999, respectively.

NOTE 11.  EARNINGS PER SHARE

         The computation of EPS for 2000, 1999, and 1998 follows:

                                                                                      AS OF
                                                                                   DECEMBER 31,
                                                                         ---------------------------------
                                                                         2000          1999           1998
                                                                         ----          ----           ----
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
         BASIC EPS
         Net income............................................      $     6,487   $     6,203   $     6,810
         Average common shares outstanding.....................        8,363,828     8,414,752     8,297,250
         Basic EPS.............................................      $      0.78   $      0.74   $      0.82

         DILUTED EPS
         Net income............................................      $     6,487   $     6,203   $     6,810
         Average common shares outstanding.....................        8,363,828     8,414,752     8,297,250
         Dilutive potential due to stock options...............           73,311       183,409       257,385
         Average number of common shares and
              dilutive potential common shares
              outstanding......................................        8,437,139     8,598,161     8,554,635
         Diluted EPS...........................................      $      0.77    $     0.72   $      0.80

NOTE 12.  SUPERVISION AND REGULATION

         Southside's subsidiary banks are required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. Restricted funds used to meet regulatory reserve requirements amounted to $856,000 and $517,000 at December 31, 2000 and 1999, respectively.

         Southside is registered with and subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 as amended. Southside is also subject to periodic reporting requirements and regulation by the Securities and Exchange Commission. All subsidiary banks are subject to regulation by the Board of Governors of the Federal Reserve System and, in addition, they are also members of and subject to regulation by the FDIC. The state-chartered subsidiary banks are subject to supervision and regulation by the Missouri Division of Finance. The national bank subsidiary is subject to supervision and regulation by the Office of the Comptroller of the Currency.

         The earnings of the subsidiary banks are affected not only by competing financial institutions and general economic conditions, but also by the policies of various governmental regulatory authorities and state and Federal laws, particularly as they relate to powers authorized to banks and bank holding companies. Southside and all subsidiary banks are also subject to the provisions of the Community Reinvestment Act.

         Subsidiary bank dividends are the principal source of funds for the payment of dividends by Southside to its shareholders. By regulation, Southside's national banking subsidiary is prohibited from paying dividends in excess of its current year's net income plus its retained net income from the preceding two years, unless prior regulatory approval is obtained. The subsidiary banks are also required to maintain certain minimum capital ratios, which further limit their ability to pay dividends to Southside.

         Southside's subsidiary banks are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Southside's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Southside's subsidiary banks must meet specific capital guidelines that involve quantitative measures of Southside's subsidiary banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Southside's subsidiary banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulations to ensure capital adequacy require Southside and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Southside's management believes, as of December 31, 2000, Southside and its subsidiary banks meet all capital adequacy requirements to which they are subject.

         As of the most recent notification from regulatory authorities, the subsidiary banks were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the subsidiary banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the subsidiary banks' categories.

         Southside and its subsidiary banks' actual and required capital amounts (in thousands) and ratios as of December 31, 2000 and 1999 are as follows:

                                                                               AS OF
                                                                         DECEMBER 31, 2000
                                             -----------------------------------------------------------------------
                                                                                                         TO BE
                                                                                                   WELL CAPITALIZED
                                                                                                         UNDER
                                                                                                   PROMPT CORRECTIVE
                                                                            FOR CAPITAL                 ACTION
                                                   ACTUAL                ADEQUACY PURPOSES            PROVISIONS
                                             -------------------        -------------------       ------------------
                                             AMOUNT        RATIO        AMOUNT        RATIO       AMOUNT       RATIO
                                             ------        -----        ------        -----       ------       -----
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
Southside.................................. $ 71,697      14.72%      $ 38,956         8.00%     $    --           --%
SSNB.......................................   44,410      13.61         26,105         8.00       32,631        10.00
SBJC.......................................    6,983      13.62          4,103         8.00        5,129        10.00
BSG........................................   11,278      18.90          4,775         8.00        5,969        10.00
BSCC.......................................    6,207      13.31          3,731         8.00        4,664        10.00

TIER I CAPITAL (TO RISK-WEIGHTED ASSETS)
Southside.................................. $ 66,518      13.66%      $ 19,478         4.00%     $    --           --%
SSNB.......................................   41,119      12.60         13,052         4.00       19,579         6.00
SBJC.......................................    6,431      12.54          2,052         4.00        3,077         6.00
BSG........................................   10,531      17.64          2,387         4.00        3,581         6.00
BSCC.......................................    5,667      12.15          1,866         4.00        2,798         6.00

TIER I CAPITAL (TO ADJUSTED AVERAGE ASSETS)
Southside.................................. $ 66,518       9.15%      $ 21,817         3.00%     $    --           --%
SSNB.......................................   41,119       8.37         14,731         3.00       24,551         5.00
SBJC.......................................    6,431       8.75          2,204         3.00        3,674         5.00
BSG........................................   10,531      11.28          2,802         3.00        4,670         5.00
BSCC.......................................    5,667       9.09          1,871         3.00        3,118         5.00


                                                                               AS OF
                                                                         DECEMBER 31, 1999
                                             ------------------------------------------------------------------------
                                                                                                          TO BE
                                                                                                    WELL CAPITALIZED
                                                                                                          UNDER
                                                                                                    PROMPT CORRECTIVE
                                                                            FOR CAPITAL                  ACTION
                                                   ACTUAL                ADEQUACY PURPOSES             PROVISIONS
                                             -------------------        -------------------        ------------------
                                             AMOUNT        RATIO        AMOUNT        RATIO        AMOUNT       RATIO
                                             ------        -----        ------        -----        ------       -----
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
Southside.................................. $ 69,478      16.12%      $ 34,475        8.00%        $    --        --%
SSNB.......................................   42,469      15.48         21,946        8.00          27,433     10.00
SBJC.......................................    6,676      14.86          3,593        8.00           4,492     10.00
BSG........................................   10,640      18.21          4,673        8.00           5,842     10.00
BSCC.......................................    5,855      13.17          3,556        8.00           4,446     10.00

TIER I CAPITAL (TO RISK-WEIGHTED ASSETS)
Southside.................................. $ 64,086      14.87%      $ 17,238        4.00%        $    --        --%
SSNB.......................................   39,034      14.23         10,973        4.00          16,460      6.00
SBJC.......................................    6,114      13.61          1,797        4.00           2,695      6.00
BSG........................................    9,909      16.96          2,337        4.00           3,505      6.00
BSCC.......................................    5,299      11.92          1,778        4.00           2,667      6.00

TIER I CAPITAL (TO ADJUSTED AVERAGE ASSETS)
Southside.................................. $ 64,086       9.81%      $ 19,602        3.00%        $    --        --%
SSNB.......................................   39,034       9.02         12,983        3.00          21,639      5.00
SBJC.......................................    6,114       9.36          1,960        3.00           3,266      5.00
BSG........................................    9,909      10.86          2,736        3.00           4,560      5.00
BSCC.......................................    5,299       8.86          1,796        3.00           2,993      5.00

NOTE 13.  CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

         Following are condensed financial statements of Southside Bancshares Corp. (parent company only) for the periods indicated:

                                  CONDENSED BALANCE SHEETS

                                                                               AS OF
                                                                            DECEMBER 31,
                                                                       ---------------------
         ASSETS                                                          2000          1999
                                                                         ----          ----
                                                                           (IN THOUSANDS)
         Cash................................................          $   216      $    155
         Investment in subsidiary banks......................           66,618        60,738
         Other assets........................................            6,771         5,679
                                                                       -------      --------
           Total assets......................................          $73,605      $ 66,572
                                                                       =======      ========

         LIABILITIES AND SHAREHOLDERS' EQUITY
         ESOP debt...........................................          $   988      $  1,186
         Other liabilities...................................            3,216           978
         Shareholders' equity................................           69,401        64,408
                                                                       -------      --------
           Total liabilities and shareholders' equity........          $73,605      $ 66,572
                                                                       =======      ========


                                      CONDENSED STATEMENTS OF INCOME

                                                                             YEARS ENDED DECEMBER 31,
                                                                         ---------------------------------
                                                                         2000          1999           1998
                                                                         ----          ----           ----
                                                                                  (IN THOUSANDS)
         REVENUE
         Dividends received from subsidiary banks.................      $4,550        $ 7,200       $ 8,300
         Other ...................................................         589            359           343
                                                                        ------        -------       -------
           Total revenue..........................................       5,139          7,559         8,643
                                                                        ------        -------       -------

         EXPENSES
         Interest expense.........................................         131             96           121
         Other....................................................       2,192          1,689         2,012
                                                                        ------        -------       -------
           Total expenses.........................................       2,323          1,785         2,133
                                                                        ------        -------       -------
         Income before income tax benefit and un-
           distributed earnings of subsidiary banks...............       2,816          5,774         6,510
         Income tax benefit.......................................         584            404           489
                                                                        ------        -------       -------
         Income before undistributed earnings
           of subsidiary banks....................................       3,400          6,178         6,999
         Undistributed earnings (loss) of subsidiary banks........       3,087             25          (189)
                                                                        ------        -------       -------
           Net income.............................................      $6,487        $ 6,203       $ 6,810
                                                                        ======        =======       =======

                                    CONDENSED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED
                                                                                    DECEMBER 31,
                                                                         ---------------------------------
                                                                         2000          1999           1998
                                                                         ----          ----           ----
                                                                                  (IN THOUSANDS)
         CASH FLOWS FROM OPERATING ACTIVITIES
         Net income.............................................       $ 6,487        $ 6,203       $ 6,810
         Adjustments to reconcile net income to net
           cash provided by operating activities:
           Undistributed (earnings) losses
              of subsidiary banks...............................        (3,087)           (25)          189
           Other operating activities, net......................           579            596           781
                                                                       -------        -------       -------
           Net cash provided by operating activities............         3,979          6,774         7,780
                                                                       -------        -------       -------

         CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of company-owned life insurance...............          (901)        (4,052)           --
         Cash paid to acquire PSB...............................            --             --        (3,456)
                                                                       -------        -------       -------
           Net cash used in investing activities................          (901)        (4,052)       (3,456)
                                                                       -------        -------       -------

         CASH FLOWS FROM FINANCING ACTIVITIES
         Payments for ESOP debt.................................          (198)        (1,384)         (197)
         Proceeds from ESOP debt................................            --          1,186            --
         Proceeds from other borrowings.........................         1,900             --            --
         Purchase of treasury stock.............................        (2,059)          (745)       (1,860)
         Cash dividends paid....................................        (2,660)        (2,687)       (2,402)
                                                                       -------        -------       -------
           Net cash used in financing activities................        (3,017)        (3,630)       (4,459)
                                                                       -------        -------       -------
           Net (decrease) increase in cash......................            61           (908)         (135)
         Cash, beginning of year................................           155          1,063         1,198
                                                                       -------        -------       -------
         Cash, end of year......................................       $   216        $   155       $ 1,063
                                                                       =======        =======       =======
         Supplemental disclosures of cash flow information -
           cash paid during the year for:
           Interest on debt.....................................       $   139        $    88       $   121
           Income taxes.........................................         2,165          2,822         3,165

NOTE 14.  CONTINGENCIES

         In the normal course of business, Southside had certain litigation pending at December 31, 2000. In the opinion of management, after consultation with legal counsel, none of this litigation is expected to have a material adverse effect on the consolidated financial condition of Southside.

NOTE 15.  DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

         Southside is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The amounts of those instruments reflect the extent of involvement Southside has in particular classes of financial instruments.

         Southside's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Southside uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on the consolidated balance sheets.

         Following is a summary of Southside's off-balance-sheet financial instruments at December 31, 2000 and 1999:

                                                                               AS OF
                                                                            DECEMBER 31,
                                                                         ------------------
                                                                         2000          1999
                                                                         ----          ----
                                                                           (IN THOUSANDS)
         Financial instruments whose contractual amounts represent:
                Commitments to extend credit........................   $62,454      $ 63,597
                Standby letters of credit...........................     2,364         1,254

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

         Of the total commitments to extend credit at December 31, 2000 and 1999, $5,996,000 and $9,126,000, respectively, represent fixed rate loan commitments. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Southside evaluates each customer's creditworthiness on a case-by-case basis.

         The amount of collateral obtained, if deemed necessary by Southside upon extension of credit, is based on management's credit evaluation of the counterpart. Collateral held varies, but includes residential or income-producing commercial property, marketable securities, inventory, accounts receivable, and premises and equipment.

         Standby letters of credit written are conditional commitments issued by Southside to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Southside's policy is to issue letters of credit, which have a maximum expiration date of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

         Following is a summary of the carrying amounts and fair values of Southside's financial instruments, which were on the consolidated balance sheets at December 31, 2000 and 1999:

                                                                               AS OF
                                                                            DECEMBER 31,
                                                   --------------------------------------------------------------
                                                              2000                              1999
                                                   --------------------------        ----------------------------
                                                   CARRYING            FAIR          CARRYING            FAIR
                                                    AMOUNT             VALUE          AMOUNT             VALUE
                                                    ------             -----          ------             -----
                                                                           (IN THOUSANDS)
BALANCE SHEET ASSETS
Cash and due from banks.......................     $  17,102         $ 17,102         $  19,311         $  19,311
Interest-bearing deposits in banks............           896              896               159               159
Federal funds sold ...........................        16,383           16,383             2,600             2,600
Investments in debt securities:
   Available-for-sale.........................       158,028          158,028           158,630           158,630
   Held-to-maturity...........................        36,417           36,660            61,595            61,316
Loans, net....................................       458,227          458,217           386,607           383,369
Accrued interest receivable...................     $   4,818         $  4,818         $   4,414         $   4,414
                                                   =========         ========         =========         =========

BALANCE SHEET LIABILITIES
Deposits......................................     $ 574,194         $574,194         $ 515,810         $ 515,810
Federal funds purchased.......................         5,750            5,750             1,000             1,000
Securities sold under agreements to
   repurchase.................................         7,952            7,952             7,603             7,603
FHLB borrowings...............................        70,947           68,964            83,921            84,000
Other borrowings..............................         2,500            2,500               600               600
ESOP debt.....................................           988              988             1,186             1,186
Accrued interest payable......................     $   2,561         $  2,561         $   1,796         $   1,796
                                                   =========         ========         =========         =========

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Other Short-term Instruments. Cash and due from banks, interest-bearing deposits with banks, Federal funds sold and purchased, accrued interest receivable, accrued interest payable, securities sold under agreements to repurchase, U.S. Treasury tax and loan notes, and other short-term borrowings are either demand instruments or reprice in a short time period. Accordingly, the carrying amount is a reasonable estimate of fair value.

         Debt Securities. The fair value of debt securities in which Southside has invested to hold to maturity and investments available-for-sale is based on quoted market prices or dealer quotes.

         Loans. The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Deposits. The fair value of deposits is the amount payable on demand, as such carrying value approximates fair value on such items.

         FHLB Borrowings. The fair value of FHLB borrowings is estimated by discounting the future cash flows using currently quoted interest rates for FHLB borrowings for the same maturity date.

         Debt of Employee Stock Ownership Plan. The estimate of the fair value of ESOP debt is the carrying value of the debt. Due to interest rates and risk characteristics, carrying value is a reasonable approximation of fair value.

         Other Borrowings. The estimate of the fair value of other borrowing is the carrying value of the debt. Due to interest rates and risk characteristics, carrying value is a reasonable approximation of fair value.

         Commitments to Extend Credit and Standby Letters of Credit. The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments, and the present creditworthiness of such counter parties. Southside believes such commitments have been made on terms which are competitive in the markets in which it operates; however, no premium or discount is offered thereon and, accordingly, Southside has not assigned a value to such instruments for purposes of this disclosure.

         Limitations. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Southside's entire holdings of a particular financial instrument. Because no market exists for a significant portion of Southside's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, Southside has a trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other assets and liabilities that are not considered financial assets or liabilities include property, equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value.

NOTE 16.  SHAREHOLDER PROTECTION RIGHTS PLAN

         On May 27, 1993, Southside's Board of Directors adopted a Shareholder Protection Rights Plan (the Plan).

         Under the terms of the Plan, one Preferred Share Purchase Right (Right) is attached to each share of common stock and trades automatically with such shares. The Rights, which can be redeemed by Southside's Board of Directors in certain circumstances and expire by their terms on May 27, 2003, have no voting rights.

         The Rights become exercisable and will trade separately from the common stock ten days after a person or a group either becomes the beneficial owner or announces an intention to commence a tender offer for 25% or more of Southside's outstanding common stock. When exercisable, each Right entitles the registered holder to purchase from Southside 1/100th of a share of a new series of Junior Participating Preferred Stock, Series D, substantially equal to one share of common stock without voting rights, at an exercise price of $37.50 per unit. In the event a person acquires beneficial ownership of 25% or more of Southside's common stock, holders of Rights (other than the acquiring person or group) may purchase, at the Rights' then-current exercise price, common stock or its equivalent of Southside having a value at that time equal to twice the exercise price. In the event Southside merges into or otherwise transfers 50% or more of its assets or earnings power to any person after the Rights become exercisable, holders of Rights may purchase, at the then-current exercise price, common stock or its equivalent of the acquiring entity having a value at that time equal to twice the exercise price.

NOTE 17.  SEGMENT INFORMATION

         The responsibility for management of the subsidiary banks remains with the officers and directors of the respective banks. The financial performance of Southside is measured internally by subsidiary bank results and key performance measures. The following table shows the financial information of Southside's subsidiary banks, South Side National Bank in St. Louis (SSNB), State Bank of Jefferson County (SBJC), Bank of Ste. Genevieve County (BSG), and The Bank of St. Charles County (BSCC) for 2000, 1999, and 1998. The "Other" column includes the Parent Company and all intercompany elimination entries.


                                                                 YEAR ENDED DECEMBER 31, 2000
                                       -----------------------------------------------------------------------------
                                                                                                            CONSOLI-
                                          SSNB         SBJC          BSG          BSCC         OTHER         DATED
                                          ----         ----          ---          ----         -----         -----
                                                                  (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS
Net interest income................    $  14,841     $  2,689     $  3,683      $  2,263     $   (131)     $  23,345
Provision for loan losses..........          300           18           --            43           --            361
Noninterest income.................        2,794          378          515           400          317          4,404
Noninterest expense................       11,367        1,928        1,829         1,499        1,920         18,543
Income tax expense (benefit).......        1,488          354          747           353         (584)         2,358
Net income.........................        4,480          767        1,622           768       (1,150)         6,487

AVERAGE BALANCES
Loans..............................    $ 278,301     $ 52,412     $ 57,263      $ 42,843     $     --      $ 430,819
Assets.............................      475,240       72,115       92,842        62,273        6,376        708,846
Deposits...........................      339,170       62,178       80,563        56,458           --        538,369

FINANCIAL RATIOS
Return on assets...................         0.94%        1.06%        1.75%         1.23%          --%          0.92%
Return on equity...................        10.88        12.36        16.45         14.27           --           9.76
Net interest margin................         3.59         4.22         4.34          3.99           --           3.76

                                    F-25


                                                                 YEAR ENDED DECEMBER 31, 1999
                                       -----------------------------------------------------------------------------
                                                                                                            CONSOLI-
                                       SSNB            SBJC          BSG          BSCC         OTHER         DATED
                                       ----            ----          ---          ----         -----         -----
                                                                  (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS
Net interest income...............     $  14,844     $  2,360     $  3,567      $  2,230     $    (96)     $  22,905
Provision for loan losses.........            --           45           --            --           --             45
Noninterest income................         2,553          261          364           289           91          3,558
Noninterest expense...............        11,268        1,631        1,758         1,431        1,421         17,509
Income tax expense (benefit)......         1,707          318          707           378         (404)         2,706
Net income........................         4,422          627        1,466           710       (1,022)         6,203

AVERAGE BALANCES
Loans.............................     $ 222,511     $ 42,617     $ 52,618      $ 38,128     $     --      $ 355,874
Assets............................       421,761       62,700       90,230        58,255        3,430        636,376
Deposits..........................       332,615       56,198       78,368        52,759         (340)       519,600

FINANCIAL RATIOS
Return on assets..................          1.05%        1.00%        1.62%         1.22%          --           0.97%
Return on equity..................         10.07        10.39        15.56         13.93           --           9.54
Net interest margin...............          4.11         4.19         4.34          4.04           --           4.05

                                                                 YEAR ENDED DECEMBER 31, 1998
                                       -----------------------------------------------------------------------------
                                                                                                            CONSOLI-
                                       SSNB            SBJC          BSG          BSCC         OTHER         DATED
                                       ----            ----          ---          ----         -----         -----
                                                                  (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS
Net interest income...............     $  14,422     $  2,359     $  3,546      $  2,164      $  (121)     $  22,370
Provision for loan losses.........             2           60           --            --           --             62
Noninterest income................         2,434          218          340           266           73          3,331
Noninterest expense...............         9,710        1,305        1,647         1,370        1,742         15,774
Income tax expense (benefit)......         2,024          423          721           376         (489)         3,055
Net income........................         5,120          789        1,518           684       (1,301)         6,810

AVERAGE BALANCES
Loans.............................     $ 216,473     $ 40,651     $ 53,086      $ 37,076      $(1,384)     $ 345,902
Assets............................       386,987       58,838       89,524        55,477         (702)       590,124
Deposits..........................       329,975       52,481       78,039        50,412         (800)       510,107

FINANCIAL RATIOS
Return on assets..................          1.32%        1.34%        1.70%         1.23%          --           1.15%
Return on equity..................         13.41        13.20        15.58         14.71           --          11.12
Net interest margin...............          4.57         4.39         4.35          4.22           --           4.15

                                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                                                                    AS OF               AS OF
                                                                               MARCH 31, 2001     DECEMBER 31, 2000
                                                                               --------------     -----------------
                                                                                         (IN THOUSANDS)
ASSETS
Cash and due from banks....................................................      $  15,709            $  17,102
Interest-bearing deposits in banks.........................................            325                  896
                                                                                 ---------            ---------
     Cash and cash equivalents.............................................         16,034               17,998
                                                                                 ---------            ---------
Federal funds sold.........................................................         37,594               16,383
Investments in debt and equity securities:
     Available-for-sale, at fair value.....................................        168,969              158,028
     Held-to-maturity, at amortized cost (fair value
        of $32,814 in 2001 and $36,660 in 2000)............................         32,236               36,417
                                                                                 ---------            ---------
        Total investments in debt and equity securities....................        201,205              194,445
                                                                                 ---------            ---------
Loans, net of unearned discount............................................        474,330              463,406
     Less allowance for loan losses........................................          5,318                5,179
                                                                                 ---------            ---------
        Loans, net.........................................................        469,012              458,227
                                                                                 ---------            ---------
Premises and equipment.....................................................         16,998               17,206
Other assets...............................................................         31,815               33,168
                                                                                 ---------            ---------
        Total Assets.......................................................      $ 772,658            $ 737,427
                                                                                 =========            =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand..............................................      $  73,076            $  77,196
   Interest-bearing demand and savings.....................................        231,909              214,326
   Time deposits...........................................................        309,102              282,672
                                                                                 ---------            ---------
        Total deposits.....................................................        614,087              574,194
Federal funds purchased....................................................             --                5,750
Securities sold under agreements to repurchase.............................          6,036                7,952
FHLB borrowings............................................................         70,906               70,947
Other borrowings...........................................................          1,900                1,900
Debt of Employee Stock Ownership Plan......................................            791                  988
Other liabilities..........................................................          6,816                6,295
                                                                                 ---------            ---------
        Total liabilities..................................................        700,536              668,026
                                                                                 ---------            ---------
Commitments and contingent liabilities
Shareholders' equity:
   Cumulative preferred stock, no par value, 1,000,000 shares
     authorized and unissued...............................................             --                   --
   Common stock, $1 par value, 15,000,000 shares authorized,
     8,985,378 shares issued in 2001 and 2000..............................          8,985                8,985
   Surplus.................................................................          5,468                5,516
   Retained earnings.......................................................         63,484               62,592
   Unearned Employee Stock Ownership Plan shares...........................           (741)               (791)
   Treasury stock, at cost, 569,850 shares in 2001 and
     591,850 shares in 2000................................................         (6,156)             (6,394)
   Accumulated other comprehensive income (loss)...........................          1,082                (507)
                                                                                 ---------            --------
        Total shareholders' equity.........................................         72,122               69,401
                                                                                 ---------            ---------
        Total Liabilities And Shareholders' Equity.........................      $ 772,658            $ 737,427
                                                                                 =========            =========

See accompanying notes to condensed consolidated financial statements.

                              SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                                                                                       AS OF
                                                                                THREE MONTHS ENDED
                                                                                     MARCH 31,
                                                                            --------------------------
                                                                               2001           2000
                                                                            -----------    -----------
                                                                              (DOLLARS IN THOUSANDS
                                                                              EXCEPT PER SHARE DATA)
INTEREST INCOME
Interest and fees on loans..............................................    $     9,748    $     8,284
Interest on investments in debt and equity securities:
   Taxable..............................................................          2,642          2,973
   Exempt from federal income taxes.....................................            349            393
Interest on short-term investments......................................            342            110
                                                                            -----------    -----------
     Total interest income..............................................         13,081         11,760
                                                                            -----------    -----------

INTEREST EXPENSE
Interest on interest-bearing demand and savings deposits................          1,679          1,773
Interest on time deposits...............................................          4,423          2,798
Interest on federal fund purchased......................................             52             31
Interest on Securities sold under agreements to repurchase..............             78             75
Interest on Federal Home Loan Bank borrowings...........................            958          1,171
Interest on other borrowings............................................             39             --
Interest on debt of Employee Stock Ownership Plan.......................             18             22
                                                                            -----------    -----------
     Total interest expense.............................................          7,247          5,870
                                                                            -----------    -----------
     Net interest income................................................          5,834          5,890
Provision for loan losses...............................................            159             81
                                                                            -----------    -----------
     Net interest income after provision for loan losses................          5,675          5,809
                                                                            -----------    -----------

NONINTEREST INCOME
Trust fees..............................................................            287            288
Service charges on deposit accounts.....................................            398            378
Gains on the sales of loans.............................................             76              2
Other...................................................................            401            374
                                                                            -----------    -----------
     Total noninterest income...........................................          1,162          1,042
                                                                            -----------    -----------

NONINTEREST EXPENSE
Salaries and employee benefits..........................................          2,492          2,275
Net occupancy and equipment expense.....................................            683            679
Data processing.........................................................            211            190
Other...................................................................          1,289          1,362
                                                                            -----------    -----------
     Total noninterest expense..........................................          4,675          4,506
                                                                            -----------    -----------

     Income before income tax expense...................................          2,162          2,345
Income tax expense......................................................            609            671
                                                                            -----------    -----------
     Net income.........................................................    $     1,553    $     1,674
                                                                            ===========    ===========

PER SHARE DATA
Earnings per common share - basic.......................................    $       .19    $       .20
Earnings per common share - diluted.....................................            .18            .20
Dividends paid per common share.........................................            .08            .08
Average common shares outstanding.......................................      8,263,280      8,408,318
Average common shares outstanding, including
   potentially dilutive shares..........................................      8,430,550      8,502,146


See accompanying notes to condensed consolidated financial statements.

                           SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED
                        STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (UNAUDITED)
                                                                                                ACCUMULATED
                                                                           UNEARNED              OTHER COM-
                                         COMMON                RETAINED      ESOP    TREASURY    PREHENSIVE
                                          STOCK     SURPLUS    EARNINGS     SHARES     STOCK    INCOME (LOSS)    TOTAL
                                          -----     -------    --------     ------     -----    -------------    -----
                                                                     (DOLLARS IN THOUSANDS)
BALANCE AT DECEMBER 31, 1999..........   $ 8,985    $ 5,431    $ 58,765    $  (988)  $ (4,335)    $ (3,450)    $ 64,408
Comprehensive income:
     Net income.......................        --         --       6,487         --         --           --        6,487
     Change in net unrealized gain
       (loss) on available-for-sale
       securities, net of tax effect..        --         --          --         --         --        2,943        2,943
                                         -------    -------    --------    -------   --------     --------     --------
         Total comprehensive income...        --         --       6,487         --         --        2,943        9,430
Cash dividends paid ($.32 per share)..        --         --      (2,660)        --         --           --       (2,660)
Allocation of 37,062 shares to
     ESOP participants................        --         85          --        197         --           --          282
Purchase of 200,100 common shares
     for treasury.....................        --         --          --         --     (2,059)          --       (2,059)
                                         -------    -------    --------    -------   ---------    --------     ---------

BALANCE AT DECEMBER 31, 2000..........   $ 8,985    $ 5,516    $ 62,592    $  (791)  $ (6,394)    $   (507)    $ 69,401
Comprehensive income:
     Net income.......................        --         --       1,553         --         --           --        1,553
     Change in net unrealized gain
       (loss) on available-for-sale
       securities, net of tax effect..        --         --          --         --         --        1,589        1,589
                                         -------    -------    --------    -------   --------     --------     --------
         Total comprehensive income...        --         --       1,553         --         --        1,589        3,142
Cash dividends paid ($.08 per share)..        --         --        (661)        --         --           --         (661)
Allocation of 9,265 shares to
     ESOP participants................        --         51          --         50         --           --          101
Exercise of 22,000 stock options......        --        (99)         --         --        238           --          139
                                         -------    -------    --------    -------   --------     --------     --------

BALANCE AT MARCH 31, 2001.............   $ 8,985    $ 5,468    $ 63,484    $  (741)  $ (6,156)    $  1,082     $ 72,122
                                         =======    =======    ========    =======   ========     ========     ========

See accompanying notes to condensed consolidated financial statements.

                                 SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                                                                     THREE MONTHS ENDED
                                                                                         MARCH 31,
                                                                                   ----------------------
                                                                                      2001        2000
                                                                                    --------    --------
                                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ......................................................................   $  1,553    $  1,674
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization ................................................        432         559
   Provision for loan losses ....................................................        159          81
   Gains on sale of loans .......................................................        (76)         (2)
   Other operating activities, net ..............................................     (1,096)        778
   Originations of loans for sale ...............................................     (6,460)       (318)
   Proceeds from sale of loans ..................................................      5,529         320
                                                                                    --------    --------
     Net cash provided by operating activities ..................................      2,233       3,092

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in Federal funds sold ..............................................    (21,211)     (4,781)
Proceeds from maturities of and principal payments on debt securities ...........     20,569      14,593
Purchases of debt securities ....................................................    (25,007)     (9,566)
Net increase in loans ...........................................................     (9,971)    (14,255)
Recoveries of loans previously charged off ......................................         34         141
Purchases of premises and equipment .............................................        (78)       (416)
Proceeds from sales of other real estate owned and other foreclosed property ....         --          14
                                                                                    --------    --------
   Net cash used in investing activities ........................................    (35,664)    (14,270)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand and savings deposits .....................................     13,463      11,797
Net increase (decrease) in time deposits ........................................     26,430        (839)
Net decrease in Federal funds purchased .........................................     (5,750)         --
Net decrease in securities sold under agreements to repurchase ..................     (1,916)         (2)
Proceeds from FHLB borrowings ...................................................         --       8,000
Repayments of FHLB borrowings ...................................................        (41)    (10,043)
Repayment of ESOP debt ..........................................................       (197)       (198)
Stock options exercised .........................................................        139          --
Cash dividends paid .............................................................       (661)       (673)
                                                                                    --------    --------
   Net cash provided by financing activities ....................................     31,467       9,724
                                                                                    --------    --------
   Net decrease in cash and cash equivalents ....................................     (1,964)     (1,454)
Cash and cash equivalents, beginning of period ..................................     17,998      19,470
                                                                                    --------    --------
Cash and cash equivalents, end of period ........................................   $ 16,034    $ 18,016
                                                                                    ========    ========
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest on deposits and borrowings ........................................   $  7,084    $  5,861
     Income taxes ...............................................................        200          50
   Noncash transactions:
     Transfers to other real estate owned in settlement of loans ................         --         144

See accompanying notes to condensed consolidated financial statements.

                 SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. They do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. For further information, refer to Southside's Annual Report on Form 10-K for the year ended December 31, 2000. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

NOTE 2.  SEGMENT INFORMATION

         The responsibility for management of the subsidiary banks remains with the officers and directors of the respective banks. The financial performance of Southside is measured internally by subsidiary bank results and key performance measures. The following tables show the financial information of Southside's subsidiary banks, South Side National Bank in St. Louis (SSNB), State Bank of Jefferson County (SBJC), Bank of Ste. Genevieve County (BSG), and The Bank of St. Charles County (BSCC) for the three months ended March 31, 2001 and 2000. The "Other" column includes Southside and all intercompany elimination entries.

                                                              THREE MONTHS ENDED MARCH 31, 2001
                                            ------------------------------------------------------------------
                                                                                                     CONSOLI-
                                               SSNB       SBJC       BSG        BSCC      OTHER        DATED
                                            ---------   --------   --------   --------   --------    --------
                                                                  (DOLLARS IN THOUSANDS)
         RESULTS OF OPERATIONS
         Net interest income (loss)......   $   3,753   $    689   $    902   $    547   $    (57)   $  5,834
         Provision for loan losses.......         150          9         --         --         --         159
         Noninterest income..............         751         92        136        101         82       1,162
         Noninterest expense.............       2,914        485        423        366        487       4,675
         Income tax expense (benefit)....         384         92        202         87       (156)        609
         Net income (loss)...............       1,056        195        413        195       (306)      1,553

         AVERAGE BALANCES
         Loans...........................   $ 310,366   $ 54,946   $ 58,358   $ 43,403   $     --    $467,073
         Assets..........................     502,784     76,572     99,573     65,689      6,757     751,375
         Deposits........................     376,926     67,342     86,565     59,540         --     590,373

         FINANCIAL RATIOS
         Return on assets................        0.84%      1.02%      1.66%      1.19%        --        0.83%
         Return on equity................        9.33      11.90      15.79      13.63         --        8.81
         Net interest margin.............        3.40       4.06       3.99       3.91         --        3.51

                                    F-31


                                                              THREE MONTHS ENDED MARCH 31, 2000
                                            ------------------------------------------------------------------
                                                                                                     CONSOLI-
                                               SSNB       SBJC       BSG        BSCC      OTHER        DATED
                                            ---------   --------   --------   --------   --------    --------
                                                                  (DOLLARS IN THOUSANDS)
         RESULTS OF OPERATIONS
         Net interest income.............   $   3,743   $    636   $    946   $    587   $    (22)   $  5,890
         Provision for loan losses.......          75         --         --          6         --          81
         Noninterest income..............         669         88        119         95         71       1,042
         Noninterest expense.............       2,782        464        444        371        445       4,506
         Income tax expense (benefit)....         432         79        198         98       (136)        671
         Net income (loss)...............       1,123        181        423        207       (260)      1,674

         AVERAGE BALANCES
         Loans...........................   $ 248,278   $ 48,309   $ 56,522   $ 42,516   $     --    $395,625
         Assets..........................     452,741     68,142     93,338     62,321      5,554     682,096
         Deposits........................     321,691     58,812     81,288     56,662        (79)    518,374

         FINANCIAL RATIOS
         Return on assets................        0.99%      1.06%      1.81%      1.33%        --        0.98%
         Return on equity................       11.18      11.89      17.65      15.80         --       10.34
         Net interest margin.............        3.78       4.20       4.46       4.18         --        3.94


                                   ANNEX A
                                   -------

-------------------------------------------------------------------------------

                        AGREEMENT AND PLAN OF MERGER

                                   BETWEEN

                         SOUTHSIDE BANCSHARES CORP.,
                           A MISSOURI CORPORATION,

                                     AND


                          ALLEGIANT BANCORP, INC.,
                           A MISSOURI CORPORATION
                          -------------------------









                               APRIL 30, 2001


-------------------------------------------------------------------------------

                                                           TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
ARTICLE I     THE MERGER......................................................................................1
     1.01     The Merger......................................................................................1
     1.02     Closing.........................................................................................1
     1.03     Effective Time..................................................................................1
     1.04     Additional Actions..............................................................................2
     1.05     Articles of Incorporation and By-Laws...........................................................2
     1.06     Board of Directors and Officers; Executive Offices..............................................2
     1.07     Conversion of Securities........................................................................2
     1.08     Conversion Election Procedures..................................................................3
     1.09     Exchange Procedures.............................................................................6
     1.10     No Fractional Shares............................................................................8
     1.11     Dissenting Shares...............................................................................8
     1.12     Closing of Stock Transfer Books.................................................................8
     1.13     Anti-Dilution...................................................................................8
     1.14     Tax Consequences................................................................................9
     1.15     Material Adverse Effect.........................................................................9
     1.16     Knowledge.......................................................................................9
     1.17     Disclosure Schedules; Standard..................................................................9

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF SOUTHSIDE....................................................10
     2.01     Organization and Authority.....................................................................10
     2.02     Subsidiaries...................................................................................10
     2.03     Capitalization.................................................................................10
     2.04     Authorization..................................................................................11
     2.05     Southside Financial Statements.................................................................12
     2.06     Southside Reports..............................................................................12
     2.07     Title to and Condition of Assets...............................................................12
     2.08     Real Property..................................................................................12
     2.09     Taxes..........................................................................................14
     2.10     Material Adverse Effect........................................................................14
     2.11     Loans, Commitments and Contracts...............................................................14
     2.12     Absence of Defaults............................................................................16
     2.13     Litigation and Other Proceedings...............................................................16
     2.14     Directors' and Officers' Insurance.............................................................16
     2.15     Compliance with Laws...........................................................................16
     2.16     Labor..........................................................................................17
     2.17     Material Interests of Certain Persons..........................................................17
     2.18     Allowance for Loan and Lease Losses; Non-Performing Assets; Financial Assets...................17
     2.19     Employee Benefits Plans........................................................................18
     2.20     Conduct of Southside Since December 31, 2000...................................................19
     2.21     Absence of Undisclosed Liabilities.............................................................20
     2.22     Joint Proxy Statement/Prospectus...............................................................20
     2.23     Registration Obligations.......................................................................20
     2.24     Tax and Regulatory Matters.....................................................................20
     2.25     Brokers and Finders............................................................................20
     2.26     Interest Rate Risk Management Instruments......................................................20




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ARTICLE III   REPRESENTATIONS AND WARRANTIES OF ALLEGIANT....................................................20
     3.01     Organization and Authority.....................................................................21
     3.02     Subsidiaries...................................................................................21
     3.03     Capitalization of Allegiant....................................................................21
     3.04     Authorization..................................................................................21
     3.05     Allegiant Financial Statements.................................................................22
     3.06     Allegiant Reports..............................................................................22
     3.07     Environmental Matters..........................................................................23
     3.08     Taxes..........................................................................................23
     3.09     Loans, Commitments and Contracts...............................................................23
     3.10     Absence of Defaults............................................................................25
     3.11     Litigation and Other Proceedings...............................................................25
     3.12     Compliance with Laws...........................................................................25
     3.13     Allowance for Loan and Lease Losses; Non-Performing Assets; Financial Assets...................26
     3.14     Absence of Undisclosed Liabilities.............................................................27
     3.15     Material Adverse Effect........................................................................27
     3.16     Joint Proxy Statement/Prospectus...............................................................27
     3.17     Tax and Regulatory Matters.....................................................................27
     3.18     Brokers and Finders............................................................................27
     3.19     No Negotiations................................................................................27
     3.20     Change of Control Payments.....................................................................27

ARTICLE IV    CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME................................................28
     4.01     Conduct of Businesses Prior to the Effective Time..............................................28
     4.02     Forbearances of Southside......................................................................28
     4.03     Acquisition Proposals; Board Recommendation....................................................29
     4.04     Forbearances of Allegiant......................................................................31

ARTICLE V     ADDITIONAL AGREEMENTS..........................................................................31
     5.01     Access and Information; Due Diligence..........................................................31
     5.02     Regulatory Matters.............................................................................31
     5.03     Shareholder Approval...........................................................................32
     5.04     Current Information............................................................................32
     5.05     Conforming Entries.............................................................................32
     5.06     Agreements of Affiliates.......................................................................33
     5.07     Expenses.......................................................................................33
     5.08     Miscellaneous Agreements and Consents..........................................................33
     5.09     Employee Agreements and Benefits...............................................................34
     5.10     Press Releases.................................................................................35
     5.11     State Takeover Statutes........................................................................35
     5.12     Directors' and Officers' Indemnification and Insurance.........................................35
     5.13     Tax Matters....................................................................................36
     5.14     Employee Stock Options.........................................................................36
     5.15     Exemption from Liability under Section 16(b):  Allegiant Insiders..............................36
     5.16     Exemption from Liability under Section 16(b):  Southside Insiders..............................37
     5.17     No Negotiations................................................................................37
ARTICLE VI    CONDITIONS.....................................................................................37
     6.01     Conditions to Each Party's Obligation To Effect the Merger.....................................37
     6.02     Conditions to Obligations of Southside.........................................................37
     6.03     Conditions to Obligations of Allegiant.........................................................38




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ARTICLE VII   TERMINATION, AMENDMENT AND WAIVER..............................................................39
     7.01     Termination....................................................................................39
     7.02     Effect of Termination..........................................................................40
     7.03     Amendment......................................................................................41
     7.04     Waiver.........................................................................................41

ARTICLE VIII  GENERAL PROVISIONS.............................................................................41
     8.01     Non-Survival of Representations, Warranties and Agreements.....................................41
     8.02     Indemnification................................................................................41
     8.03     No Assignment; Successors and Assigns..........................................................43
     8.04     Severability...................................................................................43
     8.05     No Implied Waiver..............................................................................43
     8.06     Headings.......................................................................................43
     8.07     Entire Agreement...............................................................................43
     8.08     Counterparts...................................................................................44
     8.09     Notices........................................................................................44
     8.10     Governing Law..................................................................................44

APPENDIX I - Defined Terms

LIST OF EXHIBITS

Exhibits A-1 and A-2 - Voting Agreements
Exhibit B - Agreement of Affiliates


                                   - iii -

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                        AGREEMENT AND PLAN OF MERGER
                        ----------------------------


         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of April 30, 2001 by and between SOUTHSIDE BANCSHARES CORP., a Missouri corporation ("Southside"), and ALLEGIANT BANCORP, INC., a Missouri corporation ("Allegiant").

         WHEREAS, each of Southside and Allegiant is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"); and

         WHEREAS, the respective Boards of Directors of Southside and Allegiant have approved the merger of Allegiant with and into Southside (the "Merger") pursuant to the terms and subject to the conditions contained in this Agreement; and

         WHEREAS, as an inducement to Allegiant to enter into this Agreement, concurrently with the execution hereof, each director and/or executive officer of Southside in his or her capacity as a shareholder of Southside has entered into a Voting Agreement with Allegiant substantially in the form attached hereto as Exhibit A-1 (each a "Southside Voting
                               -----------
Agreement" and, together, the "Southside Voting Agreements"), pursuant to which, among other things, each such shareholder has agreed to vote in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby; and

         WHEREAS, as an inducement to Southside to enter into this Agreement, concurrently with the execution hereof, each director and/or executive officer of Allegiant in his or her capacity as a shareholder of Allegiant, has entered into a Voting Agreement with Southside substantially in the form attached hereto as Exhibit A-2 (each a "Allegiant Voting
                               -----------
Agreement;" and, together, the "Allegiant Voting Agreements" and, together with the Southside Voting Agreements, the "Voting Agreements"), pursuant to which, among other things, each such shareholder has agreed to vote in favor of this Agreement, the Merger and the transactions contemplated hereby; and

         WHEREAS, all terms defined herein are set forth on Appendix I hereto;
                                                            ----------
and

         WHEREAS, the parties desire to provide certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

         NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                  ARTICLE I
                                  ---------
                                 THE MERGER
                                 ----------

         1.01     The Merger. Subject to the terms and conditions of this
                  ----------
Agreement, Allegiant shall be merged with and into Southside in accordance with Chapter 351 of the Missouri Revised Statutes (the "Missouri Statute"), and the separate corporate existence of Allegiant shall cease. Southside shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Missouri.

         1.02     Closing. The closing (the "Closing") of the Merger, unless
                  -------
the parties hereto shall otherwise mutually agree, shall take place at the offices of Thompson Coburn LLP in St. Louis, Missouri, at 10:00 a.m., local time, on the date that the Effective Time occurs (the "Closing Date").

         1.03     Effective Time. The Merger shall become effective (the
                  --------------
"Effective Time") upon the filing of Articles of Merger with the Office of the Secretary of State of the State of Missouri. Unless otherwise mutually agreed in writing by Allegiant and Southside, subject to the terms and conditions of this Agreement, the Effective Time shall occur on such date as Allegiant shall notify Southside in writing (such notice to be at least five
(5) business days in advance of the Effective Time) but (A) not earlier than the satisfaction or waiver of all conditions set forth in Article VI (the "Approval Date") and (B) not later than the last business day of the calendar month during which the Approval Date occurs; provided, however, that Allegiant may postpone the Effective Time to the earliest time which will result in shareholders of Southside receiving a quarterly dividend only from Southside or only from Surviving Corporation (in the case of those shareholders of

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

Southside who receive Surviving Corporation Common Stock in the Merger), but not from both, for the calendar quarter in which the Effective Time occurs. On the Closing Date, Southside and Allegiant will cause the Merger to be consummated by delivering to the Secretary of State of the State of Missouri, for filing, Articles of Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the Missouri Statute.

         1.04     Additional Actions. If, at any time after the Effective
                  ------------------
Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Allegiant, or (b) otherwise carry out the purposes of this Agreement, Allegiant shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Allegiant or otherwise to take any and all such action.

         1.05     Articles of Incorporation and By-Laws. Subject to the
                  -------------------------------------
terms and conditions of this Agreement, the Articles of Incorporation and By-Laws of the Surviving Corporation shall be in the form to be mutually agreed upon by the parties hereto as promptly as practicable following the date hereof and in any event prior to the mailing of the Joint Proxy Statement/Prospectus; provided, that such Articles of Incorporation and By-Laws shall be substantially identical to the Articles of Incorporation and By-Laws of Allegiant, with such changes as approved by Allegiant; provided, further, that the Articles of Incorporation shall provide that the number of authorized shares of common stock shall be 30,000,000, par value $0.01 per share.

         1.06     Board of Directors and Officers; Executive Offices. At the
                  --------------------------------------------------
Effective Time, the directors and officers of Allegiant immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation following the Merger, and such directors and officers shall hold office in accordance with Surviving Corporation's By-Laws and applicable law. Effective as of the Effective Time, the two persons (a) who are directors of Southside as of the date hereof, (b) who, immediately after the Effective Time, hold the greatest number of shares of Surviving Corporation Common Stock among all of the directors of Southside (which, for this purpose, shall include shares of Surviving Corporation Common Stock issuable upon the exercise of the Southside Employee Stock Options immediately after the Effective Time) and (c) who are approved by Allegiant, such approval not to be unreasonably withheld, shall be elected to serve on Surviving Corporation's Board of Directors for terms expiring at Surviving Corporation's annual meetings in 2003 and 2004, respectively. Southside may replace either or both of the nominees prior to the Effective Date, subject to Allegiant's consent, not to be unreasonably withheld. Immediately after the Effective Time, the locations of the headquarters and principal executive offices of the Surviving Corporation shall be those of Allegiant prior to the Effective Time.

         1.07     Conversion of Securities. At the Effective Time, by virtue
                  ------------------------
of the Merger and without any action on the part of Allegiant, Southside or the holder of any of the following securities:

                  (a) subject to Sections 1.08(f), 1.10, 1.11 and 1.13 hereof, each share of common stock, $1.00 par value, of Southside and the associated "Rights" under the Rights Agreement (the "Southside Rights Agreement"), dated as of May 27, 1993, as amended, by and between Mellon Investor Services LLC (as successor to Boatmen's Trust Company) as Rights Agent and Southside (collectively, the "Southside Common Stock") issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and become one of the following:

                           (i) the right to receive an amount in cash equal to $14.00 (the "Cash Distribution"); or

                           (ii) the right to receive 1.39 shares of common stock, $0.01 par value, of Surviving Corporation (the "Surviving Corporation Common Stock") (the "Stock Distribution"); or

                           (iii) the right to receive a combination of the Cash Distribution and Stock Distribution (the "Combined Distribution");

         as the holder thereof shall elect or be deemed to have elected pursuant to Section 1.08 of this Agreement (the aggregate of the Cash Distributions, Stock Distributions and the Combined
         Distributions, payable and/or issuable

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

         upon conversion of the Southside Common Stock pursuant to this Agreement at the Effective Time is referred to as the "Southside Merger Consideration");

                  (b) subject to Section 1.11, each share of the common stock, $0.01 par value, of Allegiant (the "Allegiant Common Stock") issued and outstanding immediately prior to the Effective Time, shall be converted into one share of the Surviving Corporation Common Stock (the shares of Surviving Corporation Common Stock issuable at the Effective Time pursuant to the conversion of the Allegiant Common Stock pursuant to this Agreement is referred to as the "Allegiant Merger Consideration" and, together with the Southside Merger Consideration, the "Merger Consideration"); and

                  (c) shares of Southside Common Stock or Allegiant Common Stock held by Southside or any of its wholly owned "Subsidiaries" (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")), or by Allegiant or any of its wholly owned Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and shall not be exchanged at or after the Effective Time for the Merger Consideration. In addition, no Dissenting Shares shall be converted pursuant to this Section 1.07 but shall be treated in accordance with the procedures set forth in
         Section 1.11 of this Agreement.

         1.08     Conversion Election Procedures.
                  ------------------------------

                  (a) Concurrently with the mailing to the shareholders of Southside and Allegiant of the Joint Proxy Statement/Prospectus, including the prospectus contained in the Registration Statement on Form S-4 to be filed with the SEC by Southside for the purpose of registering the shares of Surviving Corporation Common Stock to be exchanged for Southside and Allegiant Common Stock pursuant to the provisions of this Agreement (the "Registration Statement"), Allegiant shall cause the Exchange Agent to mail to each holder of record of Southside Common Stock a form of election (an "Election Form") on which such holder shall make the election as provided for in Section 1.08(b) of this Agreement. Allegiant also shall cause an Election Form and other appropriate materials for the purpose of making the election provided for in Section 1.08(b) of this Agreement to be sent to each holder of Southside Common Stock who Southside advises Allegiant (pursuant to Section 1.12(b)) has become a holder of Southside Common Stock after the record date of the special meeting of shareholders of Southside called pursuant to
         Section 5.03(a). "Exchange Agent" shall mean UMB Bank, N.A. or such other bank or trust company or affiliate thereof selected by Allegiant and reasonably acceptable to Southside to effect the exchange of certificates formerly representing shares of Southside Common Stock (the "Certificates") for the Southside Merger Consideration.

                  (b) Each Election Form shall specify the amount of each type of Southside Merger Consideration elected by each holder of Southside Common Stock in the form of either the Cash Distribution, the Stock Distribution or the Combined Distribution and shall permit each such holder to propose to receive, as provided in
         Section 1.07 of this Agreement, (i) the Cash Distribution (in which case, such holder's shares of Southside Common Stock shall be deemed to be and shall be referred to herein as "Cash Election Shares"), (ii) the Stock Distribution (in which case, such holder's shares of Southside Common Stock shall be deemed to be and shall be referred to herein as "Stock Election Shares"), or (iii) the Combined Distribution (in which case, such holder's shares of Southside Common Stock shall be deemed to be and shall be referred to herein as "Combined Election Shares"). If a holder chooses a Combined Distribution, then the holder shall specify on the Election Form the percentage of the Combined Distribution requested to be received as a Cash Distribution and the percentage of the Combined Distribution to be received as a Stock Distribution.

                  (c) Any shares of Southside Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election to receive either the Cash Distribution, the Stock Distribution or the Combined Distribution (such holder's shares being deemed to be and shall be referred to herein as "No Election Shares") by submitting to the Exchange Agent an effective, properly completed Election Form, shall be deemed to be Stock Election Shares, except as set forth in Section 1.08(f) of this Agreement. "Election Deadline" shall mean 5:00 P.M., local time, on the date of the special meeting of shareholders of Southside called to vote upon this Agreement, the Merger and the transactions contemplated thereby.

                  (d) For purposes of Section 1.08(f) of this Agreement, (i) any Southside Dissenting Shares shall be deemed to be Cash Election Shares; provided, however, that such Southside Dissenting Shares shall in all cases be

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
         payable in cash and shall not be subject to pro rata reduction, if required, of the Cash Distribution payable in conversion of the other Cash Election Shares as set forth in Section 1.08(f) of this Agreement, and (ii) Southside Common Stock that is issuable upon the exercise of any stock options granted by Southside (the "Southside Employee Stock Options") that are unexercised as of the Effective Time shall not be converted into cash or Surviving Corporation Common Stock in connection with the Merger, but shall instead be converted into stock options to acquire shares of Surviving Corporation Common Stock as described in Section 5.14 hereof. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit the exercise of Southside Employee Stock Options prior to the Effective Time in accordance with their terms (in which case the shares of Southside Common Stock issued upon such exercise shall be converted into cash or Surviving Corporation Common Stock as provided herein).

                  (e) Any election for purposes of Section 1.08(b) of this Agreement shall be effective only if the Exchange Agent shall have received the properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form or any other person to whom the shares that are the subject of an Election Form are subsequently transferred. Such revocation or change shall be effected by written notice by such person to the Exchange Agent; provided such notice is received by the Exchange Agent at or prior to the Election Deadline. All Election Forms shall be deemed to be revoked if the Exchange Agent is notified in writing by either Allegiant or Southside that this Agreement has been terminated in accordance with its terms. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received or whether any such election, modification or revocation is effective, consistent with the duty of the Exchange Agent to give effect to such elections, modifications or revocations to the maximum extent possible.

                  (f) As soon as practicable after the Election Deadline, Allegiant, after consulting with Southside, shall cause the Exchange Agent to allocate among the holders of Southside Common Stock the rights to receive the Cash Distribution, the Stock Distribution and/or the Combined Distribution, pursuant to the Merger after the Effective Time, under the circumstances set forth below (provided, if there is no reallocation of any form of Southside Merger Consideration resulting from the following, then the holder shall receive that form of Southside Merger Consideration designated in such holder's Election Form):

                           (i) If the number of shares of Surviving
                  Corporation Common Stock issuable in respect of the Stock Election Shares and the Stock Distribution portion of the Combined Election Shares is less than the Stock Conversion Number, then:

                                    (A) First, all of the Stock Election
                           Shares (including No Election Shares) and the portion of the Stock Distribution specified or deemed specified on the Election Forms by holders of Combination Election Shares shall be converted into the right to receive the number of shares of Surviving Corporation Common Stock elected pursuant to the applicable Election Forms; and

                                    (B) Second, the Exchange Agent shall
                           reallocate the portion of the Cash Distribution specified or deemed specified in the Election Forms by holders of Combined Election Shares such that all of the holders of Combined Election Shares will receive in the aggregate the lesser of (a) the total number of shares of Surviving Corporation Common Stock into which all Combined Election Shares are convertible, and (b) the number of shares of Surviving Corporation Common Stock which will equal the number of shares by which the Stock Election Shares and Combined Election Shares are less than the Stock Conversion Number, to be allocated among each holder based upon the total amount of Cash Distribution requested to be received by such holder of Combined Election Shares as compared with the total amount of Cash Distribution requested to be received by all such holders. Such holders shall receive the balance of the Southside Merger Consideration, if any, to which each such holder is entitled to receive pursuant to the Merger in cash (determined by (x) dividing the total Stock Distribution to be received by such holder after giving effect to the reallocation described in this Section 1.08(f) by 1.39, (y) subtracting the result in (x) from the number of shares of Southside Common Stock owned by such holder at the Effective Time, and (z) multiplying the difference determined in (y) by $14.00 per share); and

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

                                    (C) Third, if any portion of the Stock
                           Distribution remains unallocated pursuant to clauses (A) and (B), the Exchange Agent shall reallocate the portion of the Southside Merger Consideration payable to each holder of Cash Election Shares (other than Dissenting Shares) (based upon the number of Cash Election Shares (other than Dissenting Shares) owned by such holder as compared with the total number of Cash Election Shares (other than Dissenting Shares) owned by all such holders), such that all of the holders of Cash Election Shares will receive in the aggregate the number of shares of Surviving Corporation Common Stock which will equal the number of shares by which the Stock Election Shares and the Combined Election Shares (including the Combined Election Shares converted pursuant to clause (B) above) are less than the Stock Conversion Number, and such holders shall receive the balance of the Southside Merger Consideration, if any, to which each such holder is entitled to receive pursuant to the Merger in cash (determined by (x) dividing the total Stock Distribution to be received by such holder after giving effect to the reallocation described in this Section 1.08(f) by 1.39, (y) subtracting the result in (x) from the number of shares of Southside Common Stock owned by such holder at the Effective Time, and (z) multiplying the difference determined in (y) by $14.00 per share).

                           (ii) If the number of shares of Surviving
                  Corporation Common Stock issuable in respect of the Stock Election Shares (including No Election Shares) and the Stock Distribution portion of the Combined Election Shares is greater than the Stock Conversion Number, then the Exchange Agent shall determine the aggregate number of shares of Surviving Corporation Common Stock issuable pursuant to the Stock Distribution portion of the Combined Distribution and to the Stock Distribution and shall subtract from such number the Stock Conversion Number (the difference is hereinafter referred to as the "Excess Shares"), and then:

                                    (A) First, all of the Cash Election
                           Shares and the portion of the Cash Distribution specified or deemed specified on the Election Forms by holders of Combination Election Shares shall be converted into the right to receive the Cash Distribution elected pursuant to the applicable Election Forms; and

                                    (B) Second, the Exchange Agent shall
                           reallocate the Southside Merger Consideration payable to the holders of the No Election Shares so as to reduce the number of Excess Shares to zero, or as close as possible to zero. The number of shares of Surviving Corporation Common Stock to be received by each such holder shall be reduced by the lesser of the total number of shares of Surviving Corporation Common Stock issuable to such holder as Southside Merger Consideration, and a number determined by (x) multiplying the number of Excess Shares outstanding by (y) the holder's pro rata percentage of the aggregate No Election Shares (based upon the number of No Election Shares owned by such holder as compared with the total number of No Election Shares). In lieu of the issuance of such shares of Surviving Corporation Common Stock, the holders of No Election Shares shall receive a cash payment equal to $14.00 for each such share of Southside Common Stock not so converted into the right to receive Surviving Corporation Common Stock; and

                                    (C) Third, if the reallocation set forth
                           in clause (B) immediately above is not sufficient to reduce the number of Excess Shares to zero, then the Exchange Agent shall thereafter reallocate the Southside Merger Consideration payable to each holder of Combined Election Shares so as to reduce the number of Excess Shares to zero, or as close as possible to zero. The number of shares of Surviving Corporation Common Stock to be received by each such holder shall be reduced by the lesser of the total number of shares of Surviving Corporation Common Stock issuable to such holder as Southside Merger Consideration, and a number determined by (x) multiplying the number of Excess Shares deemed outstanding after giving effect to the reallocation set forth in clause (B) immediately above by (y) the holder's pro rata percentage of the aggregate Stock Distribution requested by all of the holders of the Combined Election Shares (based upon the total amount of Stock Distribution requested to be received by such holder of Combined Election Shares as compared with the total amount of Stock Distribution requested to be received by all holders of Combined Election Shares). In lieu of the issuance of such shares of Surviving Corporation Common Stock, the holders of Combined

                           Election Shares shall receive a cash payment equal to $14.00 for each such share of Southside Common Stock not converted into the right to receive Surviving Corporation Common Stock; and

                                    (D) Fourth, if the reallocation set
                           forth in clause (C) immediately above is not sufficient to reduce the number of Excess Shares to zero, then the Exchange Agent shall thereafter reallocate the Southside Merger Consideration payable to the holders of the Stock Election Shares so as to reduce the number of Excess Shares to zero. The number of shares of Surviving Corporation Common Stock to be received by each such holder shall be reduced by a number determined by (x) multiplying the number of Excess Shares deemed outstanding after giving effect to the reallocation described in clauses
                           (B) and (C) immediately above by (y) the holder's pro rata percentage of the aggregate Stock Election Shares (not including the No Election Shares) (based upon the number of Stock Election Shares (not including the No Election Shares) owned by such holder as compared with the total number of Stock Election Shares (not including the No Election Shares) owned by all holders). In lieu of the issuance of such shares of Surviving Corporation Common Stock, the holders of Stock Election Shares shall receive a cash payment equal to $14.00 for each such share of Southside Common Stock not converted into the right to receive Surviving Corporation Common Stock.

         The term "Stock Conversion Number" shall mean a number of shares of Surviving Corporation Common Stock determined by dividing the number of shares of Southside Common Stock outstanding immediately prior to the Effective Time by two, and multiplying the resulting number by 1.39 (as such exchange ratio may be adjusted herein).

                  (g) The computation of Excess Shares, the pro rata computations utilized in the reallocations and the reallocated payments of the Southside Merger Consideration contemplated by
         Section 1.08(f) of this Agreement shall be made by the Exchange Agent in the reasonable exercise of its discretion.

                  (h) Each separate entry on the Southside Shareholder List shall be presumed to represent a separate and distinct holder of record of Southside Common Stock. Shares held of record by a bank, trust company, broker, dealer or other recognized nominee shall be deemed to be held by a single holder unless the nominee advises the Exchange Agent otherwise in writing. In such case, each of the beneficial owners will be treated as a separate holder and either directly or through such nominee may submit a separate Election Form for shares of Southside Common Stock that are beneficially owned.

                  (i) Any provisions of the preceding clauses of this
         Section 1.08 to the contrary notwithstanding, if a holder of Southside Common Stock in two or more different names so certifies in writing on or before the Election Deadline, such shareholder may submit a single Election Form for all such shares subject to the certification and shall be treated for purposes of this Section
         1.08 as a single holder.

         1.09     Exchange Procedures.
                  -------------------

                  (a) Immediately prior to the Effective Time, (i) Allegiant shall deliver to the Exchange Agent cash, in immediately available funds, equal to the aggregate Cash Distribution; and (ii) Southside shall deliver to the Exchange Agent irrevocable instructions consistent with this Agreement to issue shares of Surviving Corporation Common Stock equal to the aggregate Stock Distribution. Such cash shall be held in trust by the Exchange Agent in an interest bearing account for disbursement to holders of Southside Common Stock or return to the Surviving Corporation as set forth herein.

                  (b) At the Effective Time, Southside and Allegiant shall be deemed to have granted the Exchange Agent the requisite power and authority to effect for Southside and Allegiant the issuance of the number of shares of Surviving Corporation to be issued in the Merger and the payment of the amount of cash to be paid in the Merger.

                  (c) Within five (5) business days after the Effective Time, Allegiant shall cause the Exchange Agent to mail or cause to be mailed to holders of Certificates, as identified on the Southside Shareholder List, letters advising such holders of the effectiveness of the Merger and instructing such holders to tender such Certificates to the Exchange Agent, or in lieu thereof, such evidence of lost, stolen or mutilated Certificates and such surety bond or other security as the Exchange Agent may reasonably require (the "Required Documentation").

                  (d) Subject to Section 1.12, after the Effective Time, each holder of a Certificate that surrenders such Certificate or in lieu thereof, the Required Documentation, to the Exchange Agent, with a properly completed and executed letter of transmittal with respect to such Certificate (in form reasonably satisfactory to Allegiant and Southside), will be entitled to a certificate or certificates representing the stock component of the Southside Merger Consideration and/or a payment representing the cash component of the Southside Merger Consideration as set forth in Sections 1.07 and 1.08.

                  (e) After the Effective Time, each outstanding
         Certificate, until duly surrendered to the Exchange Agent, shall be deemed to evidence ownership of the Southside Merger Consideration into which the stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

                  (f) After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the Southside Merger Consideration to which the shareholder may be entitled pursuant to the provisions of Sections 1.07 and 1.08 hereof. After the closing of the transfer books as described in Section 1.12(a) hereof, there shall be no further transfer on the records of Southside of Certificates, and if such Certificates are presented to Southside for transfer, they shall be canceled against delivery of the Southside Merger Consideration. Neither Surviving Corporation nor the Exchange Agent shall be obligated to deliver the Southside Merger Consideration until such holder surrenders the Certificates or furnishes the Required Documentation as provided herein. Surviving Corporation shall have the right to withhold any applicable taxes. No interest shall accrue on Cash Distributions or the cash portion of the Combined Distributions specified in the Election Forms pursuant to
         Section 1.08(b). No dividends or distributions declared after the Effective Time on the Surviving Corporation Common Stock will be remitted to any person entitled to receive Surviving Corporation Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Surviving Corporation Common Stock or furnishes the Required Documentation, at which time such dividends or distributions shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Certificates surrendered for exchange by an "affiliate" of Southside as determined pursuant to Section 5.06, shall not be exchanged until Surviving Corporation has received a written agreement from such affiliate if required pursuant to
         Section 5.06 hereof.

                  (g) At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the funds which had been made available to the Exchange Agent pursuant to Section 1.09(a) and not disbursed to holders of shares of Southside Common Stock (including, without limitation, all interest and other income received by the Exchange Agent in respect of all amounts of funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Southside Merger Consideration that may be payable upon due surrender of the Certificates held by such holder (or the Required Documentation). If any Certificates (or the Required Documentation) shall not have been surrendered immediately prior to such date on which the Southside Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Regulatory Authority, any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable law or regulation, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a share of Southside Common Stock for any Southside Merger Consideration delivered in respect of such share of Southside Common Stock to a public official pursuant to any abandoned property, escheat or other similar laws.

                  (h) Unless otherwise required by Allegiant or Surviving Corporation, holders of certificates formerly representing Allegiant Common Stock shall not be required to exchange such certificates for certificates representing Surviving Corporation Common Stock; provided, however, that if an exchange of such certificates is required by law or applicable rule or regulation, Allegiant will cause the Surviving Corporation to arrange for such exchange in accordance with the other provisions of this Agreement.

                  (i) Surviving Corporation will pay to the applicable taxing authority in strict accordance with applicable laws all taxes withheld by Surviving Corporation in accordance with this Agreement.

         1.10     No Fractional Shares. Notwithstanding any other provision of
                  --------------------
this Agreement, neither certificates nor scrip for fractional shares of Surviving Corporation Common Stock shall be issued in the Merger. Each holder of Southside Common Stock who otherwise would have been entitled to a fraction of a share of Surviving Corporation Common Stock (after taking into account all shares of Southside Common Stock held by such holder) shall receive (by check from the Exchange Agent, mailed to the shareholder with the certificate(s) for Surviving Corporation Common Stock which such holder is to receive pursuant to the Merger) in lieu thereof, cash (without interest and subject to the payment of any applicable withholding taxes) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $14.00. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         1.11     Dissenting Shares.
                  -----------------

                  (a) "Dissenting Shares" means any shares of Southside Common Stock or Allegiant Common Stock held by any holder who becomes entitled to payment of the fair value of such shares under
         Section 351.455 of the Missouri Statute. Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the Missouri Statute; provided, however, that if, in accordance with the Missouri Statute, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such Dissenting Shares,
         (i) each such share which represented Southside Common Stock shall thereupon be No Election Shares and (ii) each such share which represented Allegiant Common Stock shall be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive one share of Surviving Corporation Common Stock.

                  (b) Southside shall give to Allegiant (i) prompt notice of any written objections to the Merger and/or any written demands for the payment of the fair value of any shares of Southside Common Stock, withdrawals of such demands, and any other instruments served pursuant to Section 351.455 of the Missouri Statute received by Southside, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the Missouri Statute. Southside shall not voluntarily make any payment with respect to demands for payment of fair value and shall not, except with the prior consent of Allegiant (which shall not be unreasonably withheld, delayed or conditioned), settle or offer to settle any such demands.

         1.12     Closing of Stock Transfer Books.
                  -------------------------------

                  (a) The stock transfer books of Southside shall be closed at the end of business on the business day immediately preceding the Closing Date. In the event of a transfer of ownership of Southside Common Stock that is not registered in the transfer records prior to the closing of such record books, the Southside Merger Consideration issuable or payable with respect to such stock may be delivered to the transferee, if the Certificate or Certificates representing such stock (or the Required Documentation) is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and all applicable stock transfer taxes are paid.

                  (b) At the Effective Time, Southside shall cause its transfer agent to provide Allegiant and the Exchange Agent with a complete and verified list of registered holders of Southside Common Stock based upon its stock transfer books or corporate records as of the closing of said transfer books, including the names, addresses, certificate numbers and taxpayer identification numbers of such holders (the "Southside Shareholder List"). Allegiant and the Exchange Agent shall be entitled to rely upon the Southside Shareholder List to establish the identity of those persons entitled to receive the Southside Merger Consideration, which list shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, the Exchange Agent shall be entitled to deposit any Southside Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         1.13     Anti-Dilution. If between the date of this Agreement and the
                  -------------
Effective Time a share of Allegiant Common Stock shall be changed into a different number of shares of Allegiant Common Stock or a different class of shares (or if a record date is established within such period for such purpose) by reason of reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then appropriate and proportionate adjustment or adjustments will be made to the Stock Distribution and the Surviving Corporation Common Stock portion of the Combined Distributions as specified in the Election Forms pursuant to Section 1.08(b) or as further adjusted pursuant to Section 1.08(f) such that each holder of Southside Common Stock shall be entitled to receive such number of shares of Surviving Corporation Common Stock or other securities as such shareholder would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or as a result of such stock dividend if such had been declared by the Surviving Corporation and had the record date therefor been immediately following the Effective Time.

         1.14     Tax Consequences. It is intended that the Merger will
                  ----------------
constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code. Each of Southside and Allegiant hereby agree to file any and all tax returns in a manner consistent with the qualification as such.

         1.15     Material Adverse Effect. As used in this Agreement, the term
                  -----------------------
"Material Adverse Effect" with respect to either Southside or Allegiant, as the case may be, means any condition, event, change or occurrence that has a material adverse effect on the condition (financial or otherwise), properties, business or results of operations, of such entity and its Subsidiaries, taken as a whole, as reflected, respectively, in the Southside Financial Statements or the Allegiant Financial Statements, as the case may be; it being understood that a Material Adverse Effect shall not include:
(i) a change with respect to, or effect on, such entity and its Subsidiaries resulting from a change in law, rule, regulation, generally accepted accounting principles or regulatory accounting principles; (ii) a change with respect to, or effect on, such entity and its Subsidiaries resulting from any other matter affecting depository institutions generally including, without limitation, changes in general economic conditions and changes in prevailing interest and deposit rates; (iii) a change disclosed in, respectively, the Southside Financial Statements or the Allegiant Financial Statements, as the case may be; or (iv) in the case of Southside, any financial change resulting from adjustments made pursuant to Section 5.05 or 5.08(b) hereof.

         1.16     Knowledge. As used in this Agreement, the term "knowledge" or
                  ---------
"best knowledge" shall mean those facts known by the executive officers of Allegiant or Southside, as the case may be.

         1.17     Disclosure Schedules; Standard.
                  ------------------------------

                  (a) Southside has delivered to Allegiant a confidential schedule and Allegiant has delivered to Southside a confidential schedule (respectively, its "Disclosure Schedule"), executed by Southside and Allegiant concurrently with the delivery and execution hereof, setting forth, among other things, items the disclosures of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article II hereof, in the case of Southside, or Article III hereof, in the case of Allegiant; provided that (i) no such item shall be required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 1.17(b) hereof, and (ii) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Southside or Allegiant, as the case may be, that such item represents a material exception or a fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

                  (b) No representation or warranty of Southside contained in Article II hereof or Allegiant contained in Article III hereof shall be deemed untrue or incorrect, and Southside and Allegiant, as the case may be, shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article II hereof, in the case of Southside, or Article III hereof, in the case of Allegiant, has had a Material Adverse Effect on the party making such representation or warranty.

                  (c) Southside and Allegiant shall be permitted to update and supplement their respective Disclosure Schedules so as to disclose exceptions to one or more representations or warranties contained in Article II hereof in the case of Southside and Article III hereof in the case of Allegiant which are a result of events which occur after the date hereof; provided, however, that, anything herein to the contrary notwithstanding, (i) no exceptions or other information set forth on any such updated or supplemented Disclosure Schedule shall be deemed to cure any representation or warranty which was not true and correct as of the date of this Agreement, and (ii) the exceptions and other information set forth on any such updated or supplemented Disclosure Schedule shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 6.02(a) in the case of Southside, and Section 6.03(a) hereof in the case of Allegiant shall have been satisfied, and (iii) this Section 1.17(c) shall not relieve any party of its obligations under any covenant set forth herein.


                                 ARTICLE II
                                 ----------
                 REPRESENTATIONS AND WARRANTIES OF SOUTHSIDE
                 -------------------------------------------

         As an inducement to Allegiant to enter into and perform its obligations under this Agreement, and notwithstanding any examinations, inspections, audits or other investigations made by Allegiant, subject to
Section 1.17 hereof and except as set forth in a section of the Disclosure Schedule corresponding to the relevant Section of Article II set forth below, Southside hereby represents and warrants to Allegiant as follows:

         2.01     Organization and Authority. Southside is a corporation duly
                  --------------------------
organized, validly existing and in good standing under the laws of the State of Missouri, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Southside is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHCA. True and complete copies of the Articles of Incorporation, charter and By-Laws of Southside, and the Articles of Association and By-Laws of each Southside Subsidiary, each as in effect on the date of this Agreement, are attached hereto as Schedule 2.01.
                                                   -------------

         2.02     Subsidiaries.
                  ------------

                  (a) Schedule 2.02 sets forth a complete and correct list
                      -------------
         of all of Southside's Subsidiaries (each a "Southside Subsidiary" and, collectively, the "Southside Subsidiaries"), and all outstanding Equity Securities of each Southside Subsidiary, all of which are owned directly or indirectly by Southside. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. All of the outstanding shares of capital stock of the Southside Subsidiaries owned directly or indirectly by Southside are validly issued, fully paid and nonassessable and are owned free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest or restriction (a "Lien") with respect thereto. Each of the Southside Subsidiaries is a corporation, bank or savings bank duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Southside Subsidiaries is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Neither Southside nor any Southside Subsidiary owns beneficially, directly or indirectly, any shares of any class of Equity Securities or similar interests of any corporation, bank, business trust, association or organization, or any interest in a partnership or joint venture of any kind, other than those identified as Southside Subsidiaries in Schedule 2.02 hereof.
                         -------------

                  (b) SOUTH SIDE NATIONAL BANK ("SNB") is a national banking association duly organized and validly existing under the laws of the United States of America. Each of the Southside Subsidiaries, except SNB, are commercial banks duly organized, validly existing and in good standing under the laws of the State of Missouri. The deposits of the Southside Subsidiaries are insured by the Federal Deposit Insurance Corporation (the "FDIC") under the Federal Deposit Insurance Act of 1950, as amended (the "FDI Act").

         2.03     Capitalization. The authorized capital stock of Southside
                  --------------
consists of 15,000,000 shares of Southside Common Stock, of which, as of December 31, 2000, 8,393,528 shares were issued and outstanding and 1,000,000 shares of cumulative preferred stock, no par value, of which no shares were issued and outstanding. As of December 31, 2000, Southside had reserved 1,281,000 shares of Southside Common Stock for issuance under Southside's stock option and incentive plans (including grants reflected in the Southside Board of Directors' minutes), a list of which is set forth on

Schedule 2.03 (the "Southside Stock Plans"), pursuant to which options
-------------
("Southside Employee Stock Options") covering 531,000 shares of Southside Common Stock were outstanding as of December 31, 2000. Since December 31, 2000, no Equity Securities of Southside have been issued, other than shares of Southside Common Stock which may have been issued upon the exercise of Southside Stock Options. Except for the Southside Stock Plans and the Southside Rights Agreement, Southside does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the issuance of any share of Southside Common Stock or any other Equity Securities of Southside. No shares of Southside Common Stock have been issued nor are any shares of Southside Common Stock issuable in violation of any preemptive rights. All of the issued and outstanding shares of Southside Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of any shareholder of Southside. At the Effective Time, the Surviving Corporation Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive right of any shareholder of Southside.

         2.04     Authorization.
                  -------------

                  (a) Southside has the corporate power and authority to enter into this Agreement and the Southside and Allegiant Voting Agreements, and to carry out its obligations under the Southside and Allegiant Voting Agreements and, subject to the approval of this Agreement, the Merger and the transactions contemplated thereby by the shareholders of Southside and the Regulatory Authorities, to carry out its obligations under this Agreement. The only shareholder vote required for Southside to approve this Agreement, the Merger and the transactions contemplated hereby and thereby is the affirmative vote of the holders of at least two-thirds of the outstanding shares of Southside Common Stock entitled to vote at a meeting called for such purpose. The execution, delivery and performance of this Agreement and the Southside and Allegiant Voting Agreements by Southside and the consummation by Southside of the transactions contemplated hereby and thereby in accordance with and subject to the terms of this Agreement and the Southside and Allegiant Voting Agreements have been duly authorized by the Board of Directors of Southside. Each of the Southside and Allegiant Voting Agreements and, subject to the approval of Southside's shareholders and subject to the receipt of such approvals of the Regulatory Authorities as may be required by statute or regulation, this Agreement, is a valid and binding obligation of Southside enforceable against Southside in accordance with its respective terms. Southside's Board of Directors has taken all actions so that none of the Rights, Article Twelve of Southside's Articles of Incorporation, Sections 351.407 and 351.459 of the Missouri Statutes or any other Missouri antitakeover measure, whether pursuant to Southside's Articles of Incorporation or Bylaws, applicable Missouri law, or otherwise will apply to the Merger or this Agreement or the transactions contemplated hereby.

                  (b) Neither the execution nor delivery nor performance by Southside of this Agreement or the Southside or Allegiant Voting Agreements, nor the consummation by Southside of the transactions contemplated hereby or thereby, nor compliance by Southside with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of Southside or any of the Southside Subsidiaries under any of the terms, conditions or provisions of (x) its Articles of Incorporation, charter or By-Laws or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Southside or any of the Southside Subsidiaries is a party or by which it may be bound, or to which Southside or any of the Southside Subsidiaries or any of the properties or assets of Southside or any of the Southside Subsidiaries may be subject, or
         (ii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 2.04, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Southside or any of the Southside Subsidiaries or any of their respective properties or assets.

                  (c) Other than in connection or in compliance with the provisions of the Missouri Statute, the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHCA, the FDI Act or any required approvals of any other Regulatory Authority, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Southside of the transactions contemplated by this Agreement.

         2.05     Southside Financial Statements.
                  ------------------------------

                  (a) Attached hereto as Schedule 2.05(a) is a copy of
                                         ----------------
         Southside's Form 10-K for the year ended December 31, 2000, and the consolidated unaudited balance sheets, statements of operations, and changes in shareholders' equity for each month ended and as of January 31, 2001, February 28, 2001, and March 31, 2001.

                  (b) The financial statements contained in the documents referenced in Schedule 2.05(a) are referred to collectively as the
                       ----------------
         "Southside Financial Statements." The Southside Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, during the periods involved, and present fairly the consolidated financial position of Southside and the Southside Subsidiaries at the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows, as applicable, of Southside and the Southside Subsidiaries for the periods stated therein, subject to the exclusion in the monthly financial statements of footnotes required by GAAP and to normal year-end adjustments which are not individually or in the aggregate material. The Southside Financial Statements are derived from the books and records of Southside and the Southside Subsidiaries, which are complete and accurate in all respects and have been maintained in accordance with good business practices.

         2.06     Southside Reports. Since January 1, 1997, each of Southside
                  -----------------
and the Southside Subsidiaries has timely filed any and all Southside Reports, together with any required amendments thereto, that it was required to file with any Regulatory Authority. As of each of their respective dates, the Southside Reports complied in all material respects with all the rules and regulations promulgated by the (i) the SEC, (ii) the Federal Reserve Board, (iii) the FDIC and (iv) any federal, state, municipal or local government, securities, banking, savings and loan, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (the entities in the foregoing clauses (i) through (iv) being referred to herein collectively as the "Regulatory Authorities" and individually as a "Regulatory Authority"), having jurisdiction over the affairs of it, and the Southside Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Southside Reports." With respect to Southside Reports filed with the Regulatory Authorities, there is no material unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement filed by, or any examinations of, Southside or any of the Southside Subsidiaries.

         2.07     Title to and Condition of Assets.
                  --------------------------------

                  (a) Except as may be reflected in the Southside Financial Statements and with the exception of all "Real Property" (which is the subject of Section 2.08 hereof), Southside and the Southside Subsidiaries have, and at the Closing Date will have, good and marketable title to their owned properties and assets, including, without limitation, those reflected in the Southside Financial Statements (except those disposed of in the ordinary course of business since the date thereof), free and clear of any Liens, except for Liens for (i) taxes, assessments or other governmental charges not yet delinquent, (ii) as set forth or described in the Southside Financial Statements, prior to the Effective Time, and
         (iii) pledge to secure deposits and other immaterial Liens incurred in the ordinary course of business.

                  (b) No material properties or assets that are reflected as owned by Southside or any of the Southside Subsidiaries in the Southside Financial Statements as of December 31, 2000, have been sold, leased, transferred, assigned or otherwise disposed of since such date, except in the ordinary course of business.

                  (c) The operation by Southside or the Southside Subsidiaries of all furniture, fixtures, vehicles, machinery and equipment and computer software owned or used by Southside or the Southside Subsidiaries is in compliance in all material respects with all applicable laws, ordinances and rules and regulations of any governmental authority having jurisdiction over such use.

         2.08     Real Property.
                  -------------

                  (a) A list of each parcel of real property owned by Southside or any of the Southside Subsidiaries (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Southside or a Southside Subsidiary for disposition as required by law) is set forth in Schedule
                  --------

         2.08(a) under the heading "Owned Real Property" (such real property
         -------
         being herein referred to as the "Owned Real Property"). A list of each parcel of real property leased by Southside or any of the Southside Subsidiaries is also set forth in Schedule 2.08(a) under
                                                     ----------------
         the heading "Leased Real Property" (such real property being herein referred to as the "Leased Real Property"). Southside shall update
         Schedule 2.08(a) within ten (10) days of acquiring any Owned Real
         ----------------
         Property or leasing any Leased Real Property after the date hereof. Collectively, the Owned Real Property and the Leased Real Property are herein referred to as the "Real Property."

                  (b) There is no pending action involving Southside or any of the Southside Subsidiaries as to the title of or the right to use any of the Real Property.

                  (c) Neither Southside nor any of the Southside Subsidiaries has any interest in any real property other than as described above in Section 2.08(a) except interests as a mortgagee, any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law and property held by any Southside Subsidiary in its fiduciary capacity.

                  (d) To the knowledge of Southside, none of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or "setback" line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

                  (e) None of the buildings, structures or improvements located on the Owned Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the knowledge of Southside, threatened, with respect to any such building, structure or improvement.

                  (f) Southside and the Southside Subsidiaries have, and at the Closing Date will have, good and marketable title to their respective Owned Real Properties, except (i) as may be reflected in the Southside Financial Statements, (ii) such easements, Liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the parcel of the Owned Real Property, (iii) taxes, assessments or other governmental charges not yet delinquent, (iv) Liens arising out of deposits in connection with workmen's compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation, (v) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds or other obligations of a like nature arising in the ordinary course of business, (vi) Liens imposed by law, such as mechanics', workmen's, materialmen's, landlord's, carriers' or other like Liens arising in the ordinary course of business which secure payment of obligations which are not past due, and (vi) other immaterial Liens and encumbrances incurred in the ordinary course of business.

                  (g) Neither Southside nor any of the Southside Subsidiaries has caused or allowed the generation, treatment, storage, disposal or release at any Real Property of any Toxic Substance, except in accordance in all material respects with all applicable federal, state and local laws and regulations. "Toxic Substance" means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup. There are no underground storage tanks located on, in or under any Owned Real Property or Leased Real Property.

                  (h) Each of the leases for the Leased Real Property is in full force and effect on the date hereof and has not been modified or amended in any respect from the forms heretofore provided to Allegiant. Neither Southside, nor to the knowledge of Southside, any third party is in default under any leases for Southside Leased Property nor has any event occurred which, through the passage of time or the giving of notice (including, without limitation, the consummation of the transactions contemplated by this Agreement), or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of Southside's assets. The leases for the Leased Real Property are the valid and binding obligations of Southside and the Southside Subsidiaries thereto and, to the knowledge of Southside, the other parties thereto in accordance with their terms and conditions, except as the enforceability thereof against the parties thereto may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies. Southside has delivered complete and correct copies of all the leases for the Leased Real Property to Allegiant.

         2.09     Taxes. Southside and each Southside Subsidiary have timely
                  -----
filed all material income tax returns required to be filed ("Southside Returns"). Each of Southside and the Southside Subsidiaries has paid, or set up adequate reserves on the Southside Financial Statements for the payment of, all income taxes shown on the Southside Returns required to be paid in respect of the periods covered by such Southside Returns. Neither Southside nor any Southside Subsidiary has any material liability for any such income taxes in excess of the amounts so paid or reserves so established and, to the knowledge of Southside, no material deficiencies for any such income tax, have been proposed, asserted or assessed in writing (tentatively or definitely) against Southside or any of the Southside Subsidiaries which have not been settled or would not be covered by existing reserves. Neither Southside nor any of the Southside Subsidiaries is delinquent in the payment of any material income tax nor has it requested any extension of time within which to file any income tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. No federal or state income tax return of Southside or any Southside Subsidiaries has been audited by the IRS or any state tax authority for the three (3) most recent full calendar years. There is no deficiency or refund litigation with respect to the Southside Returns. Neither Southside nor any of the Southside Subsidiaries has extended or waived any statute of limitations that is currently in effect on the assessment of any tax due.

         2.10     Material  Adverse Effect.  Since December 31, 2000,  there
                  ------------------------
has been no Material Adverse Effect on Southside and the Southside Subsidiaries, taken as a whole.

         2.11     Loans, Commitments and Contracts.
                  --------------------------------

                  (a) Schedule 2.11(a) contains a complete and accurate
                      ----------------
         listing of all contracts entered into with respect to deposits and repurchase agreements of $5,000,000 or more, as of March 31, 2001, by account, and all loan agreements, notes, security agreements, bankers' acceptances, outstanding letters of credit, participation agreements, and other documents relating to or involving extensions of credit by Southside or any of the Southside Subsidiaries and all loan commitments and commitments to issue letters of credit and other commitments to extend credit with respect to any one entity in excess of $5,000,000 to which Southside or any of the Southside Subsidiaries is a party or by which it is bound, by account.

                  (b) Except for the contracts and agreements required to be listed on Schedule 2.11(b) and the loans required to be listed on
                   ----------------
         Schedule 2.11(f), neither Southside nor any of the Southside
         ----------------
         Subsidiaries is a party to or is bound by any:

                           (i)    agreement, contract, arrangement,
                  understanding or commitment with any labor union;

                           (ii) material franchise or license agreement, excluding software license agreements entered into in the ordinary course of business;

                           (iii) employment, severance, termination pay, agency, consulting or similar agreement or commitment in respect of personal services;

                           (iv)   material agreement, arrangement or
                  commitment (A) not made in the ordinary course of business, and (B) pursuant to which Southside or any of the Southside Subsidiaries is or may become obligated to invest in or contribute to any Southside Subsidiary other than pursuant to Southside Employee Plans or agreements relating to joint ventures or partnerships set forth in
                  Schedule 2.02, true and complete copies of which have been
                  -------------
                  furnished to Allegiant;

                           (v) agreement, indenture or other instrument not disclosed in the Southside Financial Statements relating to the borrowing of money by Southside or any of the Southside Subsidiaries or the guarantee by Southside or any of the Southside Subsidiaries of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by Southside or any of the Southside
                  Subsidiaries, such as deposits, Federal Home Loan Bank ("FHLB") and

                  Federal Funds borrowings and repurchase and reverse repurchase agreements), other than such agreements, indentures or instruments providing for annual payments of less than $200,000;

                           (vi) contract containing covenants which limit the ability of Southside or any of the Southside Subsidiaries to compete in any line of business or with any person or which involves any restrictions on the geographical area in which, or method by which, Southside or any of the Southside Subsidiaries may carry on their respective businesses (other than as may be required by law or any applicable Regulatory Authority);

                           (vii)  lease with annual rental payments
                  aggregating $100,000 or more;

                           (viii) loans or other obligations payable or
                  owing to any officer, director or employee except (A) salaries, wages and directors' fees or other compensation incurred and accrued in the ordinary course of business and (B) obligations due in respect of any depository accounts maintained by any of the foregoing with Southside or any of the Southside Subsidiaries in the ordinary course of business; or

                           (ix) other agreement, contract, arrangement, understanding or commitment involving an obligation by Southside or any of the Southside Subsidiaries of more than $250,000 that cannot be canceled without cost or penalty upon notice of 30 days or less, other than contracts entered into in respect of deposits, loan agreements and commitments, notes, security agreements, repurchase and reverse repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to transactions entered into by Southside or any of the Southside Subsidiaries in the ordinary course of business.

                  (c) Southside and/or the Southside Subsidiaries carry property, liability, director and officer errors and omissions, products liability and other insurance coverage as set forth in
         Schedule 2.11(c) under the heading "Insurance."
         ----------------

                  (d) True, correct and complete copies of the agreements, contracts, leases, insurance policies and other documents referred to in Schedules 2.11(a), (b) and (c) have been or shall be
               ------------------------------
         furnished or made available to Allegiant.

                  (e) Except as set forth on the applicable schedule, each of the agreements, contracts, leases, insurance policies and other documents referred to in Schedules 2.11 (a), (b) and (c) is a
                                  -------------------------------
         valid, binding and enforceable obligation of Southside or the Southside Subsidiary who is a party thereto and to Southside's knowledge, the other parties sought to be bound thereby, except as the enforceability thereof against the parties thereto may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

                  (f) Schedule 2.11(f) under the heading "Loans" contains a
                      ----------------
         true, correct and complete listing, as of March 31, 2001, by account, of (i) all loans in excess of $500,000 of Southside or any of the Southside Subsidiaries that have been accelerated during the past three months; (ii) all loan commitments or lines of credit of Southside or any of the Southside Subsidiaries in excess of $500,000 which have been terminated by Southside or any of the Southside Subsidiaries during the past three months by reason of default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower;
         (iii) all loans, lines of credit and loan commitments in excess of $500,000, as to which Southside or any of the Southside Subsidiaries has given written notice of its intent to terminate during the past three months; (iv) with respect to all loans in excess of $500,000 all notification letters and other written communications from Southside or any of the Southside Subsidiaries to any of their respective borrowers, customers or other parties during the past three months wherein Southside or any of the Southside Subsidiaries has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified Southside or any of the Southside Subsidiaries during the past three months of, or has asserted against Southside or any of the Southside Subsidiaries, in each case in writing, any "lender liability" or similar claim, and, to the knowledge of Southside, each borrower, customer or other party which has given Southside or any of the Southside Subsidiaries any oral notification of, or orally asserted to or against Southside or any of the Southside Subsidiaries, any such claim; or (vi) all loans in excess of $250,000 (A) that are contractually past due

         90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that have been classified "doubtful," "loss" or the equivalent thereof by any Regulatory Authority, (D) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loan is less than 90 days past due, (E) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or
         (F) where a specific reserve allocation exists in connection therewith.

         2.12     Absence of Defaults. Neither Southside nor any of the
                  -------------------
Southside Subsidiaries is in violation of its Articles of Incorporation, charter or By-Laws or in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and, to the knowledge of Southside, no third party is in default thereunder, nor has any event occurred which, through the passage of time or the giving of notice (including, without limitation, the consummation of the transactions contemplated by this Agreement), or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon Southside or any of the Southside Subsidiaries' assets.

         2.13     Litigation and Other Proceedings. Except as otherwise
                  --------------------------------
disclosed in the Southside Financial Statements, neither Southside nor any of the Southside Subsidiaries is a party to any pending or, to the knowledge of Southside, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree. Without limiting the generality of the foregoing, there are no actions, suits or proceedings pending or, to the knowledge of Southside, threatened against Southside or any of the Southside Subsidiaries or any of their respective officers or directors by any shareholder of Southside or any of the Southside Subsidiaries (or any former shareholder of Southside or any of the Southside Subsidiaries) or involving claims under the Community Reinvestment Act of 1977, as amended, the Bank Secrecy Act, the fair lending laws or any other similar laws.

         2.14     Directors' and Officers' Insurance. Each of Southside and the
                  ----------------------------------
Southside Subsidiaries has taken or will take all requisite action
(including, without limitation, the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Southside.

         2.15     Compliance with Laws.
                  --------------------

                  (a) Southside and each of the Southside Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their respective properties and assets and to carry on their respective businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of Southside, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

                  (b) (i) Each of Southside and the Southside Subsidiaries has complied with all laws, regulations and orders (including, without limitation, zoning ordinances, building codes, Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations including, without limitation, in the case of Southside or any Southside Subsidiary that is a bank or savings association, banking organization, banking corporation or trust company, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to it and to the conduct of its business, and (ii) neither Southside nor any of the Southside Subsidiaries is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal or local, and whether at law or in equity.

                  (c) Neither Southside nor any of the Southside
         Subsidiaries is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any Southside Property of Southside (whether directly or, to the knowledge of Southside, as a consequence of such Southside Property being acquired in foreclosure or in lieu of foreclosure or being part of the investment portfolio of Southside or any of the Southside

         Subsidiaries) (A) that is contaminated by or contains any Toxic Substance, including, without limitation, petroleum and petroleum products, asbestos, PCBs, pesticides, herbicides and any other substance or waste that is hazardous to human health or the environment and regulated by federal, state or local law, or (B) on which any Toxic Substance has been stored, disposed of, placed or used at the Southside Property or in the construction of structures thereon. "Southside Property" shall include all property (real or personal, tangible or intangible) owned or controlled by Southside or any of the Southside Subsidiaries, including, without limitation, property acquired under foreclosure or in lieu of foreclosure, property in which any venture capital or similar unit of Southside or any of the Southside Subsidiaries has an interest and, to the knowledge of Southside, property held by Southside or any of the Southside Subsidiaries in its capacity as a trustee. No claim, action, suit or proceeding is pending or, to the knowledge of Southside, threatened, and no material claim has been asserted against Southside or any of the Southside Subsidiaries relating to Southside Property of Southside or any of the Southside Subsidiaries before any court or other Regulatory Authority or arbitration tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting Southside or any of the Southside Subsidiaries with respect to the same.

                  (d) Neither Southside nor any of the Southside Subsidiaries has received any notification or communication that has not been finally resolved from any Regulatory Authority (i) asserting that Southside or any of the Southside Subsidiaries or any Southside Property is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, (ii) threatening to revoke any license, franchise, permit or governmental authorization, including, without limitation, such company's status as an insured depository institution under the FDI Act, or (iii) requiring or threatening to require Southside or any of the Southside Subsidiaries, or indicating that Southside or any of the Southside Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Southside or any of the Southside Subsidiaries, including, without limitation, any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

                  (e) Neither Southside nor any of the Southside
         Subsidiaries is required by Section 32 of the FDI Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

         2.16     Labor. No work stoppage involving Southside or any of the
                  -----
Southside Subsidiaries is pending or, to the knowledge of Southside, threatened. Neither Southside nor any of the Southside Subsidiaries is involved in, or, to the knowledge of Southside, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding. None of the employees of Southside or the Southside Subsidiaries are represented by any labor union or any collective bargaining organization.

         2.17     Material Interests of Certain Persons. Except as set forth in
                  -------------------------------------
Southside's Form 10-K for the year ended December 31, 2000, no officer or director of Southside or any of the Southside Subsidiaries, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of, Southside or any of the Southside Subsidiaries, which would be material to Southside or any of the Southside Subsidiaries.

         2.18     Allowance for Loan and Lease Losses; Non-Performing Assets;
                  ------------------------------------------------------------
                  Financial Assets.
                  ----------------

                  (a) All of the accounts, notes and other receivables that are reflected in the Southside Financial Statements as of December 31, 2000, were acquired in the ordinary course of business and were collectible in full in the ordinary course of business, except for probable loan and lease losses that are adequately provided for in the allowance for loan and lease losses reflected in such Southside Financial Statements, and the collection experience of Southside and the Southside Subsidiaries since December 31, 2000 to the date hereof, has not deviated in any material and adverse manner from the credit and collection experience of Southside and the Southside Subsidiaries, taken as a whole, for the year ended December 31, 2000.

                  (b) The allowances for loan losses contained in the Southside Financial Statements were established in accordance with the past practices and experiences of Southside and the Southside Subsidiaries, and the allowance for loan and lease losses shown on the consolidated balance sheet of Southside and the Southside Subsidiaries as of December 31, 2000, was adequate in all material respects under the requirements of GAAP, or regulatory accounting principles, as the case may be, to provide for probable losses on loans and leases (including, without limitation, accrued interest receivable) and credit commitments (including, without limitation, stand-by letters of credit) as of the date of such balance sheet.

                  (c) Schedule 2.18(c) sets forth as of March 31, 2001 all
                      ----------------
         assets classified by Southside as real estate acquired through foreclosure or repossession, including foreclosed assets.

                  (d) As of December 31, 2000, the aggregate amount of all Non-Performing Assets on the books of Southside and the Southside Subsidiaries did not exceed $6,500,000. "Non-Performing Assets" shall mean (i) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on nonaccrual status, (C) that have been classified "doubtful," "loss" or the equivalent thereof by any Regulatory Agency or (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, and (ii) all assets classified by Southside or its Subsidiaries, for purposes of this Section 2.18, or Allegiant or its Subsidiaries, for purposes of Section 3.13, as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets acquired through foreclosure or in lieu of foreclosure.

                  (e) All loans receivable (including discounts) and accrued interest entered on the books of Southside and the Southside Subsidiaries arose out of bona fide arm's length transactions, were made for good and valuable consideration in the ordinary course of Southside's or the appropriate Southside Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans or discounts are true and genuine and are what they purport to be. To the knowledge of Southside, the loans, discounts and the accrued interest reflected on the books of Southside and the Southside Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

                  (f) The notes and other evidences of indebtedness evidencing the loans described in Section 2.18(e) above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are and will be, in all material respects, valid, true, genuine and enforceable, and what they purport to be. Southside and each of the Southside Subsidiaries has good and valid title to the investment securities shown on the Southside Financial Statements and all securities entered on the books of Southside or the appropriate Southside Subsidiary subsequent to March 31, 2001, except for those sold or redeemed in the ordinary course of business. A complete and accurate list of such investment securities as of March 31, 2001 is attached as Schedule 2.18(f).
                     ----------------

         2.19     Employee Benefit Plans.
                  ----------------------

                  (a) Schedule 2.19(a) lists all pension, retirement,
                      ----------------
         supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained by or contributed to by Southside or any of the Southside Subsidiaries in respect of any of the present or former directors, officers, or other employees of and/or consultants to Southside or any of the Southside Subsidiaries (collectively, "Southside Employee Plans"). Southside has furnished Allegiant with the following documents with respect to each Southside Employee
         Plan: (i) a true and complete copy of all written documents comprising such Southside Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Southside Employee Plan; (ii) the most recently filed Form 5500 or Form 5500-C/R (including all schedules thereto), if applicable;
         (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any.

                  (b) All Southside Employee Plans have been maintained and operated in all material respects in accordance with their terms and the material requirements of all applicable statutes, orders, rules and final regulations, including, without limitation, to the extent applicable, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). All contributions required to be made to Southside Employee Plans have been made or reserved on the Southside Financial Statements with respect to periods ending on or prior to the date of the Southside Financial Statements.

                  (c) With respect to each of the Southside Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA)(the "Pension Plans"): (i) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the IRS and such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Code;
         (ii) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 2.19(a)), exceed the value
                                         ----------------
         of the assets of the Pension Plan allocable to such vested or accrued benefits; (iii) there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or Southside or any of the Southside Subsidiaries, to any material tax or penalty; (iv) no defined benefit Pension Plan or any trust created thereunder has been terminated, nor has there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA since January 1, 1990; and (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in
         Section 302 of ERISA (whether or not waived). No Pension Plan is a "multiemployer plan," as that term is defined in Section 3(37) of ERISA.

                  (d) Except as reflected on the Southside Financial Statements or the notes thereto, neither Southside nor any of the Southside Subsidiaries has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

                  (e) Neither Southside nor any of the Southside
         Subsidiaries has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

                  (f) Neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Southside or any of the Southside Subsidiaries from any of such entities, (ii) increase any benefit otherwise payable under any of the Southside Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit.

         2.20     Conduct of Southside Since December 31, 2000. From and after
                  --------------------------------------------
December 31, 2000 through the date hereof, except as set forth in the Southside Financial Statements or the Southside Reports: (i) Southside and the Southside Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices; (ii) except upon the exercise of Southside Stock Options, neither Southside nor any of the Southside Subsidiaries has issued, sold, granted, conferred or awarded any of its Equity Securities, or any corporate debt securities which would be classified under GAAP as long-term debt on the balance sheets of Southside or the Southside Subsidiaries; (iii) Southside has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iv) Southside has not declared, set aside or paid any dividend (other than its regular quarterly dividends in amounts not exceeding the last quarterly dividend prior to December 31, 2000 and with normal record and payment dates consistent with prior practice) or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased or exchanged, or otherwise acquired or disposed of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; (v) neither Southside nor any of the Southside Subsidiaries has incurred any obligation or liability (absolute or contingent), except liabilities incurred in the ordinary course of business or in connection with the transactions contemplated by this Agreement, or subjected to Lien any of its assets or properties other than in the ordinary course of business consistent with past practice; (vi) neither Southside nor any of the Southside Subsidiaries has discharged or satisfied any Lien or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business; (vii) neither Southside nor any of the Southside Subsidiaries has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business; (viii) except as required by contract or law, neither Southside nor any of the Southside Subsidiaries has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except normal increases in the ordinary course consistent with past practice, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Southside Employee Plans or (D) agreed to do any of the foregoing; (ix) neither Southside nor any Southside Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; (x) neither Southside nor any of the Southside Subsidiaries has canceled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Southside and the Southside Subsidiaries; and (xi) neither Southside nor any of the Southside Subsidiaries has entered into any material transaction, contract or commitment outside the ordinary course of its business, except in connection with the transactions contemplated by this Agreement.

         2.21     Absence of Undisclosed Liabilities. Neither Southside nor any
                  ----------------------------------
of the Southside Subsidiaries has any debts, liabilities or obligations individually, or in the aggregate, whether accrued, absolute, contingent or otherwise and whether due or to become due, which would be required to be reflected in the Southside Financial Statements or the notes thereto in accordance with GAAP except: (i) debts, liabilities or obligations reflected on the Southside Financial Statements and the notes thereto; (ii) operating leases reflected on Schedule 2.11(b); and (iii) debts, liabilities or
                    ----------------
obligations incurred since December 31, 2000 in the ordinary and usual course of their respective businesses, none of which are for breach of contract, breach of warranty, torts, infringements or lawsuits.

         2.22     Joint Proxy Statement/Prospectus. None of the information
                  --------------------------------
regarding Southside or any of the Southside Subsidiaries to be supplied by Southside for inclusion or included in (i) the Registration Statement; (ii) the Joint Proxy Statement/Prospectus to be mailed to Southside's shareholders in connection with the meeting to be called to consider this Agreement and the Merger (the "Joint Proxy Statement/Prospectus") or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, with respect to the Registration Statement, when it becomes effective and with respect to the Joint Proxy Statement/Prospectus, when mailed to the shareholders of Southside or Allegiant, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein (in the case of the Proxy Statement/Prospectus, in light of the circumstances under which such statements were made) not misleading or any amendment thereof or supplement thereto, at the time of the meeting of Southside's or Allegiant's shareholders referred to in Section 5.03, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting (in the case of the Proxy Statement/Prospectus, in light of the circumstances under which such statements were made). All documents which Southside or any of the Southside Subsidiaries is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         2.23     Registration Obligations. Neither Southside nor any of the
                  ------------------------
Southside Subsidiaries is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

         2.24     Tax and Regulatory Matters. Neither Southside nor any of the
                  --------------------------
Southside Subsidiaries has taken, agreed to take or will take any action or has any knowledge of any fact or circumstance that would (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

         2.25     Brokers and Finders. Except for Stifel, Nicolaus & Company,
                  -------------------
Incorporated, whose fees will be paid by Southside, neither Southside nor any of the Southside Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Southside or any of the Southside Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

         2.26     Interest Rate Risk Management Instruments. Neither Southside
                  -----------------------------------------
nor any Southside Subsidiary has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Southside or any of the Southside Subsidiaries is a party or by which any of their properties or assets may be bound.



                                 ARTICLE III
                                 -----------
                 REPRESENTATIONS AND WARRANTIES OF ALLEGIANT
                 -------------------------------------------

         As an inducement to Southside to enter into and perform its obligations under this Agreement, and notwithstanding any examinations, inspections, audits or other investigations made by Southside, subject to
Section 1.17
hereof and except as set forth in a section of the Disclosure Schedule corresponding to the relevant Section of Article III set forth below, Allegiant hereby represents and warrants to Southside as follows:

         3.01     Organization and Authority. Allegiant is a corporation duly
                  --------------------------
organized, validly existing and in good standing under the laws of the State of Missouri, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Allegiant is registered as a bank holding company with the Federal Reserve Board under the BHCA. True and complete copies of the Articles of Incorporation, charter and By-Laws of Allegiant, and the Articles of Association and By-Laws of each Allegiant Subsidiary, each as in effect on the date of this Agreement, are attached hereto as Schedule 3.01.
                                                             -------------

         3.02     Subsidiaries.
                  ------------

                  (a) Schedule 3.02 sets forth a complete and correct list
                      -------------
         of all of Allegiant's Subsidiaries (each a "Allegiant Subsidiary" and, collectively, the "Allegiant Subsidiaries"), and all outstanding Equity Securities of each Allegiant Subsidiary, all of which are owned directly or indirectly by Allegiant. All of the outstanding shares of capital stock of the Allegiant Subsidiaries owned directly or indirectly by Allegiant are validly issued, fully paid and nonassessable and are owned free and clear of any Lien with respect thereto. Each of the Allegiant Subsidiaries is a corporation, bank or savings bank duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Allegiant Subsidiaries is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

                  (b) ALLEGIANT BANK ("AB") is a banking association duly organized and validly existing under the laws of the State of Missouri. The deposits of AB are insured by the FDIC under the FDI Act.

         3.03     Capitalization of Allegiant. The authorized capital stock of
                  ---------------------------
Allegiant consists of 20,000,000 shares of Allegiant Common Stock, of which, as of March 31, 2001, 8,897,111 shares were issued and outstanding. As of March 31, 2001, Allegiant had reserved 711,700 shares of Allegiant Common Stock for issuance under various employee and/or director stock option, incentive and/or benefit plans (collectively, "Allegiant Employee/Director Stock Grants"). From March 31, 2001 through the date of this Agreement, no shares of Allegiant Common Stock have been issued, excluding any such shares which may have been issued in connection with the Investment Plan or Allegiant Employee/Director Stock Grants. Except for the Allegiant Dividend Reinvestment Plan (the "Investment Plan"), Allegiant does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the issuance of any share of Allegiant Common Stock or any other Equity Securities of Allegiant. Neither Allegiant nor any Allegiant Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance and neither Allegiant nor Allegiant will take any action that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement. Except as set forth above, there are no other Equity Securities of Allegiant outstanding. All of the issued and outstanding shares of Allegiant Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any shareholder of Allegiant.

         3.04     Authorization.
                  -------------

                  (a) Allegiant has the corporate power and authority to enter into this Agreement and the Southside and Allegiant Voting Agreements and to carry out its obligations under the Southside and Allegiant Voting Agreements and, subject to the approval of this Agreement, the Merger and the transactions contemplated thereby by the shareholders of Allegiant and the Regulatory Authorities, to carry out its obligations under this Agreement. The only shareholder vote required for Allegiant to approve this Agreement, the Merger and the transactions contemplated hereby and thereby is the affirmative vote of the holders of at least two-thirds of the outstanding shares of Allegiant Common Stock entitled to vote at a meeting called for such purpose. The execution, delivery and performance of this Agreement and the Southside and Allegiant Voting Agreements by Allegiant and the consummation by Allegiant of the transactions contemplated hereby and thereby and the consummation by Allegiant of the transactions contemplated hereby and thereby in accordance with and subject to the terms of this Agreement and the Southside and Allegiant Voting Agreements have been duly authorized by all requisite corporate action of Allegiant, except, in the case of this Agreement, for the approval of this Agreement and the transactions contemplated hereby by the Allegiant shareholders. The Southside and Allegiant Voting Agreements are and, subject to the receipt of such approvals of the Allegiant shareholders and the Regulatory Authorities as may be required by statute or regulation, this Agreement is, a valid and binding obligation of Allegiant enforceable against it in accordance with their respective terms. Allegiant's Board of Directors has taken all actions so that no Missouri antitakeover measure, whether pursuant to Allegiant's Articles of Incorporation or Bylaws, applicable Missouri law, or otherwise will apply to the Merger or this Agreement or the transactions contemplated hereby.

                  (b) Neither the execution, delivery and performance by Allegiant of this Agreement or the Southside or Allegiant Voting Agreements, nor the consummation by Allegiant of the transactions contemplated hereby or thereby, nor compliance by Allegiant with any of the provisions hereof or thereof, will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of Allegiant or any of the Allegiant Subsidiaries under any of the terms, conditions or provisions of (x) its Articles of Incorporation, charter or By-Laws, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Allegiant or any of the Allegiant Subsidiaries is a party or by which it may be bound, or to which Allegiant or any of the Allegiant Subsidiaries or any of the properties or assets of Allegiant or the Allegiant Subsidiaries may be subject, or (ii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 3.04, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Allegiant or any of the Allegiant Subsidiaries or any of their respective properties or assets.

                  (c) Other than in connection with or in compliance with the provisions of the Missouri Statute, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHCA, the FDI Act or any required approvals of any other Regulatory Authority, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Allegiant of the transactions contemplated by this Agreement.

         3.05     Allegiant Financial Statements.
                  ------------------------------

                  (a) Attached hereto as Schedule 3.05(a) is a copy of
                                         ----------------
         Allegiant's Form 10-K for the year ended December 31, 2000, and the consolidated unaudited balance sheets, statements of operations, changes in shareholders' equity for the each month ended and as of January 31, 2001, February 28, 2001, and March 31, 2001.

                  (b) The financial statements contained in the documents referenced in Schedule 3.05(a) are referred to collectively as the
                       ----------------
         "Allegiant Financial Statements." The Allegiant Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved, and present fairly the consolidated financial position of Allegiant and the Allegiant Subsidiaries at the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows, as applicable, of Allegiant and the Allegiant Subsidiaries for the periods stated therein, subject to the exclusion in the monthly financial statements of footnotes required by GAAP and to normal year-end adjustments which are not individually or in the aggregate material. The Allegiant Financial Statements are derived from the books and records of Allegiant and the Allegiant Subsidiaries, which are complete and accurate in all respects and have been maintained in accordance with good business practices.

         3.06     Allegiant Reports. Since January 1, 1997, each of Allegiant
                  -----------------
and its Subsidiaries has timely filed any and all Allegiant Reports, together with any required amendments thereto, that it was required to file with any Regulatory Authority. All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Allegiant Reports." As of its respective date, each Allegiant Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. With respect to Allegiant Reports filed with the Regulatory Authorities, there is no material unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement filed by, or any examinations of, Allegiant or any of the Allegiant Subsidiaries.

         3.07     Environmental Matters. Neither Allegiant nor any of the
                  ---------------------
Allegiant Subsidiaries has caused or allowed the generation, treatment, storage, disposal or release at any of its owned or leased real properties of any Toxic Substance, except in accordance in all material respects with all applicable federal, state and local laws and regulations. There are no underground storage tanks located on, in or under any real property owned or leased by Allegiant or any Allegiant Subsidiary.

         3.08     Taxes. Allegiant and each Allegiant Subsidiary have timely
                  -----
filed all material income tax returns required to be filed ("Allegiant Returns"). Each of Allegiant and the Allegiant Subsidiaries has paid, or set up adequate reserves on the Allegiant Financial Statements for the payment of, all income taxes shown on the Allegiant Returns required to be paid in respect of the periods covered by such Allegiant Returns. Neither Allegiant nor any Allegiant Subsidiary has any material liability for any such income taxes in excess of the amounts so paid or reserves so established and, to the knowledge of Allegiant, no material deficiencies for any such income tax, have been proposed, asserted or assessed in writing (tentatively or definitely) against Allegiant or any of the Allegiant Subsidiaries which have not been settled or would not be covered by existing reserves. Neither Allegiant nor any of the Allegiant Subsidiaries is delinquent in the payment of any material income tax nor has it requested any extension of time within which to file any income tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. No federal or state income tax return of Allegiant or any Allegiant Subsidiaries has been audited by the IRS or any state tax authority for the three (3) most recent full calendar years. There is no deficiency or refund litigation with respect to the Allegiant Returns. Neither Allegiant nor any of the Allegiant Subsidiaries has extended or waived any statute of limitations that is currently in effect on the assessment of any tax due.

         3.09     Loans, Commitments and Contracts.
                  --------------------------------

                  (a) Schedule 3.09(a) contains a complete and accurate
                      ----------------
         listing of all contracts entered into with respect to deposits and repurchase agreements of $5,000,000 or more, as of March 31, 2001, by account, and all loan agreements, notes, security agreements, bankers' acceptances, outstanding letters of credit, participation agreements, and other documents relating to or involving extensions of credit by Allegiant or any of the Allegiant Subsidiaries and all loan commitments and commitments to issue letters of credit and other commitments to extend credit with respect to any one entity in excess of $5,000,000 to which Allegiant or any of the Allegiant Subsidiaries is a party or by which it is bound, by account.

                  (b) Except for the contracts and agreements required to be listed on Schedule 3.09(a) and the loans required to be listed on
                   ----------------
         Schedule 3.09(f), neither Allegiant nor any of the Allegiant
         ----------------
         Subsidiaries is a party to or is bound by any:

                           (i)    agreement, contract, arrangement,
                  understanding or commitment with any labor union;

                           (ii) material franchise or license agreement, excluding software license agreements entered into in the ordinary course of business;

                           (iii) employment, severance, termination pay, agency, consulting or similar agreement or commitment in respect of personal services;

                           (iv)   material agreement, arrangement or
                  commitment (A) not made in the ordinary course of business, and (B) pursuant to which Allegiant or any of the Allegiant Subsidiaries is or may become obligated to invest in or contribute to any Allegiant Subsidiary other than pursuant to Allegiant employee benefit plans or agreements relating to joint ventures or partnerships set forth in Schedule 3.02, true and complete copies of which
                           -------------
                  have been furnished to Southside;

                           (v) agreement, indenture or other instrument not disclosed in the Allegiant Financial Statements relating to the borrowing of money by Allegiant or any of the Allegiant Subsidiaries or the guarantee by Allegiant or any of the Allegiant Subsidiaries of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by Allegiant or any of the Allegiant
                  Subsidiaries, such as deposits, FHLB and Federal Funds borrowings and repurchase and reverse repurchase agreements), other than such agreements, indentures or instruments providing for annual payments of less than $200,000;

                           (vi) contract containing covenants which limit the ability of Allegiant or any of the Allegiant Subsidiaries to compete in any line of business or with any person or which involves any restrictions on the geographical area in which, or method by which, Allegiant or any of the Allegiant Subsidiaries may carry on their respective businesses (other that as may be required by law or any applicable Regulatory Authority);

                           (vii)  lease with annual rental payments
                  aggregating $100,000 or more;

                           (viii) loans or other obligations payable or
                  owing to any officer, director or employee except (A) salaries, wages and directors' fees or other compensation incurred and accrued in the ordinary course of business and (B) obligations due in respect of any depository accounts maintained by any of the foregoing with Allegiant or any of the Allegiant Subsidiaries in the ordinary course of business; or

                           (ix) other agreement, contract, arrangement, understanding or commitment involving an obligation by Allegiant or any of the Allegiant Subsidiaries of more than $250,000 that cannot be canceled without cost or penalty upon notice of 30 days or less, other than contracts entered into in respect of deposits, loan agreements and commitments, notes, security agreements, repurchase and reverse repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to transactions entered into by Allegiant or any of the Allegiant Subsidiaries in the ordinary course of business and not involving extensions of credit with respect to any one entity or related group of entities in excess of $1,000,000.

                  (c) Allegiant and/or the Allegiant Subsidiaries carry property, liability, director and officer errors and omissions, products liability and other insurance coverage as set forth in
         Schedule 3.09(c) under the heading "Insurance."
         ----------------

                  (d) True, correct and complete copies of the agreements, contracts, leases, insurance policies and other documents referred to in Schedules 3.09(a), (b) and (c) have been or shall be
               ------------------------------
         furnished or made available to Southside.

                  (e) Except as set forth on the applicable schedule, each of the agreements, contracts, leases, insurance policies and other documents referred to in Schedules 3.09 (a), (b) and (c) is a
                                  -------------------------------
         valid, binding and enforceable obligation of the Allegiant or the Allegiant Subsidiary who is a party thereto and to Allegiant's knowledge, the other parties sought to be bound thereby, except as the enforceability thereof against the parties thereto may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

                  (f) Schedule 3.09(f) under the heading "Loans" contains a
                      ----------------
         true, correct and complete listing, as of March 31, 2001, by account, of (i) all loans in excess of $500,000 of Allegiant or any of the Allegiant Subsidiaries that have been accelerated during the past three months; (ii) all loan commitments or lines of credit of Allegiant or any of the Allegiant Subsidiaries in excess of $500,000 which have been terminated by Allegiant or any of the Allegiant Subsidiaries during the past three months by reason of default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower;
         (iii) all loans, lines of credit and loan commitments in excess of $500,000, as to which Allegiant or any of the Allegiant Subsidiaries has given written notice of its intent to terminate during the past three months; (iv) with respect to all loans in excess of $500,000 all notification letters and other written communications from Allegiant or any of the Allegiant Subsidiaries to any of their respective borrowers, customers or other parties during the past three months wherein Allegiant or any of the Allegiant Subsidiaries has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified Allegiant or any of the Allegiant Subsidiaries during the past three months of, or has asserted against Allegiant or any of the Allegiant Subsidiaries, in each case in writing, any "lender liability" or similar claim, and, to the knowledge of Allegiant, each borrower, customer or other party which has given Allegiant or any of the Allegiant Subsidiaries any oral notification of, or orally asserted to or against Allegiant or any of the Allegiant Subsidiaries, any such claim; or (vi) all loans in excess of $250,000 (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that have been classified

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

         "doubtful," "loss" or the equivalent thereof by any Regulatory Authority, (D) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loan is less than 90 days past due, (E) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or
         (F) where a specific reserve allocation exists in connection therewith.

         3.10     Absence of Defaults. Neither Allegiant nor any of the
                  -------------------
Allegiant Subsidiaries is in violation of its Articles of Incorporation, charter or By-Laws or in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and, to the knowledge of Allegiant, no third party is in default thereunder, nor has any event occurred which, through the passage of time or the giving of notice (including, without limitation, the consummation of the transactions contemplated by this Agreement), or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon Allegiant or any of the Allegiant Subsidiaries' assets.

         3.11     Litigation and Other Proceedings. Except as otherwise
                  --------------------------------
disclosed in the Allegiant Financial Statements, neither Allegiant nor any of the Allegiant Subsidiaries is a party to any pending or, to the knowledge of Allegiant, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree. Without limiting the generality of the foregoing, there are no actions, suits or proceedings pending or, to the knowledge of Allegiant, threatened against Allegiant or any of the Allegiant Subsidiaries or any of their respective officers or directors by any shareholder of Allegiant or any of the Allegiant Subsidiaries (or any former shareholder of Allegiant or any of the Allegiant Subsidiaries) or involving claims under the Community Reinvestment Act of 1977, as amended, the Bank Secrecy Act, the fair lending laws or any other similar laws.

         3.12     Compliance with Laws.
                  --------------------

                  (a) Allegiant and each of the Allegiant Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their respective properties and assets and to carry on their respective businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of Allegiant, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

                  (b) (i) Each of Allegiant and the Allegiant Subsidiaries has complied with all laws, regulations and orders (including, without limitation, zoning ordinances, building codes, ERISA, and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations including, without limitation, in the case of Allegiant or any Allegiant Subsidiary that is a bank or savings association, banking organization, banking corporation or trust company, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to it and to the conduct of its business, and (ii) neither Allegiant nor any of the Allegiant Subsidiaries is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal or local, and whether at law or in equity.

                  (c) Neither Allegiant nor any of the Allegiant Subsidiaries is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any Allegiant Property of Allegiant (whether directly or, to the knowledge of Allegiant, as a consequence of such Allegiant Property being acquired in foreclosure or in lieu of foreclosure or being part of the investment portfolio of Allegiant or any of the Allegiant Subsidiaries) (A) that is contaminated by or contains any Toxic Substance, including, without limitation, petroleum and petroleum products, asbestos, PCBs, pesticides, herbicides and any other substance or waste that is hazardous to human health or the environment and regulated by federal, state or local law, or (B) on which any Toxic Substance has been stored, disposed of, placed or used at the Allegiant Property or in the construction of structures thereon. "Allegiant Property" shall include all property (real or personal, tangible or intangible) owned or controlled by Allegiant or any of the Allegiant Subsidiaries, including, without limitation, property acquired under foreclosure or in lieu of foreclosure, property in which any venture capital or similar unit of Allegiant or any of the Allegiant Subsidiaries has an interest and, to the knowledge of Allegiant, property held by Allegiant or any of the Allegiant

         Subsidiaries in its capacity as a trustee. No claim, action, suit or proceeding is pending or, to the knowledge of Allegiant, threatened, and no material claim has been asserted against Allegiant or any of the Allegiant Subsidiaries relating to Allegiant Property of Allegiant or any of the Allegiant Subsidiaries before any court or other Regulatory Authority or arbitration tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting Allegiant or any of the Allegiant Subsidiaries with respect to the same.

                  (d) Neither Allegiant nor any of the Allegiant Subsidiaries has received any notification or communication that has not been finally resolved from any Regulatory Authority (i) asserting that Allegiant or any of the Allegiant Subsidiaries or any Allegiant Property is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, (ii) threatening to revoke any license, franchise, permit or governmental authorization, including, without limitation, such company's status as an insured depository institution under the FDI Act, or (iii) requiring or threatening to require Allegiant or any of the Allegiant Subsidiaries, or indicating that Allegiant or any of the Allegiant Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Allegiant or any of the Allegiant Subsidiaries, including, without limitation, any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

                  (e) Neither Allegiant nor any of the Allegiant
         Subsidiaries is required by Section 32 of the FDI Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

         3.13     Allowance for Loan and Lease Losses; Non-Performing Assets;
                  -----------------------------------------------------------
                  Financial Assets.
                  -----------------

                  (a) All of the accounts, notes and other receivables that are reflected in the Allegiant Financial Statements as of December 31, 2000, were acquired in the ordinary course of business and were collectible in full in the ordinary course of business, except for probable loan and lease losses that are adequately provided for in the allowance for loan and lease losses reflected in such Allegiant Financial Statements, and the collection experience of Allegiant and the Allegiant Subsidiaries since December 31, 2000 to the date hereof, has not deviated in any material and adverse manner from the credit and collection experience of Allegiant and the Allegiant Subsidiaries, taken as a whole, for the three months ended December 31, 2000.

                  (b) The allowances for loan losses contained in the Allegiant Financial Statements were established in accordance with the past practices and experiences of Allegiant and the Allegiant Subsidiaries, and the allowance for loan and lease losses shown on the consolidated balance sheet of Allegiant and the Allegiant Subsidiaries as of December 31, 2000, were adequate in all material respects under the requirements of GAAP, or regulatory accounting principles, as the case may be, to provide for probable losses on loans and leases (including, without limitation, accrued interest receivable) and credit commitments (including, without limitation, stand-by letters of credit) as of the date of such balance sheet.

                  (c) Schedule 3.13(c) sets forth as of March 31, 2001 all
                      ----------------
         assets classified by Allegiant as real estate acquired through foreclosure or repossession, including foreclosed assets.

                  (d) As of December 31, 2000, the aggregate amount of all Non-Performing Assets on the books of Allegiant and the Allegiant Subsidiaries did not exceed $3,400,000.

                  (e) All loans receivable (including discounts) and accrued interest entered on the books of Allegiant and the Allegiant Subsidiaries arose out of bona fide arm's length transactions, were made for good and valuable consideration in the ordinary course of Allegiant's or the appropriate Allegiant Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans or discounts are true and genuine and are what they purport to be. To the knowledge of Allegiant, the loans, discounts and the accrued interest reflected on the books of Allegiant and the Allegiant Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

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

                  (f) The notes and other evidences of indebtedness evidencing the loans described in Section 3.13 above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are and will be, in all material respects, valid, true, genuine and enforceable, and what they purport to be. Allegiant and each of the Allegiant Subsidiaries has good and valid title to the investment securities shown on the Allegiant Financial Statements and all securities entered on the books of Allegiant or the appropriate Allegiant Subsidiary subsequent to December 31, 2000, except for those sold or redeemed in the ordinary course of business. A complete and accurate list of such investment securities as of December 31, 2000 is attached as Schedule 3.13(f). Such list shall be updated each
                        ----------------
         month in writing until the Closing.

         3.14     Absence of Undisclosed Liabilities. Neither Allegiant nor any
                  ----------------------------------
of the Allegiant Subsidiaries has any debts, liabilities or obligations equal to or exceeding $50,000 individually, or $100,000 in the aggregate, whether accrued, absolute, contingent or otherwise and whether due or to become due, which would be required to be reflected in the Allegiant
Financial Statements or the notes thereto in accordance with GAAP except:
(i) debts, liabilities or obligations reflected on the Allegiant Financial Statements and the notes thereto; (ii) operating leases reflected on
Schedule 3.09(b); and (iii) debts, liabilities or obligations incurred since
----------------
December 31, 2000 in the ordinary and usual course of their respective businesses, none of which are for breach of contract, breach of warranty, torts, infringements or lawsuits.

         3.15     Material  Adverse Effect.  Since December 31, 2000,  there
                  ------------------------
has been no Material Adverse Effect on Allegiant and the Allegiant Subsidiaries, taken as a whole.

         3.16     Joint Proxy Statement/Prospectus. None of the information
                  --------------------------------
regarding Allegiant or any of the Allegiant Subsidiaries to be supplied by Allegiant for inclusion or included in (i) the Registration Statement, (ii) the Joint Proxy Statement/Prospectus, or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, with respect to the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement/Prospectus, when mailed to the shareholders of Southside or Allegiant, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein (in the case of the Proxy Statement/Prospectus, in light of the circumstances under which such statements were made) not misleading or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of Southside's or Allegiant's shareholders referred to in Section 5.03, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting (in the case of the Proxy Statement/Prospectus, in light of the circumstances under which such statements were made). All documents which Allegiant is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         3.17     Tax and Regulatory Matters. Neither Allegiant nor any of the
                  --------------------------
Allegiant Subsidiaries has taken, agreed to take or will take any action or has any knowledge of any fact or circumstance that would (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

         3.18     Brokers and Finders. Except for Legg Mason Wood Walker,
                  -------------------
Incorporated, neither Allegiant nor any of the Allegiant Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Allegiant in connection with this Agreement or the transactions contemplated hereby.

         3.19     No Negotiations. The parties hereto acknowledge that
                  ---------------
Allegiant has engaged in certain preliminary discussions with First Banks, Inc., a Missouri corporation ("First Banks"), regarding a possible transaction which could have resulted in the disposition of certain Southside Subsidiaries to First Banks in connection with the Merger. Allegiant hereby represents and warrants to Southside that such discussions have been terminated and Allegiant has no agreement, arrangement or understanding with First Banks with respect to such possible transaction or other similar transaction involving First Banks, its associates or its affiliates.

         3.20     Change of Control Payments. Neither the execution nor
                  --------------------------
delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of

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

Allegiant or any of the Allegiant Subsidiaries from any of such entities,
(ii) increase any benefit otherwise payable under any of the Allegiant Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit; provided, however, employees or directors of Allegiant may be paid merit based discretionary awards based upon job performance related to the transactions contemplated hereby.



                                 ARTICLE IV
                                 ----------
              CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME
              -------------------------------------------------

         4.01     Conduct of Businesses Prior to the Effective Time. During the
                  -------------------------------------------------
period from the date of this Agreement to the Effective Time, Southside and each of the Southside Subsidiaries shall conduct their businesses according to the ordinary and usual course consistent with past and current practices and shall use their best efforts to maintain and preserve their business organization, employees and advantageous business relationships and retain the services of their officers and key employees. During the period from the date of this Agreement to the Effective Time, Allegiant and each of the Allegiant Subsidiaries shall conduct their businesses according to the ordinary and usual course consistent with past and current practices and shall use their best efforts to maintain and preserve their business organization, employees and advantageous business relationships and retain the services of their officers and key employees; provided, however, Allegiant may take such actions as are necessary or desirable to finance its obligations under the Merger (although the obligations of Allegiant to consummate the transactions contemplated hereby are not contingent or conditioned upon Allegiant's receipt of any such financing) and nothing herein shall prevent Allegiant from entertaining, negotiating or entering into any agreement with respect to the possible acquisition of Allegiant by a third party (provided that Allegiant shall promptly advise Southside with respect to any such matters and, in the event of any such agreement or transaction with a third party prior to the Effective Time and as a condition thereto, mutually satisfactory amendments shall be made to this Agreement to place the Southside shareholders in the same position (economic or otherwise) they would have been in had such agreement or transaction been entered into after the Effective Time). Allegiant covenants and agrees that prior to the Effective Time, it shall not enter into any agreement pursuant to which Allegiant agrees to acquire a third party business which would be deemed to be "significant" to Allegiant on a consolidated basis under any of the conditions of Rule 1-02(w) of SEC Regulation S-X. The parties acknowledge that the taking by Allegiant of any actions permitted pursuant to this Section 4.01 shall not be deemed a breach, for any purpose, of a representation or warranty hereunder that relates to the subject matter of such actions.

         4.02     Forbearances of Southside. Except as set forth in Schedule
                  -------------------------                         --------
4.02, and except to the extent required by law, regulation or Regulatory
----
Authority or contemplated by or expressly permitted pursuant to the terms of this Agreement, or with the prior written consent of Allegiant during the period from the date of this Agreement to the Effective Time (which consent shall not be unreasonably withheld, delayed or conditioned), Southside shall not and shall not permit any of the Southside Subsidiaries to:

                  (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock, other than its regular quarterly dividends in amounts not exceeding the last quarterly dividend and with normal record and payment dates consistent with prior practice;

                  (b) except as otherwise set forth in Section 5.09(d), enter into or amend any employment, severance or similar agreement or arrangement with any director, officer or employee, or materially modify any of the Southside Employee Plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except (i) normal individual increases in compensation to employees who are not directors or officers consistent with past practice or, with the consent of Allegiant not to be unreasonably withheld, to directors and officers, and (ii) as required by law or contract;

                  (c) propose or adopt any amendments to its Articles of Incorporation or other charter document or By-Laws, except as contemplated hereby;

                  (d) issue, sell, grant, confer or award any of its Equity Securities, except that the Southside may issue shares of Southside Common Stock upon exercise of the Southside Stock Options outstanding on the date of this Agreement, or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on the date of this Agreement, other than with respect to its KSOP;

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

                  (e) purchase, redeem, retire, repurchase or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;

                  (f) cause or permit any Southside Subsidiary to enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount equal to or in excess of $5,000,000 or in any amount which, when aggregated with any and all loans or credit commitments of Southside and the Southside Subsidiaries to such person or entity, would be equal to or in excess of $5,000,000 without the prior written consent of Allegiant; provided, however, that nothing in this paragraph shall prohibit Southside or any Southside Subsidiary from honoring any contractual obligation in existence on the date of this Agreement. Notwithstanding this Section 4.02(f), Southside shall be authorized without first consulting with Allegiant or obtaining Allegiant's prior written consent, to cause or permit Southside and the Southside Subsidiaries to increase the aggregate amount of any credit facilities theretofore established in favor of any particular person or entity (each a "Pre-Existing Facility"), provided that the aggregate amount of any and all such increases to any particular person or entity shall not be in excess of $500,000;

                  (g) take any action that would (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of
         Section 368(a)(1)(A) of the Code, or (ii) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Allegiant or Southside to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement;

                  (h) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

                  (i) materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions for its own account of greater than $2,000,000 for U.S. Treasury or Federal Agency Securities and $500,000 for all other investment instruments;

                  (j) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other act which would make any of the representations and warranties in
         Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act; or

                  (k) enter into, increase or renew any loan or credit commitment (including standby letters of credit) to any executive officer or director of Southside or any of the Southside Subsidiaries, any holder of 10% or more of the outstanding shares of Southside Common Stock, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. Section 371c and 12 U.S.C. Section 371c-1. For purposes of this subsection (k), "control" shall have the meaning associated with that term under 12 U.S.C. Section 371c.

         4.03     Acquisition Proposals; Board Recommendation.
                  -------------------------------------------

                  (a) Southside agrees that it shall not, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of Southside, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal for Southside from and after the date hereof, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal for Southside from and after the date hereof,
         (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of Southside Equity Securities or (iv) enter into any agreement with respect to any Acquisition Proposal for Southside; provided, however, that if, at any time prior to the Southside shareholder approval pursuant to Section 5.03(a), Southside's Board of Directors reasonably determines in good faith, after consultation with and receipt of advice from outside counsel and independent financial advisor of Southside, that failing to take such action would be inconsistent with its fiduciary duties to Southside's shareholders under applicable law, Southside may, in response to an Acquisition Proposal for Southside made after the date of this Agreement which was not solicited by Southside or its representatives or agents and which did not otherwise result from a breach of this Section 4.03, and which is reasonably likely to lead to a Superior Proposal, and subject to compliance with Section 4.03(c); (x) furnish information with respect to Southside to any person pursuant to a customary confidentiality agreement including customary standstill provisions (as determined by Southside after consultation with its outside counsel) and (y) participate in negotiations regarding such Acquisition Proposal for Southside. "Acquisition Proposal" means any inquiry, proposal or offer relating to any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of 15% or more of the assets of Southside or any of the Southside Subsidiaries or 15% or more of any class of Equity Securities of Southside or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of Equity Securities of Southside or any of the Southside Subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Southside or any of the Southside Subsidiaries, other than the negotiations with Allegiant, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to Allegiant of the Merger.

                  (b) Neither the Board of Directors of Southside nor any committee thereof shall (i) withdraw, or propose publicly to withdraw, in a manner adverse to Allegiant, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) subject to Section 4.03(d), modify, or propose publicly to modify, in a manner adverse to Allegiant the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal for Southside or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal for Southside. Notwithstanding the foregoing, if at any time prior to receipt of Southside shareholder approval of this Agreement, the Merger and the transactions contemplated hereby, the Board of Directors of Southside reasonably determines, in good faith after consultation with the independent financial advisor of Southside, that it has received an Acquisition Proposal for Southside that constitutes a Superior Proposal which did not result from a breach of Southside's obligations under this
         Section 4.03 and also reasonably determines that failure to do one of the following would be inconsistent with its fiduciary duties to Southside's shareholders under applicable law, the Board of Directors of Southside may (subject to this and the following sentences), after paying to Allegiant the Southside Termination Fee, (x) withdraw or modify its approval or recommendation of this Agreement, the Merger and the transactions contemplated hereby, (y) approve or recommend the Superior Proposal or (z) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Southside to enter into any agreement with respect to the Superior Proposal), but in each of the cases set forth in clause (x), (y) or (z), only at a time prior to the Southside shareholder approval pursuant to Section 5.03(a) and only at a time that is after the tenth (10th) calendar day following Allegiant's receipt of written notice advising Allegiant that the Board of Directors of Southside has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For all purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the Southside Securities then outstanding (whether pursuant to a tender or exchange offer, merger, consolidation, share exchange, or other business combination) or all or substantially all the assets of Southside and otherwise on terms which the Board of Directors of Southside determines in its good faith judgment (based on a written opinion of Southside's financial advisor) to be materially more favorable to Southside and its shareholders than the Merger (taking into account any changes to the financial and other contractual terms of this Agreement proposed by Allegiant in response to such proposal, the person making the proposal, any legal or regulatory considerations and all other relevant financial and strategic considerations, including the timing of the consummation of such transactions) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Southside, is reasonably capable of being obtained by such third party, provided that such proposal is reasonably determined by the Board of Directors of Southside, in good faith and after due inquiry, to be likely to be consummated.

                  (c) In addition to the obligations of Southside set forth in paragraphs (a) and (b) of this Section 4.03, Southside shall promptly (meaning within 48 hours) advise Allegiant orally and in writing of any request for information or of any Acquisition Proposal for Southside, the material terms and conditions of such request or

         Acquisition Proposal for Southside and the identity of the person making such request or Acquisition Proposal for Southside. Southside will keep Allegiant reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal for Southside. If, after Southside receives a Superior Proposal, Allegiant desires to continue negotiations with Southside with respect to the transactions provided for in this Agreement, Southside agrees to negotiate in good faith with Allegiant.

                  (d) Nothing contained in this Section 4.03 shall prohibit Southside from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Southside's shareholders if, in the good faith judgment of the Board of Directors of Southside, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties to Southside's shareholders under the Missouri Statute; provided, however, neither Southside nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.03(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal for Southside.

         4.04     Forbearances of Allegiant. During the period from the date of
                  -------------------------
this Agreement to the Closing Date, Allegiant shall not, without the prior consent of Southside, agree in writing or otherwise to engage in any activity, enter into any transaction or take or omit to take any other action:

                  (a) that would (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or (ii) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Allegiant or Southside to obtain any necessary approvals of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement; or

                  (b) except to the extent required by law, regulation or any Regulatory Authority or contemplated by or expressly permitted pursuant to the terms of this Agreement, which would make any of the representations and warranties of Article III of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other action.


                                  ARTICLE V
                                  ---------
                            ADDITIONAL AGREEMENTS
                            ---------------------

         5.01     Access and Information; Due Diligence. Allegiant and
                  -------------------------------------
Southside shall each afford to the other, and to the other's accountants, counsel and other representatives, full access during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Each party shall, and shall cause its advisors and representatives to, (A) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party and its Subsidiaries which is not otherwise public knowledge; (B) in the event of a termination of this Agreement, return all documents (including copies thereof) obtained hereunder from the other party or any of its Subsidiaries to such other party or its Subsidiaries and (C) use its best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

         5.02     Regulatory Matters.
                  ------------------

                  (a) Within forty-five (45) days after the date hereof and so long as Southside and its accountants and advisors have cooperated with the preparation of the Registration Statement, Allegiant shall prepare and, subject to the review and consent of Southside, Southside shall file with the SEC the Registration Statement (or the equivalent in the form of preliminary proxy materials) with respect to the shares of Surviving Corporation Common Stock to be issued in the Merger and the exercise of the Allegiant Stock Options after the Effective Time and shall use its best efforts to cause the Registration Statement to become effective. Within forty-five (45) days after the date hereof and so long as Southside and its accountants and advisors have cooperated with the preparation of such applications, Allegiant shall prepare and, subject to the review and consent of Southside, file an application for approval of the Merger with the Federal Reserve Board, and such additional Regulatory Authorities as may require an application. Southside shall take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares and the exercise of such options, and Allegiant and the Allegiant Subsidiaries shall furnish Southside all information concerning Allegiant and the Allegiant Subsidiaries and the shareholders thereof as Southside may reasonably request in connection with any such action.

                  (b) Southside and Allegiant shall cooperate and use their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement.

         5.03     Shareholder Approval.
                  --------------------

                  (a) Southside shall call a special meeting of its shareholders to be held as soon as is reasonably possible for the purpose of voting upon this Agreement, the Merger and the transactions contemplated hereby, including, but not limited to, the issuance of the Surviving Corporation Common Stock in the Merger. In connection with such meeting, Allegiant shall prepare, subject to the review and consent of Southside, the Joint Proxy Statement/Prospectus (which shall be part of the Registration Statement to be filed with the SEC by Southside) and mail the same to the shareholders of Southside. The Board of Directors of Southside shall submit for approval of Southside's shareholders the matters to be voted upon at such meeting. The Board of Directors of Southside hereby does and will recommend this Agreement, the Merger and the transactions contemplated hereby to the shareholders of Southside and use its reasonable best efforts to obtain any vote of Southside's shareholders necessary for the approval of this Agreement, subject to Section 4.03.

                  (b) Allegiant shall call a special meeting of its shareholders to be held as soon as is reasonably possible for the purpose of voting upon this Agreement, the Merger and the transactions contemplated hereby. In connection with such meeting, Allegiant shall prepare, subject to the review and consent of Southside, the Joint Proxy Statement/Prospectus (which shall be part of the Registration Statement to be filed with the SEC by Southside) and mail the same to the shareholders of Allegiant. The Board of Directors of Allegiant shall submit for approval of Allegiant's shareholders the matters to be voted upon at such meeting. The Board of Directors of Allegiant hereby does and will recommend this Agreement, the Merger and the transactions contemplated hereby to the shareholders of Allegiant and use its reasonable best efforts to obtain any vote of Allegiant's shareholders necessary for the approval of this Agreement.

         5.04     Current Information. During the period from the date of this
                  -------------------
Agreement to the Closing Date, (i) Southside and Allegiant will promptly furnish the other party with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party, and (ii) Allegiant shall promptly furnish to Southside copies of all filings by Allegiant with each of the Federal Reserve Board, any other Regulatory Authority and the SEC.
Each party shall promptly notify the other party of the following events immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the affected party with respect thereto: (a) the occurrence of any event which could cause any representation or warranty of such party or any schedule, statement, report, notice, certificate or other writing furnished by such party to be untrue or misleading in any material respect; (b) any Material Adverse Effect to Southside or Allegiant; (c) the issuance or commencement of any governmental and/or regulatory agency complaint, investigation or hearing or any communications indicating that the same may be contemplated and, as to any such matter which shall now or hereafter be in effect, any communications pertaining thereto; or (d) the institution or the threat of any material litigation involving Southside or Allegiant. Until the Effective Time, Southside shall deliver to Allegiant monthly reports in form and pursuant to past timing as Southside has historically provided to its board members.

         5.05     Conforming Entries.
                  ------------------

                  (a) Notwithstanding that Southside believes that Southside and Southside Subsidiaries have established all reserves and taken all provisions for probable loan losses required by GAAP and applicable laws, rules and regulations, Southside recognizes that Allegiant may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for probable loan losses). From and after the date of this Agreement, Southside and Allegiant shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Southside and the Southside Subsidiaries, to those policies of Allegiant, as specified in each case in writing to Southside, based upon such consultation and as hereinafter provided.

                  (b) In addition, from and after the date of this Agreement, Southside and Allegiant shall consult and cooperate with each other with respect to determining appropriate Southside accruals, reserves and charges to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger, as specified in each case in writing to Southside, based upon such consultation and as hereinafter provided.

                  (c) Southside and Allegiant shall consult and cooperate with each other with respect to determining the amount and the timing for recognizing for financial accounting purposes Southside's expenses of the Merger and the restructuring charges, if any, related to or to be incurred in connection with the Merger.

                  (d) With respect to clauses (a) through (c) of this
         Section 5.05, it is the objective of Allegiant and Southside that such reserves, accruals, charges and divestitures, if any, to be taken shall be consistent with GAAP and shall be taken no earlier than immediately prior to the Merger on the Closing Date.

         5.06     Agreements of Affiliates. Allegiant shall use its best
                  ------------------------
efforts to cause each person who is determined to be an "affiliate" of Allegiant for purposes of Rule 145 under the Securities Act to deliver to Allegiant, as of the date hereof, or as soon as practicable hereafter, a written agreement in substantially the form set forth as Exhibit B to this
                                                         ---------
Agreement providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of Surviving Corporation Common Stock to be received by such person in the Merger during the period designated in such letter and thereafter in compliance with the applicable provisions of the Securities Act. Upon reasonable request of Allegiant, Southside shall use its best efforts to cause each person who is determined to be an "affiliate" of Southside to deliver to Allegiant, as of the date hereof, or as soon as practicable hereafter, a written agreement in substantially the form set forth as Exhibit B to this Agreement providing
                                    ---------
that each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of Surviving Corporation Common Stock to be received by such person in the Merger during the period designated in such letter and thereafter in compliance with the applicable provisions of the Securities Act.

         5.07     Expenses. Each party hereto shall bear its own expenses
                  --------
incident to preparing, entering into and carrying out this Agreement and to consummating the Merger; provided, however, that Allegiant shall pay all printing expenses and filing fees incurred in connection with this Agreement, the Registration Statement and the Joint Proxy
Statement/Prospectus.

         5.08     Miscellaneous Agreements and Consents.
                  -------------------------------------

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all commercially reasonable actions, and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including, without limitation, using its respective best efforts to take all commercially reasonable actions to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each party shall, and shall cause each of its respective Subsidiaries to, use its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the opinion of Allegiant, desirable for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, no party shall be obligated to agree to a material restriction or condition in order to obtain such approvals and consents.

                  (b) Southside, prior to the Effective Time, shall (i) consult and cooperate with Allegiant regarding the implementation on or after the Effective Time of those policies and procedures established by Allegiant for the governance of Southside's Subsidiaries and not otherwise referenced in Section 5.05 hereof, including, without limitation, policies and procedures pertaining to the accounting, asset/liability management, audit, credit, human resources, treasury and legal functions, and (ii) at the reasonable request of Allegiant, conform on or after the Effective Time Southside's existing policies and procedures in respect of such matters to Allegiant's policies and procedures or, in the absence of any existing Southside policy or procedure regarding any such function, introduce Allegiant's policies or procedures in respect thereof, unless to do so would cause Southside or any of the Southside

         Subsidiaries to be in violation of any law, rule or regulation or requirement of any Regulatory Authority having jurisdiction over Southside and/or the Southside Subsidiary affected thereby.

         5.09     Employee Agreements and Benefits.
                  --------------------------------

                  (a) Following the Effective Time, Allegiant and Southside agree that they shall cause the Surviving Corporation to assume and honor in accordance with their terms all employment, severance, deferred compensation, split-dollar insurance and other compensation contracts set forth on Schedule 2.11(b) between
                                             ----------------
         Southside, any of the Southside Subsidiaries, and any current or former director, officer, employee or agent thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Southside Employee Plans.

                  (b) Subject to Sections 5.09(d) and 5.14, the provisions of the Southside Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the Equity Securities of Southside or any of the Southside Subsidiaries shall be deleted and terminated as of the Effective Time.

                  (c) Allegiant and Southside agree that, except as set forth in Sections 5.09(b) and 5.09(d) hereof, the Southside Employee Plans shall not be terminated by reason of the Merger but shall continue thereafter as plans of the Surviving Corporation until such time as the employees of Southside and the Southside Subsidiaries are integrated into Surviving Corporation's employee benefit plans (which plans, to the extent practicable, shall be the same as Allegiant's employee benefit plans) available to other employees of Surviving Corporation, subject to the terms and conditions specified in such plans and to such changes therein as may be necessary to reflect the consummation of the Merger. Allegiant and Southside agree that Surviving Corporation shall take such steps as are necessary or required to integrate the employees of Southside and the Southside Subsidiaries into Surviving Corporation's employee benefit plans available to other employees of Surviving Corporation and its Subsidiaries as soon as practicable after the Effective Time, with (i) full credit for prior service with Southside or any of the Southside Subsidiaries for purposes of vesting and eligibility for participation and benefit allocation (but not benefit accruals under any defined benefit plan), and co-payments and deductibles, (ii) waiver of all waiting periods, evidence of insurability and pre-existing condition exclusions or penalties, (iii) full credit for claims arising prior to the Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums and all other similar limitations for the applicable plan year in which the Merger is consummated, and (iv) full credit for vacation accrued by employees of Southside and the Southside Subsidiaries on or before the Effective Time. Allegiant and Southside agree that Surviving Corporation shall provide COBRA coverage for the periods and otherwise to the extent required by applicable law for employees and former employees of Southside and the Southside Subsidiaries (and their dependents and qualified beneficiaries) who are eligible for COBRA coverage under the group health plans of Southside and the Southside Subsidiaries. Allegiant and Southside agree that Surviving Corporation shall provide severance benefits for employees of Southside and the Southside Subsidiaries who terminate employment within six (6) months following the Effective Time equal to one week of salary for each year of service, vesting after three
         (3) years, not to exceed a total of ten (10) weeks of salary, and thereafter such employees shall receive the same severance benefits that Surviving Corporation provides to all other employees of Surviving Corporation and the Surviving Corporation Subsidiaries and shall receive credit for their years of service with Southside and the Southside Subsidiaries. Surviving Corporation shall not take any action which will adversely affect the participation of the employees of Southside and the Southside Subsidiaries in any
         Section 125 plan maintained by Southside and the Southside Subsidiaries during the calendar year in which the Closing occurs.

                  (d) Prior to the Effective Time, Southside shall split the Southside Employee Stock Ownership Plan with 401(k) Provisions (the "KSOP") into two plans, one plan to consist of the employee stock ownership plan portion of the KSOP (the "ESOP") and one plan to consist of the 401(k) portion of the KSOP (the "401(k)"). As of the Effective Time, the ESOP shall be terminated and immediately following the Effective Time each Acquisition Loan (as defined in the KSOP) shall be repaid in full with an amount of unallocated cash or shares of Surviving Corporation stock held in the ESOP having an aggregate fair market value equal to the unpaid balance of any such Loan at the time of payment. All ESOP accounts shall fully vest and be nonforfeitable as of the termination of the ESOP. Following the date of this Agreement, Southside shall amend the KSOP to provide for its division into two plans and for the termination of the ESOP consistent with the foregoing provisions, subject to Allegiant's review and consent, not to be unreasonably withheld.

                  As soon as practicable after the receipt of a favorable determination letter from the Internal Revenue Service ("IRS") as to the tax qualified status of the ESOP upon its termination under the Code (the "Final Determination Letter"), distributions of the benefits under the ESOP shall be made. From and after the date of this Agreement, in anticipation of such termination and distribution, Southside and its representatives before the Effective Time and Allegiant and Southside agree that Surviving Corporation and its representatives after the Effective Time shall use their best efforts to apply for and to obtain such favorable Final Determination Letter from the IRS.

         5.10     Press Releases. Except to the extent disclosure may be
                  --------------
required by applicable law, Southside and Allegiant shall consult with each other as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby, and each party shall have the right to reasonably approve any proposed press release.

         5.11     State  Takeover  Statutes.  Southside and Allegiant  will
                  -------------------------
take all steps necessary to exempt the transactions contemplated by this Agreement from any applicable Missouri state takeover law.

         5.12     Directors' and Officers' Indemnification and Insurance.
                  ------------------------------------------------------

                  (a) Allegiant and Southside agree that the Merger shall not affect or diminish any of the duties and obligations of indemnification of Southside, Allegiant or any of their respective Subsidiaries existing as of the Effective Time in favor of employees, agents, directors or officers of Southside, Allegiant or any of their respective Subsidiaries arising by virtue of their respective Articles of Incorporation, charters or By-Laws in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement, and Allegiant and Southside agree that Surviving Corporation shall continue such duties and obligations in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. To the extent that Southside's or Allegiant's respective existing directors' and officers' liability insurance policy would provide coverage for any action or omission occurring prior to the Effective Time, Southside or Allegiant, as applicable, agrees to give proper notice to the insurance carrier and to Surviving Corporation of any potential claim thereunder so as to preserve Southside's or Allegiant's, as applicable, rights to such insurance coverage.

                  (b) After the Effective Time, Allegiant and Southside agree that Surviving Corporation will provide, or cause to be provided, such coverage to the officers and directors of Southside and the Southside Subsidiaries who shall continue as officers and directors of the Surviving Corporation and its Subsidiaries to the same extent that Allegiant provides or causes to be provided such coverage to the other officer and directors of Surviving Corporation and its Subsidiaries.

                  (c) For a period of six (6) years after the Effective Time, Allegiant and Southside agree that Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Southside covering past or future claims with respect to periods before the Effective Time (provided that Allegiant and Southside agree that Surviving Corporation may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that Surviving Corporation shall not be required to pay premiums for such insurance which exceed in the aggregate 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. Prior to the Effective Time, Allegiant may request Southside to, and Southside shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Allegiant. Southside may purchase, as it deems necessary or appropriate, insurance coverage of directors and officers or a rider or endorsement to its existing policy, providing for coverage for securities laws claims and similar claims which could result from the transactions contemplated hereby; provided, however, any amount of such coverage in excess of $20,000 shall be counted against the 150% limit provided above and Allegiant shall have the opportunity to provide similar coverage through its insurance carrier if it is determined that such premiums will be lower than those available to Southside.

         5.13     Tax Matters.
                  -----------

                  (a) Prior to the Effective Time, each party shall cooperate with the other party and shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under
         Section 368(a)(1)(A) of the Code, and will not take any action reasonably likely to cause the Merger not so to qualify. Allegiant and Southside agree that Surviving Corporation, for the benefit of the Southside shareholders, shall not take any action after the Effective Time that would cause the Merger not to so qualify.

                  (b) Each party shall cooperate with the other party and shall use its reasonable best efforts to obtain the opinion referred to in Section 6.02(e) and in connection therewith, each of Southside and Allegiant shall deliver to such counsel customary and reasonable representation letters in form and substance reasonably satisfactory to such counsel.

         5.14     Employee Stock Options.
                  ----------------------

                  (a) At the Effective Time, without any action on the part of any holder of any such option, each Southside Stock Option that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Southside Common Stock and shall be converted automatically into an option to purchase shares of Surviving Corporation Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Southside Stock Plan under which it was issued and the Southside Stock Option Agreement by which it is evidenced and the agreements evidencing grants thereunder, provided that all SouthSide Stock Options shall be exercisable throughout their stated terms regardless of any provisions therein pursuant to which they would otherwise terminate or expire at an earlier time due to the termination of employment of the holder thereof):

                           (i) The number of shares of Surviving Corporation Common Stock to be subject to each such Southside Stock Option shall be equal to the product of (A) the number of shares of Southside Common Stock purchasable upon exercise of the Southside Stock Option immediately prior to the Effective Time and (B) 1.39 (as such exchange ratio may be adjusted as provided herein), the product being rounded, if necessary, up or down, to the nearest whole share; provided, however, that each Southside Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time; and

                           (ii) The exercise price per share of Surviving Corporation Common Stock under the new option shall be equal to the exercise price per share of Southside Common Stock under the Southside Stock Option immediately prior to the Effective Time divided by 1.39 (as such exchange ratio may be adjusted as provided herein), provided that such exercise price shall be rounded to the nearest whole cent.

                  (b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any such option, each option to purchase shares of Allegiant Common Stock (each, an "Allegiant Option") that is outstanding and unexercised immediately prior thereto shall be assumed by the Surviving Corporation and shall cease to represent the right to acquire shares of Allegiant Common Stock and shall be converted into an option to purchase shares of Surviving Corporation Common Stock, on the same terms and conditions as are in effect immediately prior to the Effective Time, except that all references to Allegiant shall be deemed to be references to the Surviving Corporation.

         5.15     Exemption from Liability under Section 16(b): Allegiant
                  -------------------------------------------------------
Insiders. Assuming that Allegiant delivers to Southside the Allegiant
--------
Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the board of directors of Southside, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Allegiant Insiders (as defined below) of Surviving Corporation Common Stock in exchange for shares of Allegiant Common Stock, and of options to purchase shares of Surviving Corporation Common Stock upon conversion of options to purchase shares of Allegiant Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Allegiant Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Allegiant Section 16 Information" shall mean information accurate in all respects regarding the

Allegiant Insiders, the number of shares of Allegiant Common Stock held by each such Allegiant Insider and expected to be exchanged for Surviving Corporation Common Stock in the Merger, and the number and description of the options to purchase shares of Allegiant Common Stock held by each such Allegiant Insider and expected to be converted into options to purchase shares of Surviving Corporation Common Stock in connection with the Merger. "Allegiant Insiders" shall mean those officers and directors of Allegiant who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Allegiant Section 16 Information.

         5.16     Exemption from Liability under Section 16(b): Southside
                  -------------------------------------------------------
Insiders. The board of directors of Southside, or a committee of
--------
Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), may, as it deems necessary or advisable, adopt a resolution providing in substance that the receipt by the Southside Insiders (as defined below) of Surviving Corporation Common Stock in exchange for shares of Southside Common Stock, and of options to purchase shares of Surviving Corporation Common Stock upon conversion of options to purchase shares of Southside Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Southside Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Southside Section 16 Information" shall mean information accurate in all respects regarding the Southside Insiders, the number of shares of Southside Common Stock held by each such Southside Insider and expected to be exchanged for Surviving Corporation Common Stock in the Merger, and the number and description of the options to purchase shares of Southside Common Stock held by each such Southside Insider and expected to be converted into options to purchase shares of Surviving Corporation Common Stock in connection with the Merger. "Southside Insiders" shall mean those officers and directors of Southside who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Southside Section 16 Information.

         5.17     No Negotiations. Allegiant covenants and agrees that, prior
                  ---------------
to the Effective Time, it will not enter into any negotiations, discussions, agreements, arrangements or understandings with First Banks regarding a possible transaction which would result in the disposition of any Southside Subsidiaries to First Banks.

                                 ARTICLE VI
                                 ----------
                                 CONDITIONS
                                 ----------

         6.01     Conditions to Each Party's Obligation To Effect the Merger.
                  ----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                  (a) Shareholder Approval. The approval of this Agreement,
                      --------------------
         the Merger and the transactions contemplated thereby shall have received the requisite vote of shareholders of Southside and Allegiant at the special meetings of shareholders or any adjournment thereof called pursuant to Section 5.03 hereof.

                  (b) Regulatory Approval. This Agreement and the
                      -------------------
         transactions contemplated hereby shall have been approved by the Federal Reserve Board and any other Regulatory Agencies whose approval is required for consummation of the transactions contemplated hereby and all requisite waiting periods imposed by the foregoing shall have expired.

                  (c) Effectiveness of Registration Statement.  The
                      ---------------------------------------
         Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                  (d) No Judicial Prohibition.  Neither Southside nor
                      -------------------------
         Allegiant shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

         6.02     Conditions to Obligations of Southside. The obligations of
                  --------------------------------------
Southside to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                  (a) Representations and Warranties. The representations
                      ------------------------------
         and warranties of Allegiant set forth in Article III of this Agreement (subject to the standard set forth in Section 1.17(b)) shall be true and correct as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time, except (i) to the extent such representations and warranties are by their express provisions made as of a specified date or period, and (ii) for the effect of transactions contemplated by this Agreement), and Southside shall have received a certificate of any authorized officer of Allegiant, signing solely in his capacity as an officer of Allegiant, to such effect.

                  (b) Performance of Obligations. Allegiant shall have
                      --------------------------
         performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Southside shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Allegiant, signing solely in their capacities as officers of Allegiant, to such effect.

                  (c) Permits, Authorizations, etc. Allegiant shall have
                      -----------------------------
         obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation of the Merger.

                  (d) No Material Adverse Effect.  Since the date of this
                      --------------------------
         Agreement, there shall have been no Material Adverse Effect on Allegiant and its Subsidiaries, taken as a whole.

                  (e) Tax Opinion of Allegiant's Counsel. Southside shall
                      ----------------------------------
         have received an opinion of counsel to Allegiant which provides that it may be relied upon by the shareholders of Southside, in form and substance reasonably satisfactory to Southside, on the basis of relevant facts, the representations referred to in Section
         5.13 and reasonable assumptions set forth in such opinion, dated as of the date of the Effective Time, to the effect that (i) the Merger will qualify for federal income tax purposes as a reorganization under Section 368(a)(1)(A) of the Code, (ii) both Southside and Allegiant are each parties to the reorganization within the meaning of Section 368 of the Code, (iii) no gain or loss will be recognized by Southside as a result of the Merger, and
         (iv) no gain or loss will be recognized by the shareholders of Southside who exchange all of their Southside Common Stock solely for Allegiant Common Stock pursuant to the Merger (except with respect to cash received pursuant to a Cash Distribution or a Combination Distribution, the exercise of Dissenters Rights or in lieu of a fractional share interest in Allegiant Common Stock).

                  (f) Election of Designees. Surviving Corporation's Board
                      ---------------------
         of Directors shall have elected the designees of Southside to Surviving Corporation's Board of Directors pursuant to Section 1.06.

                  (g) Reaffirmation of Opinion. Southside shall have
                      ------------------------
         received, on or shortly before the date of the mailing of the Joint Proxy Statement/Prospectus, from its investment banker, Stifel, Nicolaus & Company, Incorporated, the reaffirmation of the opinion of such investment banker, originally rendered and delivered to Southside at the meeting of the Board of Directors of Southside at which this Agreement was approved by such Board of Directors, to the effect that the transactions contemplated by this Agreement, including the Merger, are fair to Southside and its shareholders from a financial point of view.

         6.03     Conditions to Obligations of Allegiant. The obligations of
                  --------------------------------------
Allegiant to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) Representations and Warranties. The representations
                      ------------------------------
         and warranties of Southside set forth in Article II of this Agreement (subject to the standard set forth in Section 1.17(b)) shall be true and correct as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time, except (i) to the extent such representations and warranties are by their express provisions made as of a specific date or period, and (ii) for the effect of transactions contemplated by this Agreement) and Allegiant shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Southside, signing solely in their capacities as officers of Southside, to such effect.

                  (b) Performance of Obligations. Southside shall have
                      --------------------------
         performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Allegiant shall have received a certificate of the Chief Executive Officer and Chief Financial Officer, signing solely in their capacities as officers of Southside, to that effect.

                  (c) Permits, Authorizations, etc. Southside shall have
                      -----------------------------
         obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

                  (d) No Material Adverse Effect. Since the date of this
                      --------------------------
         Agreement, there shall have been no Material Adverse Effect on Southside and the Southside Subsidiaries, taken as a whole.

                  (e) Reaffirmation of Opinion. Allegiant shall have
                      ------------------------
         received, on or shortly before the date of the mailing of the Joint Proxy Statement/Prospectus, from its investment banker, Legg Mason Wood Walker, Incorporated, the reaffirmation of the opinion of such investment banker, originally rendered and delivered to Allegiant at the meeting of the Board of Directors of Allegiant at which this Agreement was approved by such Board of Directors, to the effect that the transactions contemplated by this Agreement, including the Merger, are fair to Allegiant and its shareholders from a financial point of view.


                                 ARTICLE VII
                                 -----------
                      TERMINATION, AMENDMENT AND WAIVER
                      ---------------------------------

         7.01     Termination. This Agreement may be terminated at any time
                  -----------
prior to the Closing Date, whether before or after approval by the shareholders of Southside, only:

                  (a) by mutual written consent by the Board of Directors of Allegiant and by the Board of Directors of Southside;

                  (b) by the Board of Directors of Allegiant or the Board of Directors of Southside at any time after March 31, 2002, if the Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

                  (c) by the Board of Directors of Allegiant or the Board of Directors of Southside if (i) the Federal Reserve Board or any other federal and/or state Regulatory Authority whose approval is required for the consummation of the transactions contemplated hereby has denied approval of the Merger and such denial has become final and nonappealable, (ii) the shareholders of Southside shall not have approved this Agreement at the meeting referred to in
         Section 5.03(a) or at any adjournment thereof, or (iii) the shareholders of Allegiant shall not have approved this Agreement at the meeting referred to in Section 5.03(b) or at any adjournment thereof;

                  (d) by the Board of Directors of Southside, in the event
         (i) of a breach by Allegiant of any representation or warranty of Allegiant contained herein (subject to the standard set forth in Section 1.17(b)) or a material volitional breach by Allegiant of any covenant or agreement to Southside contained herein, which breach of representation, warranty, covenant or agreement is not cured within 30 days after written notice thereof is given to Allegiant by Southside or is not waived by Southside during such period, or (ii) any of the conditions set forth in Sections 6.01 or
         6.02 hereof shall have become incapable of fulfillment;

                  (e) by the Board of Directors of Allegiant, in the event
         (i) of a breach by Southside of any representation or warranty of Southside contained herein (subject to the standard set forth in Section 1.17(b)) or a material volitional breach by Southside of any covenant or agreement to Allegiant contained herein, which breach of representation, warranty, covenant or agreement is not cured within 30 days after written notice thereof is given to Southside by Allegiant or is not waived by Allegiant during such period, or (ii) any of the conditions set forth in Sections 6.01 or
         6.03 hereof shall have become incapable of fulfillment;

                  (f) by Allegiant, (i) if there shall have occurred an adverse change in the Southside Recommendation (or the Board of Directors of Southside have resolved to take such action); (ii) if there shall have occurred a material breach of Section 4.03 by Southside or any of its officers, directors, employees, advisors or agents, including, without limitation, by failing to promptly notify Allegiant as required thereunder; (iii) Southside shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of Southside in favor of the adoption and approval of this Agreement and the approval of the Merger; (iv) the Board of Directors of Southside shall have approved, endorsed or recommended any Acquisition Proposal of Southside; (v) a tender or exchange offer relating to securities of Southside shall have been commenced and Southside shall not have sent to its shareholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that Southside recommends rejection of such tender or exchange offer; or (vi) Southside or Southside's Board of Directors or any committee thereof shall have resolved to do or permit any of the foregoing;

                  (g) by Southside, pursuant to the provisions of Section 4.03(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Southside Termination Fee (provided in no event shall Southside be required to pay the Southside Termination Fee under more than one provision of this Agreement);

                  (h) by Southside in the event that, immediately prior to the Effective Time, Allegiant shall not have delivered to the Exchange Agent pursuant to Section 1.09(a) hereof, cash, in immediately available funds, equal to the aggregate Cash
         Distribution; and

                  (i) by Southside if the holders of 10% or more of the outstanding shares of Southside Common Stock shall, as of the time immediately after the Southside shareholders' meeting held pursuant to Section 5.03(a), have taken all actions then required under Missouri law to exercise and perfect their dissenter's rights.

The party desiring to terminate this Agreement pursuant to the preceding paragraph (b), (c), (d), (e), (f), (g), (h) or (i) shall give written notice of such termination to the other parties hereto in accordance with Section
8.09 below.

         7.02     Effect of Termination.
                  ---------------------

                  (a) In the event of termination of this Agreement as provided in Section 7.01 above, this Agreement shall forthwith become void and there shall be no liability on the part of Allegiant or Southside or their respective officers or directors except as set forth in the second sentence of Section 5.01 and in Sections 5.07, 7.02(b) and 7.02(c) which obligations shall survive such termination.

                  (b) In the event that (A) an Acquisition Proposal shall have been made known to Southside or any of the Southside Subsidiaries or has been made directly to holders of Southside Common Stock generally or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and such Acquisition Proposal or announced intention shall not have been withdrawn and thereafter this Agreement is terminated by any party pursuant to Section 7.01(b), or (B) this Agreement is terminated by (x) Southside pursuant to Section 7.01(g), or (y) by Allegiant pursuant to Section 7.01(e)(i) or 7.01(f), then Southside shall promptly, but in no event later than two (2) days after the date of such termination, pay Allegiant a fee equal to the greater of 5% of the aggregate value of the Merger Consideration (determined as of the date of such termination) and $5 million (the "Southside Termination Fee"), payable by wire transfer of same day funds. Anything to the contrary in this Agreement notwithstanding, the Southside Termination Fee shall be the only liability that Southside shall have to Allegiant in the event that this Agreement is terminated under the circumstances described in this Section 7.02(b). Southside acknowledges that the agreements contained in this 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Allegiant would not enter into this Agreement; accordingly, if Southside fails to promptly pay any amount due pursuant to this Section 7.02, and in order to obtain such payment, Allegiant commences a suit which results in a judgment against Southside for the Southside Termination Fee, Southside shall also pay to Allegiant its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Southside Termination Fee at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

                  (c) In the event that this Agreement is terminated (x) by Southside pursuant to Section 7.01(d)(i) or Section 7.01(h), (y) by Allegiant or Southside pursuant to Section 7.01(c)(iii) or (z) by Allegiant pursuant to Section 7.01(b) or 7.01(e)(ii) or Southside pursuant to Section 7.01(d)(ii) (provided, for purposes of this clause (z), only if such termination is a result of failure to fulfill the condition with respect to Allegiant shareholder approval in Section 6.01(a)), then Allegiant shall promptly, but in no event later than two (2) days after the date of such termination, pay Southside a fee equal to the greater of 5% of the aggregate value of the Merger Consideration (determined as of the date of such termination) and $5 million (the "Allegiant Termination Fee"), payable by wire transfer of same day funds. Anything to the contrary in this Agreement notwithstanding, the Allegiant Termination Fee shall be the only liability that Allegiant shall have to Southside in the event that this Agreement is terminated under the circumstances described in this Section 7.02(c). Allegiant acknowledges that the agreements contained in this 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Southside would not enter into this Agreement; accordingly, if Allegiant fails to promptly pay any amount due pursuant to this Section 7.02, and in order to obtain such payment, Southside commences a suit which results in a judgment against Allegiant for the Allegiant Termination Fee, Allegiant shall also pay to Southside its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Allegiant Termination Fee at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

         7.03     Amendment. This Agreement, the Exhibits and the Schedules
                  ---------
hereto may be amended by the parties hereto, by action taken by or on behalf of the respective Boards of Directors of Allegiant and Southside, at any time before or after approval of this Agreement by the shareholders of Southside; provided, however, that after any such approval by the shareholders of Southside no such modification shall (A) alter or change the amount of Merger Consideration to be received by holders of Southside Common Stock as provided in this Agreement or (B) adversely affect the tax treatment to holders of Southside Common Stock as a result of the receipt of the Merger Consideration; and provided, further, however, that after any such approval by the shareholders of Allegiant no such modification shall
(A) alter or change the amount of Merger Consideration to be received by holders of Allegiant Common Stock as provided in this Agreement or (B) adversely affect the tax treatment to holders of Allegiant Common Stock as a result of the receipt of the Merger Consideration. This Agreement, the Exhibits and the Schedules hereto may not be amended except by an instrument in writing signed on behalf of each of Allegiant and Southside.

         7.04     Waiver. Any term, condition or provision of this Agreement
                  ------
may be waived in writing at any time by the party which is, or whose shareholders or stockholders, as the case may be, are, entitled to the benefits thereof.


                                ARTICLE VIII
                                ------------
                             GENERAL PROVISIONS
                             ------------------

         8.01     Non-Survival of Representations, Warranties and Agreements.
                  ----------------------------------------------------------
No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as set forth below, all representations, warranties and agreements in this Agreement of Allegiant and Southside or in any instrument delivered by Allegiant or Southside pursuant to or in connection with this Agreement shall expire at the Effective Time. In the event of consummation of the Merger, the agreements contained in or referred to in Sections 1.04-1.13, 5.07, 5.09, 5.12, 5.13(a), 5.14, 8.01 and 8.02 shall survive the Effective Time.

         8.02     Indemnification.
                  ---------------

                  (a) Allegiant and Southside shall, and Allegiant and Southside agree that Surviving Corporation shall (hereinafter, in such capacity being referred to as the "Indemnifying Party") agree to indemnify and hold harmless each other and their officers, directors and controlling persons (each such other party being hereinafter referred to, individually and/or collectively, as the "Indemnified Party") against any and all losses, claims, damages or liabilities, joint or several, to which the Indemnified Party may become subject under the Securities Act, the Exchange Act or other federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof): (i) arise primarily out of any information furnished by the Indemnifying Party and included in the Registration Statement as originally filed or in any amendment therefor and supplement thereof, or in the Joint Proxy Statement/Prospectus, or in any amendment therefor or supplement thereof, or are based primarily upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as originally filed or in any amendment therefor and supplement thereof, or in the Joint Proxy Statement/Prospectus, or in any amendment therefor or supplement thereof, and provided for inclusion thereof by the Indemnifying Party or (ii) arise primarily out of or are based primarily upon the omission or alleged omission by the Indemnifying Party in supplying information to be included in the Registration Statement as originally filed or in any amendment therefor and supplement thereof, or in the Joint Proxy Statement/Prospectus, or in any amendment therefor and supplement thereof, a material fact required to be stated therein or necessary to make the statements made therein not misleading, and agrees to reimburse each such Indemnified Party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, no Indemnified Party shall be entitled to be indemnified or held harmless hereunder for such party's gross negligence or willful misconduct.

                  (b) Allegiant and Southside agree that Surviving Corporation agrees to indemnify and hold harmless each shareholder of Southside who is a shareholder at the Effective Time for any federal, state or local income tax (including interest, additions to tax, and penalties) that is assessed or otherwise becomes due and owing with respect to Surviving Corporation Common Stock received by such shareholder of Southside with respect to Stock Election Shares or the Stock Distribution portion of Combination Election Shares pursuant to the Merger to the extent that the receipt by such shareholder of such Surviving Corporation Common Stock in the Merger is taxable to such shareholder with respect to the receipt by such shareholder of Stock Election Shares or the Stock Distribution portion of Combination Election Shares for federal, state or local income tax purposes (a "Tax Loss"). In the case of any Tax Loss that is indemnifiable pursuant to this Section 8.02(b), the amount that shall be paid by Surviving Corporation pursuant to the foregoing provisions of this Section 8.02(b) (the "Amount") shall be increased, in addition to the Amount, by an additional cash payment (the "Additional Payment") sufficient to put the recipient shareholder in the position such that the Amount plus the Additional Payment shall, after deduction of all net income and other taxes required to be paid by such shareholder in respect of the receipt of the Amount and the Additional Payment (taking into account any allowable credits or deductions arising therefrom), be equal to the Amount (such increase being deemed to mean that the Amount is paid on an "After-Tax Basis"). Such calculations shall be made with respect to all such income taxes on the assumption that the recipient is subject to net income taxation at the highest applicable federal, state and local combined marginal income tax rate (the "Combined Tax Rate").

         If as a result of a Tax Loss occurring with respect to any taxable year under circumstances that require Surviving Corporation to make any payments described in this Section 8.02(b) with respect to such Tax Loss, any shareholder entitled to such payments shall recognize with respect to any taxable year in which such Tax Loss occurs or any subsequent year ending within three (3) years after the Effective Time any deduction, loss, credit, increased loss or reduced gain as a result of an increase in adjusted basis of the Surviving Corporation shares received pursuant to the Merger or other benefit that would not otherwise have been recognized but for such Tax Loss, such benefit shall either be taken into account in determining the amount payable to such shareholder pursuant to this
         Section 8.02(b), or to the extent such benefit was not so taken into account at the time the Amounts and Additional Amounts were paid pursuant to this Section 8.02(b) and if such benefits are recognized and taken into account in a year subsequent to a year with respect to which the Tax Loss occurs, but within three (3) years thereof, then such shareholder shall pay to Surviving Corporation (without adjustment for time value of money) an amount equal on an After-Tax Basis to the sum of (i) the reduction in federal, state and local income taxes, if any (computed on the assumption that such taxes are paid at the Combined Tax Rate), recognized by such shareholder attributable to any Tax Loss previously indemnified by Surviving Corporation hereunder and (ii) the reduction in federal, state and local income taxes realized by such shareholder as a direct result of any payment pursuant to this sentence.

         If the IRS proposes in writing in a 30-day letter or notice of deficiency an adjustment which may result in a Tax Loss, such affected shareholder shall, within sixty (60) days of its receipt, notify Surviving Corporation in writing of such adjustment and any reason stated therefor and of all action taken or proposed to be taken by the IRS and the proposed date for the commencement of such action (it being understood, however, that a defective notice shall not be cause for Surviving Corporation not to make any payment hereunder unless Surviving Corporation is actually prejudiced thereby). If Surviving Corporation shall request in writing within thirty (30) days after the date of such notification of Surviving Corporation that such matter be contested, the shareholder, at Surviving Corporation's sole cost and expense, shall be obligated to contest such proposed adjustment, including in any appropriate court of law (provided, however, that such shareholder shall not be obligated to appeal any adverse determination to the United States Supreme Court) and such shareholder and its counsel (who shall be selected at the sole discretion of Surviving Corporation) shall consult in good faith with Surviving Corporation regarding the conduct of such contest; provided, however, if there are issues being contested with the IRS in addition to the one giving rise to the Tax Loss, the shareholder may retain counsel of his choice. Counsel selected by such shareholder and counsel selected by Surviving Corporation shall cooperate in contesting the merger; provided, further, that such shareholder shall not settle or otherwise compromise any such issue giving rise to any Tax Loss without the prior written consent of Surviving Corporation, if the effect of such settlement or compromise would be to impose liability on Surviving Corporation hereunder. Otherwise, any Amount and Additional Payment payable to any shareholder in the event of an unfavorable resolution of a contest shall be payable no sooner than ten (10) days after the Final Determination (as hereinafter defined) with respect to such contest.

         Any Amount and Additional Amount payable to any shareholder hereunder shall be paid no later than thirty (30) days after receipt of a written demand therefor from such shareholder, setting forth in detail the computation of such amount, but such payment shall not be due prior to the earlier of (i) the date such shareholder would pay additional income taxes on account of such Tax Loss (including any estimated taxes with respect thereto) or
         (ii) the date such shareholder shall suffer a reduction in the amount of any refund of income taxes that the shareholder would have been entitled to receive but for such Tax Loss.

         "Final Determination" with respect to a Tax Loss shall mean the earlier of (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final (e.g., when all allowable appeals thereof have been exhausted by either party to the action or the time for filing such appeal has expired) or the acceptance of the terms of an administrative determination if Surviving Corporation consents in writing to such acceptance, or (ii) the date of execution of a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding.

         Notwithstanding the foregoing, Surviving Corporation shall not indemnify any shareholder pursuant to this Section 8.02(b) to the extent that the Tax Loss is attributable, in whole or in part, to
         (i) any change in statute, code, ordinance or regulation occurring after the Effective Time which causes a Tax Loss, (ii) any failure by any shareholder to report the Merger in accordance with the intended treatment under this Agreement as a transaction under
         Section 368(a)(1)(A) of the Code, (iii) a knowing failure by a shareholder to take reasonable action or to furnish reasonable cooperation to Surviving Corporation which prevents Allegiant from diligently fulfilling its obligations under this Section 8.02(b),
         (iv) any knowing and material written misrepresentation made by Southside or any officer or employee thereof to Surviving Corporation's counsel in connection with the rendering of the tax opinion contemplated by Section 6.02(e) hereof or (v) any material breach by Southside or any Southside Subsidiary of its representation and warranty under Section 2.24 hereof.

         8.03     No Assignment; Successors and Assigns. This Agreement shall
                  -------------------------------------
be binding upon and inure to the benefit of the parties hereto and their respective successors (including any corporation deemed to be a successor corporation of any of the parties by operation of law) and assigns, but neither this Agreement nor any right or obligation set forth in any provision hereof may be transferred or assigned (except by operation of law) by any party hereto without the prior written consent of the other party, and any purported transfer or assignment in violation of this Section 8.03 shall be void and of no effect. Surviving Corporation shall be deemed to be a successor to Allegiant and Southside hereunder. There shall not be any third party beneficiaries of any provisions hereof except for Sections 1.06, 1.08, 1.09, 1.10, 5.09, 5.12, 5.13, 5.14 and 8.02 which may be enforced against Allegiant or Southside, as the case may be, by the parties therein identified or described.

         8.04     Severability. Nothing in this Agreement shall be construed to
                  ------------
require any party (or any subsidiary of a party) to take any action or fail to take any action in violation of any applicable law, rule or regulation. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

         8.05     No Implied Waiver. No failure or delay on the part of any
                  -----------------
party hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         8.06     Headings. Article, section, subsection and paragraph titles,
                  --------
captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         8.07     Entire Agreement. This Agreement and the Schedules and
                  ----------------
Exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, writings or other agreements or understandings with respect thereto. No waiver, and no modification or amendment, of any provision of this Agreement, shall be effective unless specifically made in writing and duly signed by all parties thereto.

         8.08     Counterparts. This Agreement may be executed in one or more
                  ------------
counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

         8.09     Notices. All notices, requests, demands, claims or other
                  -------
communications hereunder shall be in writing and shall be deemed to be duly received (a) on the date given if delivered personally or by cable, telegram, telex or facsimile or (b) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (i)      if to Southside:

                                    Southside Bancshares Corp.
                                    3606 Gravois Avenue
                                    St. Louis, Missouri 63116
                                    Attention:  Thomas M. Teschner
                                    Facsimile:  314-776-2332

                                    Copy to:
                                    Lewis, Rice & Fingersh, L.C.
                                    500 N. Broadway
                                    St. Louis, Missouri 63102
                                    Attention:  John K. Pruellage
                                    Facsimile:  314-241-6056

                           (ii)     if to Allegiant

                                    Allegiant Bancorp, Inc.
                                    2122 Kratky Road
                                    St. Louis, Missouri 63114
                                    Attention:  Shaun R. Hayes
                                    Facsimile:  (314) 692-8500

                                    Copy to:
                                    Thompson Coburn, LLP
                                    One Firstar Plaza
                                    St. Louis, Missouri 63101
                                    Attention:  Thomas A. Litz
                                    Facsimile:  (314) 552-7000

         8.10     Governing Law. This Agreement shall be governed by and
                  --------------
controlled as to validity, enforcement, interpretation, effect and in all other respects by the internal laws of the State of Missouri applicable to contracts made in that state.

                          *          *            *
                [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

Attest:                                     SOUTHSIDE BANCSHARES CORP.


/s/ Joseph W. Pope                          By /s/ Thomas M. Teschner
------------------------------------          ----------------------------------
Name: Joseph W. Pope                        Name: Thomas M. Teschner
     -------------------------------             -------------------------------
                                            Title: President and Chief Executive
                                                  ------------------------------
                                                   Officer
                                                  ------------------------------

Attest:                                     ALLEGIANT BANCORP, INC.


/s/ Thomas A. Daiber                        By /s/ Shaun R. Hayes
------------------------------------          ----------------------------------
Name: Thomas A. Daiber                      Name: Shaun R. Hayes
     -------------------------------             -------------------------------
                                            Title: President and Chief Executive
                                                  ------------------------------
                                                   Officer
                                                  ------------------------------

                                 APPENDIX I
                                 ----------

The following terms are defined in the following sections:

Term:                                                                                     Section
----                                                                                      -------
401(k)......................................................................................5.09(d)
AB..........................................................................................3.02(b)
Accumulated Funding Deficiency..............................................................2.19(c)
Acquisition Proposal........................................................................4.03(a)
Additional Payment..........................................................................8.02
After-Tax Basis.............................................................................8.02(b)
Agreement...................................................................................Recitals
Allegiant Common Stock......................................................................1.07(b)
Allegiant Employee Stock Options............................................................1.08(d)
Allegiant Employee/Director Stock Grants....................................................3.03
Allegiant Financial Statements..............................................................3.05(b)
Allegiant Insiders..........................................................................5.15
Allegiant Merger Consideration..............................................................1.07(b)
Allegiant Option............................................................................5.14(b)
Allegiant Property..........................................................................3.12(c)
Allegiant Reports...........................................................................3.06
Allegiant Returns...........................................................................3.08
Allegiant Section 16 Information............................................................5.15
Allegiant Subsidiary/Subsidiaries...........................................................3.02(a)
Allegiant Termination Fee...................................................................7.02(c)
Allegiant Voting Agreement/Agreements.......................................................Recitals
Allegiant...................................................................................Recitals
Amount......................................................................................8.02(b)
Approval Date...............................................................................1.03
Associate...................................................................................2.17
Best Knowledge..............................................................................1.16
BHCA........................................................................................Recitals
Cash Distribution...........................................................................1.07(a)(i)
Cash Election Shares........................................................................1.08(b)
Certificates................................................................................1.08(a)
Closing Date................................................................................1.02
Closing.....................................................................................1.02
Code........................................................................................2.19(b)
Combined Distribution.......................................................................1.07(a)(iii)
Combined Election Shares....................................................................1.08(b)
Combined Tax Rate...........................................................................8.02(b)
Disclosure Schedule.........................................................................1.17(a)
Dissenting Shares...........................................................................1.11(a)
Doubtful....................................................................................2.11(f)
Effective Time..............................................................................1.03
Election Deadline...........................................................................1.08(c)
Election Form...............................................................................1.08(a)
Equity Securities...........................................................................2.02(a)
ERISA.......................................................................................2.15(b)
ESOP........................................................................................5.09(d)
Excess Shares...............................................................................1.08(f)(ii)
Exchange Act................................................................................2.04(c)
Exchange Agent..............................................................................1.08(a)
FDI Act.....................................................................................2.02(b)
FDIC........................................................................................2.02(b)
Federal Reserve Board.......................................................................2.01


                                    A-1


FHLB........................................................................................2.11(b)(v)
Final Determination Letter..................................................................5.09
Final Determination.........................................................................8.02
First Banks.................................................................................3.19
GAAP........................................................................................2.05(b)
Indemnified Party...........................................................................8.02(a)
Indemnifying Party..........................................................................8.02(a)
Insurance...................................................................................2.11(c); 3.09(c)
Investment Plan.............................................................................3.03
IRS.........................................................................................5.09(d)
Joint Proxy Statement/Prospectus............................................................2.22
Knowledge...................................................................................1.16
KSOP........................................................................................5.09(d)
Leased Real Property........................................................................2.08(a)
Lender Liability............................................................................2.11(f)
Lend to.....................................................................................4.02(f)
Lien........................................................................................2.02(a)
Loans.......................................................................................2.11(f); 3.09(f)
Loss........................................................................................2.11(f)
Material Adverse Effect.....................................................................1.15
Merger Consideration .......................................................................1.07(b)
Merger......................................................................................Recitals
Missouri Statute............................................................................1.01
Multiemployer Plan..........................................................................2.19(c)
No Election Shares..........................................................................1.08(c)
Non-Performing Assets.......................................................................2.18(d)
Owned Real Property.........................................................................2.08(a)
Pension Plans...............................................................................2.19(c)
Plan of Reorganization......................................................................1.14
Pre-Existing Facility.......................................................................4.02(f)
Prohibited Transaction......................................................................2.19(c)
Qualified...................................................................................2.19(c)
Real Property...............................................................................2.08(a)
Registration Statement......................................................................1.08(a)
Regulatory Authorities/Authority............................................................2.06
Required Documentation......................................................................1.09(c)
Reportable Events...........................................................................2.19(c)
Rights......................................................................................1.07(a)
SEC.........................................................................................1.07(c)
Securities Act..............................................................................2.04(c)
Service.....................................................................................8.02
Significant Event...........................................................................4.01
SNB.........................................................................................2.02(b)
Southside Common Stock......................................................................1.07(a)
Southside Employee Plans....................................................................2.19(a)
Southside Employee Stock Options............................................................2.03
Southside Financial Statements..............................................................2.05(b)
Southside Insiders..........................................................................5.6
Southside Merger Consideration..............................................................1.07(a)(iii)
Southside Property..........................................................................2.15(c)
Southside Reports...........................................................................2.06
Southside Returns...........................................................................2.09
Southside Rights Agreement..................................................................1.07(a)
Southside Section 16 Information............................................................5.16
Southside Shareholder List..................................................................1.12(b)
Southside Stock Plans.......................................................................2.03
Southside Subsidiary/Subsidiaries...........................................................2.02(a)


                                    A-2


Southside Termination Fee...................................................................7.02(b)
Southside Voting Agreement/Agreements.......................................................Recitals
Southside...................................................................................Recitals
Stock Conversion Number.....................................................................1.08(f)(ii)
Stock Distribution..........................................................................1.07(a)(ii)
Stock Election Shares.......................................................................1.08(b)
Subsidiaries................................................................................1.07(c)
Superior Proposal ..........................................................................4.03(b)
Surviving Corporation Common Stock..........................................................1.07(a)(ii)
Surviving Corporation.......................................................................1.01
Tax Loss....................................................................................8.02(b)
Toxic Substance.............................................................................2.08(g)
Voting Agreements ..........................................................................Recitals

           FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
           -----------------------------------------------

     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this
"Amendment") is made and entered into as of July 31, 2001 by and between SOUTHSIDE BANCSHARES CORP., a Missouri corporation ("Southside"), and ALLEGIANT BANCORP INC., a Missouri corporation ("Allegiant").

                              RECITALS
                              --------

     A.   Southside and Allegiant are parties to that certain
Agreement and Plan of Merger, dated as of April 30, 2001, pursuant to which, among other things, Allegiant will merge with and into Southside (the "Merger Agreement").

     B. Pursuant to Section 7.03 of the Merger Agreement, Southside and Allegiant desire to amend the Merger Agreement as set forth below to provide that the Election Forms will be sent to the Southside shareholders upon completion of the Merger rather than in connection with the mailing of the Joint Proxy Statement/Prospectus.

                             AGREEMENT
                             ---------

     In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, Southside and Allegiant agree as follows:

     1.   CAPITALIZED TERMS.  Except as otherwise defined in this
          -----------------
Amendment, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.

     2.   SECTION 1.08(a).  Section 1.08(a) of the Merger Agreement
          ---------------
shall be deleted in its entirety and replaced with the following:

          (a) Concurrently with the mailing of the Merger Letter of Transmittal (as defined in Section 1.09(c) hereof) to the shareholders of Southside, Allegiant shall cause the Exchange Agent to mail to each holder of Southside Common Stock, as identified on the Southside Shareholder List, a form of election (an "Election Form") on which such holder shall make the election as provided for in Section 1.08(b) of this Agreement. "Exchange Agent" shall mean UMB Bank, N.A. or such other bank or trust company or affiliate thereof selected by Allegiant and reasonably acceptable to Southside to effect the exchange of certificates formerly representing shares of Southside Common Stock (the "Certificates") for the Southside Merger Consideration.

     3.   SECTION 1.08(c).  The last sentence of Section 1.08(c) of
          ---------------
the Merger Agreement shall be deleted in its entirety and replaced with the following:

          "Election Deadline" shall mean 5:00 P.M., local time, on the date that is the thirtieth (30th) day after the Closing Date.

     4.   SECTION 1.08(e).  Section 1.08(e) of the Merger Agreement
          ---------------
shall be deleted in its entirety and replaced with the following:

          (e) Any election for purposes of Section 1.08(b) of this Agreement shall be effective only if the Exchange Agent shall have received the properly completed Election Form by the Election
     Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form. Such revocation or change shall be effected by written notice by such person to the Exchange Agent; provided such notice is received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received or whether any such election, modification or revocation is effective, consistent with the duty of the Exchange Agent to give effect to such elections, modifications or revocations to the maximum extent possible.

     5.   SECTION 1.08(f).  In the first sentence of Section 1.08(f),
          ---------------
the phrase "after consulting with Southside" shall be deleted.

     6.   SECTION 1.08(h).  Section 1.08(h) of the Merger Agreement
          ---------------
shall be deleted in its entirety and replaced with the following:

          (h) Each separate entry on the Southside Shareholder List shall be presumed to represent a separate and distinct holder of record of Southside Common Stock; provided, however, that, unless the nominee advises the Exchange Agent otherwise in writing, each of the beneficial owners of shares held of record by a bank, trust company, broker, dealer or other recognized nominee (including, without limitation, shares allocated to participants under the KSOP (as defined in Section 5.09(d) hereof)) will be treated as a separate holder and either directly or through such nominee may submit a separate Election Form for shares of Southside Common Stock that are beneficially owned.

     7.   SECTION 1.09(c).  Section 1.09(c) of the Merger Agreement
          ---------------
shall be deleted in its entirety and replaced with the following:

          (c)  Within five (5) business days after the Effective
     Time, Allegiant shall cause the Exchange Agent to mail or cause to be mailed to holders of Certificates, as identified on the Southside Shareholder List, letters (each such letter, a "Merger Letter of Transmittal") advising such holders of the effectiveness of the Merger and instructing such holders to tender such Certificates to the Exchange Agent, or in lieu thereof, such evidence of lost, stolen or mutilated Certificates and such surety bond or other security as the Exchange Agent may reasonably require (the "Required Documentation"). Within ten (10) business days after the later to occur of (i) the Election Deadline, and
     (ii) the Exchange Agent's receipt of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor the Southside Merger Consideration, plus dividends paid with respect to the portion of the Southside Merger Consideration that constitutes Surviving Corporation Common Stock having a record date after the Effective Time as provided in Section 1.09(f) hereof.

     8.   SECTION 2.22.  Section 2.22(i) shall be deleted in its
          ------------
entirety and replaced with the following:

          (i) the Registration Statement on Form S-4 to be filed with the SEC by Southside for the purpose of registering the shares of Surviving Corporation Common Stock to be exchanged for Southside and Allegiant Common Stock pursuant to the provisions of this Agreement (the "Registration Statement"),

     9.   APPENDIX I.  Appendix I shall be deemed updated to reflect
          ----------
the addition or movement of any capitalized term as a result of this Amendment.

     10.  COUNTERPARTS.  This Amendment may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. For purposes of executing this Amendment, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

     11.  MERGER AGREEMENT.  Except as specifically set forth herein, all
          ----------------
of the terms and conditions of the Merger Agreement remain in full force and effect and shall be binding upon the parties hereto and thereto.

[remainder of page intentionally left blank; signatures appear on next page]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


Attest:                                SOUTHSIDE BANCSHARES CORP.


/s/ Joseph W. Pope                     By: /s/ Thomas M. Teschner
----------------------------------     ----------------------------------

Name: Joseph W. Pope                   Name:  Thomas M. Teschner
----------------------------------     ----------------------------------

                                       Title: President and Chief
                                       ----------------------------------
                                              Executive Officer
                                       ----------------------------------




Attest:                                ALLEGIANT BANCORP, INC.


/s/ Mary E. Fleming                    By: /s/ Thomas A. Daiber
----------------------------------     ----------------------------------

Name: Mary E. Fleming                  Name:  Thomas A. Daiber
----------------------------------     ----------------------------------

                                       Title: Sr. Vice President and
                                       ----------------------------------
                                              Chief Financial Officer
                                       ----------------------------------

                                ANNEX B
                                -------

           [Letterhead of Legg Mason Wood Walker, Incorporated]


                             August 1, 2001


The Board of Directors
Allegiant Bancorp, Inc.
7801 Forsyth Blvd., Suite 300
St. Louis, MO 63105

         Attention: Marvin S. Wool, Chairman

Members of the Board of Directors:

         We are advised that Allegiant Bancorp, Inc. (collectively, "Allegiant" or the "Company") has entered into an Agreement and Plan of Merger, dated as of April 30, 2001, as amended (the "Agreement"), with Southside Bancshares Corp. ("Southside"), pursuant to which Allegiant will merge into Southside, and the surviving corporation will be renamed Allegiant Bancorp, Inc., on terms and conditions as more fully set forth in the Agreement (the transaction is referred to herein as the "Transaction").
In the Transaction, each outstanding share of Southside common stock will be converted into the right to receive, at the option of the holder thereof, either (i) cash equal to the "Cash Distribution" (as defined in the Agreement), or (ii) that number of shares of the common stock equal to the "Stock Distribution" (as defined in the Agreement) or (iii) a combination of the Cash Distribution and Stock Distribution, the "Combined Distribution" (as defined in the Agreement).

         You have requested our opinion, as investment bankers, as to the fairness to the Company, from a financial point of view, of the amount of consideration to be paid by the Company in the Transaction.

         For purposes of rendering this opinion, we have, among other things:

         (i)    reviewed the Agreement and certain related documents;

         (ii) reviewed the audited consolidated financial statements of Allegiant for the twelve month periods ended December 31, 2000, 1999, 1998 and 1997;

         (iii) reviewed the unaudited financial statements of Allegiant for the six month period ended June 30, 2001;

         (iv) reviewed the audited consolidated financial statements of Southside for the twelve month periods ended December 31, 2000, 1999, 1998 and 1997;

         (v) reviewed certain publicly available information concerning Allegiant and Southside;

         (vi) reviewed forecast financial statements of Allegiant and Southside furnished to us by the senior management of Allegiant;

         (vii) reviewed and analyzed certain publicly available financial and stock market data with respect to operating statistics relating to selected public companies that we deemed relevant to our inquiry;

         (viii) reviewed the reported prices and trading activity of the publicly-traded securities of Allegiant and Southside;

         (ix) analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our inquiry;

The Board of Directors                                           August 1, 2001
Allegiant Bancorp, Inc.                                                  Page 2


         (x) held meetings and discussions with certain officers and employees of Allegiant and Southside concerning the operations, financial condition and future prospects of Allegiant and Southside; and

         (xi) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion.

         In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Allegiant and Southside or publicly available, and we have not independently verified such information. We have further relied upon the assurances of management of Allegiant and Southside that they are unaware of any facts that would make such information incomplete or misleading. We have relied upon the management of Allegiant as to the way to account for the transaction, including the pro forma adjustments impact on the financial statements. We also have relied upon the managements of Allegiant and Southside, and Southside management gave assurances as to projections provided by Allegiant, as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to us or prepared for Allegiant and Southside, and we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of Allegiant and Southside, including without limitation the tax benefits, cost savings and operating synergy to be enjoyed by Allegiant and Southside after the Transaction. Furthermore, we have no reason to believe such projections are incorrect. In addition, we have assumed the year-to-date financial results are not materially different than the 2001 budget provided to us. Neither Allegiant nor Southside publicly discloses internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the Transaction. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

         We have not been requested to make, and have not made, an independent appraisal or evaluation of the assets, properties or liabilities of Southside and we have not been furnished with any such appraisal or evaluation. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. We have not reviewed any of the books and records of Southside or assumed any responsibility for conducting a physical inspection of the properties, branches or facilities of Southside. We have assumed that the Transaction will be consummated on the terms and conditions described in the form of the Agreement reviewed by us. In addition, we have assumed all material liabilities of Allegiant and Southside are reflected in their financial statements. Furthermore, Legg Mason has expressed no opinion as to the value of or the price of trading range at which the shares of Allegiant will trade in the future. Further, this opinion is based upon prevailing market conditions and other circumstances and conditions existing on the date hereof. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

         It is understood that this letter is directed to the Company's Board of Directors. The opinion expressed herein is provided for the use of the Company's Board of Directors in its evaluation of the proposed Transaction and does not constitute a recommendation to any shareholder of the Company either of the Transaction or as to how such shareholder should vote on or otherwise respond to the Transaction. In addition, this letter does not constitute a recommendation of the Transaction over any other alternative transaction which may be available to the Company and does not address the underlying business decision of the Board of Directors of the Company to proceed with or effect the Transaction. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason Wood Walker, Incorporated; provided that this Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Transaction.

         Legg Mason has received a fee for providing this Opinion to the Board of Directors of Allegiant and will receive an additional fee which is contingent upon the consummation of Transaction. In addition, Legg Mason will receive a fee for underwriting a trust preferred of the Company where the use of proceeds will be used to partially fund the "Cash Distribution" and the "Combined Distribution".

The Board of Directors                                           August 1, 2001
Allegiant Bancorp, Inc.                                                  Page 3


         Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the amount of consideration to be paid by Allegiant in the Transaction is fair to Allegiant from a financial point of view.


                                      Very truly yours,



                                      /s/ Legg Mason Wood Walker, Incorporated


                                      LEGG MASON WOOD WALKER, INCORPORATED

                                    ANNEX C
                                    -------

          [Letterhead of Stifel, Nicolaus & Company, Incorporated]


August 1, 2001


Board of Directors
Southside Bancshares Corp.
3606 Gravois Avenue
St. Louis, MO 63116


Members of the Board:

You have requested our opinion as to the fairness from a financial point of view to the shareholders of Southside Bancshares Corp. ("Southside") of the consideration to be received by such shareholders pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of April 30, 2001, between Southside and Allegiant Bancorp, Inc. ("Allegiant"). The Agreement provides for the merger (the "Merger") of Allegiant with and into Southside, with Southside as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

Subject to the terms of the Agreement, at the effective time of the Merger,
(1) each share of common stock, $1.00 par value per share, of Southside and the associated "Rights" under the Rights Agreement, dated as of May 27, 1993 (collectively, the "Southside Common Stock"), will be converted into one of the following: (a) the right to receive an amount in cash equal to $14.00 (the "Cash Distribution"); or (b) the right to receive 1.39 shares of common stock, $0.01 par value per share, of the Surviving Corporation (the "Surviving Corporation Common Stock") (the "Stock Distribution"); or (c) the right to receive a combination of the Cash Distribution and Stock Distribution (the "Combined Distribution"), in each case as the holder thereof may elect or be deemed to have elected pursuant to the Agreement (the aggregate of the Cash Distributions, Stock Distributions and the Combined Distributions, payable and/or issuable upon conversion of the Southside Common Stock pursuant to the Agreement at the effective time of the Merger is referred to as the "Southside Merger Consideration"), and (2) each share of the common stock, $0.01 par value, of Allegiant will be converted into one share of Surviving Corporation Common Stock.

For the purposes of our opinion, we have assumed that the Merger will be consummated as provided in the Agreement and will constitute a tax-free reorganization to the extent contemplated by the Agreement.

Stifel, Nicolaus & Company, Incorporated ("Stifel"), as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Southside and Allegiant and have completed our financial analysis of this transaction. In the ordinary course of its business, Stifel actively trades equity securities of Southside and Allegiant for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

In rendering our opinion, we have reviewed, among other things: the form of the Agreement as executed on April 30, 2001; the financial statements of Southside and Allegiant included in their respective 10-Ks for the 5 years ended December 31, 2000, and their respective 10-Qs for the quarter ended March 31, 2001; and certain internal financial analyses and forecasts for Southside and Allegiant prepared by their respective management. We have conducted conversations with Southside's and Allegiant's senior management regarding recent developments and management's financial forecasts for Southside and Allegiant. In addition, we have spoken to members of Southside's and Allegiant's senior management regarding factors which affect each entity's business. We have also compared certain financial and securities data of Southside and Allegiant with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Southside and Allegiant, reviewed the financial terms of certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for

Board of Directors -- Southside Bancshares, Inc.
August 1, 2001
Page 2

purposes of this opinion. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the commercial banking industry generally.

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to us or that was otherwise reviewed by us and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us (including without limitation, projected cost savings and operating synergies resulting from the Merger), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Southside and Allegiant as to the future operating and financial performance of Southside and Allegiant, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Southside or Allegiant since the date of the last financial statements made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the financial statements of Southside and Allegiant are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of Southside's or Allegiant's assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of Southside or Allegiant. We relied on advice of Southside's counsel as to all legal matters with respect to Southside, the Agreement and the transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived.

Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Our opinion is directed to the Board of Directors of Southside for its information and assistance in connection with its consideration of the financial terms of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction, nor have we expressed any opinion as to the prices at which any securities of Southside or Allegiant might trade in the future. Except as required by applicable law, including without limitation federal securities laws, our opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent.

Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the Southside Merger Consideration to be received by the shareholders of Southside pursuant to the Agreement is fair to such shareholders from a financial point of view.


Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED

                                  ANNEX D
                                  -------

       SELECTED PROVISIONS OF MISSOURI LAW GOVERNING DISSENTER'S RIGHTS

RSMo 351.455. SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES,
              WHEN.

1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.
 (L. 1990 H.B. 1432)

                                   ANNEX E
                                   -------

                             AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION
                                      OF
                           ALLEGIANT BANCORP, INC.
                    (FORMERLY SOUTHSIDE BANCSHARES CORP.)


                                 ARTICLE ONE
                                 -----------

         The name of the Corporation is:  Allegiant Bancorp, Inc.

                                 ARTICLE TWO
                                 -----------

         The address, including street and number, if any, of the Corporation's registered office in this State is 3606 Gravois Avenue, St. Louis, Missouri 63116 and the name of the registered agent at such address is William E. Muhlke.

                                ARTICLE THREE
                                -------------

         The aggregate number, class and par value, if any, of shares which the Corporation shall have authority to issue shall be: thirty million (30,000,000) shares of Common Stock with a par value of One Cent ($0.01) each. The preferences, qualifications, limitations, restrictions and the special or relative rights, including, convertible rights, if any, in respect of the shares of each class are as follows: None.

                                ARTICLE FOUR
                                ------------

         No holder of shares of the capital stock of the Corporation shall have any preemptive or preferential right to subscribe for, purchase or receive any additional shares of capital stock of the Corporation or rights or options to purchase additional shares of capital stock of the Corporation or securities convertible into or carrying rights or options to purchase additional shares of the capital stock of the Corporation.

                                ARTICLE FIVE
                                ------------

         The names and places of residence of each incorporator is as follows: Peter W. Herzog, 22 Picardy Lane, St. Louis, MO 63124.

                                 ARTICLE SIX
                                 -----------

         The number of directors to constitute the Board of Directors shall initially be eleven (11); provided, however, that such number may be fixed, from time to time, at not less than a minimum of nine (9) nor more than a maximum of fifteen (15), by or in the manner provided in, the Bylaws of the Corporation, and any such change shall be reported to the Secretary of State of the State of Missouri within thirty (30) calendar days of such change. The Directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number as possible. The term of office of the initial Class I Directors shall expire at the annual meeting of Shareholders of the Corporation in 1984; the term of office of the initial Class II Directors shall expire at the annual meeting of Shareholders of the Corporation in 1985; and the term of office of the initial Class III Directors shall expire at the annual meeting of Shareholders of the Corporation in 1986; or in each case when their respective successors are elected and have qualified. Thereafter, the directors chosen to succeed those whose term then expire shall be identified as being of the same class as the directors they succeed and shall be elected for a term of three (3) years expiring at the third succeeding annual meeting or thereafter when their respective successors are elected and have qualified. If the number of directors is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain all classes as nearly equal in number as possible, and any additional director elected to any class shall hold office for a term which shall expire with the term of the directors in such class.

         At a meeting called expressly for that purpose, a director of the Corporation or the entire Board of Directors of the Corporation may be removed without cause only upon the affirmative vote of the holders of not less than eighty percent (80%) of the shares entitled to vote generally in the election of directors; provided, however, that, if less than the entire

Board of Directors is to be so removed without cause, no one of the directors may be removed if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the Class of directors of which such director is a part. At a meeting called expressly for that purpose, a director may be removed by the Shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his election.

                                ARTICLE SEVEN
                                -------------

         The duration of the Corporation is perpetual.

                                ARTICLE EIGHT
                                -------------

         The power to make, alter, amend or repeal the Bylaws of the Corporation is hereby vested in the Board of Directors.

                                ARTICLE NINE
                                ------------

         Except as otherwise specifically provided by statute, all powers of management and direct control of the Corporation shall be vested in the Board of Directors.

                                 ARTICLE TEN
                                 -----------

         The corporation is formed for the following purposes:

         To acquire, invest in, hold, distribute, hypothecate, sell or otherwise transfer interests in various state and national banking associations, to exercise all of the powers of an interest holder under the terms of such associations' charters and Bylaws and to exercise all other powers permitted a bank holding company pursuant to the Bank Holding Company Act, 12 U.S.C. Sections 1841 et seq.
                             -- ---
         To have and to exercise all powers necessary or incident to carrying out its corporate purposes; to exercise all other powers permitted by law, and to possess and enjoy all rights and powers which now or at any time hereafter may be granted to or exercised by a corporation of this character.

                               ARTICLE ELEVEN
                               --------------

         The personal liability of a Director to the Corporation or its Shareholders for monetary damages for breach of his or her fiduciary duty as a Director is hereby eliminated; provided, however, that such provision shall not eliminate or limit the liability of a Director (a) for any breach of the Director's duty of loyalty to the Corporation or its Shareholders, (b) for acts or omissions not taken in the Director's subjective good faith or which involve intentional misconduct or a knowing violation of the law by the Director, (c) Section 351.345 of the General and Business Corporation Law of the State of Missouri, or (d) for any transaction from which the Director derived an improper personal benefit.

                               ARTICLE TWELVE
                               --------------

         The approval of any Business Combination shall, in addition to any affirmative vote required by law, require the affirmative vote of the holders of not less than eighty percent (80%) of the common shares of the Corporation then entitled to vote generally in the election of Directors of the Corporation; provided, however, that any such Business Combination may be approved on the affirmative vote required by law if such Business Combination is approved by not less than a seventy-five percent (75%) majority of the entire Board of Directors of the Corporation. As used herein, the term "Business Combination" shall mean:

              (i) any merger or consolidation of the Corporation or any subsidiary of the Corporation with (a) any Substantial Shareholder, or (b) any other corporation which, after such merger or consolidation, would be a Substantial Shareholder, regardless of which entity survives;

              (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder of all or substantially all of the assets of the Corporation or any subsidiary of the Corporation, or both;

              (iii) the adoption of any plan or proposal for the liquidation of the Corporation proposed by or on behalf of a Substantial Shareholder; or

              (iv) any transaction involving the Corporation or any of its subsidiaries, including the issuance or transfer of, or any recapitalization of, the Corporation of any of its subsidiaries, or any merger or consolidation of the Corporation with any of its subsidiaries (whether or not involving a Substantial Shareholder), if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any subsidiary, of which a Substantial Shareholder is the Beneficial Owner. As used herein, the term "Substantial Shareholder" shall mean and include any individual corporation, partnership or other persons or entity which, together with its "Affiliates" or "Associates" (as such terms were defined as of February 1, 1987, in Rule 12b-2 under the Securities Exchange Act of 1934), is the "Beneficial Owner" (as determined in accordance with the criteria set forth as of February 1, 1987) in the aggregate of more than five percent (5%) of the outstanding shares of the Corporation entitled to vote generally in an election of Directors; and any affiliate or associate of any such individual, corporation, partnership or other person or entity.

                              ARTICLE THIRTEEN
                              ----------------

         The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that any amendment, alteration, change or repeal of the provisions of Article Six, Article Twelve or this provisio to Article Thirteen shall, in addition to any affirmative vote required by law, require the affirmative vote of the holders of eighty percent (80%) of the common shares of the Corporation then entitled to vote at a meeting of Shareholders called for such purpose.

                                   ANNEX F
                                   -------

                             AMENDED AND RESTATED
                                  BY-LAWS OF
                           ALLEGIANT BANCORP, INC.
                    (FORMERLY SOUTHSIDE BANCSHARES CORP.)


                             ARTICLE I - OFFICES
                             -------------------

         The principal office of the Corporation shall be located in the County of St. Louis, Missouri. The Corporation may have offices at such other places, both within and without the State of Missouri, as the Board of Directors may from time to time designate.

                              ARTICLE II - SEAL
                              -----------------

         The corporate seal shall have inscribed thereon the name of the Corporation.

                    ARTICLE III - SHAREHOLDERS' MEETINGS
                    ------------------------------------

         Section 1. Place of Meeting. All meetings of the shareholders shall
         ---------------------------
be held at the office of the Corporation or at such other place within or without the State of Missouri as may be designated by the Chairman of the Board or the Board of Directors.

         Section 2. Annual Meeting. The annual meeting of shareholders shall
         -------------------------
be held at the time designated by the Board of Directors of the Corporation in the month of April, in each year, or at such other date or time as shall be determined by the Chairman of the Board or the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

         Section 3. Quorum. The holders of a majority of the stock issued and
         -----------------
outstanding, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by law, by the Corporation's Articles of Incorporation or by these By-Laws.

         Section 4. Voting. Except as otherwise required by law or by the
         -----------------
Corporation's Articles of Incorporation, at each meeting of the shareholders, every shareholder shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such shareholder, or by his duly authorized attorney, and he shall have one vote for each share of stock registered in his name at the time of the closing of the transfer books for said meeting.

         The vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Articles of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

         Section 5. Notice of Meeting. Notice of any special or annual
         ----------------------------
meeting shall be served personally on each shareholder or shall be mailed to each shareholder at such address as appears on the stockbook of the Corporation not less than ten (10) days nor more than sixty (60) days before such meeting. Service or mailing of such notice shall be made by the Secretary; but in case the Secretary shall refuse or neglect to serve or mail such notice upon each shareholder as herein provided, then such service may be made by any officer or director of the Corporation. The notice of any special meeting shall state the purpose or purposes of the proposed meeting.

         Section 6. Special Meetings. Special meetings of the Shareholders
         ---------------------------
will be called by the Secretary upon request of the President or a majority of the members of the Board of Directors or upon the written request of the holders of not less than eighty percent (80%) of all the outstanding shares of the Corporation's stock entitled to vote at such meeting. Notwithstanding the provisions of any Articles of the Articles of Incorporation or any other Article herein, this section of the Bylaws may not be amended or repealed without the consent of the holders of eighty percent (80%) of the outstanding shares of the Corporation.

         Section 7. Waiver of Notice. Any shareholder may waive notice of any
         ---------------------------
meeting of the shareholders, by a writing signed by him, or by his duly authorized attorney, either before or after the time of such meeting. A copy of such waiver shall be entered in the minutes, and shall be deemed to be the notice required by law or by these By-Laws. Any shareholder present in person, or represented by proxy, at any meeting of the shareholders shall be deemed to have thereby waived notice of such meeting, except where a shareholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

         Section 8. Informal Meetings. Actions shall be taken by the
         ----------------------------
Shareholders only at annual or special meetings of Shareholders, and Shareholders may not act by written consent. This Section of the Bylaws may not be altered, amended or repealed except by an affirmative vote of at least eighty percent (80%) of the total number of Directors or by eighty percent (80%) of the Shareholders of the Corporation, as provided by the Articles of Incorporation.

         Section 9. Shareholders Entitled to Vote. The Board of Directors may
         ----------------------------------------
prescribe a period not exceeding sixty (60) or less than ten days prior to any meeting of the shareholders during which no transfer of stock on the books of the Corporation may be made. The Board of Directors may fix a day not more than sixty (60) or less than ten days prior to the holding of any meeting of the shareholders as the day as of which shareholders are entitled to notice of and to vote at such meeting.

         Section 10. List of Voters. A complete list of all shareholders
         --------------------------
entitled to vote at any annual and special meeting shall be compiled at least ten days before such meeting by the officer or agent having charge of the transfer books for shares of stock of the Corporation. Such list shall be compiled in alphabetical order with the address of and the number of shares held by each shareholder, and the list shall be kept on file at the registered office of the Corporation for a period, beginning at least ten days prior to such meeting and ending on the date of such meeting. Such list shall be open to inspection by any shareholder for such period during usual business hours. Such list also shall be produced and kept open at the time and place of such meeting and shall be subject to the inspection of any shareholder during this meeting. The original share ledger or transfer book, or a duplicate thereof, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share ledger or transfer books, or to vote any meeting of shareholders. Failure to comply with the requirements of this section shall not affect the validity of any action taken at such meeting.

         Section 11. Proxies. A shareholder may, at any annual or special
         -------------------
meeting, vote either in person or by proxy executed in writing by the shareholder or his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of execution unless otherwise provided in the proxy.

         Section 12. Organization. The Chairman of the Board, and in his
         ------------------------
absence, the Chief Executive Officer or the President, and in the absence of both the Chairman of the Board and the Chief Executive Officer or the President, any Vice-President chosen by the shareholders present, shall preside at each meeting of shareholders and shall act as chairman thereof. The Secretary, and in his absence the Assistant Secretary, and in the absence of both the Secretary and the Assistant Secretary, a Secretary pro tem, chosen by the shareholders present, shall act as Secretary of all meetings of the shareholders.

         Section 13. Adjournment. If at any meeting of the shareholders a
         -----------------------
quorum shall fail to attend at the time and place for which the meeting was called or if the business of such meeting shall not be completed, the shareholders present in person or represented by proxy may, by a majority vote, adjourn the meeting from day to day or from time to time, not exceeding ninety (90) days from such adjournment without further notice until a quorum shall attend or the business thereof shall be completed. At any such adjourned meeting any business may be transacted which might have been transacted at the meeting as originally called.

         Section 14. Notice of Shareholder Business and Nominations.
         ----------------------------------------------------------

         (A)  Annual Meetings of Shareholders. (1) Nominations of persons for
              -------------------------------
election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation's notice of meeting,
(b) by or at the direction of the Board of Directors or (c) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this By-law, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this By-law.

              (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph
(A)(1) of this By-law, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. Such shareholder's notice shall set forth: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner and
(ii) the class and number of shares of the Corporation that are owned beneficially and of record by such shareholder and such beneficial owner.

              (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-law also shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is made by the Corporation.

         (B)  Special Meetings of Shareholders. Only such business shall be
              --------------------------------
conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this By-law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-law. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder's notice required by paragraph (A)(2) of this By-law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

         (C)  General. (1) (1) Only such persons who are nominated in
              -------
accordance with the procedures set forth in this By-law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-law. Except as otherwise provided by law, the Articles of Incorporation or these By-laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-law and, if any proposed nomination or business is not in compliance with this By-law, to declare that such defective proposal or nomination shall be disregarded.

              (2) For purposes of this By-law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

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

              (3) Notwithstanding the foregoing provisions of this By-law, a shareholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-law. Nothing in this By-law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

                           ARTICLE IV - DIRECTORS
                           ----------------------

         Section 1. Powers of the Board. The business of the Corporation shall
         ------------------------------
be managed by its Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these By-Laws directed or required to be exercised or done by the shareholders.

         Section 2. Qualifications and Number. The business of the Corporation
         -------------------------------------
shall be managed under the direction of its Board of Directors and each Director shall be a natural person of full age. In order to be qualified for nomination for, and election to, the Corporation's Board of Directors, a person must own a minimum of 1,000 shares of common stock of the Corporation. For purposes of this paragraph, the requisite number of shares may be owned (i) by the Director in his own name; (ii) by the Director's spouse (whether in his or her own name or jointly with the Director); (iii) by any trust for which the Director is the trustee or co-trustee and also the grantor or the sole beneficiary; (iv) by a custodian or broker for the account of either the Director, the Director's spouse or a trust described in (iii), above; or
(v) by the Director's minor child, provided such shares were given to the child by the Director or the Director's spouse in accordance with the Uniform Gift to Minors Act.

         The number of Directors which shall constitute the whole Board shall be fixed, from time to time, by resolutions adopted by the Board, but shall not be less than nine (9) persons nor more than fifteen (15). The Board shall be divided into three classes as nearly equal in number as possible whose term expires at different times. When the initial Board is elected, two (2) Directors shall be elected for a term of one (1) year; two
(2) Directors for a term of two (2) years; and three (3) Directors for a term of three (3) years. At each subsequent annual Shareholders' meeting, successors to the class of Directors whose term expire that year shall be elected to hold office for a term of three (3) years. Notwithstanding the provisions of any other Article herein, this section of the Bylaws may not be amended or repealed without the consent of the holders of eighty percent (80%) of the outstanding shares of the Corporation.

                       ARTICLE V - MEETING OF THE BOARD
                       --------------------------------

         Section 1. Place of Meeting. Meetings of the Board of Directors of the
         ---------------------------
Corporation, both regular and special, may be held at any place either within or without the State of Missouri, and unless otherwise designated as herein provided, shall be held at the office of the Corporation.

         Section 2. First Meeting of New Board. The first meeting of each
         -------------------------------------
newly elected Board of Directors for the purpose of electing officers and transacting such other business as may come before the meeting shall be held immediately after the final adjournment of the annual meeting of the shareholders. No notice of such annual meeting of Directors need be given, provided a quorum shall be present. If, for any reason, such meeting of the Directors is not or cannot be held as herein prescribed, the officers may be elected at any meeting of the Directors thereafter called for such purpose pursuant to these By-Laws.

         Section 3. Regular Meetings. Regular meetings of the Board of
         ---------------------------
Directors may be held at such time and place as shall from time to time be determined by resolution of the Board.

         Section 4. Notice of Regular Meetings. After the time and place of
         -------------------------------------
regular meetings shall have been determined, no notice of any regular meetings need be given. Notice of any change in the place of holding any regular meeting or any adjournment of a regular meeting shall be given by mail or telegram not less than forty-eight (48) hours before such meeting, to all Directors who were absent at the time such action was taken.

         Section 5. Special Meetings. Special meetings of the Board for any
         ---------------------------
purpose or purposes may be called by the Chairman of the Board or President on three (3) days' notice to each Director either personally or by mail or by telegram. Upon like notice, the Secretary of the Corporation, upon the written request of a majority of the Directors, shall call a special meeting of the Board. Such request shall state the purpose or purposes of the proposed meeting. The officer calling the special meeting may designate the place for holding same.

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

         Section 6. Quorum. At all meetings of the Board, a majority of the
         -----------------
Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except where otherwise provided by law or by these By-Laws. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present.

         Section 7. Waiver of Notice. Any Director may waive notice of any
         ---------------------------
meeting of the Board by a writing signed by him either before or after the time of such meeting. A copy of such waiver shall be entered in the minutes and shall be deemed to be the notice required by law or by these By-Laws. Any Director present in person at any meeting of the Board shall be deemed to have thereby waived notice of such meeting except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

         Section 8. Informal Meetings. Whenever the vote of Directors at a
         ----------------------------
meeting thereof is required or permitted to be taken in connection with any corporate action by any provisions of the statutes or of the Articles of Incorporation, the meeting, any notice thereof, and vote of Directors thereat may be dispensed with if all the Directors who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such corporate action being taken. Such written consent shall be filed with the minutes of the Board.

         Section 9. Compensation. Unless otherwise restricted by the Articles
         -----------------------
of Incorporation or these By-laws, the Board of Directors shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

         Section 10. Presumption of Assent. A Director of the Corporation
         ---------------------------------
shall be presumed to have assented to the action taken on any corporate matter at a Board of Directors meeting at which he is present, unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the Secretary of the meeting before the adjournment thereof or shall forward such dissent by certified mail to the Secretary of the Corporation immediately after the adjournment of the meeting. A Director who voted in favor of such action may not so dissent.

         Section 11. Vacancies. All vacancies in the office of Directors shall
         ---------------------
be filled by election by the shareholders, except as herein provided. Vacancies not exceeding one-third (1/3) of the whole number of the Board may be filled by the affirmative vote of the majority of the Directors then in office, and the Directors so elected may hold office until such vacancies are filled by the shareholders at a special or annual meeting.

         Section 12. Organization. The Chairman of the Board, and in his
         ------------------------
absence, the Chief Executive Officer or the President, and in the absence of the Chairman of the Board and the Chief Executive Officer or the President, a Chairman pro tem, chosen by the Directors present shall preside at each meeting of the Directors and shall act as Chairman thereof. The Secretary, and in his absence, the Assistant Secretary, and in the absence of the Secretary and the Assistant Secretary, a Secretary pro tem, chosen by the Directors present shall act as Secretary of all meetings of the Directors.

         Section 13. Minutes and Statements. The Board of Directors shall
         ----------------------------------
cause to be kept a complete record of their meetings and acts, and of the proceedings of the shareholders.

                           ARTICLE VI - COMMITTEES
                           -----------------------

         Section 1. Executive Committee. The Board of Directors, by resolution
         ------------------------------
adopted by a majority of the whole Board, may designate two or more Directors to constitute an Executive Committee, which committee shall have and exercise all of the authority of the Board of Directors in the management of the Corporation, but the designation of the committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed on him by law, by the Articles of Incorporation or by these By-Laws. The Executive Committee shall keep a complete record of its activities and regularly report them to the Board of Directors at every meeting thereof. All action taken by the Executive Committee shall be subject to revision, alteration or change by the Board of Directors, provided that rights of third persons shall not be affected thereby.

         Section 2. Meetings of the Executive Committee. A majority of the
         ----------------------------------------------
Executive Committee shall constitute a quorum for the transaction of business. The Executive Committee may determine the time and place for its meetings, the notice necessary therefor and its rules of procedure.

         Section 3. Other Committees. The Board of Directors shall have the
         ---------------------------
power to establish and designate, by resolution passed by a majority of the Board of Directors, such other committees as it shall deem appropriate or expedient for the furtherance of the objectives and purposes of the Corporation and to delegate to such committees those powers which, in its discretion, it feels are necessary and desirable. A majority of the members of any such committee shall constitute a quorum thereof and no acts of any such committee shall be valid unless proved by the affirmative vote or consent of the majority of such committee constituting a quorum at any such meeting. Any such committee shall keep regular minutes of its proceedings and shall report the same to the Board of Directors from time to time. Any such committee shall meet whenever necessary upon three days' prior written notice to all members thereof.

                           ARTICLE VII - OFFICERS
                           ----------------------

         Section 1. Officers. The permitted officers of this Corporation will
         -------------------
include a Chairman of the Board, the Chief Executive Officer, the President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, and one or more Assistant Treasurers, all of whom shall be chosen by the Board of Directors. Any person may hold two or more offices.

         Section 2. Subordinate Officers and Employees. The Board of Directors
         ---------------------------------------------
may appoint such other officers and agents as it may deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

         Section 3. Compensation.  The Board of Directors shall from time to
         -----------------------
time, in its discretion, fix or alter the compensation of any officer or agent.

         Section 4. Bond. The Directors shall direct and require good and
         ---------------
sufficient fidelity bonds on all active officers and employees, whether or not they draw salary or compensation, which bonds shall provide for indemnity to the Corporation on account of any losses sustained by it as the result of any dishonest, fraudulent or criminal act or omission committed or omitted by them acting independently or in collusion or combination with any person or persons. The bonds may be individual, schedule or blanket form, and the premiums therefor may be paid by the Corporation.

         Section 5. Tenure of Office and Removal. The officers of the
         ---------------------------------------
Corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

         Section 6. Chairman of the Board. The Chairman of the Board shall
         --------------------------------
provide overall direction and guidance to the Corporation. He or she shall preside at all meetings of the shareholders and of the Board of Directors. The Chairman shall in general perform all duties incident to the office of Chairman of the Board and such other duties as may be prescribed by the Board of Directors from time to time.

         Section 7. Chief Executive Officer. The Chief Executive Officer shall
         ----------------------------------
have the primary responsibility for and the general control and management of all of the business and affairs of the Corporation, under the direction of the Board of Directors. He shall have power to select and appoint all necessary officers and employees of the Corporation except such officers as under these By-Laws are to be elected by the Board of Directors, to remove all appointed officers or employees whenever he shall deem necessary, and to make new appointments to fill the vacancies. He shall have the power of suspension from office for cause of any elected officer, which shall be forthwith declared in writing to the Board of Directors. Whenever in his opinion it may be necessary, he shall define the duties of any officer or employee of the Corporation which are not prescribed in these By-Laws or by resolution of the Board of Directors. He also shall be an Assistant Secretary and shall have such other authority and shall perform such other duties as may be assigned to him by the Board of Directors.

         Section 8. President. The President (if one shall have been elected
         --------------------
by the Board of Directors) shall have such powers and discharge such duties as may be assigned to him from time to time by the Board of Directors, the Chairman of the Board or the senior officer to whom he reports. If the office of Chairman of the Board and Chief

Executive Officer is held by another person, the President shall be the chief operating officer of the Corporation. He also shall be an Assistant Secretary and shall have such other authority and shall perform such other duties as may be assigned to him by the Board of Directors.

         Section 9. Vice-President. The Vice-Presidents, if any, in the order
         -------------------------
designated by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the Board of Directors, Chairman of the Board, the Chief Executive Officer or the President may from time to time prescribe.

         Section 10. The Secretary. The Secretary shall attend all meetings
         -------------------------
of the shareholders of the Corporation and of the Board of Directors and shall record all of the proceedings of such meetings in minute books kept for that purpose. He shall keep in safe custody the corporate seal of the Corporation and is authorized to affix the same to all instruments requiring the Corporation's seal. He shall have charge of the corporate records, and, except to the extent authority may be conferred upon any transfer agent or registrar duly appointed by the Board of Directors, he shall maintain the Corporation's books, registers, stock certificate and stock transfer books and stock ledgers, and such other books, records and papers as the Board of Directors may from time to time entrust to him. He shall give or cause to be given proper notice of all meetings of shareholders and Directors as required by law and the By-Laws, shall, with the President or a Vice-President, sign the stock certificates of the Corporation, and shall perform such other duties as may from time to time be prescribed by the Board of Directors, Chairman of the Board, the Chief Executive Officer or the President.

         Section 11. The Assistant Secretary. Each Assistant Secretary, if
         -----------------------------------
any, shall assist the Secretary in the performance of his duties, and may at any time perform any of the duties of the Secretary; in case of the death, resignation, absence or disability of the Secretary, the duties of the Secretary shall be performed by an Assistant Secretary, and each Assistant Secretary shall have such other powers and perform such other duties as, from time to time, may be assigned to him by the Board of Directors.

         Section 12. Treasurer. The Treasurer, if any, shall have the custody
         ---------------------
of the corporate funds and securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chairman of the Board and Directors at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer, and of the financial condition of the Corporation.

         Section 13. The Assistant Treasurer. Each Assistant Treasurer, if
         -----------------------------------
any, shall assist the Treasurer in the performance of his duties, and may at any time perform any of the duties of the Treasurer; in case of the death, resignation, absence or disability of the Treasurer, the duties of the Treasurer shall be performed by an Assistant Treasurer, and each Assistant Treasurer shall have such other powers and perform such other duties as, from time to time may be assigned to him by the Board of Directors.

                         ARTICLE VIII - RESIGNATIONS
                         ---------------------------

         Any Director or officer may resign his office at any time, such resignation to be made in writing and to take effect from the time of its receipt by the Corporation, unless some different time be fixed in the resignation, and then from that time. The acceptance of a resignation shall not be required to make it effective.

              ARTICLE IX - CERTIFICATES OF STOCK AND TRANSFERS
              ------------------------------------------------

         Section 1. Form and Execution of Certificate. The Board of Directors
         --------------------------------------------
shall prescribe the form of the certificates of stock of the Corporation. The certificates shall be signed by the Chairman of the Board, the Chief Executive Officer or President and by the Secretary or Assistant Secretary and shall be sealed with the seal of the Corporation and all be numbered consecutively. The name of the owner of the certificates of stock, number of shares of stock represented thereby, and the date of issue shall be recorded on the books of the Corporation. The persons who may own stock of the corporation and the number of shares which may be owned by any such persons are restricted in accordance with the Articles of Incorporation.

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

         Section 2. Transfer of Shares. Shares of stock may be transferred by
         -----------------------------
endorsement thereon of the signature of the proprietor, his agent, attorney or legal representative and the delivery of the certificate; but such transfer shall not be valid against the Corporation until the same is so entered on the books of the Corporation and the old certificate is surrendered for cancellation.

         Section 3. Record Owner. The Corporation shall be entitled to treat
         -----------------------
the person in whose name any shares of stock is registered as owner thereof for the following purposes: capitalization, consolidation, merger, reorganization, sale of assets, liquidation or otherwise; for votes, approvals and consents by shareholders; for notice to the shareholders; and for all other purposes whatever. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly required by the law or these By-Laws.

         Section 4. Closing of Stock Transfer Books - Fixing Record Date. The
         ---------------------------------------------------------------
Board of Directors shall have power to close the stock transfer books of the Corporation for a period not exceeding sixty (60) or less than 10 days preceding the date of any meeting of shareholders, or the date for payment of any dividend, or the date for the allotment of rights, or the date when any change, conversion, or exchange of capital stock shall go into effect; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding sixty (60) or less than 10 days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case such shareholders and only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of, and to vote at such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment or rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

         Section 5. Lost, Mutilated or Destroyed Stock Certificates. Upon
         ----------------------------------------------------------
presentation to the Corporation of a proper affidavit attesting the loss, destruction or mutilation of any certificate or shares of stock to the Corporation, the Board of Directors may direct the issuance of a new certificate in lieu of and to replace the certificate so alleged to be lost, destroyed or mutilated. The Board of Directors may require as a condition precedent to the issuance of a new certificate any or all of the following:

         (A) Additional evidence of the loss, destruction or mutilation claimed;

         (B) Advertisement of the loss in such manner that the Board of Directors may direct or approve;

         (C) A bond or agreement of indemnity in such form and amount, with or without such sureties as the Board of Directors may approve; or

         (D) The order or approval of a Court. The Corporation may recognize the person in whose name the new certificate, or any certificate thereafter is issued as owner of the shares described therein for all purposes until the owner of the original certificate or transferee thereof without notice and for value shall enjoin the Corporation and the holder of any new certificate, or any certificate issued in exchange or substitution therefrom, from so acting.

         Section 6. Transfer Agent and Register. The Board of Directors may
         --------------------------------------
appoint a transfer agent and/or a registrar of transfers and may require all certificates of shares to bear the signature of such transfer agent and of such registrar of transfers, or as the Board of Directors may otherwise direct.

         Section 7. Regulations. The Board of Directors shall have the power
         ----------------------
and authority to make all rules and regulations as the Board of Directors shall deem expedient regulating in the issue, transfer, and registration of certificates for shares in this Corporation.

         Section 8. Transfer Book. Transfer books shall be maintained under
         ------------------------
the direction of the Secretary, showing the ownership and transfer of all certificates of stock issued by the Corporation.

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

                 ARTICLE X - DEALINGS WITH COMPANIES IN WHICH
                 --------------------------------------------
                        DIRECTORS MAY HAVE AN INTEREST
                        ------------------------------

         Inasmuch as the Directors of this Corporation are or may be persons of diversified business interests, and likely to be connected with other corporations with which from time to time this Corporation may have business dealings, no contract or other transaction between this Corporation and any other corporation shall be affected by the fact that Directors of this Corporation are interested in, or are directors or officers of such other corporation.

                    ARTICLE XI - MISCELLANEOUS PROVISIONS
                    -------------------------------------

         Section 1. Fiscal Year. The fiscal year of the Corporation shall be
         ----------------------
determined by the Board of Directors.

         Section 2. Inspection of Books. The Directors shall determine from
         ------------------------------
time to time whether, and, if allowed, when and under what conditions and regulations the accounts and books of the Corporation (except such as may by statute be specifically open to inspection) or any of them shall be open to inspection of the shareholders, and shareholders' rights in this respect are and shall be restricted and limited accordingly.

         Section 3. Checks and Notes. All checks and drafts on the
         ---------------------------
Corporation's bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be thereunto duly authorized from time to time by the Board of Directors; provided, that checks drawn on the Corporation's payroll, dividend and special accounts may bear the facsimile signatures, affixed thereto by a mechanical device, of such officers or agents as the Board of Directors may authorize.

         Section 4. Contracts. The Board of Directors may authorize any
         --------------------
officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

         Section 5. Loans.  No material loans shall be contracted on behalf
         ----------------
of the Corporation and no material evidences of indebtedness shall be issued in its name unless authorized by resolution of the Board of Directors. Such authority may be general or confined to specific instances.

         Section 6. Dividends.  The Board of Directors may declare such
         --------------------
dividends as they in their discretion see fit whenever the condition of the Corporation, in their opinion, shall warrant the same. The Board may declare dividends in cash, in property or in capital stock.

         Section 7. Notices. Whenever, under the provisions of these By-Laws
         ------------------
notice is required to be given to any Director, officer or shareholder, it shall not be construed to mean personal notice, but such notice may be given in writing by depositing the same in the post office or letter box, in a postpaid sealed wrapper addressed to such shareholder, officer or Director at such address as appears on the records of the Corporation, and such notice shall be deemed to be given at the time when the same shall be thus mailed.

           ARTICLE XII - INDEMNIFICATION OF DIRECTORS AND OFFICERS
           -------------------------------------------------------

         Section 1. Indemnification of Directors and Officers. The
         ----------------------------------------------------
Corporation shall and does hereby indemnify any person who is or was a director or officer of the Corporation or any subsidiary against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to this subsection (1) on account of conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct.

         Section 2. Indemnification of Others. The Corporation may, to the
         ------------------------------------
extent that the Board of Directors deems appropriate and as set forth in a by-law or resolution, indemnify any person who is or was an employee or agent of the Corporation or any subsidiary or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including an

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

action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity;
provided, however, that no such person shall be entitled to any indemnification pursuant to this subsection (2) on account of conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct.

         Section 3. Advancement of Expenses. The Corporation may, to the
         ----------------------------------
extent that the Board of Directors deems appropriate, make advances of expenses, including attorneys' fees, incurred prior to the final disposition of a civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) to any person to whom indemnification is or may be available under this Article; provided, however, that prior to making any advances, the Corporation shall receive a written undertaking by or on behalf of such person to repay such amounts advanced in the event that it shall be ultimately determined that such person is not entitled to such indemnification.

         Section 4. Indemnification Not Exclusive. The indemnification and
         ----------------------------------------
other rights provided by this Article shall not be deemed exclusive of any other rights to which a person to whom indemnification is or may be otherwise available under these Articles of Incorporation, the By-laws or any agreement, vote of shareholders or disinterested directors or otherwise, may be entitled. This Corporation is authorized to purchase and maintain insurance on behalf of the Corporation or any person to whom indemnification is or may be available against any liability asserted against such person in, or arising out of, such person's status as director, officer, employee or agent of the Corporation, any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the corporation.

         Section 5. Right to Rely. Each person to whom indemnification is
         ------------------------
granted under Section 1 of this Article XII is entitled to rely upon the indemnification and other rights granted hereby as a contract with the Corporation and such person and such person's heirs, executors, administrator and estate shall be entitled to enforce against the Corporation all indemnification and other rights granted to such person by Sections 1, 3 and 5 of this Article XII. The indemnification and other rights granted by Sections 1, 3, 5 and 7 of this Article XII shall survive amendment, modification or repeal of this Article XII, and no such amendment, modification or repeal shall act to reduce, terminate or otherwise adversely affect the rights to indemnification granted hereby, with respect to any expenses, judgments, fines and amounts paid in settlement incurred by a person to whom indemnification is granted under
Section 1 of this Article XII, or limitation of liability granted under
Section 7 of this Article XII, with respect to an action, suit, proceeding or claim that arises out of acts or omissions of such person that occurred prior to the effective date of such amendment, modification or repeal.

         Any indemnification granted by the Board of Directors pursuant to
Section 2 of this Article XII, shall inure to the person to whom the indemnification is granted, and such person's heirs, executors, administrator and estate; provided, however, that such indemnification may be changed, modified or repealed, at any time or from time to time, at the discretion of the Board of Directors and the survival of such indemnification shall be in accordance with terms determined by the Board of Directors.

         Section 6. Subsidiary. For the purposes of this Article XII,
         ---------------------
"subsidiary" shall mean any corporation, partnership, joint venture, trust or other enterprise of which a majority of the equity or ownership interest is directly or indirectly owned by the Corporation.

         Section 7. Limitation of Liability. The personal liability of the
         ----------------------------------
directors to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director is hereby eliminated; provided, however, that this provision does not eliminate or limit the liability of a director for any breach of a director's duty of loyalty to the Corporation or its shareholders, for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of the law, liability under Section 351.345 (improper dividends), or for any transaction from which the director derived an improper personal benefit.

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

                                   ANNEX G
                                   -------

              SOUTHSIDE BANCSHARES CORP. AUDIT COMMITTEE CHARTER

    I.   AUDIT COMMITTEE PURPOSE

         The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

            * Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

            * Monitor the independence and performance of the Company's independent auditors and internal auditing function.

            * Provide an avenue of communication among the independent auditors, management, the internal auditing function, and the Board of Directors.

         The Audit Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee shall have the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

    II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

         Audit Committee members shall meet the independence and experience requirements of The NASDAQ Stock Market. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and shall be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

         Audit Committee members shall be appointed by the Board upon the recommendation of the Nominating Committee. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

         In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditor's limited review procedures.

    III.     AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

             Review Procedures
             -----------------

                1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with the regulations of the Securities and Exchange Commission.

                2. Review the Company's annual audited financial statements and any reports or other financial information to be submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent auditors prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

                3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing function together with management's responses.

                4. Review with financial management and the independent auditors the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire Audit Committee of this review.

             Independent Auditors
             --------------------

                5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any proposed discharge of the independent auditors when circumstances warrant.

                6. Approve the fees and other significant compensation to be paid to the independent auditors.

                7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the independent auditors' independence.

                8. Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

                9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

                10. Consider the independent auditor's judgments about quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

             Internal Audit Function and Legal Compliance
             --------------------------------------------

                11. Review the internal audit plan, changes in plan, activities, and qualifications of the internal auditors, as needed.

                12.  Approve the fees for internal audit services.

                13. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

                14. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

             Other Audit Committee Responsibilities
             --------------------------------------

                15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

                16. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or Board deems necessary or appropriate.

                17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor to assure or to assure compliance with laws and regulations and the Company's Code of Conduct.

                          SOUTHSIDE BANCSHARES CORP.
                             3606 GRAVOIS AVENUE
                          ST. LOUIS, MISSOURI 63116

                     THIS PROXY IS SOLICITED ON BEHALF OF
            THE BOARD OF DIRECTORS OF SOUTHSIDE BANCSHARES CORP.

         The undersigned hereby appoints Mitchell P. Baden and Laurie A. Pennycook, and each of them, with or without the other, attorneys and proxies, with full power of substitution and revocation, to vote all of the shares of common stock of Southside Bancshares Corp. which the undersigned is entitled to vote at the annual meeting of shareholders of the company to be held at South Side National Bank's Telegraph Road facility, located at 4111 Telegraph Road, St. Louis County, Missouri, on September 12, 2001, at 3:00 p.m., and at any adjournments thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the company's joint proxy statement/prospectus, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the annual meeting of shareholders.

A VOTE FOR THE FOLLOWING PROPOSALS (AS DESCRIBED IN GREATER DETAIL IN THE
       ---
JOINT PROXY STATEMENT/PROSPECTUS) IS RECOMMENDED BY THE BOARD OF DIRECTORS.

         1. Election of directors: Douglas P. Helein, Earle J. Kennedy, Jr., Daniel J. Queen and Steven C. Roberts.

             / /  FOR all nominees listed (except as marked to the contrary).
             / /  WITHHOLD AUTHORITY to vote for                            .
                                                ----------------------------
             / /  WITHHOLD AUTHORITY to vote for all nominees listed.

         2. Approval of the plan of merger between Southside and Allegiant Bancorp, Inc. set forth in the merger agreement.

             / / FOR              / / AGAINST             / / ABSTAIN


             -- Fold here and return in the enclosed envelope --


         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXY HOLDERS WILL VOTE THE SHARES OF COMMON STOCK REPRESENTED BY YOUR PROXY IN THEIR DISCRETION.

 (YOU ARE REQUESTED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY PROMPTLY)

Dated                 , 2001
     -----------------                     ------------------------------------
                                           Print Name:
                                                      -------------------------

                                           IMPORTANT: Please date this proxy
                                           and sign exactly as your name(s)
                                           appears thereon. If stock is held
                                           jointly, signature should include
                                           both names. Executors,
                                           administrators, trustees, guardians,
                                           corporate officers and others
                                           signing in a representative capacity
                                           should so indicate.

PROXY MUST BE RETURNED BY SEPTEMBER 12,    / / Please check box if you plan to
2001                                       attend the annual meeting.

                           SOUTHSIDE SHAREHOLDERS

         TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THIS SOUTHSIDE PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.